NEITHER CANADIAN SECURITIES COMMISSIONS NOR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONS HAVE APPROVED OR DISAPPROVED OF THE PROPOSED ARRANGEMENT INVOLVING HEMOSOL INC., ITS SECURITYHOLDERS AND MDS INC., OR PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF ANNUAL AND SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                 (HEMOSOL LOGO)

                             ARRANGEMENT INVOLVING
                                 HEMOSOL INC.,
                              ITS SECURITYHOLDERS
                                      AND
                                    MDS INC.

                           ANNUAL AND SPECIAL MEETING
                       OF SECURITYHOLDERS OF HEMOSOL INC.
                          TO BE HELD ON APRIL 20, 2004

                      NOTICE OF ANNUAL AND SPECIAL MEETING
                                      AND
                        MANAGEMENT INFORMATION CIRCULAR

                                 March 10, 2004

It may be difficult for shareholders of Hemosol Inc. who are resident in the United States to enforce their rights and any claim they may have arising under the United States federal securities laws, since Hemosol Inc. and MDS Inc. are incorporated and organized under the laws of Canada, and some of their respective officers and directors are residents of Canada. Shareholders of Hemosol Inc. who are resident in the United States may not be able to sue a Canadian company or its officers or directors in a Canadian court for violations of the United States securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a United States court's judgment.

                                 (HEMOSOL LOGO)

March 10, 2004

Dear Securityholders:

As you may be aware, Hemosol Inc. has signed an agreement with MDS Inc. regarding a proposed reorganization of Hemosol's business that will allow Hemosol's business to exchange, in effect, a significant portion of its existing and unutilized income tax losses and other tax assets for a $16 million cash infusion.

Hemosol needs additional cash as existing financial resources will not be sufficient to allow Hemosol to continue activities after June 2004. In light of Hemosol's current financial condition, the cash resources required to exploit Hemosol's technologies and other opportunities, coupled with the dilutive cost and other limitations of raising equity capital, this transaction is critical to Hemosol's success. The proceeds from the proposed transaction will allow Hemosol to continue the development of HEMOLINK(TM) and its other product candidates as well as to advance the implementation of the recently announced alliance with ProMetic.

As the proposed transaction requires the approval of Hemosol securityholders, you are invited to attend an annual and special meeting to be held at the TSX Broadcast Centre, Gallery Room, 130 King Street West, Toronto, Ontario on April 20, 2004 at 10:00 a.m. (Toronto time) to consider the proposed transaction, the annual meeting matters and the other matters outlined in the accompanying notice of meeting.

The proposed transaction is to be implemented through an arrangement under the Business Corporations Act (Ontario) involving Hemosol, its securityholders and MDS. The key components of the proposed transaction are:

     - Shareholders of Hemosol will retain 93% of their existing interest in the business of Hemosol which will be transferred, in effect, to a new corporate entity to be named Hemosol Corp. (New Hemosol). Existing shares of Hemosol will be exchanged for an equal number of shares of New Hemosol.

     - Hemosol will be renamed LPBP Inc. (Labco) and will acquire, in effect, MDS's Ontario clinical laboratory services business.

     - The remaining 7% interest in the business of Hemosol will be retained by Labco (MDS will own 99.56% of the equity of Labco, representing not more than 47.5% of the voting securities) and, as compensation for such retention, each Hemosol shareholder (other than MDS) will receive:

       - one Class A share of Labco for each Hemosol share that in the aggregate will participate in 0.44% of the annual distributions from Labco; and

       - the benefit of reduced dilution through a reduction of 2.5 million warrants of Hemosol with an exercise price of $1 to which MDS is entitled in connection with its guarantee of Hemosol's 2002 bank facility.

     - The proposed transaction will result in the exchange of a significant portion of the existing and unutilized income tax losses and other tax assets historically generated by Hemosol's business for a $16 million cash infusion into New Hemosol.

     - Outstanding warrants and options to acquire Hemosol shares will become warrants and options to acquire New Hemosol shares. There will be a $0.04 reduction in exercise price because these warrants and options will not be exercisable into the new Class A shares to be received by existing shareholders.

The independent committee of the Hemosol board formed to consider the proposed transaction believes that the exchange of 7% of Hemosol's business for the interest in MDS's Ontario clinical laboratory services business, as well as the reduction in dilution resulting from the 2.5 million warrant decrease, is an exchange of comparable values for Hemosol shareholders and should not be considered as dilutive.

The resolution approving the proposed transaction must be approved by at least two-thirds of the votes cast by Hemosol securityholders (voting together as a single class) at the meeting, and by a simple majority of the votes cast by shareholders at the meeting, excluding the votes of MDS and certain related persons. Shareholders will be entitled to one vote per share, holders of Hemosol warrants (other than MDS) will be entitled to one vote per warrant and holders of broker options will be entitled to one and one-half votes per broker option.

The independent committee of the Hemosol board and the Hemosol board have concluded that the proposed transaction is in the best interests of Hemosol and is fair, from a financial point of view, to Hemosol securityholders, other than MDS and its affiliates. THE HEMOSOL BOARD RECOMMENDS THAT HEMOSOL SECURITYHOLDERS VOTE IN FAVOUR OF THE PROPOSED TRANSACTION.

Among the factors considered by the independent committee and the Hemosol board was the opinion of KPMG Corporate Finance Inc., the independent financial advisor to the independent committee, that the proposed transaction is fair, from a financial point of view, to Hemosol securityholders, other than MDS and its affiliates.

The accompanying management information circular provides a detailed description of the proposed transaction. Please give this material your careful consideration and, if you require assistance, consult your financial, tax or other professional advisors.

On behalf of the Hemosol board and my colleagues, I would like to emphasize the importance we see in this transaction to Hemosol's future and its ability to deliver the investment returns we believe exist within its assets. We hope that you will be able to attend the meeting. Whether or not you are able to attend, we would encourage you to sign and return your proxy (printed on blue paper for shareholders of Hemosol and, if applicable, on green paper for warrantholders and holders of broker options of Hemosol) to ensure that your vote is recorded.

Yours very truly,

(signed) LEE D. HARTWELL
Lee D. Hartwell
President, Chief Executive Officer &
Chief Financial Officer

                                 (HEMOSOL LOGO)

            NOTICE OF ANNUAL AND SPECIAL MEETING OF SECURITYHOLDERS

     NOTICE IS HEREBY GIVEN that an annual and special meeting (the "Meeting") of shareholders (the "Shareholders"), warrantholders and holders of broker options (collectively, the "Securityholders") of Hemosol Inc. ("Hemosol") will be held at the TSX Broadcast Centre, Gallery Room, 130 King Street West, Toronto, Ontario on April 20, 2004 at 10:00 a.m. (Toronto time) for the following purposes:

     1. for Securityholders to consider, pursuant to an order of the Superior Court of Justice of Ontario dated March 9, 2004 (the "Interim Order"), and, if deemed advisable, pass, with or without variation, a special resolution (the "Arrangement Resolution"), the full text of which is set forth in Annex A to the accompanying Management Information Circular (the "Circular"), approving a plan of arrangement (the "Proposed Arrangement") under section 182 of the Business Corporations Act (Ontario) involving Hemosol, the Securityholders and MDS Inc.;

     2.    for Shareholders to consider the following annual meeting matters:

        (a) to receive and consider the annual financial statements of Hemosol for the year ended December 31, 2003 and the report of the auditors thereon;

        (b)  to elect the directors of Hemosol; and

        (c) to appoint the auditors of Hemosol and to authorize the directors to fix their remuneration;

     3. for Shareholders to consider the following items of other special business:

        (a) to consider and, if deemed advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the accompanying Circular, approving an amendment to the Amended and Restated Stock Option Plan of Hemosol dated December 7, 2000 to increase the maximum number of common shares of Hemosol reserved for issuance thereunder from 3,031,712 to 5,499,298 in order to ratify the conditional grant of certain stock options;

        (b) if the Arrangement Resolution is passed, to consider and, if deemed advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the accompanying Circular, approving a stock option plan for Hemosol Corp., which will be the successor to Hemosol's current business under the Proposed Arrangement; and

        (c) if the Arrangement Resolution is passed, to consider and, if deemed advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the accompanying Circular, approving an amendment and restatement of the by-laws of LPBP Inc., as Hemosol will be renamed under the Proposed Arrangement; and

     4. to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

     Only Securityholders of record at the close of business on March 17, 2004, the record date for the Meeting, will be entitled to notice of, to attend and to vote at, the Meeting and any postponement(s) or adjournment(s) thereof in respect of the relevant resolution(s), except to the extent that a
Securityholder has transferred any securities of Hemosol subsequent to the record date and the new holder of such securities establishes proper ownership and requests, not less than 10 days before the date of the Meeting, to be included in the list of Securityholders eligible to vote at the Meeting in respect of the relevant resolution(s).

     Whether or not you intend to attend the Meeting, you are requested to complete the enclosed form of proxy (printed on blue paper for Shareholders and, if applicable, on green paper for Securityholders who are not Shareholders) in accordance with the instructions set out therein and in the Circular and return the form of proxy in the appropriate envelope provided for that purpose. To be effective, proxies must be received either by mail or delivery addressed to Computershare Trust Company of Canada at 100 University Avenue, 9(th) Floor, Toronto, Ontario M5J 2Y1 or by facsimile toll-free at 1-866-249-7775 (or in the Toronto area at (416) 263-9524), in each case prior to 5:00 p.m. (Toronto time) on April 16, 2004 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Meeting is reconvened or the postponed Meeting is convened. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) thereof.

DATED at Toronto, Ontario this 10(th) day of March, 2004.

BY ORDER OF THE BOARD OF DIRECTORS,

(signed) LEE D. HARTWELL
Lee D. Hartwell
President, Chief Executive Officer & Chief Financial Officer

                               SUMMARY TERM SHEET

     The following term sheet highlights the material terms of the proposed arrangement described in this management information circular. This summary term sheet is qualified in its entirety by the more detailed information appearing elsewhere in this circular. You are urged to read carefully this entire document and the documents which are referred to in this document. In this summary term sheet, references to "we", "our", "us" and "Hemosol" refer to Hemosol Inc. Under the arrangement, Hemosol will change its name to LPBP Inc., and references to "Labco" in this circular refer to LPBP Inc. All amounts in this circular are expressed in Canadian dollars unless otherwise specifically indicated. Unless otherwise specifically indicated, the information contained in this circular is presented as at March 10, 2004.

MEETING: On April 20, 2004, we will hold an annual and special meeting of our securityholders (including our shareholders, warrantholders and holders of broker options) at which you will be asked to consider an arrangement under section 182 of the Business Corporations Act (Ontario) involving Hemosol, its securityholders and MDS Inc., which we refer to as MDS. We will also ask our shareholders to consider and vote on the other matters referred to in the accompanying Notice of Annual and Special Meeting.

                           The annual and special meeting will be held at the TSX Broadcast Centre, Gallery Room, 130 King Street West, Toronto, Ontario on Tuesday, April 20, 2004 commencing at 10:00 a.m. (Toronto time).

                           See "Annual Meeting and Other Special Business" and "General Proxy Matters".

RECOMMENDATION OF THE BOARD
OF DIRECTORS:              OUR BOARD  OF  DIRECTORS,  HAVING  CONSIDERED,  AMONG
                           OTHER  THINGS, THE  REASONS FOR  THE ARRANGEMENT, THE
                           RECOMMENDATIONS OF THE  INDEPENDENT COMMITTEE OF  OUR
                           BOARD  OF DIRECTORS  THAT WAS FORMED  TO EVALUATE THE
                           ARRANGEMENT, AND  THE  FAIRNESS OPINION  PROVIDED  BY
                           KPMG  CORPORATE FINANCE  INC., WHICH  WE REFER  TO AS
                           KPMG, HAS DETERMINED THAT  THE ARRANGEMENT IS IN  THE
                           BEST  INTERESTS  OF  HEMOSOL  AND  IS  FAIR,  FROM  A
                           FINANCIAL  POINT  OF  VIEW,  TO  SECURITYHOLDERS   OF
                           HEMOSOL  (OTHER  THAN  MDS  AND  ITS  AFFILIATES) AND
                           RECOMMENDS  THAT   YOU   VOTE  IN   FAVOUR   OF   THE
                           ARRANGEMENT.

                           See "Special Factors -- Recommendation of the Hemosol Board".

RECORD DATE:               The    record   date   for   the   determination   of
                           securityholders entitled to notice of and to vote at the annual and special meeting is March 17, 2004.

SECURITYHOLDER APPROVAL:   In order to proceed, the arrangement must be approved
                           by:

                           - at least two-thirds of all the votes cast by securityholders (other than MDS in its capacity of warrantholder) voting together as a single class, in person or by proxy, at the annual and special meeting; and

                           - a majority of all the votes cast by shareholders (excluding the votes of MDS and certain related persons) voting, in person or by proxy, at the annual and special meeting.

                           See "The Arrangement -- Securityholder Approvals".

PURPOSE OF THE ARRANGEMENT:The  purpose of the  arrangement is to  provide a $16 million cash infusion into our blood products business through the utilization of a significant portion of our accumulated and unutilized tax losses and other tax assets. We have accumulated a significant amount of tax losses from our research and development activities to date and we do not expect to be able to generate sufficient revenue from our blood products business in the near term to utilize such losses.

EFFECTS OF THE ARRANGEMENT:Under the arrangement:

                           - You will receive one common share of New Hemosol and one Class A common share of Labco in exchange for each common share of Hemosol that you hold.

                           - Our outstanding convertible securities will become convertible securities to purchase common shares of New Hemosol on identical terms (other than a reduction of the exercise price by $0.04 per share to account for the fact that convertible securityholders will not be entitled to receive Class A common shares of Labco on exercise).

                           - Our stock options will be replaced with stock options to purchase common shares of New Hemosol with the same vesting and exercise terms and an exercise price equal to the exercise price of the existing stock option less $0.04, except that certain holders of our stock options will only receive stock options to purchase common shares of New Hemosol in respect of stock options that were conditionally granted to them in 2003 as a retention incentive (which grants you are being asked to ratify at the meeting) and not in respect of other stock options.

THE ARRANGEMENT:           The arrangement  involves  a  reorganization  of  our
                           blood products business and MDS's Ontario clinical laboratory services business. Under the arrangement:

                           - We will transfer effective ownership and control of our existing blood products business to a new entity to be called Hemosol Corp., which we refer to as New Hemosol.

                           - MDS will transfer effective ownership of its Ontario clinical laboratory services business to Hemosol.

                           - Hemosol will change its name to LPBP Inc. and will be referred to as Labco.

                           -  Operational   control  of   the  Ontario  clinical
                              laboratory services business will, in effect, remain with MDS.

                           - Labco will retain a 7% equity interest in our blood products business.

                           - New Hemosol will receive a cash infusion of $16 million.

                           - Labco will be able to utilize its income tax losses against income from the Ontario clinical laboratory services business and income, if any, from Labco's 7% interest in our blood products business.

                           - The shareholdings of New Hemosol immediately after the arrangement will be on the same proportionate basis as the shareholdings of Hemosol immediately prior to the arrangement. The Class A common shares of Labco issued to our shareholders (other than MDS) will represent an aggregate of 0.44% of the equity of Labco, but will have not less than 52.5% of the aggregate number of votes attached to all shares of Labco. MDS will own 99.56% of the equity of Labco through a combination of voting and non-voting shares.

                           - MDS will surrender 2.5 million of its 10 million warrants to purchase common shares of Hemosol that it currently holds or has the right to receive in certain circumstances.

                           See "The Arrangement -- Transaction Steps Outside the Plan of Arrangement" and "-- Transaction Steps Under the Plan of Arrangement".

                                       (ii)

FAIRNESS OPINION:          KPMG  has  provided  an  opinion  to  our  board   of
                           directors and to the independent committee of our board of directors that the arrangement is fair, from a financial point of view, to our securityholders
                           (other than MDS and its affiliates).

                           See "Special Factors -- KPMG Fairness Opinion" and "Annex E -- KPMG Fairness Opinion".

INDEPENDENT COMMITTEE:     Our board of directors has established an independent
                           committee to  evaluate the  arrangement, oversee  the
                           negotiation  of the terms of the arrangement and make
                           a recommendation to the entire board. The independent
                           committee has determined that  the arrangement is  in
                           Hemosol's   best  interests  and   is  fair,  from  a
                           financial  point  of  view,  to  our  securityholders
                           (other   than  MDS   and  its   affiliates)  and  has
                           recommended that our board of directors recommend to the securityholders that they vote in favour of the arrangement.

                           See  "Special  Factors   --  Recommendation  of   the
                           Independent Committee".

NO DISSENT RIGHTS:         You  will not have  any right to  dissent and be paid
                           the fair value of your securities in connection with the arrangement.

                           See "The Arrangement -- Court Approval".

SPECIAL FACTORS:           For  a  more  detailed  description  of  the  matters
                           relating to the  (i) purposes, alternatives,  reasons
                           and  effects of the arrangement, (ii) fairness of the
                           arrangement and (iii)  reports, opinions,  appraisals
                           and  negotiations  relating to  the  arrangement, see
                           "Special Factors -- Purpose of the Arrangement",  "--
                           Background  to  the  Arrangement",  "--  Alternatives
                           Considered", "--  Reasons for  the Arrangement",  "--
                           Effects  of the  Arrangement", "--  Recommendation of
                           the Independent Committee", "-- Recommendation of the
                           Hemosol  Board",  "--  KPMG  Fairness  Opinion",  "--
                           Management  Projections", "-- Reasons Why MDS and MDS
                           Subco Consider the Arrangement to be Fair to  Non-MDS
                           Securityholders"    and    "--   Draft    Report   of
                           PricewaterhouseCoopers LLP".

RISK FACTORS:              In deciding whether  to approve  the arrangement,  we
                           urge you to consider the risk factors described in this circular. See "Risk Factors" and "Income Tax
                           Considerations".

U.S. SHAREHOLDERS:         U.S.  shareholders  should  consider  that  they will
                           likely be treated as receiving a taxable distribution
                           of New  Hemosol Shares  from Labco  for U.S.  federal
                           income  tax purposes.  If Labco is  treated as having
                           earnings and  profits  for the  taxable  year  ending
                           October  31, 2004, then the  fair market value of the
                           deemed  distribution  will  generally  be  taxed   as
                           ordinary  income to  the extent of  such earnings and
                           profits. Hemosol believes that Labco should not  have
                           earnings  and  profits  for the  taxable  year ending
                           October 31, 2004.  However, U.S. shareholders  should
                           consider  the risk  that for the  taxable year ending
                           October 31,  2004, Labco  may  be treated  as  having
                           earnings  and profits. See "Income Tax Considerations
                           --  Certain   United   States  Federal   Income   Tax
                           Considerations" and "Risk Factors -- Risks Relating to Labco -- US Holders of Hemosol Shares may be treated as receiving a taxable distribution from Labco for U.S. federal income tax purposes".

                                      (iii)

                               TABLE OF CONTENTS

SUMMARY.....................................................     5
FORWARD-LOOKING STATEMENTS..................................    13
PRESENTATION OF FINANCIAL INFORMATION.......................    13
CURRENCY EXCHANGE RATES.....................................    13
NOTICE REGARDING INFORMATION................................    14
SPECIAL FACTORS.............................................    15
  Purpose of the Arrangement................................    15
  Background to the Arrangement.............................    15
  Alternatives Considered...................................    17
  Reasons for the Arrangement...............................    17
  Effects of the Arrangement................................    17
  Recommendation of the Independent Committee...............    19
  Recommendation of the Hemosol Board.......................    20
  KPMG Fairness Opinion.....................................    21
  Management Projections....................................    27
  Reasons Why MDS and MDS Subco Consider the Arrangement to
     be Fair to Non-MDS Securityholders.....................    28
  Draft Report of PricewaterhouseCoopers LLP................    30
THE ARRANGEMENT.............................................    34
  Pre-Arrangement Organizational Structure..................    34
  Transaction Steps Outside the Plan of Arrangement.........    34
  Transaction Steps Under the Plan of Arrangement...........    35
  Post-Arrangement Organizational Structure.................    37
  Treatment of Hemosol Convertible Securities in Connection
     with the Arrangement...................................    38
  Treatment of Hemosol Options in Connection with the
     Arrangement............................................    39
  Mutual Conditions.........................................    39
  Conditions in Favour of Hemosol...........................    40
  Conditions in Favour of MDS...............................    40
  Non-Solicitation..........................................    40
  Termination and Expense Reimbursement.....................    40
  Other Terms of the Arrangement Agreement..................    41
  Escrow Agreement..........................................    41
  Indemnity Agreements......................................    42
  Securityholder Approvals..................................    42
  Court Approval............................................    42
  Toronto Stock Exchange and NASDAQ Listings................    43
  Distribution of Share Certificates........................    43
  Eligibility for Investment in Canada......................    43
  Source of Funds...........................................    44
  Expenses of the Arrangement...............................    44
  Accounting Treatment of the Arrangement...................    44
  Agreement of MDS to Vote in Favour of the Arrangement.....    44
  Interests of Certain Persons in the Arrangement...........    44

HEMOSOL PRIOR TO THE ARRANGEMENT............................    45
  Clinical Trials and Non-Clinical Analyses.................    45
  Management and Employees..................................    46
  Strategic Alliance with ProMetic..........................    46
  Bio-Manufacturing Services................................    48
  Other Products............................................    48
  Property..................................................    48
  Significant Corporate Transactions........................    48
  Credit Facility...........................................    48
  Clinical Trial Support Services...........................    50
  NASDAQ Listing Qualifications Panel Hearing...............    50
  Special Warrant Offering..................................    50
  January Special Meeting...................................    51
  Consolidated Capitalization...............................    51
  Price Range and Trading Volume of Hemosol Shares..........    52
  Ownership of Securities...................................    53
  Securities Transactions...................................    55
  Dividend Policy...........................................    55
  Previous Distributions....................................    55
  Documents Incorporated by Reference.......................    56
NEW HEMOSOL AFTER THE ARRANGEMENT...........................    58
  New Hemosol...............................................    58
  Share Capital.............................................    58
  Principal Shareholders....................................    59
  Directors and Officers....................................    59
  Employees.................................................    59
  New Hemosol Convertible Securities........................    59
  New Hemosol Stock Option Plan.............................    59
  Selected New Hemosol Historical and Pro Forma Financial
     Information............................................    60
  Registered Office.........................................    60
LABCO AFTER THE ARRANGEMENT.................................    61
  Labco After the Arrangement...............................    61
  Objects...................................................    61
  Description of Share Capital..............................    62
  Principal Shareholders....................................    68
  Directors and Officers....................................    68
  Change of Fiscal Year-End.................................    68
  Registered Office.........................................    69
  Auditors, Transfer Agent and Registrar of Labco...........    69
  Material Contracts of Labco...............................    69
  Interests of Management and Others in Material
     Transactions...........................................    69
  Selected Labco Pro Forma Financial Information............    69

THE BLOOD PRODUCTS PARTNERSHIP AFTER THE ARRANGEMENT........    70
  General...................................................    70
  Business of the Blood Products Partnership................    70
  Distributions and Allocation of Profit and Loss...........    70
  Reimbursement of General Partner Expenses.................    70
  No Removal of General Partner.............................    70
  Term......................................................    71
  Transfer of Units.........................................    71
  Employees.................................................    71
  Financial Information.....................................    71
THE LABS PARTNERSHIP AFTER THE ARRANGEMENT..................    72
  General...................................................    72
  Distributions and Allocation of Profit and Loss...........    72
  Removal of General Partner................................    72
  Term......................................................    72
  U.S. Tax Election.........................................    73
  Labs Management Agreement.................................    73
  Transfer of Units.........................................    73
  Business of the Labs Partnership..........................    73
  Unaudited Summary Financial Information Concerning the
     Labs Business..........................................    78
  Management's Discussion and Analysis......................    80
REGULATORY MATTERS..........................................    82
  Securities Law Matters....................................    82
  OSC Rule 61-501 and AMF Policy Q-27.......................    83
  Financial Information Exemption...........................    83
  Competition Act (Canada)..................................    84
  HSR Act...................................................    84
INCOME TAX CONSIDERATIONS...................................    85
  Certain Canadian Federal Income Tax Considerations........    85
  Certain United States Federal Income Tax Considerations...    88
  Residents of Jurisdictions Outside Canada and the United
     States.................................................    95
RISK FACTORS................................................    96
  Risks Relating to New Hemosol.............................    96
  Risks Relating to the Blood Products Partnership..........    96
  Risks Relating to Labco...................................   102
  Risks Relating to the Labs Partnership....................   104
ANNUAL MEETING AND OTHER SPECIAL BUSINESS...................   107
  Election of Directors.....................................   107
  Appointment of Auditors...................................   108
  Executive Compensation....................................   109
  Human Resources and Compensation Committee Report.........   110
  Performance Graph.........................................   112
  Directors' Compensation...................................   112
  Interest of Insiders in Material Transactions.............   112

  Corporate Governance......................................   113
  Directors' and Officers' Insurance........................   117
  Ratification of Conditional Grants of Options.............   117
  Approval of New Hemosol Stock Option Plan.................   118
  Approval of Amended and Restated Labco By-Laws............   118
GENERAL PROXY MATTERS.......................................   119
  Purpose of the Meeting....................................   119
  Date, Time and Place of Meeting...........................   119
  Solicitation of Proxies...................................   119
  Appointment of Proxyholder................................   119
  Non-Registered Holders....................................   120
  Revocation of Proxy.......................................   120
  Exercise of Vote by Proxy.................................   120
  Quorum, Record Date and Entitlement to Vote...............   121
  Voting Securities and Principal Holders Thereof...........   121
  Procedure and Votes Required..............................   121
ADDITIONAL INFORMATION......................................   123
APPROVAL OF HEMOSOL.........................................   123
AUDITORS' CONSENT...........................................   124
     SCHEDULE 1 -- GLOSSARY OF TERMS........................   125
     ANNEX A -- FORM OF ARRANGEMENT RESOLUTION..............   A-1
     ANNEX B -- NOTICE OF APPLICATION.......................   B-1
     ANNEX C -- INTERIM ORDER...............................   C-1
     ANNEX D -- ARRANGEMENT AGREEMENT AND PLAN OF
      ARRANGEMENT...........................................   D-1
     ANNEX E -- KPMG FAIRNESS OPINION.......................   E-1
     ANNEX F -- NEW HEMOSOL STOCK OPTION PLAN...............   F-1
     ANNEX G -- SUMMARY HISTORICAL FINANCIAL INFORMATION FOR
      HEMOSOL...............................................   G-1
     ANNEX H -- BALANCE SHEET OF NEW HEMOSOL................   H-1
     ANNEX I -- PRO FORMA FINANCIAL STATEMENTS FOR NEW
      HEMOSOL...............................................   I-1
     ANNEX J -- PRO FORMA FINANCIAL STATEMENTS FOR LABCO....   J-1
     ANNEX K -- DIRECTORS AND OFFICERS OF HEMOSOL...........   K-1
     ANNEX L -- DIRECTORS AND OFFICERS OF MDS AND MDS
      SUBCO.................................................   L-1
     ANNEX M -- AMENDED AND RESTATED LABCO BY-LAWS..........   M-1

                                    SUMMARY

     The following summarizes certain material information contained elsewhere in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular and in the documents incorporated by reference. Securityholders are urged to read this Circular and the documents incorporated by reference carefully and in their entirety. Capitalized terms used herein without definition are defined in the Glossary of Terms or elsewhere in this Circular.

PURPOSE OF THE MEETING

     The purpose of the Meeting is for:

     - Securityholders to consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution to approve the Arrangement under section 182 of the OBCA;

     -  Shareholders   to  conduct  the  annual  meeting  business  of  Hemosol,
        including electing directors, appointing auditors and authorizing the Hemosol Board to fix the auditors' remuneration; and

     - Shareholders to consider, and if deemed advisable, pass, with or without variation, resolutions to approve the Hemosol Stock Option Plan Amendment in order to ratify the conditional grant of certain options and, if the Arrangement Resolution is passed, the New Hemosol Stock Option Plan and the Amended and Restated Labco By-Laws.

DATE, TIME AND PLACE

     The Meeting will be held on Tuesday, April 20, 2004 commencing at 10:00 a.m. (Toronto time) at the TSX Broadcast Centre, Gallery Room, 130 King Street West, Toronto, Ontario.

SECURITYHOLDER APPROVALS FOR THE ARRANGEMENT

     The Interim Order provides that, for the Arrangement to be implemented, the Arrangement Resolution must be passed, with or without variation, by:

     - at least two-thirds of all the votes cast by Securityholders voting together as a single class, in person or by proxy, at the Meeting; and

     - a majority of all the votes cast by Minority Shareholders voting, in person or by proxy, at the Meeting.

     See "The Arrangement -- Securityholder Approvals" in this Circular.

EFFECTS OF THE ARRANGEMENT

     Under the Arrangement, on the Effective Date:

     - Shareholders will receive one New Hemosol Share and one Labco Class A Share for each Hemosol Share that they held immediately prior to the Effective Time, and the Hemosol Shares will cease to exist;

     - each Hemosol Convertible Security will become a New Hemosol Convertible Security with terms identical to the Hemosol Convertible Security, other than a reduction of the exercise price by $0.04; and

     - each Hemosol Option will be cancelled and replaced with a New Hemosol Option having vesting and exercise terms identical to those of the cancelled Hemosol Option and an exercise price equal to the exercise price of such cancelled Hemosol Option less $0.04, except that holders of Hemosol Options that so consent will only receive New Hemosol Options in respect of cancelled Hemosol Options that are Specified Hemosol
        Options and will not receive any New Hemosol Options in respect of cancelled Hemosol Options that are not Specified Hemosol Options.

THE ARRANGEMENT

     The purpose of the Arrangement is to provide a $16 million cash infusion into the Blood Products Business through the utilization of Hemosol's existing and unutilized Tax Losses. The Arrangement involves a reorganization of the Blood Products Business of Hemosol and the Labs Business of MDS. Under the
Arrangement:

     - Hemosol will transfer the Blood Products Business to the Blood Products Partnership and the Blood Products Partnership will assume the Blood Products Liabilities. Following the transfer by Hemosol of the Blood Products Business to the Blood Products Partnership, Hemosol is referred to as "Labco". On completion of the Arrangement:

          - approximately 93% of the Blood Products Partnership will be owned by New Hemosol, which will control the Blood Products Partnership as its general partner; and

          - approximately 7% of the Blood Products Partnership will be owned by Labco as a limited partner.

     - MDS will transfer the Labs Business to the Labs Partnership. On completion of the Arrangement:

          - 99.99% of the Labs Partnership will be owned by Labco as a limited partner; and

          - 0.01% of the Labs Partnership will be owned by MDS Subco, which will control the Labs Partnership as its general partner.

     - New Hemosol will receive cash redemption proceeds of $16 million on the Effective Date from Labco (which will be funded by a loan from the Labs Partnership). $1 million of such proceeds will be held in escrow to satisfy liabilities relating to the Blood Products Business remaining with Labco, if any, of which Labco becomes aware within a one-year period following the Effective Date.

     -  MDS will surrender the Surrendered Warrants through the following steps:

          - the Tranche A Warrants to purchase up to 6,000,000 Hemosol Shares will be replaced with warrants of New Hemosol to purchase up to 5,500,000 New Hemosol Shares on identical terms (subject to a reduction of the exercise price by $0.04 per Tranche A Warrant); and

          - MDS's existing right to receive Tranche B Warrants to purchase up to 4,000,000 Hemosol Shares in certain circumstances will be replaced with the right to receive warrants of New Hemosol to purchase up to 2,000,000 New Hemosol Shares, on identical terms (subject to a reduction of the exercise price by $0.04 per Tranche B Warrant).

     - The share ownership of New Hemosol, which will be in effect the successor to the Blood Products Business, will mirror Hemosol's share ownership immediately prior to the Effective Date. It is a condition of closing that the New Hemosol Shares be listed on the TSX and quoted on NASDAQ. The Labco Class A Shares will not be listed or posted for trading on the TSX or any other stock exchange or market and will not be quoted on NASDAQ. Following completion of the Arrangement, New Hemosol and Labco will each be a reporting issuer in Canada and a registrant in the United States.

     - The share ownership of Labco, which will be in effect the successor to the Labs Business, will be such that Public Shareholders will hold 0.44% of Labco's equity securities (through their ownership of not less than 52.5% of the voting shares of Labco) and MDS will hold the remaining 99.56% of Labco's equity securities (through its ownership of not more than 47.5% of the voting shares and 100% of the non-voting shares of Labco).

     - Labco will utilize the Tax Losses against income that it receives from the Partnerships.

     See "The Arrangement -- Transaction Steps Outside the Plan of Arrangement" and "-- Transaction Steps Under the Plan of Arrangement" in this Circular.

PRE- AND POST-ARRANGEMENT ORGANIZATIONAL STRUCTURE

     The following diagram sets out the corporate structure of Hemosol immediately prior to the Effective Time (assuming that MDS's shareholdings of Hemosol immediately prior to the Effective Time are the same as its current shareholdings).

               (PRE-ARRANGEMENT ORGANIZATIONAL STRUCTURE DIAGRAM)

     The following diagram sets out the corporate structure of Labco and New Hemosol immediately following the Effective Time (assuming that MDS's shareholdings of Hemosol immediately prior to the Effective Time are the same as its current shareholdings).

              (POST-ARRANGEMENT ORGANIZATIONAL STRUCTURE DIAGRAM)
---------------

Notes:

(1) While Public Shareholders will hold 0.44% of Labco's equity securities through their holdings of Labco Class A Shares, such shares will have attached thereto not less than 52.5% of the votes attaching to all voting shares of Labco.

(2) While MDS will hold 99.56% of Labco's equity securities through its holdings of Labco Class A Shares and Labco Class B Non-Voting Shares, such shares will have attached thereto not more than 47.5% of the votes attaching to all voting shares of Labco.

BACKGROUND AND REASONS FOR THE ARRANGEMENT

     Hemosol is a biopharmaceutical company focused on the discovery, development and manufacture of products based on human blood proteins. Hemosol has a range of products in development, including its principal oxygen therapeutic product, HEMOLINK. Hemosol is also developing additional therapeutics and a hemoglobin-based delivery platform to treat diseases such as hepatitis C and cancers of the liver, as well as a cell therapy initially directed to the treatment of cancer through its cell expansion and stem cell research activities. In addition to the products currently under development, Hemosol intends to use its state-of-the-art Hemolink Building to produce valuable therapeutic plasma-based proteins pursuant to the recently announced strategic alliance with ProMetic.

     Hemosol's ability to continue as a going concern is dependent on its ability to secure financing or to generate revenues in order to be able to continue its development activities and successfully bring its products to market. On January 31, 2004, Hemosol had approximately $7.1 million in cash and cash equivalents. Hemosol has fully drawn down all amounts available under the Bank Loan. As a result of cost savings plans implemented in June 2002 and April 2003, Hemosol's average monthly cash burn-rate has been reduced to approximately $1.2 million. Hemosol estimates that existing financial resources will not be sufficient to allow it to continue its development activities after June 2004 unless additional financing is obtained.

     The purpose of the Arrangement is to provide a $16 million cash infusion into the Blood Products Business through the utilization of Hemosol's existing and unutilized Tax Losses. As Hemosol's operations to date have been focused on research and development activities, Hemosol has had losses from operations for each fiscal year since its inception in 1985 and has, as a result, accumulated a significant amount of Tax Losses which it is currently unable to utilize.

     MDS approached Hemosol in September 2003 with a proposal for the Arrangement. CCRA issued the Tax Ruling on September 23, 2003, as supplemented on February 5, 2004, which sets out the steps for the restructuring of Hemosol and the Labs Business that would allow the Tax Losses to be utilized against income from the Labs Business. On September 17, 2003, the Hemosol Board established the Independent Committee to evaluate the Arrangement, oversee the negotiation of its terms and make a recommendation to the Hemosol Board as to whether it is fair, from a financial point of view, to Non-MDS Securityholders. On October 31, 2003, Hemosol and MDS executed a non-binding Letter of Understanding setting out the understanding between Hemosol and MDS regarding the Arrangement and referring to a cash infusion into the Blood Products Business within a range of $10 to $15 million, subject to negotiation.

     During the period between August and October 2003, Hemosol received a number of expressions of interest involving the Tax Losses, including the expression of interest of MDS referred to above. Hemosol received two non-binding written proposals for transactions involving the Tax Losses from parties other than MDS. Hemosol did not pursue such proposals, as they involved cash infusions that were significantly below the range referred to in the Letter of Understanding and in Hemosol's view, the likelihood of successful completion of such proposals was below that of the proposal from MDS, particularly in light of MDS having obtained the Tax Ruling.

     Hemosol's management, with the active involvement and supervision by the Independent Committee, negotiated the terms of the Arrangement and determined the aggregate consideration for the Arrangement, including the cash infusion of $16 million into the Blood Products Business, the surrender of the Surrendered Warrants, the indirect transfer of approximately 7% of the equity interest in the Blood Products Business to Labco and the indirect transfer of approximately 0.44% of the equity interest of the Labs Business to Public Shareholders. As a result of these negotiations, on February 11, 2004, Hemosol and MDS entered into the Arrangement Agreement and a press release was issued by each of Hemosol and MDS on the morning of February 12, 2004.

     The Arrangement provides Hemosol with the opportunity to raise cash for the Blood Products Business in a manner that is considerably less dilutive than, and does not have the other limitations of, raising equity capital and will allow New Hemosol to continue the development of HEMOLINK and the other product candidates of Hemosol and to advance the implementation of the recently announced alliance with ProMetic.

     Although New Hemosol will not have the future benefit of applying the Tax Losses against income, it is expected that the Blood Products Partnership will not be able to generate sufficient revenues from the Blood Products Business in the near term to utilize such Tax Losses and that it will continue to generate additional tax losses until it is able to commercialize HEMOLINK and/or one or more of its other product candidates or generate revenues from the utilization of the Hemolink Building. In addition, the Blood Products Partnership will have the ability to utilize the undepreciated capital cost of the Blood Products Assets against future income.

     See "Special Factors" in this Circular.

FAIRNESS OPINION

     KPMG was engaged by the Independent Committee to act as financial advisor to the Independent Committee in respect of the Arrangement. KPMG provided an opinion to the Hemosol Board and the Independent Committee that, subject to the assumptions and qualifications set out in the KPMG Fairness Opinion, the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders. The full text of the KPMG Fairness Opinion is reproduced in Annex E of this Circular. Also see "Special Factors -- KPMG Fairness Opinion".

DELIBERATIONS AND RECOMMENDATIONS OF THE INDEPENDENT COMMITTEE

     After detailed consideration of the matter, the Independent Committee concluded that the Arrangement is in Hemosol's best interests and is fair, from a financial point of view, to Non-MDS Securityholders. Accordingly, the Independent Committee unanimously recommended that the Hemosol Board recommend to the Securityholders that they vote in favour of the Arrangement Resolution. In reaching such conclusions, the Independent Committee obtained the advice of its professional advisors, completed a detailed examination of the process leading to the execution of the Arrangement Agreement, examined the terms and conditions of the Arrangement, the Arrangement Agreement and the KPMG Fairness Opinion, had discussions with Hemosol's senior management with respect to, among other things, the business, assets, financial condition and prospects of Hemosol, reviewed the information provided in connection with the Arrangement, had discussions with the professional advisors to Hemosol and examined all other relevant documents and information. See "Special Factors -- Recommendation of the Independent Committee" in this Circular.

RECOMMENDATION OF THE HEMOSOL BOARD

     THE HEMOSOL BOARD, HAVING CONSIDERED, AMONG OTHER THINGS, THE REASONS FOR THE ARRANGEMENT, THE RECOMMENDATIONS OF THE INDEPENDENT COMMITTEE AND THE KPMG FAIRNESS OPINION, UNANIMOUSLY (EXCLUDING FOUR DIRECTORS WHO ARE RELATED TO MDS, EACH OF WHOM ABSTAINED FROM VOTING IN ACCORDANCE WITH THE OBCA) APPROVED THE ARRANGEMENT, THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE SECURITYHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION.

     See "Special Factors -- Recommendation of the Hemosol Board" in this Circular.

NON-SOLICITATION

     In the Arrangement Agreement, Hemosol has agreed that it will not (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, amalgamation, arrangement, restructuring, take-over bid, sale or purchase of substantial assets (including, without limitation, tax carryforward balances), sale or purchase of securities (other than certain exceptions), business combinations, reorganizations or recapitalizations (an "Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing.

     Hemosol may respond to an unsolicited bona fide written Acquisition Proposal which the Hemosol Board determines in good faith and in the proper discharge of its fiduciary duties would, if consummated in accordance with its terms, result in a transaction that is more favourable to the Shareholders generally (without taking into account any benefits that MDS and its affiliates and associates may receive under the Arrangement) than the Arrangement (a "Superior Proposal"). See "The Arrangement -- Non-Solicitation" in this Circular.

CONDITIONS TO CLOSING

     The closing of the Arrangement is subject to customary conditions, including the receipt of all necessary regulatory approvals (including approval from the TSX, NASDAQ, the Department of National Defence and the MOH).

     The closing of the Arrangement is also subject to certain conditions in favour of MDS, including the following:

     - there has been no change or development in respect of Hemosol or the Blood Products Business that would result in any material impairment in or materially adversely affect the ability of Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling;

     - MDS has obtained any amendments or supplements to the Tax Ruling deemed necessary by its counsel or financial advisors in order to implement the Arrangement and to allow Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling; and

     - there is no change in tax law that could result in any material impairment in or materially adversely affect the Tax Ruling or the ability of Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling.

     See "The Arrangement -- Mutual Conditions", "-- Conditions in Favour of Hemosol" and "-- Conditions in Favour of MDS" in this Circular.

EXPENSE REIMBURSEMENT

     Under the terms of the Arrangement Agreement, Hemosol must pay $1 million to MDS in respect of expenses incurred by MDS in connection with the Arrangement if the Arrangement Agreement is terminated by:

     - MDS as a result of a breach by Hemosol of any of its representations or warranties or covenants in the Arrangement Agreement;

     - MDS if the Hemosol Board has modified, in a manner adverse to MDS, or withdrawn its recommendation that the Securityholders approve the Arrangement, the Hemosol Board has approved or recommended any Superior Proposal, or Hemosol has entered into a binding agreement with respect to a Superior Proposal;

     - Hemosol upon its determination that an Acquisition Proposal constitutes a Superior Proposal; or

     - MDS or Hemosol if the Effective Date does not occur on or prior to the Outside Date (provided that a condition to closing relating to actions to be taken by Hemosol has not been fulfilled).

     Similarly, MDS must pay $500,000 to Hemosol in respect of expenses incurred by Hemosol in connection with the Arrangement if the Arrangement Agreement is terminated by:

     - Hemosol as a result of a breach by MDS of any of its representations or warranties or covenants in the Arrangement Agreement;

     - MDS or Hemosol if the Effective Date does not occur on or prior to the Outside Date (provided that a condition to closing relating to actions to be taken by MDS has not been fulfilled); or

     - MDS if CCRA has refused to issue an amendment or supplement to the Tax Ruling deemed necessary by MDS's counsel or financial advisors in order to implement the Arrangement and to allow Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling, or there is a change in tax law that could result in any material impairment in or materially adversely affect the Tax Ruling or the ability of Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling.

     See "The Arrangement -- Termination and Expense Reimbursement" in this Circular.

NEW HEMOSOL AFTER THE ARRANGEMENT

     New Hemosol was incorporated on February 24, 2004 and has not carried on any active business since its incorporation.

     On the Effective Date, the New Hemosol Shares will be held by the Public Shareholders and MDS (directly or indirectly) on the same pro rata basis as the Hemosol Shares are held by such persons immediately prior to the Effective Time.

     Following the completion of the Arrangement, New Hemosol will, in effect, be the successor to Hemosol's Blood Products Business as it will hold an approximate 93% interest in, and will be the general partner of, the Blood Products Partnership, which will own and operate the Blood Products Business after the Effective Time. The remaining approximate 7% interest in the Blood Products Partnership will be held by Labco as limited partner.

     See "New Hemosol After the Arrangement" and "The Blood Products Partnership After the Arrangement" in this Circular.

LABCO AFTER THE ARRANGEMENT

     On the Effective Date, Public Shareholders will hold not less than 52.5% of the Labco Class A Shares, representing 0.44% of the equity securities of Labco, and MDS will hold, directly or indirectly, not more than 47.5% of the Labco Class A Shares and 100% of the Labco Class B Non-Voting Shares, collectively representing 99.56% of the equity securities and not more than 47.5% of the voting securities of Labco. New Hemosol will acquire all Labco Class C Shares under the Plan of Arrangement, which Labco will redeem on the Effective Date for aggregate redemption proceeds of $16 million in cash and certain additional consideration.

     Following the Arrangement, Labco will retain the Tax Losses and will hold:

     - a 99.99% limited partnership interest in the Labs Partnership, which will own and operate the Labs Business; and

     - an approximate 7% limited partnership interest in the Blood Products Partnership, which will own and operate the Blood Products Business.

     Following the completion of the Arrangement, the Labs Partnership will be a limited partnership, of which 99.99% of the partnership interests will be held by Labco as limited partner and 0.01% of the partnership interests will be held by MDS Subco as general partner. The Labs Partnership will own and operate the Labs Business (excluding the employees and medical directors of the Labs Business who have either been transferred by MDS to MDS Subco or remain with MDS as part of its national clinical laboratory services business). MDS will retain operational control over the Labs Business by virtue of the 0.01% general partnership interest in the Labs Partnership to be held by MDS Subco, a wholly-owned subsidiary of MDS.

     See "Labco After the Arrangement", "The Blood Products Partnership After the Arrangement" and "The Labs Partnership After the Arrangement" in this Circular.

NO DISSENT RIGHTS

     The Interim Order does not grant dissent rights to the Securityholders. Accordingly, the Securityholders will not have any right to dissent and be paid the fair value of their Hemosol Securities in connection with the Arrangement. See "The Arrangement -- Court Approval" in this Circular.

RISK FACTORS

     In deciding whether to approve the Arrangement, the Securityholders should consider the risk factors related to the businesses of New Hemosol and Labco and the holding of Labco Shares. These risk factors are described under "Risk Factors" in this Circular. See also "Income Tax Considerations" in this Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Canadian holders will generally realize neither a capital gain nor a capital loss on the exchange of Hemosol Shares for Labco Class A Shares and Labco Class C Shares or on the exchange of Labco Class C Shares for New Hemosol Shares. See "Income Tax Considerations -- Certain Canadian Federal Income Tax Considerations".

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     US Holders will likely be treated as receiving a taxable distribution of New Hemosol Shares from Labco for U.S. federal income tax purposes. If Labco is treated as having earnings and profits for the taxable year ending October 31, 2004, then the fair market value of the deemed distribution will generally be taxed as ordinary income to the extent of such earnings and profits. Hemosol believes that Labco should not have earnings and profits for the taxable year ending October 31, 2004. However, US Holders should consider the risk that for the taxable year ending October 31, 2004, Labco may be treated as having earnings and profits. See "Income Tax Considerations -- Certain United States Federal Income Tax Considerations" and "Risk Factors -- Risks Relating to Labco -- US Holders of Hemosol Shares may be treated as receiving a taxable distribution from Labco for U.S. federal income tax purposes".

SPECIAL FACTORS

     For a more detailed description of the matters relating to the (i) purposes, alternatives, reasons and effects of the Arrangement, (ii) fairness of the Arrangement and (iii) reports, opinions, appraisals and negotiations relating to the Arrangement, please see "Special Factors -- Purpose of the Arrangement", "-- Background to the Arrangement", "-- Alternatives Considered", "-- Reasons for the Arrangement", "-- Effects of the Arrangement", "-- Recommendation of the Independent Committee", "-- Recommendation of the Hemosol Board", "-- KPMG Fairness Opinion", "-- Reasons Why MDS and MDS Subco Consider the Arrangement to be Fair to Non-MDS Securityholders" and "Draft Report of PricewaterhouseCoopers LLP".

DISTRIBUTION OF SHARE CERTIFICATES

     From the Effective Time to the close of business on the fifth trading day following the Effective Date, certificates formerly representing Hemosol Shares will represent only the right to receive New Hemosol Shares and Labco Class A Shares in accordance with the Arrangement. Following the close of business on the fifth trading day following the Effective Date, such certificates will cease to represent any claim or interest, including a claim for dividends or other distributions against Labco or New Hemosol.

     As soon as practicable, certificates representing New Hemosol Shares and Labco Class A Shares will be mailed to those Shareholders whose names appear on the register of shareholders at the close of business on the fifth trading day following the Effective Date.

                           FORWARD-LOOKING STATEMENTS

     This Circular contains forward-looking statements relating to the business and financial outlook of Hemosol/ Labco, New Hemosol, the Blood Products Partnership and the Labs Partnership which are based on the current expectations, estimates, forecasts and projections of Hemosol, New Hemosol and MDS. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. The Securityholders should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and Hemosol/Labco, New Hemosol, the Blood Products Partnership and the Labs Partnership undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

     A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described under "Risk Factors" in this Circular.

                     PRESENTATION OF FINANCIAL INFORMATION

     The Audited Financial Statements of Hemosol incorporated by reference in this Circular and the summary historical financial information for Hemosol based thereon set out in Annex G of this Circular have been prepared in accordance with Canadian GAAP, and thus are not comparable in all respects to financial statements prepared in accordance with United States GAAP. For a discussion of the principal differences between Canadian GAAP and United States GAAP, see Note 19 to Hemosol's audited consolidated financial statements for the year ended December 31, 2003, which are incorporated by reference in this Circular.

     The summary financial information concerning the Labs Business included in this Circular under "The Labs Partnership After the Arrangement -- Unaudited Summary Financial Information Concerning the Labs Business" is unaudited and is derived from the financial records of MDS that were used to prepare the audited consolidated statements of financial position of MDS as at October 31, 2003 and the audited consolidated statements of income of MDS for the fiscal years ended October 31, 2003, 2002 and 2001.

                            CURRENCY EXCHANGE RATES

     Except where otherwise indicated, all dollar amounts set forth in this Circular are expressed in Canadian dollars and "$" shall mean Canadian dollars. The following table sets forth, for the periods indicated, the average, high, low and end of period closing buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are set forth as U.S. dollars per $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On March 10, 2004, the inverse of the closing buying rate was $1.00 per US$0.7533.

YEAR ENDED                                                   AVERAGE(1)    HIGH     LOW     PERIOD END
----------                                                   ----------   ------   ------   ----------
December 31, 2003..........................................    0.7205     0.7738   0.6542     0.7738
December 31, 2002..........................................    0.6370     0.6583   0.6231     0.6329
December 31, 2001..........................................    0.6446     0.6669   0.6279     0.6279

MONTH ENDED                                                  AVERAGE(2)    HIGH     LOW     PERIOD END
-----------                                                  ----------   ------   ------   ----------
February 29, 2004..........................................    0.7524     0.7629   0.7439     0.7460
January 31, 2004...........................................    0.7719     0.7880   0.7496     0.7539

---------------

Notes:

(1) The average of the exchange rates on the last day of each month during the applicable year.

(2)  The average of the exchange rates for all days during the applicable month.

                          NOTICE REGARDING INFORMATION

     The information contained or incorporated by reference in this Circular (including the information under the heading "Special Factors -- Reasons Why MDS and MDS Subco Consider the Arrangement to be Fair to Non-MDS Securityholders") concerning MDS and MDS Subco, their respective directors, officers and affiliates or the Labs Business is based solely upon information provided to Hemosol by MDS or upon publicly available information. With respect to this information, the Hemosol Board has relied exclusively upon MDS, without independent verification by Hemosol.

     Information in this Circular is given as at March 10, 2004 unless otherwise indicated.

     No person is authorized to give any information or make any representation not contained or incorporated by reference in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized. This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Circular nor any distribution of the securities referred to in this Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Circular.

                                SPECIAL FACTORS

PURPOSE OF THE ARRANGEMENT

     Hemosol's ability to continue as a going concern is dependent on its ability to secure financing or to generate revenues in order to be able to continue its development activities and successfully bring its products to market. On January 31, 2004, Hemosol had approximately $7.1 million in cash and cash equivalents. Hemosol has fully drawn down all amounts available under the Bank Loan. As a result of cost savings plans implemented in June 2002 and April 2003, Hemosol's average monthly cash burn-rate has been reduced to approximately $1.2 million. Hemosol estimates that existing financial resources will not be sufficient to allow it to continue its development activities after June 2004 unless additional financing is obtained.

     The purpose of the Arrangement is to provide a $16 million cash infusion into the Blood Products Business through the utilization of Hemosol's existing and unutilized Tax Losses. Hemosol has accumulated a significant amount of Tax Losses from its research and development activities to date and does not expect to be able to generate sufficient revenues from the Blood Products Business in the near term to utilize such losses.

BACKGROUND TO THE ARRANGEMENT

     Hemosol is a biopharmaceutical company focused on the discovery, development and manufacture of products based on human blood proteins. Hemosol has a range of products in development, including its principal oxygen therapeutic product, HEMOLINK. Hemosol is also developing additional therapeutics and a hemoglobin-based delivery platform to treat diseases such as hepatitis C and cancers of the liver, as well as a cell therapy initially directed to the treatment of cancer through its cell expansion and stem cell research activities. In addition to the products currently under development, Hemosol intends to use its state-of-the-art Hemolink Building to produce valuable therapeutic plasma-based proteins pursuant to the recently announced strategic alliance with ProMetic.

     As Hemosol's operations to date have been focused on research and development activities, Hemosol has had losses from operations for each fiscal year since its inception in 1985. As a result, Hemosol has accumulated a significant amount of Tax Losses which it is currently unable to utilize.

     MDS is the largest health and life sciences company in Canada with consolidated revenues for the fiscal year ended October 31, 2003 of $1.8 billion. MDS, through its operating divisions, is involved in a variety of businesses related to the health and life sciences industry, including: laboratory testing, imaging agents for nuclear medicine testing, sterilization systems for medical and consumer products, research services for discovery and development of drugs, analytical instruments to assist in the development of new drugs, medical/surgical supplies and proteomics-enabled drug discovery technology. As MDS and its affiliates (as such term is defined in the U.S. Exchange Act) own approximately 11.7% of the outstanding Hemosol Shares and four members of the current Hemosol Board are directors, officers or employees of MDS or affiliates thereof, MDS is a related party of Hemosol for the purposes of Rule 61-501 and Policy Q-27 and may be deemed to be an affiliate of Hemosol for the purposes of Rule 13e-3 under the U.S. Exchange Act. In addition, as MDS Subco and Hemosol may each be controlled (as such term is defined in the U.S. Exchange Act) by MDS, MDS Subco may be deemed an affiliate of Hemosol for the purposes of Rule 13e-3 under the U.S. Exchange Act.

     In September 2003, MDS approached Hemosol with a proposal for the Arrangement. CCRA issued the Tax Ruling on September 23, 2003, as supplemented on February 5, 2004, which sets out the steps for the restructuring of Hemosol and the Labs Business that would allow the Tax Losses to be utilized against income from the Labs Business. The steps of the reorganization of the Blood Products Business and the Labs Business as set out in the Tax Ruling are reflected in the transactions contemplated under the Arrangement.

     On September 17, 2003, the Hemosol Board formed the Independent Committee for the purpose of evaluating the Arrangement, overseeing the negotiations of the terms of the Arrangement and making a recommendation to the Hemosol Board as to whether the Arrangement is in the best interests of Hemosol and whether it is fair, from a financial point of view, to Non-MDS Securityholders. The Independent Committee is comprised of three directors who are not related to MDS or its affiliates and who are not employees of Hemosol, namely Mitchell J. Kostuch, George W. Masters and Edward E. McCormack.

     On September 25, 2003, the Independent Committee met with E&Y, auditors and tax advisors to Hemosol, to discuss the structure of the Arrangement on a preliminary basis. E&Y are also the auditors and tax advisors of MDS.

     On October 31, 2003, Hemosol and MDS executed the Letter of Understanding setting out the understanding between Hemosol and MDS regarding the Arrangement and referring to a cash infusion into the Blood Products Business within a range of $10 to $15 million, subject to negotiation. The Letter of Understanding was non-binding except for certain provisions relating to confidentiality and the agreement of Hemosol to negotiate exclusively with MDS with respect to any transaction involving the Tax Losses for a specified period of time.

     During November 2003, MDS conducted due diligence in respect of the Tax Losses and the Blood Products Business and Hemosol conducted due diligence in respect of the Labs Business. On November 24, 2003, KPMG was engaged to provide financial advisory services to the Independent Committee, including an opinion as to the fairness of the Arrangement, from a financial point of view, to Non-MDS Securityholders.

     On December 2, 2003, the Independent Committee held a conference call with KPMG and E&Y, with DWPV, Hemosol's legal advisors, and with representatives of Hemosol's management (none of whom is related to MDS or its affiliates or is otherwise a director, officer or employee of MDS). DWPV provided an overview of the duties and obligations of the Independent Committee and KPMG confirmed the terms of its engagement.

     On December 9, 2003, the Independent Committee met with DWPV, KPMG, E&Y and representatives of Hemosol's management. KPMG and management presented the detailed structure of the Arrangement and an analysis of the value of the consideration to be exchanged under the Arrangement and management provided an update as to preliminary value discussions with MDS. The Independent Committee and management discussed negotiation strategy and process and the Independent Committee provided guidance to management as to such matters. The Independent Committee and management also discussed alternative ways to raise financing for Hemosol. The Independent Committee then held a meeting in camera with DWPV and KPMG at which KPMG discussed with the Independent Committee the issues to be considered in the negotiation of the various value transfers involved in the Arrangement.

     On December 19, 2003, management of Hemosol provided an update to the Independent Committee as to the status of the continuing negotiations with MDS. Management introduced the concept of the Surrendered Warrants pursuant to which MDS would surrender a certain number of its Tranche A Warrants and its right to receive a certain number of its Tranche B Warrants as an alternative way for MDS to contribute consideration to the proposed transaction. Management and KPMG presented to the Independent Committee a methodology to value the Surrendered Warrants. Following a detailed discussion and consultation with KPMG and E&Y, the Independent Committee provided management with a range of financial parameters within which management was authorized to carry out the negotiations.

     On February 11, 2004, the Independent Committee met with DWPV, KPMG and management of Hemosol. Representatives of Hemosol's management and DWPV presented the terms of the Arrangement. Following such presentations, KPMG discussed in detail with the Independent Committee each element of its analysis in reaching the conclusions in the KPMG Fairness Opinion. KPMG delivered its opinion that, as of February 11, 2004, the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders (see "-- KPMG Fairness Opinion" below). After consideration of the advice from KPMG, the Independent Committee unanimously determined that the Arrangement is in Hemosol's best interests and is fair, from a financial point of view, to Non-MDS Securityholders. The Independent Committee unanimously approved its report to the Hemosol Board and resolved to recommend the approval of the Arrangement to the Hemosol Board. Later on February 11, 2004, the Hemosol Board met to consider the Arrangement. After careful consideration of the report of the Independent Committee and the Independent Committee's conclusions, the KPMG Fairness Opinion and the other factors considered and relied upon by the Independent Committee, the Hemosol Board determined that the Arrangement is in the best interests of Hemosol and is fair, from a financial point of view, to Non-MDS Securityholders, and unanimously (excluding four directors who are related to MDS, each of whom abstained from voting in accordance with the OBCA) approved the Arrangement. See "-- Recommendation of the Independent Committee" and "-- Recommendation of the Hemosol Board" below.

     On February 11, 2004, Hemosol and MDS entered into the Arrangement Agreement and a press release was issued by each of Hemosol and MDS on the morning of February 12, 2004.

     All of the terms of the Arrangement, including the aggregate consideration therefor, such consideration consisting of the cash infusion of $16 million into the Blood Products Business, the surrender of the Surrendered Warrants, the indirect transfer of approximately 7% of the equity interest in the Blood Products Business to Labco and the indirect transfer of approximately 0.44% of the equity interest of the Labs Business to Public Shareholders, were determined and negotiated by Hemosol's management under the supervision of the Independent Committee.

ALTERNATIVES CONSIDERED

     During the period between August and October 2003, Hemosol received a number of expressions of interest involving the Tax Losses, including an expression of interest provided by MDS in September 2003. Hemosol received two non-binding written proposals for transactions involving the Tax Losses from parties other than MDS.

     The first proposal was for a reorganization of Hemosol involving the transfer of the Blood Products Business (together with $6 million funded by the principals of the proposed transaction) to a new entity in which Shareholders would receive an equivalent pro rata equity interest. Shareholders would continue with a 20% equity interest in Hemosol (which would receive $2 million from the principals of the proposed transaction) and Hemosol would seek to acquire businesses to utilize the Tax Losses. The second proposal involved the distribution of the Blood Products Business to the Shareholders (after an approximate $3 million cash infusion funded by the principals of the proposed transaction). Shareholders would continue with a 5% equity interest in Hemosol and Hemosol would seek to acquire businesses to utilize the Tax Losses.

     Hemosol did not pursue such proposals, as they involved cash infusions into the Blood Products Business that were significantly below the range of $10 million to $15 million referred to in the Letter of Understanding and, in Hemosol's view, the likelihood of the successful completion of such proposals was below that of the proposal from MDS, particularly in light of MDS having obtained the Tax Ruling.

     In addition, Hemosol has been considering alternative transactions to improve its financial position. On November 28, 2003, Hemosol completed the Special Warrant Offering (as defined and discussed in "Hemosol Prior to the
Arrangement -- Special Warrant Offering") which raised gross proceeds of $5,881,350. Although the proceeds from the Special Warrant Offering helped improve its financial condition, Hemosol requires additional resources to continue the development of HEMOLINK and its other product candidates and to implement the recently announced alliance with ProMetic. Hemosol believes that the Arrangement represents an alternative to equity financing that is considerably less dilutive than and avoids the other limitations of raising equity capital.

REASONS FOR THE ARRANGEMENT

     The Arrangement provides Hemosol with the opportunity to raise cash for the Blood Products Business in a manner that is considerably less dilutive than, and avoids the other limitations of, raising equity capital and will allow New Hemosol to continue the development of HEMOLINK and the other product candidates of Hemosol and to advance the implementation of the recently announced alliance with ProMetic.

     Although New Hemosol will not have the future benefit of applying the Tax Losses against income, it is expected that the Blood Products Partnership will not be able to generate sufficient revenues from the Blood Products Business in the near term to utilize such Tax Losses and that it will continue to generate additional tax losses until it is able to commercialize HEMOLINK and/or one or more of its other product candidates or generate revenues from the utilization of the Hemolink Building. In addition, the Blood Products Partnership will have the ability to utilize the undepreciated capital cost of the Blood Products Assets against future income.

EFFECTS OF THE ARRANGEMENT

IF THE ARRANGEMENT IS NOT EFFECTED

     If the Arrangement is not effected, Hemosol intends to continue operating the Blood Products Business. However, Hemosol's ability to continue as a going concern will be dependent on its ability to secure additional financing. See "Risk Factors -- Risks Relating to the Blood Products Partnership".

BENEFITS AND DETRIMENTS TO HEMOSOL'S BLOOD PRODUCTS BUSINESS AND PUBLIC SHAREHOLDERS

     The Arrangement will result in the following benefits to Hemosol's Blood Products Business and Public Shareholders:

     - the Blood Products Business will receive a cash infusion of $16 million and Public Shareholders will have the same shareholdings in New Hemosol (which will own approximately 93% of the equity interest in the Blood Products Partnership) that they currently have in Hemosol;

     -  Public   Shareholders  will   indirectly  receive,   in  the  aggregate,
        approximately 0.44% of the equity of the Labs Business (through their ownership of not less than 52.5% of the Labco Class A Shares); and

     -  MDS will surrender the Surrendered Warrants.

     The  Arrangement  will result  in the  following  detriments to  the Public
Shareholders:

     - approximately 7% of the equity interest in the Blood Products Business (of which Shareholders, including MDS, currently own 100%) will, in effect, be transferred to Labco, of which MDS will own 99.56% of the equity;

     - neither New Hemosol nor the Blood Products Business will have the benefit of applying the Tax Losses against income in the future;

     - the Public Shareholders will not be entitled to participate in the first $16 million of profits of the Labs Partnership following the Arrangement because such profits will be used to retire the $16 million loan made by MDS to the Labs Partnership to fund the cash infusion to the Blood Products Business;

     - the Blood Products Business will be carried on through a limited partnership resulting in additional administrative expense and the requirement to seek the approval of Labco, as a limited partner, for certain matters; and

     - US Holders will likely be treated as receiving a taxable distribution of New Hemosol Shares from Labco for U.S. federal income tax purposes. This deemed distribution may result in US Holders incurring U.S. federal income tax liability. See "Income Tax Considerations -- Certain United States Federal Income Tax Considerations".

BENEFITS AND DETRIMENTS TO MDS AND MDS SUBCO

     The Arrangement will result in the following benefits to MDS and MDS Subco:

     - the Tax Losses will be utilized against income generated by the Labs Business, following which MDS will be entitled to approximately 99.56% of such after-tax income through dividends or other distributions on the Labco Class A Shares and the Labco Class B Non-Voting Shares (through its ownership of 99.56% of the equity of Labco), after the $16 million loan made by MDS to the Labs Partnership is retired;

     - approximately 7% of the equity interest in the Blood Products Business (of which Shareholders, including MDS, currently own 100%) will, in effect, be transferred to Labco, of which MDS will own 99.56% of the equity;

     - based on the audited consolidated financial statements of Hemosol for the year ended December 31, 2003 incorporated by reference in this Circular, MDS's 11.7% equity interest in Hemosol as of such date represented a net book value of approximately $9 million and a net loss of approximately $4.1 million. Upon completion of the Arrangement, MDS will hold, directly or indirectly, an 11.7% equity interest in New Hemosol (which will own approximately 93% of the equity interest in the Blood Products Partnership) (assuming current shareholdings remain constant) and a 99.56% equity interest in Labco (which will own approximately 7% of the equity interest in the Blood Products Partnership and 99.99% of the equity interest in the Labs Partnership). In addition, through its wholly-owned subsidiary, MDS Subco, MDS will own 0.01% of the equity interest in the Labs Partnership. As a result, MDS will own (i) 17.85% of the net book value and net loss of the Blood Products Partnership which, based on the audited consolidated financial statements of Hemosol for the year ended December 31, 2003, would have been $13.74 million and $6.24 million, respectively, and (ii) 99.56% of the net book value and net income of the Labs Partnership which, based on the unaudited summary financial information for the Labs Business for the year ended October 31, 2003, would have been $33.4 million and $47.4 million, respectively (see "The Labs Business After the Arrangement -- Unaudited Summary Financial Information Concerning the Labs Business"); and

     - MDS Subco will hold a 0.01% general partnership interest in the Labs Partnership.

     The Arrangement will result in the following detriments to MDS:

     - $16 million of the revenues from the Labs Business (to which MDS is currently 100% entitled) will be used to fund the $16 million cash infusion into the Blood Products Business;

     - MDS will indirectly transfer approximately 0.44% of the equity of the Labs Business to Public Shareholders (through their ownership of not less than 52.5% of the Labco Class A Shares);

     -  MDS will surrender the Surrendered Warrants;

     - the Labs Business will be carried on through a limited partnership resulting in additional administrative expense and the requirement to seek the approval of Labco, as a limited partner, for certain matters;

     - MDS will hold not more than 47.5% of the voting shares of Labco despite owning 99.56% of the equity of Labco; and

     - the Labs Business will be exposed to pre-existing liabilities of Hemosol to the extent that they are not satisfied by the Blood Products Partnership directly or pursuant to the Labco Indemnity Agreement.

     In addition, as an 11.7% shareholder of Hemosol (assuming that current shareholdings in Hemosol remain constant), MDS will also participate in the benefits and detriments to the Public Shareholders discussed under "-- Benefits and Detriments to Hemosol's Blood Products Business and Public Shareholders" above.

RECOMMENDATION OF THE INDEPENDENT COMMITTEE

     On September 17, 2003, the Hemosol Board formed the Independent Committee for the purpose of evaluating the Arrangement, overseeing the negotiations of the terms of the Arrangement and making a recommendation to the Hemosol Board as to whether the Arrangement is in the best interests of Hemosol and whether it is fair, from a financial point of view, to Non-MDS Securityholders. The Independent Committee is comprised of three directors who are not related to MDS or its affiliates, who are not employees of Hemosol and who are independent for the purposes of Rule 61-501 and Policy Q-27, namely Mitchell J. Kostuch, George
W. Masters and Edward E. McCormack.

     On February 11, 2004, the Independent Committee unanimously concluded that the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders and is in the best interests of Hemosol and recommended that the Hemosol Board approve the Arrangement. In reaching such conclusions, the Independent Committee obtained the advice of DWPV and KPMG, completed a detailed examination of the process leading to the execution of the Arrangement Agreement, examined the terms and conditions of the Arrangement, the Arrangement Agreement and the KPMG Fairness Opinion, had discussions with Hemosol's senior management with respect to, among other things, the business, assets, financial condition and prospects of Hemosol, reviewed the information provided in connection with the Arrangement, had discussions with the professional advisors to Hemosol and examined all other documents and information that the Independent Committee, DWPV and KPMG considered relevant to review. The Independent Committee regularly consulted with DWPV and KPMG during the course of its evaluation of the Arrangement. The Independent Committee believes that the analysis performed by KPMG in connection with rendering the KPMG Fairness Opinion is reasonable. In reaching its conclusions, the Independent Committee considered and relied upon, among other things, the following:

     - KPMG's conclusion in the KPMG Fairness Opinion that, as at February 11, 2004, the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders;

     - the fact that New Hemosol will receive cash proceeds of $16 million and the other terms, conditions and structure of the Arrangement;

     - the quantum of the Tax Losses, the limited number of companies and businesses capable of benefiting from such quantum of Tax Losses in a single transaction and the transaction costs and uncertainty involved in carrying out more than one transaction;

     - the Arrangement allows Shareholders to continue with a pro rata equity interest in New Hemosol, the effective successor to the Blood Products Business, that will be substantially equivalent to their pro rata interest in Hemosol immediately prior to the Arrangement;

     - the Hemosol Board's ability under the Arrangement Agreement to respond, if required in accordance with its fiduciary duties, to any unsolicited proposal by a third party that would, if consummated in accordance with its terms, result in a transaction that would be superior to the Arrangement;

     - the fact that interested third parties would not, as a result of the Arrangement Agreement, be precluded from subsequently proposing a more favourable transaction, provided that Hemosol would be required to pay an expense reimbursement in the event that it terminated the Arrangement Agreement in favour of an agreement with a third party;

     - the condition that, in order to be effective, the Arrangement must be approved by two-thirds of the votes cast at the Meeting by Securityholders and by a majority of the votes cast at the Meeting by Minority Shareholders, and must also be approved by the Court which will determine the fairness of the Arrangement;

     - Hemosol's business, assets, financial condition and future prospects, including its current financial condition;

     - Hemosol's senior management's view that the Arrangement is in the best interests of Hemosol;

     - the financing alternatives that are reasonably available to Hemosol, including an assessment of potential alternative transactions of a similar nature with other parties and certain expressions of interest from third parties made to management prior to the entering into of the Letter of Understanding, each of which was financially inferior to the Arrangement;

     -  the  likelihood  of  the  successful  completion  of  the   Arrangement,
        particularly in light of MDS having obtained the Tax Ruling; and

     - as the Arrangement will likely be treated as a taxable distribution of New Hemosol Shares by Labco for U.S. federal income tax purposes (see "Income Tax Considerations -- Certain United States Federal Income Tax Considerations"), the fact that the Arrangement has been structured to minimize the portion of such distribution that is taxable to US Holders.

     The foregoing discussion of the information and factors considered and evaluated by the Independent Committee is not intended to be exhaustive, but is intended to include all material factors considered by the Independent Committee. The Independent Committee believes that the foregoing factors and the Independent Committee's active involvement in overseeing the arm's length negotiations with MDS adequately support the Independent Committee's belief as to the substantive fairness of the Arrangement to Non-MDS Securityholders. The Independent Committee's belief as to the substantive fairness of the Arrangement to Non-MDS Securityholders was not based upon any of the following, as it did not believe they were relevant in the circumstances: the net book value of the Hemosol Shares, the liquidation value of Hemosol, the purchase prices previously paid by MDS or its affiliates for Hemosol Shares and the substance of the PwC Draft Report described under "Special Factors -- Reasons Why MDS and MDS Subco Consider the Arrangement to be Fair to Non-MDS Securityholders" and "-- Draft Report of PricewaterhouseCoopers LLP". Hemosol has not received any firm offer from any unaffiliated person during the past two years for any merger or consolidation of Hemosol, the sale or other transfer of all or any substantial part of the assets of Hemosol, or any purchase of Hemosol's securities that would enable the purchaser to exercise control over Hemosol.

     In addition, in light of the number and variety of factors considered by the Independent Committee in connection with its evaluation of the fairness of the Arrangement, the Independent Committee does not find it practicable to assign relative weights to the foregoing factors and, accordingly, did not do so.

RECOMMENDATION OF THE HEMOSOL BOARD

     After careful consideration of the Independent Committee's report and conclusions, the KPMG Fairness Opinion and the other factors considered and relied upon by the Independent Committee, the Hemosol Board (none of the directors of which, with the exception of Hemosol's chief executive officer, is an employee of Hemosol) unanimously (excluding R. Ian Lennox, Wilfred G. Lewitt, Edward K. Rygiel and Nelson M. Sims who are related to MDS, each of whom abstained from voting pursuant to the OBCA) determined that the Arrangement is in the best interests of Hemosol and is fair, from a financial point of view, to Non-MDS Securityholders and resolved to recommend that Securityholders vote in favour of the Arrangement Resolution.

     In reaching its conclusion that the Arrangement is in the best interests of Hemosol and is fair, from a financial point of view, to Non-MDS Securityholders and its recommendation that Securityholders vote in favour of the

Arrangement Resolution, the Hemosol Board considered information with respect to the business and affairs of Hemosol, as well as the following factors:

     -  the factors considered and relied upon by the Independent Committee;

     - the unanimous recommendation of the Arrangement by the Independent Committee;

     - the fact that the Independent Committee consisted of independent and disinterested directors appointed to represent the interests of Non-MDS Securityholders; and

     - the fact that the Independent Committee retained and was advised by KPMG, as independent financial advisor, and by DWPV, as outside legal counsel.

     This discussion of the information and factors considered and evaluated by the Hemosol Board is not intended to be exhaustive but is believed to include all material factors considered by the Hemosol Board. In addition, in light of the number and variety of factors considered by the Hemosol Board in connection with its evaluation of the fairness of the Arrangement, the Hemosol Board does not find it practicable to assign relative weights to the foregoing factors and, accordingly, did not do so.

     THE HEMOSOL BOARD RECOMMENDS THAT SECURITYHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION.

KPMG FAIRNESS OPINION

     The Independent Committee retained KPMG to provide financial advisory services and a fairness opinion in connection with the Arrangement. KPMG was engaged by the Independent Committee upon the recommendation of management of Hemosol which considered, as part of the process of the selection of a financial advisor, factors such as expertise, cost and potential conflicts. KPMG was not engaged to prepare and did not prepare a formal valuation of Hemosol, New Hemosol, Labco, the Blood Products Business or the Labs Business or any of their securities or assets and the KPMG Fairness Opinion should not be construed as a formal valuation of such entities or their securities or assets.

     KPMG is one of the world's largest professional services organizations, offering a broad range of services. KPMG's professionals have significant experience in advising a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax, and litigation matters, among other things. KPMG is not an insider, associate or affiliate of Hemosol or MDS. Neither KPMG nor any of its affiliates is an advisor to MDS in respect of the Arrangement. KPMG has not been engaged within the last two years to perform financial advisory, tax or other services for, or been involved in a prior valuation, appraisal or review of the financial status of Hemosol or MDS, other than pursuant to this engagement. Accordingly, the Independent Committee was satisfied that KPMG was qualified and competent to provide such services and was independent of MDS and its affiliates, including for the purposes of Rule 61-501 and Policy Q-27.

     Hemosol and KPMG entered into a formal engagement agreement dated November 24, 2003. The terms of the engagement agreement provide that KPMG is to be paid fees for its services as financial advisor to the Independent Committee. In addition, KPMG is to be reimbursed for administration expenses and other disbursements and indemnified by Hemosol in certain circumstances. The fees payable to KPMG under its engagement agreement are not contingent in whole or in part upon the success of the Arrangement and KPMG has no material financial interest in Hemosol or MDS that may be affected by the success of the Arrangement.

     At the meeting of the Independent Committee on February 11, 2004, KPMG orally set out its conclusions regarding the matters dealt with in the KPMG Fairness Opinion (which were ultimately set out in the KPMG Fairness Opinion) and the financial analysis underlying its conclusions. All members of the Independent Committee were present at the meeting on February 11, 2004 and had an opportunity to ask questions regarding KPMG's presentation. KPMG has concluded that, as of February 11, 2004, and subject to the various assumptions, limitations and qualifications set out in the KPMG Fairness Opinion, the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders.

     The full text of the KPMG Fairness Opinion, which sets out the assumptions made, matters considered, limitations of the review undertaken and various qualifications in connection with the KPMG Fairness Opinion is attached as Annex E to this Circular and is also filed as an exhibit to the Schedule 13E-3 filed by Hemosol, MDS and MDS Subco with the SEC pursuant to the requirements of the U.S. Exchange Act. The KPMG Fairness Opinion is addressed to the Hemosol Board for its use in connection with its evaluation of the Arrangement, and is not intended to be, and does not constitute, a recommendation to any Securityholder as to how such Securityholder should vote with respect to the Arrangement Resolution.

     The Fairness Opinion states that it may not be used by any person or relied upon by any person, other than the Independent Committee or the Hemosol Board, without the prior written consent of KPMG. KPMG has expressly disclaimed any liability by reason of the use of the Fairness Opinion by any person other than the Independent Committee or the Hemosol Board. Whether or not the Fairness Opinion could be relied upon by any Securityholder to support a claim against KPMG is an issue that, if asserted, would be resolved by a court of competent jurisdiction. The resolution of such issue would have no effect on the rights and responsibilities of the Independent Committee or the Hemosol Board under applicable Canadian or United States law, and the availability or non-availability of a defence would have no effect on the rights or responsibilities of the Independent Committee, the Hemosol Board or KPMG under applicable United States federal securities law.

     The summary of the KPMG Fairness Opinion contained herein is qualified in its entirety by reference to the full text of the KPMG Fairness Opinion. Securityholders are urged to read the KPMG Fairness Opinion carefully and in its entirety.

     In preparing the KPMG Fairness Opinion, KPMG considered such factors and conducted such analyses, investigations, research and testing of assumptions as were deemed by it to be appropriate in the circumstances. KPMG relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by it from public sources or provided to it by, on behalf of or at the request of the Independent Committee, Hemosol or MDS, and the KPMG Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. KPMG has assumed that the projections provided to it by management of Hemosol and/or MDS represent the best estimate of the most probable results for the Blood Products Business or the Labs Business for the periods presented therein. Senior officers of Hemosol have represented to KPMG that, among other things, no changes have occurred in the material facts set out or referred to in any such information subsequent to the date that such information was provided which would have or which could reasonably be expected to have a material adverse effect on the KPMG Fairness Opinion and that there are no material facts about Hemosol not contained in or referred to in the information provided to KPMG by Hemosol in connection with the KPMG Fairness Opinion which could reasonably be expected to affect materially the assumptions used, the procedures adopted and the scope of the review undertaken by KPMG in providing its services and in rendering the KPMG Fairness Opinion.

     In preparing the KPMG Fairness Opinion, KPMG reviewed, considered and relied upon, among other things, the following:

     - the Arrangement Agreement and the agreements or other documents attached as Exhibits thereto, including the Plan of Arrangement, the Blood Products Partnership Agreement, the Labs Partnership Agreement and the Labs Management Agreement;

     - the financial statements of Hemosol, including the audited consolidated balance sheets, statements of loss and deficit and cash flow statements as at and for the fiscal years ended December 31, 2001 and 2002, the unaudited consolidated balance sheet, statement of loss and deficit and cash flow statement as at and for the nine-month period ended September 30, 2003;

     - other publicly available information concerning Hemosol, including the Annual Information Form dated May 27, 2003, the 2002 Annual Report to Shareholders, the Management Information Circular dated December 22, 2003 and the Short-Form Prospectus dated January 13, 2004;

     - income tax returns of Hemosol and schedules prepared by management of Hemosol summarizing the nature and estimated amount of tax attributes of Hemosol as at December 31, 2003;

     -  Hemosol's  management's   financial  projections   of  EBITDA,   capital
        expenditures and licence payments for the years ending December 31, 2004 through 2010;

     -  reported prices and trading activity for the Hemosol Shares;

     - discussions with representatives of senior management of Hemosol with respect to the current operations and future prospects of the Blood Products Business;

     - expressions of interest which Hemosol received regarding transactions designed to allow Hemosol to benefit from the value of the Tax Losses;

     - publicly available information concerning MDS, including the Annual Information Form dated January 31, 2003 and the 2002 Annual Report to MDS's shareholders;

     - unaudited summary financial information for the Labs Business provided by MDS, including a balance sheet as at October 31, 2003 and operating results for the years ending October 31, 1999 to 2003 and projected operating results for the year ending October 31, 2004;

     - certain public stock market and financial data for publicly traded companies with operations comparable to the Labs Business;

     - discussions with representatives of senior management of MDS with respect to the current operations and future prospects of the Labs Business;

     - discussions with the legal and tax advisors to Hemosol in respect of the financial and tax impacts of the Arrangement to Non-MDS Securityholders;

     -  review  of  transactions  involving  tax  attributes,  including   those
        publicly announced and other non-public transactions in which KPMG advised; and

     - general industry and economic information obtained from other sources considered reliable and necessary by KPMG in the circumstances.

     The following is a summary of the material financial analyses used by KPMG in connection with providing the KPMG Fairness Opinion to the Independent Committee and the Hemosol Board.

     KPMG believes that the assessment of fairness from a financial point of view must be determined in the context of each particular transaction. KPMG has based the KPMG Fairness Opinion on methods and techniques that KPMG considered appropriate in the circumstances and considered a number of factors in its review of the Arrangement. The preparation of a fairness opinion is a complex process and it is not necessarily susceptible to partial analysis or a summary description. Accordingly, KPMG's analyses must be considered as a whole and the selection of portions of KPMG's analyses or the factors considered by KPMG, without considering all factors and analyses together, could create a misleading view of the approaches underlying the KPMG Fairness Opinion.

     In order to assess the fairness of the Arrangement from a financial point of view to Non-MDS Securityholders, KPMG reviewed and considered the estimated value of each constituent component to be transferred and/or conveyed as part of the overall Arrangement using procedures and approaches which it considered appropriate and acceptable in the circumstances based on the financial and other information as available or as provided by either Hemosol or MDS. In particular, KPMG assessed the value of the following constituent components of the
Arrangement:  (i) the  Labco Class A  Shares to be  distributed to Shareholders;
(ii) the Surrendered Warrants; (iii) the 7% limited partnership interest in the Blood Products Business to be held by Labco, in which MDS will own 99.56% of the equity; and (iv) the Tax Losses.

VALUE OF LABCO CLASS A SHARES

     In assessing the estimated value of the Labco Class A Shares to be distributed to Shareholders pursuant to the Arrangement, KPMG was of the view that the capitalized EBITDA approach to the valuation of Labco would be appropriate as the primary business of Labco (being the Labs Business) would involve revenues and expenses that are relatively predictable and constant. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. EBITDA, as used by MDS in its projections relating to the Labs Business provided to KPMG, is not necessarily comparable with similarly titled measures of other companies because not all companies calculate EBITDA in the same fashion.

     Based on information provided to KPMG by MDS, after normalization adjustments and the inclusion of expected additional expenses resulting from the reorganization of the Labs Business contemplated by the Arrangement, EBITDA for the Labs Business has been in the range of approximately $46 million to $48 million per fiscal year during the fiscal years ended October 31, 2001 to 2003 and is projected to be approximately $45 million for the fiscal year ending October 31, 2004. The qualifications in respect of projections for Hemosol under "-- Management Projections" below apply equally to such projection for the Labs Business.

     KPMG reviewed the public stock market trading multiples as of January 21, 2004 for the companies listed in the table below that have operations comparable to the Labs Business and selected an EBITDA multiple range of 10.5x to 11.0x.

                                                                                               EBITDA
                                                        AS OF JANUARY 21, 2004        (TRAILING TWELVE MONTHS)
                                                   --------------------------------   ------------------------
COMPANY                                            TRADING PRICE   ENTERPRISE VALUE      AMOUNT       MULTIPLE
-------                                            -------------   ----------------   -------------   --------
                                                                    (In millions)     (In millions)
MDS Inc..........................................      $20.65           $3,260.6          $310.0       10.5x
CML Healthcare Inc...............................      $51.70           $1,088.9          $ 77.6       14.0x
Covance Inc......................................    US$28.43         US$1,646.0        US$159.4       10.3x
LabOne Inc.......................................    US$35.13         US$  538.0        US$ 45.5       11.8x
Laboratory Corp. of America......................    US$40.76         US$6,708.2        US$624.9       10.7x
Quest Diagnostics................................    US$78.01         US$9,123.1        US$889.2       10.3x

     Based on a normalized EBITDA of $45 million for the Labs Business and a range of EBITDA multiples of 10.5x to 11.0x, KPMG arrived at an indicative value for Labco in the range of $472.5 million to $495 million, exclusive of the net present value of the Tax Losses to Labco. Including the net present value of the Tax Losses (based on estimated pre-tax profitability of Labco in the order of $41 million per year and a discount rate of 10%) of $95 million in the value of Labco resulted in an indicative value for Labco in the range of $567.5 million to $590 million, resulting in an indicative value in the range of $2.838 million to $2.95 million for the 0.5% equity interest in Labco that the Labco Class A Shares to be distributed to Shareholders will represent.

VALUE OF SURRENDERED WARRANTS

     In assessing the value of the Surrendered Warrants to be surrendered by MDS pursuant to the Arrangement, KPMG considered the intrinsic value of the Surrendered Warrants and the value of the Surrendered Warrants implied by the application of the Black-Scholes option pricing model.

     Using the Black-Scholes option pricing model adjusted to account for the dilutive impact of the Surrendered Warrants and assuming a price per Hemosol Share of $1.60 and volatility of 100%, KPMG determined the indicative value of the Surrendered Warrants to be $1.18 per Surrendered Warrant for an aggregate indicative value of $2.9 million for the Surrendered Warrants.

VALUE OF BLOOD PRODUCTS BUSINESS

     In assessing the value of the approximate 7% limited partnership interest in the Blood Products Business to be retained by Labco pursuant to the Arrangement, KPMG considered a discounted cash flow analysis and a market capitalization analysis. A public market analysis was also considered by KPMG, but not employed since it was determined that there were no public companies comparable to the Blood Products Business.

Discounted Cash Flow Analysis

     The discounted cash flow (also referred to as "DCF") analysis provided a net present value of the projected after-tax free cash flows of the Blood Products Business based on the following:

     - EBITDA, capital expenditures and licence payment projections prepared by Hemosol's management for the years ending December 31, 2004 through 2010 (see "-- Management Projections" below);

     - future expected cash taxes projected by KPMG based on (i) Hemosol's management's projections referred to above, (ii) an assumption that $80 million of undepreciated capital cost would remain with the Blood Products Business and (iii) an income tax rate of 36%;

     -  future  expected working capital requirements projected by KPMG based on
        (i) Hemosol's management's projections referred to above and (ii) assumed days sales outstanding and days expenses outstanding of 30 days;

     - a terminal growth rate of 2.5% (used in the calculation of the terminal value);

     -  a discount rate in the range of 30% to 35%;

     - the value of certain product candidates of Hemosol and redundant assets not included in management's projections of approximately $7.5 million;

     - the $16 million cash infusion to the Blood Products Business resulting from the Arrangement; and

     -  the outstanding Bank Loan of $20 million.

     To calculate the after-tax free cash flow of the Blood Products Business, KPMG deducted estimated future cash taxes and estimated working capital requirements, both of which were independently projected by KPMG, from Hemosol's management's projected pre-tax cash flow prior to working capital needs.

                                    2004      2005      2006      2007     2008     2009      2010
                                   -------   -------   -------   ------   ------   -------   -------
                                                            (In thousands)
                                      $         $         $        $        $         $         $
Pre-tax free cash flow prior to
  working capital needs, as
  projected by Hemosol's
  management.....................  (19,353)  (15,796)  (18,920)  10,963   63,708   103,799   147,493
Cash taxes.......................       --        --        --       --   (8,983)  (28,258)  (46,721)
Working capital..................    1,106      (416)     (631)  (1,700)  (3,595)   (3,295)   (3,591)
                                   -------   -------   -------   ------   ------   -------   -------
After-tax free cash flow.........  (18,247)  (16,212)  (19,551)   9,263   51,130    72,246    97,181
                                   -------   -------   -------   ------   ------   -------   -------

     Based on the foregoing, KPMG determined, using the discounted cash flow analysis, the indicative value "en bloc" of the Blood Products Business to be in the range of $55 million to $85 million (based on a discount rate of 35% and 30%, respectively), resulting in an indicative pro rata value of $3.85 million to $5.95 million for the approximate 7% limited partnership interest in the Blood Products Business to be, in effect, retained by Labco.

                                                                DISCOUNT RATE
                                                              -----------------
                                                                35%       30%
                                                              -------   -------
                                                               (In thousands)
                                                                 $         $
Discounted cash flow value based on projections.............   51,800    81,700
Value of assets not reflected in projections................    7,500     7,500
                                                              -------   -------
Value of operations/business................................   59,300    89,200
Cash to be received.........................................   16,000    16,000
Bank Loan...................................................  (20,000)  (20,000)
                                                              -------   -------
"En bloc" value of the Blood Products Business under DCF
  approach..................................................   55,300    85,200
                                                              -------   -------
Value of a pro rata 7% interest in the Blood Products
  Business..................................................    3,850     5,950
                                                              -------   -------

Market Capitalization Analysis

     The market capitalization analysis provided an indicative value for the Blood Products Business of approximately $90 million based on a Hemosol Share price of $1.60 and approximately 56 million Hemosol Shares outstanding, resulting in an indicative value of $6.3 million for the approximate 7% limited partnership interest in the Blood Products Business to be, in effect, transferred to Labco.

VALUE OF TAX LOSSES

     Based on KPMG's analysis, the balance of the various Tax Loss accounts which would remain with Labco following the completion of the Arrangement was approximately $304 million as at December 31, 2003. This quantum of Tax Losses is based on certain assumptions, including the assumption that $80 million of undepreciated capital costs will be assigned to the value of the Blood Products Business for the purposes of the relevant tax elections in connection with the transfer of the Blood Products Business from Hemosol to the Blood Products Partnership and the exclusion of $10 million of financing expenses of Hemosol due to uncertainty as to their characterization.

     KPMG determined the effective or implied transfer value of the Tax Losses in the Arrangement based on the indicative values for each of the constituent components to be, in effect, transferred and/or conveyed as part of the

Arrangement (other than the Tax Losses) together with the $16 million cash infusion to the Blood Products Business as follows:

     (a) using the discounted cash flow analysis to value the Blood Products Business, KPMG determined that the value of the Tax Losses implied in the Arrangement was in the range of $15.8 million to $18.0 million or $0.052 to $0.059 per dollar of Tax Losses. The low end of such range was based on a discount rate of 30% for the discounted cash flow analysis and the low end of the range of the comparable trading multiples for the Labs Business. The high end of such range was based on a discount rate of 35% for the discounted cash flow analysis and the high end of the range of the comparable trading multiples for the Labs Business; and

     (b) using the market capitalization analysis to value the Blood Products Business, KPMG determined that the value of the Tax Losses implied in the Arrangement was in the range of $15.5 million to $15.6 million or approximately $0.051 per dollar of Tax Losses. The low end of such range was based on the low end of the range of the comparable trading multiples for the Labs Business. The high end of such range was based on the high end of the range of the comparable trading multiples for the Labs Business.

     The following table summarizes the results of the discounted cash flow approach and the market capitalization approach for determining the implied transfer value of the Tax Losses:

                                                         DISCOUNTED CASH FLOW    MARKET CAPITALIZATION
                                                               APPROACH                APPROACH
                                                         ---------------------   ---------------------
                                                            LOW        HIGH         LOW        HIGH
                                                         ---------   ---------   ---------   ---------
                                                            (In thousands)          (In thousands)
                                                            $           $           $           $
Effective transfers from MDS to Shareholders(1)
  Cash.................................................    16,000      16,000      16,000      16,000
  Labco 0.50% equity interest..........................     2,838       2,950       2,838       2,950
  Surrendered Warrants.................................     2,900       2,900       2,900       2,900
                                                         --------    --------    --------    --------
TOTAL..................................................    21,738      21,850      21,738      21,850
Effective transfers from Shareholders(1) to MDS
  Blood Products Partnership 7% equity interest........     5,950       3,850       6,266       6,266
  Implied value of Tax Losses..........................    15,788      18,000      15,472      15,584
                                                         --------    --------    --------    --------
TOTAL..................................................    21,738      21,850      21,738      21,850
Implied value of Tax Losses............................    15,788      18,000      15,472      15,584
  Tax Losses...........................................   304,000     304,000     304,000     304,000
  Cents per dollar of Tax Losses.......................       5.2         5.9         5.1         5.1

---------------

Note:

(1)  Including MDS.

     Based on KPMG's review of transactions involving tax attributes, including those publicly announced and other non-public transactions in which KPMG advised, tax attributes have recently transacted in the range of $0.05 to $0.08 per dollar of tax attribute resulting in an indicative value in the range of $15.2 million to $24.32 million for the Tax Losses.

     In assessing the reasonableness of the value of the Tax Losses implied in the Arrangement, KPMG also considered other factors such as the nature of the consideration to be received and KPMG's observation that in certain other comparable transactions the relevant cash payment has been paid over time or may be subject to contingencies, alternative transactions may involve the discontinuance or significant restructuring of existing operations, the large quantum of the Tax Losses and the limited number of companies and businesses capable of taking advantage of such quantum of Tax Losses and alternative opportunities that might be available to Hemosol based on certain expressions of interest received and the degree of risk associated with concluding such alternatives as compared to the Arrangement. In addition, KPMG also considered certain additional factors that might influence the assessment of fairness from a financial point of view, including the potential tax impact to Shareholders resident in the U.S. KPMG has assumed that any adverse impact to US Holders would be minimal.

MANAGEMENT PROJECTIONS

     In connection with Hemosol's considerations of transactions to improve its financial position, Hemosol updated and developed certain information in its annual budget and financial planning documents and prepared projections of its anticipated future operating performance for the seven fiscal years from 2004 through 2010. These projections were in part provided to the Independent Committee, KPMG, MDS and PwC on a confidential basis. Hemosol advised the recipients of the projections that the underlying assumptions and estimates upon which the projections were based are subjective in many respects.

     Management of Hemosol does not normally project earnings and is particularly cautious of making projections for extended periods due to the unpredictability of earnings. The projections are forward-looking statements that are subject to risks and uncertainties that could cause projections to differ materially from actual results and should be read with caution. Important factors that could cause Hemosol's actual results to differ materially from the projections include, but are not limited to, the successful and timely completion of the pre-clinical and clinical development of its products, Hemosol's ability to obtain regulatory approvals for its products, Hemosol's ability to manufacture or have manufactured its products in commercial quantities and at competitive costs, the competitive environment for therapeutic and non-therapeutic protein products derived from human blood, the ability to obtain adequate funding under acceptable terms to complete its development programs and other factors set forth in "Risk Factors -- Risks Relating to the Blood Products Partnership". The projections were not prepared by Hemosol's management in the ordinary course and are based on a variety of estimates and hypothetical assumptions made by Hemosol's management with respect to, among other things, product development, regulatory approvals, market demand, industry performance, general economic, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and other matters. In particular, in preparing these projections, Hemosol's management relied on the following key assumptions:

     - research and development spending was projected at the 2004 levels throughout the projection period. Clinical development programs and revenues for all pipeline products, including HEMOLINK, are excluded from the projections;

     - contract bio-manufacturing revenues generated from the Hemolink Building are projected for the period from 2004 through 2006;

     - clinical development revenues associated with the ProMetic Cascade technology commence in 2005 and continue throughout the projection period; and

     - plasma processing utilizing the ProMetic Cascade technology commences in 2007 at 175,000 litres per year and increases to 950,000 litres per year in 2010.

     None of the assumptions may be realized and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are beyond New Hemosol's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may materially differ. In addition, the projections do not take into account any of the transactions in connection with the Arrangement, which may also cause actual results to materially differ.

     The projections summarized below were not prepared by Hemosol's management with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the Institute of Certified Public Accountants or the Canadian Institute of Chartered Accountants regarding projections or forecasts, or either United States or Canadian GAAP. HEMOSOL'S INDEPENDENT AUDITORS HAVE NOT EXAMINED OR COMPILED ANY OF THE PROJECTIONS OR EXPRESSED ANY CONCLUSION OR PROVIDED ANY FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS AND, ACCORDINGLY, ASSUME NO RESPONSIBILITY FOR THEM. The projections are included below to give Securityholders access to information that was not publicly available and that was provided by Hemosol to the Independent Committee, KPMG, MDS and PwC. The Canadian Securities Administrators have issued National Policy Statement 48, which sets forth certain requirements which apply to financial projections and forecasts which are included in certain documents prepared by reporting issuers in Canada. THE PROJECTIONS WERE PREPARED BY HEMOSOL'S MANAGEMENT FOR INTERNAL PURPOSES AND NOT FOR PUBLIC DISCLOSURE AND DO NOT COMPLY WITH THE REQUIREMENTS OF NATIONAL POLICY STATEMENT 48. THE SUMMARY OF THE SEVEN-YEAR PROJECTIONS SET OUT BELOW IS INCLUDED IN THIS DOCUMENT SOLELY TO COMPLY WITH DISCLOSURE OBLIGATIONS UNDER THE U.S. FEDERAL SECURITIES LAWS.

     For these reasons, as well as the bases and underlying assumptions on which the projections were compiled, the inclusion of projections in this Circular should not be regarded as an indication that the projections will be an accurate prediction of future events and they should not be relied upon as such. Hemosol does not assume any responsibility to any Securityholder for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation to the Securityholders regarding the projections and neither Hemosol/Labco nor New Hemosol intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events in the event that any or all of the assumptions are shown to be in error.

     The financial projections set forth below include EBITDA projections. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with United States or Canadian GAAP. EBITDA, as used by Hemosol in these projections, is not necessarily comparable with similarly titled measures of other companies because not all companies calculate EBITDA in the same fashion.

                                                        MANAGEMENT PROJECTIONS
                                  ------------------------------------------------------------------
                                   2004      2005      2006      2007     2008      2009      2010
                                  -------   -------   -------   ------   -------   -------   -------
                                                            (In thousands)
                                     $         $         $        $         $         $         $
Revenue.........................    6,500    17,000    35,026   60,331   124,519   183,088   250,513
EBITDA..........................  (13,453)   (8,396)     (720)  19,963    63,708   103,799   147,493
Capital expenditures and licence
  payments......................   (5,900)   (7,400)  (18,200)  (9,000)       --        --        --
                                  -------   -------   -------   ------   -------   -------   -------
Pre-tax cash flow prior to
  working capital needs.........  (19,353)  (15,796)  (18,920)  10,963    63,708   103,799   147,493

REASONS WHY MDS AND MDS SUBCO CONSIDER THE ARRANGEMENT TO BE FAIR TO NON-MDS SECURITYHOLDERS

     MDS and MDS Subco believe that, in the circumstances and after taking into account the factors set forth below, the Arrangement is procedurally and substantively fair to Non-MDS Securityholders.

     As MDS and its  affiliates (as such  term is defined  in the U.S.  Exchange
Act) collectively own approximately 11.7% of the outstanding Hemosol Shares and four members of the current Hemosol Board are directors, officers or employees of MDS or affiliates thereof, MDS may be deemed to be an affiliate of Hemosol for the purposes of Rule 13e-3 under the U.S. Exchange Act. In addition, as MDS Subco and Hemosol may each be controlled (as such term is defined in the U.S. Exchange Act) by MDS, MDS Subco may be deemed to be an affiliate of Hemosol for the purposes of Rule 13e-3 under the U.S. Exchange Act. As a result, MDS and MDS Subco are required, under Rule 13e-3, to state whether they reasonably believe that the Arrangement is fair to Non-MDS Securityholders.

     MDS AND MDS SUBCO ARE MAKING THE STATEMENTS INCLUDED IN THIS SECTION SOLELY FOR THE PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF RULE 13E-3 AND RELATED RULES UNDER THE U.S. EXCHANGE ACT. MDS AND MDS SUBCO EXPRESSLY DO NOT UNDERTAKE ANY FIDUCIARY RELATIONSHIP OR OBLIGATION TO THE HEMOSOL SECURITYHOLDERS (OTHER THAN ANY OBLIGATION UNDER THE U.S. FEDERAL SECURITIES LAWS). MOREOVER, NEITHER MDS NOR MDS SUBCO CONSIDERED THE FAIRNESS OF THE ARRANGEMENT TO NON-MDS SECURITYHOLDERS IN DETERMINING TO ENTER INTO THE ARRANGEMENT, NOR DO THEY MAKE ANY RECOMMENDATION WITH RESPECT TO THE ARRANGEMENT TO NON-MDS SECURITYHOLDERS.

     MDS and MDS Subco believe that the Arrangement is procedurally fair to Non-MDS Securityholders for the following reasons:

     - the Independent Committee (comprised of three directors none of whom is related to MDS or its affiliates or an employee of Hemosol) was formed for the purpose of evaluating the Arrangement and oversaw the negotiation of the terms of the Arrangement;

     - the members of the Independent Committee and the Hemosol Board are experienced and sophisticated in business and financial matters and were well informed about the business, operations and prospects of Hemosol;

     - the principal terms of the Arrangement were established through arm's length negotiation with the Independent Committee and the management of Hemosol (none of whom is related to MDS or its affiliates by virtue of being a director, officer or employee of MDS) and during such negotiation the interests of Non-MDS Securityholders were represented by the Independent Committee and the management of Hemosol and their legal and financial advisors;

     - the Independent Committee retained KPMG as its financial advisor to assist the Independent Committee in evaluating the Arrangement;

     - KPMG has reviewed the Arrangement and advised the Independent Committee that it believes that the Arrangement is fair, from a financial point of view, to Non-MDS Securityholders, as described in "-- KPMG Fairness Opinion";

     - the Independent Committee and the Hemosol Board have each concluded that the Arrangement is in the best interests of Hemosol and is fair, from a financial point of view, to Non-MDS Securityholders, and the Hemosol Board has recommended that the Securityholders vote in favour of the Arrangement, as described in "-- Recommendation of the Hemosol Board" and "-- Recommendation of the Independent Committee";

     - MDS has been advised that each of the directors of Hemosol, other than those affiliated with MDS, have agreed to vote their Hemosol Shares in favour of the Arrangement;

     - the Arrangement can only be completed if approved by the Court, and the Court will determine the fairness of the Arrangement; and

     - in order for the Arrangement to be approved, at least two-thirds of the votes cast on the Arrangement Resolution by Securityholders, and at least a majority of the votes cast thereon by the Minority Shareholders, must be voted in favour of the Arrangement Resolution.

     MDS and MDS Subco believe that the Arrangement is substantively fair to Non-MDS Securityholders for the reasons set forth below.

LESS DILUTION THAN EQUITY FINANCING

- The Arrangement provides Hemosol's Blood Products Business with a cash infusion of $16 million in a manner that MDS and MDS Subco believe is less dilutive to existing Shareholders than an equity financing, assuming that Hemosol could raise funds through an equity financing. Shareholders immediately prior to the Effective Time will receive, in effect, one New Hemosol Share and one Labco Class A Share in exchange for each Hemosol Share held. The holdings of each Shareholder in New Hemosol will be on the same proportionate basis as their holdings in Hemosol immediately prior to the Effective Time.

CONSIDERATION FOR TAX LOSSES

- The $16 million cash infusion forming part of the consideration for the transaction, when considered alone in relation to the Tax Losses, results in an effective value attributed to the Tax Losses within the range of values calculated by PwC in the PwC Draft Report (as described below) based on the methodologies applied by PwC as set out in the PwC Draft Report. In addition to the $16 million cash infusion, MDS is also surrendering the Surrendered Warrants, which provides additional value and which, if also attributed to the Tax Losses, further increases the effective value attributed to Tax Losses. In considering the reasonableness of the value of such Tax Losses, MDS also considered the fact that the cash received by Hemosol's Blood Products Business (other than the Escrow Amount) will not be received over time or upon the occurrence of contingent events, unlike other transactions involving tax losses of which MDS is aware.

CONTINUED PARTICIPATION IN BLOOD PRODUCTS BUSINESS AND NEW PARTICIPATION IN LABS BUSINESS

- Non-MDS Securityholders, by receiving New Hemosol Shares, will continue to participate in the Blood Products Business through New Hemosol's general partnership interest in the Blood Products Partnership and, to a limited extent, through Labco's limited partnership interest in the Blood Products Partnership. In addition, Non-MDS Securityholders, by receiving Labco Class A Shares, will be able to participate in the business and future growth of the Labs Business through Labco's limited partnership interest in the Labs Partnership, other than the first $16 million of profits of the Labs Partnership following the Arrangement because such profits will be used to retire the $16 million loan made by MDS to the Labs Partnership to fund the cash infusion to the Blood Products Business.

APPLICABLE SECURITIES LAWS

- The Arrangement is being carried out in compliance with Rule 61-501 and Policy Q-27 (subject to the exemption orders obtained from the OSC and AMF relieving Hemosol from the requirement to have a formal valuation prepared). Among other matters, those provisions require that the Arrangement must be approved by a majority of the votes cast by Minority Shareholders. Compliance with Rule 61-501 and Policy Q-27 (and any exemptions therefrom) is generally viewed in Canada as a fair means to ensure procedural and substantive fairness to minority shareholders with respect to transactions such as the Arrangement.

- Upon completion of the Arrangement, New Hemosol and Labco will be reporting issuers in each of the provinces of Canada. In addition, both the New Hemosol Shares and the Labco Class A Shares will be registered under the U.S. Exchange Act. As a result, New Hemosol and Labco will each be subject to the continuous disclosure obligations of Canadian and U.S. federal securities laws.

US HOLDERS

- The Arrangement will likely be treated as a taxable distribution of New Hemosol Shares by Labco for U.S. federal income tax purposes. This deemed distribution may result in US Holders incurring U.S. federal income tax liability (see "Income Tax Considerations -- Certain United States Federal Income Tax Considerations"). In considering the fairness of the Arrangement, MDS and MDS Subco considered the fact that the Arrangement has been structured to minimize the portion of such distribution that is taxable to US Holders.

     MDS and MDS Subco believe that the foregoing factors and the active involvement and arm's length negotiation by the Independent Committee adequately support the belief of MDS and MDS Subco as to the substantive fairness of the Arrangement to Non-MDS Securityholders. MDS's and MDS Subco's belief as to the substantive fairness of the Arrangement to Non-MDS Securityholders was not based upon any of the following, as they did not believe, given the nature of the transactions, that these factors were relevant in the circumstances: current or historical market prices of the Hemosol Shares, the net book value of the Hemosol Shares, the going concern or liquidation value of Hemosol, the purchase prices previously paid by MDS or affiliates for Hemosol Shares and the substance of the KPMG Fairness Opinion described under "-- KPMG Fairness Opinion" above. MDS is not aware of any firm offer made by any unaffiliated person during the past two years for any merger or consolidation of Hemosol, the sale or other transfer of all or any substantial part of the assets of Hemosol, or any purchase of Hemosol's securities that would enable the purchaser to exercise control of Hemosol.

     The above factors are not intended to be exhaustive. In light of the number and variety of factors, it was not practicable for MDS and MDS Subco to assign relative weights to the foregoing factors and accordingly relative weights were not assigned.

DRAFT REPORT OF PRICEWATERHOUSECOOPERS LLP

     Management of MDS retained PwC to provide financial advisory services, including tax and valuation analysis related to Hemosol, the Tax Losses, the 5,000,000 Tranche A Warrants that were then exercisable, interests in the Blood Products Business and the Labs Business, and to perform transactional due diligence in connection with the Arrangement.

     PwC is the world's largest professional services organization with more than 125,000 people in 142 countries. PwC's Canadian business valuation group was formed in 1970 and has been actively involved in providing business and securities valuation services since that time. PwC has extensive experience in completing and defending, when necessary, engagements involving the valuation of companies for various purposes, including transactions subject to public scrutiny, fairness opinions, the sale or purchase of entities or assets by related parties, assistance in resolving shareholders' disputes, tax-based corporate reorganizations, financial reporting and merger and acquisition activity.

     MDS retained PwC based on its experience in conducting due diligence and providing valuations and tax advisory services in transactions of this nature. MDS and PwC entered into a formal engagement agreement on November 19, 2003, as amended on November 26, 2003. The terms of the engagement agreement provide that PwC is to be paid fees for its services as financial advisor to MDS. In addition, PwC is to be reimbursed for administration

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

expenses and other disbursements and to be indemnified by MDS. The fees payable to PwC under its engagement agreement are not contingent in whole or in part upon the success of the Arrangement.

     At a meeting of senior management of MDS on December 11, 2003, PwC orally set out its findings and valuation estimates which were then set out in the draft report prepared by PwC based on information and analysis as of December 4, 2003 and sent to MDS on January 12, 2004 (the "PwC Draft Report").

     THE PWC DRAFT REPORT IS BEING DISCLOSED FOR THE PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF RULE 13E-3 AND RELATED RULES UNDER THE U.S. EXCHANGE ACT. PWC ACCEPTS NO RESPONSIBILITY OR LIABILITY FOR THE USE OF THE PWC DRAFT REPORT BY THE SECURITYHOLDERS OF HEMOSOL, THE SHAREHOLDERS OF MDS OR ANY OTHER PARTY. THE PWC DRAFT REPORT WAS PREPARED FOR THE ASSISTANCE OF SENIOR MANAGEMENT OF MDS PRIOR TO DETERMINATION OF THE FINAL TERMS OF THE ARRANGEMENT AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY NON-MDS SECURITYHOLDER AS TO HOW SUCH NON-MDS SECURITYHOLDER SHOULD VOTE WITH RESPECT TO THE ARRANGEMENT RESOLUTION. THE PWC DRAFT REPORT IS FURTHER SUBJECT TO SIGNIFICANT RESTRICTIONS AND QUALIFICATIONS, LIMITATIONS IN SCOPE AND ASSUMPTIONS OUTLINED THEREIN.

     THE PWC DRAFT REPORT IS NOT A FAIRNESS OPINION OR A FORMAL VALUATION PURSUANT TO SECURITIES REGULATIONS AND WAS NOT PRESENTED TO THE BOARD OF DIRECTORS OF MDS. MOREOVER, THE PWC DRAFT REPORT DOES NOT CONSIDER OR ADDRESS THE FAIRNESS OF THE ARRANGEMENT TO SECURITYHOLDERS OF HEMOSOL, THE SHAREHOLDERS OF MDS OR ANY OTHER PARTY AND THE PWC DRAFT REPORT SHOULD NOT BE CONSIDERED FOR SUCH PURPOSE. FURTHERMORE, THE PWC DRAFT REPORT HAS NOT BEEN UPDATED, NOR HAS MDS REQUESTED PWC TO UPDATE SUCH REPORT, FOR ANY CHANGES IN THE TERMS OF THE ARRANGEMENT, NEW INFORMATION OR CHANGES IN MARKET CONDITIONS SINCE DECEMBER 4, 2003. FOR EXAMPLE, THE PWC DRAFT REPORT DOES NOT CONSIDER THE SURRENDERED WARRANTS AS THEY WERE NOT PART OF THE PROPOSED TRANSACTION AT THE TIME THAT PWC PERFORMED ITS WORK FOR MDS. AS A RESULT, THE INFORMATION SET OUT IN THE PWC DRAFT REPORT MAY NOT BE RELEVANT TO THE ARRANGEMENT.

     The full text of the PwC Draft Report, which sets out the assumptions, matters considered, limitations, restrictions and qualifications and the findings and valuation estimates made by PwC, is filed as an exhibit to the
Schedule 13E-3 filed by Hemosol, MDS and MDS Subco with the SEC pursuant to the requirements of the U.S. Exchange Act. The summary of the PwC Draft Report contained herein is qualified in its entirety by reference to the full text of the PwC Draft Report.

     To prepare the PwC Draft Report, PwC reviewed, considered and relied upon documentation and information and representations provided to PwC without additional audit or verification, including the following:

     -  discussions with management of MDS and Hemosol;

     -  the Letter of Understanding;

     - various financial and other information provided by management of MDS and Hemosol;

     -  limited research of  the industry in  which Hemosol operates,  including
        market   statistics   of   comparable   public   companies   and  market
        transactions;

     - MDS's Annual Information Form for the year ended October 31, 2002 dated January 31, 2003;

     - unaudited summary financial information prepared by management of MDS for the Labs Business for the fiscal years of MDS ended October 31, 2001, 2002 and 2003 and pro forma summary financial information prepared by management of MDS for the Labs Business for the fiscal year of MDS ending October 31, 2004;

     - supporting financial documentation and discussions with management of MDS with respect to the allocation of sector overheads and expenses to the Labs Business;

     - Hemosol's Annual Information Form for the year ended December 31, 2002 dated May 27, 2003;

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

     - Hemosol's audited 2002 annual report and unaudited interim report for the nine-month period ended September 30, 2003 and Hemosol's budget for the fourth quarter of 2003;

     -  draft ProMetic MOU as at November 25, 2003; and

     - research into general economic conditions and the general pharmaceutical and pharmaceutical contract manufacturing industry.

     In addition to the above documentation, information and representations, PwC has received a written letter of representation from MDS confirming the completeness and accuracy of the information provided to PwC by MDS.

     PwC relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by it from public sources or provided to it by, on behalf of or at the request of Hemosol or MDS. The findings by PwC in the PwC Draft Report are conditional upon such completeness, accuracy and fair presentation. PwC has assumed, among other things, that the projections and budgets provided to it by management of Hemosol and MDS represent the best estimate of the most probable results for the Blood Products Business and the Labs Business for the periods presented therein.

     In connection with the documentation, information and representations noted above, PwC performed the procedures outlined below which formed the basis for its conclusions in the PwC Draft Report with respect to the various components of the Arrangement. PwC performed such analyses, investigations, research, testing of assumptions and considered such factors as PwC deemed appropriate, and in furtherance thereof, PwC:

LABS BUSINESS

- held discussions with management of MDS and reviewed the Tax Ruling (but not including the supplemental ruling dated February 5, 2004) to obtain an understanding of the proposed transaction as at December 4, 2003;

- reviewed certain publicly available and internal financial statements and other financial and operating data of MDS, as described above, related to the Labs Business;

- analyzed certain historical and pro forma financial information and other financial operating data prepared by the management of MDS;

- discussed the past and current operations and financial condition and the prospects of the Labs Business with senior executives of MDS;

- performed limited research into the industry and economy in which the Labs Business operates;

- compared the financial performance of the Labs Business with that of certain somewhat comparable publicly-traded companies and their securities; and

- assessed the most appropriate valuation methodology to apply, being a capitalization of EBITDA of $45 million using capitalization multiples of
    10.5 to 11.5, based upon the due diligence performed by PwC and PwC's judgment;

BLOOD PRODUCTS BUSINESS

- reviewed certain publicly available and internal financial statements and other financial and operating data of Hemosol related to the Blood Products Business and Hemosol's research and development pipeline, as described above;

- analyzed the historical and projected financial information and other financial operating data of the Blood Products Business, in each case prepared by the management of Hemosol;

- engaged an independent life sciences industry expert to assist with discussions and review of documentation related to Hemosol's products under development;

- discussed the past and current operations and financial condition and the prospects of Hemosol and the Blood Products Business with senior executives of Hemosol and MDS;

- performed limited research into the industry and economy in which Hemosol and the Blood Products Business operates and/or expects to operate;

-   reviewed the reported prices and trading activity for the Hemosol Shares;

-   compared the financial performance of the Blood Products Business with  that
    of   certain  somewhat   comparable  publicly-traded   companies  and  their
    securities;

- assessed the most appropriate valuation methodology to apply to the Blood Products Business, being a discounted cash flow of the business case presented by the management of Hemosol, as adjusted by PwC, using a discount rate of 25%, based upon the due diligence performed by PwC and PwC's judgment;

- considered alternative valuation methods for Hemosol and the Blood Products Business, including a discounted cash flow analysis of the unadjusted cash flows prepared by Hemosol's management and an orderly liquidation analysis; and

- considered the value of assets redundant to the operations of the Blood Products Business;

TAX LOSSES

- reviewed certain financial data of Hemosol related to the Tax Losses such as tax returns, notices of assessment and filings related to scientific research and experimental development claims;

- analyzed and reviewed the financial model prepared by management of MDS for the calculation of the net present value of the Tax Losses;

- discussed the nature and amount of the Tax Losses with senior executives of Hemosol and MDS;

- performed limited research into publicly disclosed transactions related to tax losses; and

- calculated a range of possible values for the Hemosol Tax Losses and the net present value to MDS based on a discount rate of 9% using the financial model prepared by management of MDS for the calculation of the net present value of the Tax Losses and various assumptions;

5,000,000 TRANCHE A WARRANTS

-   reviewed documentation setting out the terms of the Tranche A Warrants;

-   reviewed reported volatility of the share trading price of Hemosol;

-   obtained the reported price for Hemosol Shares on December 4, 2003; and

- employed a Black-Scholes option pricing model to value the 5,000,000 Tranche A Warrants then exercisable including the use of volatility in the range of 85% to 110%, and a risk-free rate of 3.81%.

     In addition to the foregoing, PwC performed such additional analysis, investigations, research, testing of assumptions and considerations that it considered necessary or appropriate.

     PwC's findings and valuation estimates, as discussed with senior management of MDS, are subject to the various assumptions, limitations and qualifications set out in the PwC Draft Report, which PwC deemed to be appropriate in the circumstances. Based upon the scope and basis of PwC's review, each summarized above, and the significant assumptions made by PwC and subject to the restrictions and qualifications set out in the PwC Draft Report, PwC estimated the value of various components of the Arrangement as at December 4, 2003. These estimates were summarized in the PwC Draft Report as follows:

     - the estimated fair market value of the Labs Partnership was in the range of $472.5 million to $517.5 million;

     - the estimated fair market value of a 10% ownership interest in the Blood Products Partnership was in the range of $1.9 million to $4.0 million; and

     - the estimated fair market value of the 5,000,000 Tranche A Warrants then exercisable was in the range of $5.4 million to $6.1 million.

     In addition, the PwC Draft Report presented PwC's findings with respect to its review of MDS's analysis used to assess the value of the Tax Losses, providing a calculation of the possible range of net present values to MDS for the use of the Tax Losses, based upon varying amounts that might be paid to Hemosol. PwC calculated that the range of appropriate payment amounts to Hemosol of $10.2 million ($0.05 per dollar of Tax Losses) to $22.4 million ($0.085 per dollar of Tax Losses) resulted in a net present value benefit to MDS of $74.0 million to $62.3 million, respectively. Based upon its analysis, PwC selected suggested values for the Tax Losses in the range of $11.9 million to $17.2 million.

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

                                THE ARRANGEMENT

     The following description of the transactions occurring in connection with the Arrangement is a summary only and is qualified in its entirety by reference to the full text of the Arrangement Agreement, a copy of which is attached to this Circular as Annex D, and the Plan of Arrangement, which details all of the steps in the Arrangement, a copy of which is attached as Exhibit 1 to the Arrangement Agreement, each of which should be read carefully in its entirety.

     Hemosol and MDS have entered into the Arrangement Agreement which provides for the implementation of the Arrangement pursuant to section 182 of the OBCA.
Section 182 of the OBCA permits a corporation to propose a plan of arrangement to implement a reorganization involving the business of the corporation or of any or all of the holders of its securities or of any options or rights to acquire any of its securities. Hemosol is proposing the Plan of Arrangement as an efficient method of implementing the reorganization contemplated by the Arrangement Agreement. The OBCA sets forth the process that Hemosol must follow in implementing the Arrangement. In accordance with the process set forth in the OBCA, Hemosol applied for, and obtained on March 9, 2004, the Interim Order of the Court which specifies the notice to be given in connection with the Meeting to consider the Arrangement.

     The Meeting will be held on April 20, 2004 at which time the Securityholders will vote on the Arrangement Resolution. If the Arrangement Resolution is passed by the requisite vote of the Securityholders and Minority Shareholders, Hemosol will apply to the Court for the Final Order approving the Arrangement. Such application has been scheduled to be heard on April 22, 2004. The Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement. If the Court approves the Arrangement, either as proposed or as amended in any manner the Court may direct, and provided that all of the conditions to the Arrangement set forth in the Arrangement Agreement have been satisfied or waived, Hemosol will file Articles of Arrangement under the OBCA and the Certificate of Arrangement will be issued under the OBCA giving effect to the Arrangement. Hemosol expects to file the Articles of Arrangement as soon as reasonably practicable following the grant of the Final Order and expects that the Certificate of Arrangement will be issued the same day, which date will be the Effective Date. See "The Arrangement -- Securityholder Approvals" and "-- Court Approval" in this Circular.

PRE-ARRANGEMENT ORGANIZATIONAL STRUCTURE

     The following diagram sets out the corporate structure of Hemosol immediately prior to the Effective Time (assuming that MDS's shareholdings of Hemosol immediately prior to the Effective Time are the same as its current shareholdings).

               (PRE-ARRANGEMENT ORGANIZATIONAL STRUCTURE DIAGRAM)

TRANSACTION STEPS OUTSIDE THE PLAN OF ARRANGEMENT

     In order to implement the Arrangement, certain transactions have been, or on or prior to the Effective Date will be, undertaken by Hemosol and MDS.

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

HEMOSOL

     On or prior to the Effective Date, Hemosol will undertake certain steps and enter into certain agreements, including the following:

     (a) obtain from the Bank a release of all registered security interests against Hemosol and its assets effective the Effective Time;

     (b) lend $6,000 to New Hemosol to enable it to purchase a general partnership interest in the Blood Products Partnership;

     (c) form the Blood Products Partnership by entering into the Blood Products Partnership Agreement with New Hemosol;

     (d)  enter into the Blood Products Contribution Agreement;

     (e) cause the Blood Products Partnership to enter into the Blood Products Security Agreements and to grant the security interests in respect of all of its assets to the Bank in respect of the Bank Loan;

     (f)  cause New Hemosol to enter into the Escrow Agreement; and

     (g)  enter into the Partnership Interest Transfer Agreement.

MDS

     On January 1, 2004, MDS transferred all employees and medical directors that are employed by MDS solely in the Labs Business to MDS Subco.

     On or prior to the Effective Date, MDS will undertake certain steps and enter into certain agreements, including the following:

     (a)  lend   MDS  Subco  $50,000  to  enable  it  to  purchase  its  general partnership interest in the Labs Partnership;

     (b) form the Labs Partnership by entering into the Labs Partnership Agreement with MDS Subco;

     (c)  enter into the Labs Contribution Agreement with the Labs Partnership;

     (d)  lend   $16  million  to  the  Labs  Partnership  and  cause  the  Labs
          Partnership to lend $16 million to Labco;

     (e) lend $10 million to the Labs Partnership to meet initial working capital requirements of the Labs Business;

     (f)  enter into the Partnership Interest Transfer Agreement; and

     (g) subject to the release of MDS by the Bank under the MDS Guarantee, enter into the BPP Guarantee.

TRANSACTION STEPS UNDER THE PLAN OF ARRANGEMENT

     Pursuant to the terms of the Plan of Arrangement, at the Effective Time, the following events will occur in the following order:

     (a) MDS Subco will contribute $50,000 to the Labs Partnership for its 0.01% general partnership interest in the Labs Partnership pursuant to the terms of the Labs Partnership Agreement;

     (b) in accordance with the terms of the Labs Contribution Agreement, MDS will contribute the Labs Assets to the Labs Partnership and the Labs Partnership will issue the Labs Partnership Interest to MDS in consideration therefor;

     (c) New Hemosol will contribute $6,000 to the Blood Products Partnership and the Blood Products Partnership will issue one Blood Products LP Unit to New Hemosol in consideration therefor;

     (d) in accordance with the Blood Products Contribution Agreement, Hemosol will contribute the Blood Products Assets to the Blood Products
          Partnership and, in consideration therefor, the Blood Products Partnership will assume the Blood Products Liabilities and issue 9,999 Blood Products LP Units to Labco; following the transfer by Hemosol of the Blood Products Assets to the Blood Products Partnership, Hemosol is referred to as Labco;

     (e) all Hemosol Options will be cancelled and: (i) all holders of Hemosol Options who have consented to the treatment of their Hemosol Options as contemplated in this clause (i) will receive in exchange for each
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

          of such cancelled Hemosol Options that are Specified Hemosol Options, one New Hemosol Option with vesting and exercise terms identical to such cancelled Specified Hemosol Options, but having an exercise price equal to the exercise price of such cancelled Specified Hemosol Options less $0.04 and will receive no New Hemosol Options in exchange for their cancelled Hemosol Options that are not Specified Hemosol Options; and (ii) all holders of Hemosol Options who have not consented to the treatment of their Hemosol Options as contemplated in the preceding clause (i) and all holders of Hemosol Options who do not hold any Specified Options will receive in exchange for each of such cancelled Hemosol Options (excluding Specified Options), one New Hemosol Option with vesting and exercise terms identical to such cancelled Hemosol Option, but having an exercise price equal to the exercise price of such cancelled Hemosol Option less $0.04;

     (f) the articles of Labco will be amended to create and authorize the issuance of an unlimited number of Labco Class A Shares and Labco Class B Non-Voting Shares and that number of Labco Class C Shares equal to the number of issued and outstanding Hemosol Shares immediately prior to the Effective Time in each case having the rights, privileges, restrictions and conditions set forth in the Labco Share Conditions;

     (g) the one New Hemosol Share held by Hemosol immediately prior to the Effective Time will be purchased for cancellation by New Hemosol from Labco in consideration for a cash payment of $1.00;

     (h) each holder of Hemosol Shares will be deemed to have exchanged each issued and outstanding Hemosol Share for one Labco Class A Share and one Labco Class C Share and each such Hemosol Share will be cancelled such that, upon the completion of the foregoing, no Hemosol Shares will be outstanding;

     (i) the amount to be added to the stated capital account maintained for the Labco Class C Shares in respect of each Labco Class C Share will be equal to the Class C Redemption Amount (as defined in "Labco After the Arrangement" below);

     (j) the amount to be added to the stated capital account maintained for the Labco Class A Shares will be equal to the fair market value of the Hemosol Shares immediately prior to the Effective Time (determined in accordance with the Plan of Arrangement) and subject to any reduction required by subsection 86(2.1) of the Tax Act less the aggregate Class C Redemption Amount;

     (k) the stated capital account maintained in respect of the Hemosol Shares will be decreased to zero;

     (l) each holder of Labco Class C Shares will be deemed to have transferred each issued and outstanding Labco Class C Share to New Hemosol in exchange for one New Hemosol Share such that, following such transfer, all of the issued and outstanding Labco Class C Shares will be held by New Hemosol;

     (m) the Tranche A Warrants will be amended, in partial consideration for the issuance of Labco Class A Shares and Labco Class B Non-Voting Shares as provided in paragraph (q), so that the aggregate number of Hemosol Shares to which MDS is entitled thereunder will be reduced by 500,000 with such reduction to be effected by reducing by 50% MDS's entitlement to acquire Hemosol Shares which entitlement has vested (or will vest) on February 22, 2004, March 22, 2004 and April 22, 2004;

     (n) New Hemosol will assume the obligations of Hemosol under the Hemosol Convertible Securities as if such Hemosol Convertible Securities were a right to acquire New Hemosol Shares (other than a reduction of the exercise price of each Hemosol Convertible Security by $0.04) and Labco will redeem all issued and outstanding Labco Class C Shares held by New Hemosol for a redemption price per Labco Class C Share equal to the Class C Redemption Amount which consideration for the assumption and the redemption price will be paid by Labco by a transfer to New Hemosol of 9,112 Blood Products LP Units and the cash payment of $16 million;

     (o) the MDS MOU will be terminated and New Hemosol and MDS will enter into the New Hemosol MOU in partial consideration for the issuance by Labco to MDS of Labco Class A Shares and Labco Class B Non-Voting Shares as provided in paragraph (q);

     (p) New Hemosol will subscribe for 2,500 additional Blood Products LP Units in consideration for a subscription price of $15 million such that following such subscription New Hemosol will hold 11,613 Blood Products LP Units and Labco will hold 887 Blood Products LP Units;

     (q) Labco will issue to MDS the MDS Additional Class A Shares and the MDS Class B Non-Voting Shares in consideration for the Labs Partnership Interest transferred from MDS in accordance with the terms of the Partnership Interest Transfer Agreement and the surrender of the Surrendered Warrants;

     (r) the amount to be added to the stated capital account maintained by Labco for the Labco Class A Shares and the Labco Class B Non-Voting Shares in respect of the shares issued in paragraph (q) will be equal to the value of the consideration received for the issuance of such shares less the deduction required by subsection 85(2.1) of the Tax Act;

     (s) the articles of Labco will be amended to (i) change its name from Hemosol Inc. to LPBP Inc., (ii) delete the provisions relating to registered office, number of directors, authorized share capital and share conditions of the Hemosol Shares and the Hemosol Special Shares and (iii) add the provisions set out in Appendix A to the Plan of Arrangement;

     (t)  the  Labco Board will consist of  four members, initially being Edward
          E. McCormack, Edward K. Rygiel, Wilfred G. Lewitt and Mitchell J. Kostuch; and

     (u)  the year-end of Labco will be October 31.

     See the Arrangement Agreement and Plan of Arrangement reproduced in Annex D to this Circular.

POST-ARRANGEMENT ORGANIZATIONAL STRUCTURE

     The following diagram sets out the corporate structure of Hemosol and New Hemosol immediately following the Effective Time (assuming that MDS's shareholdings of Hemosol immediately prior to the Effective Time are the same as its current shareholdings).

              (POST-ARRANGEMENT ORGANIZATIONAL STRUCTURE DIAGRAM)
---------------

Notes:

(1) While Public Shareholders will hold 0.44% of Labco's equity securities through their holdings of Labco Class A Shares, such shares will have attached thereto not less than 52.5% of the votes attaching to all voting shares of Labco.

(2) While MDS will hold 99.56% of Labco's equity securities through its holdings of Labco Class A Shares and Labco Class B Non-Voting Shares, such shares will have attached thereto not more than 47.5% of the votes attaching to all voting shares of Labco.

TREATMENT OF HEMOSOL CONVERTIBLE SECURITIES IN CONNECTION WITH THE ARRANGEMENT

     As at March 10, 2004, Hemosol had the following Hemosol Convertible Securities outstanding:

     (a) 60,000 warrants issued to National Bank of Canada on April 22, 2002 entitling National Bank of Canada to purchase 60,000 Hemosol Shares at an exercise price of $6.31 per Hemosol Share at any time before April 22, 2007;

     (b) 45,000 warrants issued to The Bank of Nova Scotia on April 22, 2002 entitling The Bank of Nova Scotia to purchase 45,000 Hemosol Shares at an exercise price of $6.31 per Hemosol Share at any time before April 22, 2007;

     (c) 400,000 warrants issued to The Manufacturers Life Insurance Company on December 14, 2000 entitling The Manufacturers Life Insurance Company to purchase 400,000 Hemosol Shares at an exercise price of $18.00 per Hemosol Share at any time before December 14, 2005;

     (d)  the Tranche A Warrants;

     (e) 3,720,891 Hemosol Warrants issued to a number of warrantholders on January 22, 2004. Each Hemosol Warrant entitles the holder thereof to acquire one Hemosol Share at a price of $0.90 per Hemosol Share at any time prior to the earlier to occur of: (i) November 28, 2006; and (ii) the 30th day immediately following the date on which Hemosol notifies the warrantholders that the volume-weighted average price of a Hemosol Share on the TSX for 20 consecutive trading days is greater than or equal to $2.25; and

     (f) 392,090 Broker Options, of which 294,068 were issued to Loewen, Ondaatje, McCutcheon Limited and 98,022 were issued to Vengate Capital Partners Company. Each Broker Option entitles the holder thereof to purchase one Hemosol Share and one-half of one Hemosol Warrant at a price of $0.75 exercisable at any time prior to the earlier to occur of: (i) November 28, 2006; and (ii) the 30th day immediately following the date on which Hemosol notifies the Broker Optionholders that the volume-weighted average price of a Hemosol Share on the TSX for 20 consecutive trading days is greater than or equal to $2.25.

     As part of the Arrangement, Hemosol Convertible Securities will become New Hemosol Convertible Securities with the right to purchase New Hemosol Common Shares on terms identical to the relevant Hemosol Convertible Securities, other than a reduction of the exercise price by $0.04. Such reduction of exercise price accounts for the fact that holders of New Hemosol Convertible Securities will not be entitled to receive Labco Class A Shares on exercise and has been designed to maintain economic equivalence for holders of Hemosol Convertible Securities. The $0.04 reduction approximates the value of a Labco Class A Share based on the range of indicative aggregate values for the Labco Class A Shares to be distributed to Shareholders considered by KPMG for the purposes of the KPMG Fairness Opinion (see "Special Factors -- KPMG Fairness Opinion -- Value of Labco Class A Shares") and approximately 69.72 million Labco Class A Shares that would be distributed (based on a fully diluted number of Hemosol Shares assuming the exercise of Hemosol Convertible Securities and Hemosol Options reasonably considered to be in the money).

TREATMENT OF TRANCHE A WARRANTS AND TRANCHE B WARRANTS

     MDS currently holds the Tranche A Warrants and the right to acquire Tranche B Warrants under certain circumstances, as described in "Hemosol Prior to the Arrangement -- Credit Facility". Under the Arrangement, MDS will surrender
500,000  Tranche  A  Warrants  and  its right  to  acquire  2,000,000  Tranche B
Warrants.

Tranche A Warrants

     The Plan of Arrangement provides that the Tranche A Warrants will be amended such that the aggregate number of Hemosol Shares to which MDS is entitled thereunder will be reduced by 500,000, as a result of which MDS would be entitled to acquire upon the exercise of the Tranche A Warrants, up to 5,500,000 Hemosol Shares. The reduction of the number of Hemosol Shares to which MDS is entitled on the exercise of the Tranche A Warrants will be effected by reducing by 50% MDS's entitlement to acquire Hemosol Shares which entitlement has vested or will vest, as the case may be, on February 22, 2004, March 22, 2004 and April 22, 2004. The Tranche A Warrants will then be treated in the same way as all Hemosol Convertible Securities, as described in "-- Treatment of Hemosol Convertible Securities" below. As a result, after the Effective Date, MDS will hold warrants of New Hemosol that entitle MDS to acquire, on the due exercise thereof, up to 5,500,000 New Hemosol Shares, on terms and conditions identical to the terms and conditions of the Tranche A Warrants with the exception of the exercise price which will be reduced by $0.04 per Tranche A Warrant.

Tranche B Warrants

     The Plan of Arrangement provides that on the Effective Date the MDS MOU, which sets out the terms and conditions of the Tranche B Warrants, will be terminated and New Hemosol and MDS will enter into the New Hemosol MOU. The New Hemosol MOU will set out the terms and conditions of the right of MDS to acquire, in certain circumstances, up to 2,000,000 warrants to purchase New Hemosol Shares, on the same terms as the Tranche B Warrants, except that the number of warrants vesting each month will be reduced by 50% and the exercise price will be reduced by $0.04 per Tranche B Warrant.

TREATMENT OF HEMOSOL CONVERTIBLE SECURITIES

     Under the Plan of Arrangement, New Hemosol will assume the obligations of Hemosol under the Hemosol Convertible Securities as if such Hemosol Convertible Securities provided a right to acquire New Hemosol Shares (other than a reduction of the exercise price of each relevant Hemosol Convertible Security by $0.04). The reduction of the exercise price accounts for the fact that the New Hemosol Convertible Securities will only be exercisable into New Hemosol Shares (and warrants of New Hemosol to purchase New Hemosol Shares, in the case of the Broker Options) and not, in addition thereto, into Labco Class A Shares (and warrants of Labco to purchase Labco Class A Shares, in the case of the Broker Options).

     As a result, on the Effective Date, Hemosol Convertible Securities (other than Broker Options) will become New Hemosol Convertible Securities that will be exercisable into New Hemosol Shares and will have identical terms to the relevant current Hemosol Convertible Securities, except for a reduction of the exercise price by $0.04. Similarly, Broker Options will become broker options of New Hemosol that will be exercisable into New Hemosol Shares and warrants of New Hemosol to purchase New Hemosol Shares, on identical terms to the current Broker Options, except for a reduction of the exercise price by $0.04 of (i) such broker options and (ii) the warrant to purchase New Hemosol Shares to be received upon the exercise of such broker options.

TREATMENT OF HEMOSOL OPTIONS IN CONNECTION WITH THE ARRANGEMENT

     Under the Plan of Arrangement, all Hemosol Options will be cancelled and replaced with New Hemosol Options with vesting and exercise terms identical to those of the cancelled Hemosol Options, but having an exercise price equal to the exercise price of such cancelled Hemosol Options less $0.04, except that holders of Hemosol Options that so consent will only receive New Hemosol Options in respect of cancelled Hemosol Options that are Specified Hemosol Options and will not receive any New Hemosol Options in respect of cancelled Hemosol Options that are not Specified Hemosol Options.

     The Specified Hemosol Options include Hemosol Options that were conditionally granted in 2003 to ensure the retention of key personnel in light of Hemosol's financial resources and the challenges that it faced. Shareholders are being asked to ratify the grant of such conditional Hemosol Options at the Meeting. See "Annual Meeting and Other Special Business -- Ratification of Conditional Grants of Options".

MUTUAL CONDITIONS

     The   obligations  of  Hemosol   and  MDS  to   complete  the  transactions
contemplated in the Arrangement Agreement are subject to certain mutual conditions, including the following:

     (a)  the Interim Order has been granted;

     (b) any conditions which may be imposed by the Interim Order have been satisfied;

     (c) the Arrangement Resolution has been approved by the Securityholders at the Meeting as described under "-- Securityholder Approvals" below, in accordance with the Interim Order;

     (d) the Final Order has been granted, as described under "-- Court Approval" below;

     (e) all consents and approvals of governmental entities required for the completion of the transactions contemplated under the Arrangement Agreement have been obtained (including approval from the TSX, NASDAQ, the Department of National Defence and the MOH); and

     (f)  the consent of the Bank has been obtained.

CONDITIONS IN FAVOUR OF HEMOSOL

     In addition to the mutual conditions summarized above, the obligation of Hemosol to complete the transactions contemplated in the Arrangement Agreement is subject to certain customary and other conditions, including the following:

     (a) subject to the release by the Bank of MDS under the MDS Guarantee, MDS will have entered into the BPP Guarantee; and

     (b) there will not have occurred, developed or arisen or come into effect or existence any condition, event or development which in the reasonable judgment of Hemosol has, or is reasonably likely to have, a Material Adverse Effect (as that term is defined in the Arrangement Agreement) on the Labs Business.

CONDITIONS IN FAVOUR OF MDS

     In addition to the mutual conditions summarized above, the obligation of MDS to complete the transactions contemplated in the Arrangement Agreement is subject to certain customary and other conditions, including the following:

     (a) there will not have occurred, developed or arisen or come into effect or existence any condition, event or development which in the reasonable judgment of MDS has, or is reasonably likely to have, a Material Adverse Effect (as that term is defined in the Arrangement Agreement) on Hemosol;

     (b) there will not be any change in the Plan of Arrangement that would result in any Hemosol Convertible Securities and Hemosol Options being issued and outstanding upon completion of the Arrangement;

     (c) there will not be any change, condition, event or development in respect of Hemosol or the Blood Products Business that would result in any material impairment in, or materially adversely affect the ability of Labco to utilize, the Tax Losses after the Effective Time as contemplated in the Tax Ruling;

     (d) MDS will have obtained any amendments or supplements to the Tax Ruling deemed necessary by its counsel or financial advisors in order to implement the Plan of Arrangement and the Arrangement Agreement and to allow Labco to utilize the Tax Losses after the Effective Time, as contemplated in the Tax Ruling; and

     (e) there will not have been enacted, promulgated or announced any change or proposed change in law or interpretative guidance or policy of any taxation authority that, in MDS's view, acting reasonably, could result in any material impairment in or materially adversely affect the Tax Ruling or the ability of Labco to utilize the Tax Losses after the Effective Time as contemplated in the Tax Ruling or result in a material adverse change in the tax treatment on any dividends to be received by MDS as a shareholder of Labco or otherwise reduce (otherwise than as a consequence of a general reduction in income tax rates) the benefit to Labco or MDS of Labco utilizing the Tax Losses.

NON-SOLICITATION

     In the Arrangement Agreement, Hemosol has agreed that it will not (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, amalgamation, arrangement, restructuring, take-over bid, sale or purchase of substantial assets (including, without limitation, tax carryforward balances), sale or purchase of securities (other than certain exceptions), business combinations, reorganizations or recapitalizations (an "Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing.

     Hemosol may respond to an unsolicited bona fide written Acquisition Proposal which the Hemosol Board determines in good faith and in the proper discharge of its fiduciary duties would, if consummated in accordance with its terms, result in a transaction that is more favourable to the Shareholders generally (without taking into account any benefits that MDS and its affiliates may receive under the Arrangement) than the Arrangement (a "Superior Proposal").

TERMINATION AND EXPENSE REIMBURSEMENT

     The Arrangement Agreement may be terminated at any time prior to the Effective Date by mutual written consent of Hemosol and MDS. In addition, the Arrangement may be terminated at any time prior to the Effective Date by Hemosol or MDS if (i) the Securityholders do not vote to approve the Arrangement Resolution at the

Meeting or (ii) the Arrangement is illegal or if any final and non-appealable judgment, injunction, order or decree of a court or regulatory authority is issued that prohibits MDS or Hemosol from proceeding with the Arrangement.

     The Arrangement Agreement may also be terminated by:

     (a) MDS as a result of a breach by Hemosol of any of its representations or warranties or covenants under the Arrangement Agreement and such breach is not cured within three days after notice;

     (b) MDS if (i) the Hemosol Board has modified or amended in a manner adverse to MDS or withdrawn its recommendation that the Securityholders approve the Arrangement, (ii) the Hemosol Board has approved or recommended any Superior Proposal, or (iii) Hemosol has entered into a binding agreement with respect to a Superior Proposal;

     (c)  Hemosol  upon   its  determination   that  an   Acquisition   Proposal
          constitutes a Superior Proposal; or

     (d) Hemosol or MDS if the Effective Date does not occur on or prior to the Outside Date, provided that certain conditions to closing relating to actions to be taken by Hemosol have not been fulfilled, in which case Hemosol will pay to MDS an amount equal to $1 million in respect of expenses incurred by MDS in connection with matters related to the Arrangement Agreement.

     The Arrangement Agreement may also be terminated by:

     (a) Hemosol as a result of a breach by MDS of any of its representations, warranties or covenants under the Arrangement Agreement and such breach is not cured within three days after notice;

     (b) Hemosol or MDS if the Effective Date does not occur on or prior to the Outside Date, provided that certain conditions to closing relating to actions to be taken by MDS have not been fulfilled; or

     (c) MDS if CCRA has refused to issue an amendment or supplement to the Tax Ruling deemed necessary by its counsel or financial advisors in order to implement the Arrangement and to allow Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling, or there is a change in tax law that could result in any material impairment in or materially adversely affect the Tax Ruling or the ability of Labco to utilize the Tax Losses after the Effective Date as contemplated in the Tax Ruling, in which case MDS will pay to Hemosol an amount equal to $0.5 million in respect of expenses incurred by Hemosol in connection with matters related to the Arrangement Agreement.

OTHER TERMS OF THE ARRANGEMENT AGREEMENT

     In addition to setting out certain transactions leading up to the Arrangement and the Plan of Arrangement and the conditions precedent to its completion, as described in this Circular, the Arrangement Agreement also contains customary representations and warranties by each of the parties, including corporate, legal and other matters relating to their respective affairs and to the Arrangement, and includes covenants by each of the parties to do all such things as may reasonably be required to carry out the Arrangement and to use commercially reasonable efforts to fulfil the conditions precedent.

ESCROW AGREEMENT

     The Escrow Agreement will be entered into between New Hemosol, Labco and an escrow agent (the "Escrow Agent"). Under the Escrow Agreement, at the Effective Time, New Hemosol will deposit the Escrow Amount in a segregated interest bearing account established for such purpose by the Escrow Agent. The Escrow Amount will be retained by the Escrow Agent until all indemnifiable claims made by Labco under the Labco Indemnity Agreement (each, a "Claim") within one year following the Effective Date (the "Claim Period") have been resolved by agreement between Labco and New Hemosol or have become subject to a final non-appealable order of a court having jurisdiction over the matter in dispute.

     In the event of any Claims by Labco under the Labco Indemnity Agreement, Labco will deliver a notice (the "Claim Notice") to the Escrow Agent and New Hemosol within 15 business days of the expiry of the Claim Period identifying all Claims that have arisen within the Claim Period. Upon receipt of a Claim Notice, the Escrow Agent will pay out to Labco the full amount of all Claims on the 20th business day following receipt of the Claim Notice, unless New Hemosol objects in writing within such 20-business day period. If New Hemosol objects to any Claim, the Escrow Agent will not release the funds in the escrow account until it has received either a joint direction of

New Hemosol and Labco to release the applicable funds or a final non-appealable order of a court having jurisdiction over the matter in dispute.

     On the expiry of the 15-business day period following the Claim Period, provided that Labco has either not delivered a Claim Notice or Labco has delivered a Claim Notice and the Claims subject to the Claim Losses aggregate less than $1 million, the Escrow Agent will release to New Hemosol the funds in the escrow account less an amount equal to the aggregate amount of all Claims identified in any Claim Notice, together with accumulated interest on such aggregate amount. Any amount retained by the Escrow Agent will be dealt with as described above, and upon the final resolution of all Claims and all payments in respect thereof, if any, have been made by the Escrow Agent to Labco, the Escrow Agent will release the balance of the escrow account, if any, to New Hemosol.

INDEMNITY AGREEMENTS

     Under the terms of the MDS Indemnity Agreement, New Hemosol has agreed to indemnify MDS against certain losses that MDS may incur or suffer in certain circumstances, including in the event that (i) the amount of the Tax Losses has been overstated or an acquisition of control of Hemosol has occurred prior to the Effective Time, (ii) there is a misrepresentation or omission of a material fact in connection with submissions regarding Hemosol made to CCRA in the application for the Tax Ruling, the Tax Ruling or the Supplemental Submissions or (iii) there are certain adverse tax related consequences of the Arrangement. The ability of MDS to make claims under the MDS Indemnity Agreement is subject to certain limits on the amounts of potential claims and the maximum aggregate liability of New Hemosol under the MDS Indemnity Agreement will not exceed $16 million.

     Under the terms of the Labco Indemnity Agreement, the Blood Products Partnership has agreed to indemnify Labco against losses that Labco may incur or suffer relating to an act or omission of Hemosol prior to the Effective Time, including an act or omission in connection with any clinical, pre-clinical and other studies and tests conducted by or on behalf of Hemosol or a Subsidiary prior to the Effective Time, the operation of the Blood Products Business and the care and maintenance of the Blood Products Assets after the Effective Time, including failure by the Blood Products Partnership to satisfy the Blood Products Liabilities or perform its obligations under the contracts to which Hemosol was party immediately prior to the Effective Time or any loss relating to any non-assignable contracts of Hemosol. Labco will not be entitled to make any claim against the Blood Products Partnership unless the aggregate amount of losses incurred by Labco exceeds $50,000, in which case such claim, including the initial $50,000 amount, may be recovered by Labco. There is no limitation on the amount that may be claimed by Labco under the Labco Indemnity Agreement.

SECURITYHOLDER APPROVALS

     For the Arrangement to be implemented, the Arrangement Resolution must be passed, with or without variation, by:

     (a) at least two-thirds of all the votes cast by Securityholders voting together as a single class, in person or by proxy, at the Meeting; and

     (b) a majority of all the votes cast by Minority Shareholders voting, in person or by proxy, at the Meeting. As discussed in more detailed under the heading "Regulatory Matters -- OSC Rule 61-501 and AMF Policy Q-27", this reflects the requirement for minority approval of the Arrangement as a "going private transaction" and a "related party transaction" under Rule 61-501 and Policy Q-27. To the knowledge of Hemosol, for purposes of the minority approval requirement, the Minority Shareholders are comprised of all Shareholders except MDS, MDS Health Ventures (TC) Inc. and two entities for which MDS Capital Corp. and/or its affiliates provide management services who as at March 10, 2004 held an aggregate of 7,362,143 Hemosol Shares. A breakdown of the Hemosol Shares held by MDS and its affiliates is provided in the section "General Proxy Matters -- Voting Securities and Principal Holders Thereof" of this Circular.

COURT APPROVAL

     The Arrangement requires Court approval under the OBCA. The court proceeding necessary to obtain that approval was commenced on March 8, 2004 by Notice of Application in the Ontario Superior Court of Justice. The Notice of Application is set forth in Annex B to this Circular. Prior to the mailing of this Circular, the Interim

Order was granted on March 9, 2004 providing for the calling and holding of the Meeting and certain other procedural matters. A copy of the Interim Order is set forth in Annex C to this Circular.

     The Interim Order does not require that dissent rights be granted to Securityholders and therefore, no such dissent rights have been granted.

     Following approval of the Arrangement by the Securityholders and the Minority Shareholders, an application will be made to the Court for the Final Order, which application has been scheduled to be heard at 10:00 a.m. (Toronto time) on April 22, 2004 in the Court at 393 University Avenue, Toronto, Ontario. The Court in hearing the motion for the Final Order will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. At the hearing in respect of the Final Order, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing a notice of appearance as set out in the Notice of Application and satisfying certain other requirements as set out in the Interim Order.

     The Final Order will constitute a basis for an exemption from certain registration requirements of the U.S. Securities Act with respect to the securities of New Hemosol and Labco issued pursuant to the Arrangement.

TORONTO STOCK EXCHANGE AND NASDAQ LISTINGS

     New Hemosol has applied to have the New Hemosol Shares listed on the TSX (symbol "HML"). It is a condition of the Arrangement becoming effective that the New Hemosol Shares be approved for listing on the TSX and quoted on NASDAQ, respectively, subject to normal requirements of TSX and NASDAQ, respectively. The TSX has given conditional approval for the substitutional listing of the New Hemosol Shares (and the Labco Class C Shares at the Effective Time) on the TSX, subject to its normal requirements. Upon completion of the Arrangement, it is expected that the New Hemosol Shares will be quoted on NASDAQ. New Hemosol will be a reporting issuer in Canada and a registrant in the U.S. following completion of the Arrangement.

     Neither the Labco Class A Shares nor the Labco Class B Shares will be listed or posted for trading on the TSX or any other exchange or market. Following completion of the Arrangement, Labco will continue to be a reporting issuer in Canada and a registrant in the U.S.

DISTRIBUTION OF SHARE CERTIFICATES

     On and after the Effective Time until the close of business on the fifth Trading Day (as defined below) following the Effective Date, certificates formerly representing Hemosol Shares will represent only the right to receive New Hemosol Shares and Labco Class A Shares in accordance with the Arrangement. Following the close of business on the fifth Trading Day following the Effective Date, such certificates will cease to represent any claim or interest, including a claim for dividends or other distributions, against Labco or New Hemosol.

     As soon as practicable, certificates representing New Hemosol Shares and Labco Class A Shares will be mailed to those Shareholders whose names appear on the register of Shareholders at the close of business on the fifth Trading Day following the Effective Date.

     On and after the Effective Time, (i) the agreements providing for the Hemosol Options will represent only the right to receive the New Hemosol Options to which the holders thereof are entitled under the Arrangement and (ii) the agreements providing for the Hemosol Convertible Securities will represent only the right to exercise into New Hemosol Shares and/or New Hemosol Convertible Securities, as contemplated under the Arrangement.

     In this section, "Trading Day" means a day, other than a Saturday or Sunday, when the TSX and NASDAQ are open for trading.

ELIGIBILITY FOR INVESTMENT IN CANADA

     In the opinion of DWPV, the Labco Class A Shares received in exchange for Hemosol Shares will be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan and a deferred profit sharing plan and the New Hemosol Shares issued in exchange for Labco Class C Shares will be qualified investments for such trusts provided the New Hemosol Shares are listed on a prescribed stock exchange in Canada. Neither the Labco Class A Shares nor the New Hemosol Shares would, if issued on the date hereof, be foreign property for purposes of Part XI of the Tax Act.

SOURCE OF FUNDS

     As part of the Arrangement, New Hemosol will receive from Labco $16 million in cash proceeds as partial consideration for the redemption of the Labco Class C Shares. Labco will borrow such funds from the Labs Partnership (pursuant to a loan bearing interest at a commercial rate with a maturity date of May 31, 2005) and the Labs Partnership will in turn borrow such funds from MDS (pursuant to a non-interest bearing loan with a maturity date of May 31, 2005). MDS will fund that amount from its operating income.

EXPENSES OF THE ARRANGEMENT

     The total estimated expenses of the Arrangement to be incurred by Hemosol and MDS are as follows:

    Accounting and advisory fees and expenses...................  $1.1 million
    Legal fees and expenses.....................................  $2.6 million
    Printing, mailing and proxy solicitation fees, meeting
      expenses, filing fees and transfer taxes..................  $0.7 million

     All fees and expenses in connection with the Arrangement Agreement and the transactions contemplated thereby, including legal, financial and accounting advisory fees, will be paid by the party incurring such fees and expenses. However, if the Arrangement is completed, MDS will reimburse Hemosol or New Hemosol, as applicable, for 50% of the fees and expenses (including the fees and expenses of legal advisors, printing expenses and stock exchange and other regulatory fees) incurred by Hemosol or New Hemosol in connection with the preparation and mailing of the Circular, the application for the Interim Order and the Final Order, the holding of the Meeting, the preparation for (to the extent that such preparation is after the date of the Arrangement Agreement) and closing of the transactions contemplated in the Arrangement Agreement, up to a maximum reimbursement of $300,000.

     Of  the   total  estimated   expenses   of  approximately   $4.4   million,
approximately $2.2 million have been or will be incurred by Hemosol and have been or will be borne by Hemosol, New Hemosol and/or the Blood Products Partnership, without taking into account any expense reimbursement by MDS as described above.

ACCOUNTING TREATMENT OF THE ARRANGEMENT

     As the successor of Hemosol, New Hemosol will consolidate the balance sheet and operating results of the Blood Products Partnership using Hemosol's historical accounting basis. All assets and liabilities of Hemosol will flow through to New Hemosol under Hemosol's existing accounting policies. The 7% interest in the Blood Products Partnership retained by Labco will be accounted for as a minority interest in New Hemosol. The $16 million cash proceeds that New Hemosol will receive pursuant to the Arrangement, as well as 0.44% of Labco, will be accounted for as a gain in the accounts of New Hemosol, net of transaction costs and the value of the 7% interest in the Blood Products Business. The surrender of 500,000 Tranche A Warrants will be accounted for as a reduction in share capital with an offsetting increase to contributed surplus.

     Under Canadian GAAP, Labco will utilize equity accounting to account for its investment in the Labs Partnership and the cost method to account for its investment in the Blood Products Partnership.

AGREEMENT OF MDS TO VOTE IN FAVOUR OF THE ARRANGEMENT

     Under the Arrangement Agreement, MDS has agreed that it will vote its Hemosol Shares and cause its subsidiaries to vote their Hemosol Shares in favour of the Arrangement Resolution.

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT

     Collectively, directors and executive officers of Hemosol beneficially own 196,055 Hemosol Shares, which constitutes less than 1% of the issued and outstanding Hemosol Shares, and 4,036,393 Hemosol Options (including Hemosol Options granted on October 29, 2003 and December 11, 2003 conditionally upon Shareholder and regulatory approval) and 12,500 Hemosol Warrants, which securities will be treated in accordance with the Plan of Arrangement. Except as otherwise disclosed in this Circular, no director or executive officer of Hemosol nor any affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise in any matter to be acted upon at the Meeting, except for any interest arising from the direct or indirect ownership of Hemosol Shares or Hemosol Options.

     MDS has been a major shareholder of Hemosol and has had representation on the Hemosol Board since Hemosol was incorporated in 1985. Currently, of the ten directors on the Hemosol Board, four are related to MDS by virtue of being directors, officers or employees of MDS or its affiliates. These directors are
R. Ian Lennox, Wilfred G. Lewitt, Edward K. Rygiel and Nelson M. Sims, each of whom abstained from voting on the resolution of the Hemosol Board authorizing the Arrangement Agreement and the transactions contemplated thereby, as required by the OBCA. In the past two years, MDS, through its representatives on the Hemosol Board, has been indirectly aware of material events and transactions affecting Hemosol.

     To the knowledge of the management of Hemosol, each of the directors and executive officers of Hemosol currently intends to vote the Hemosol Shares owned or controlled by him in favour of the Arrangement Resolution for the reasons set forth in this Circular. Other than the recommendation of the Hemosol Board disclosed in this Circular, no director or executive officer of Hemosol or MDS has made a recommendation in support of or opposed to the Arrangement.

     Hemosol has no knowledge as to whether any of the directors and officers of MDS (other than any director of Hemosol) currently intends to vote the Hemosol Shares, if any, owned or controlled by such person, in favour of the Arrangement Resolution.

     Hemosol has retained KPMG to be financial advisors to the Independent Committee with respect to the Arrangement. KPMG has received and will receive fees from Hemosol for services rendered. E&Y, tax advisors to Hemosol, will receive fees from Hemosol for services rendered.

                        HEMOSOL PRIOR TO THE ARRANGEMENT

     Hemosol is a biopharmaceutical company focused on the discovery, development and manufacture of products based on human blood proteins. Hemosol has a range of products in development, including its principal oxygen therapeutic product, HEMOLINK. HEMOLINK is a highly purified, human-derived oxygen therapeutic product (historically termed a blood substitute) designed to sustain life by delivering oxygen immediately, effectively, and safely, resulting in improved patient outcomes and to eliminate the need for donor red blood cell transfusions in patients suffering from acute anemia. Hemosol is also developing additional therapeutics and a hemoglobin-based delivery platform to treat diseases such as hepatitis C and cancers of the liver, as well as a cell therapy initially directed to the treatment of cancer through its cell expansion and stem cell research activities. In addition to the products currently under development, Hemosol intends to use its state-of-the-art Hemolink Building to produce valuable therapeutic plasma-based proteins pursuant to a recently announced strategic alliance with ProMetic. See "-- Strategic Alliance with ProMetic" below. Hemosol also continues to advance a number of initiatives to generate revenue in the near-term through the provision of blood related bio-manufacturing services to biotechnology and biopharmaceutical companies. See "-- Bio-Manufacturing Services" below.

     Hemosol was incorporated under the OBCA by articles of incorporation dated July 11, 1985. Hemosol's registered and principal office is located at 2585 Meadowpine Boulevard, Mississauga, Ontario, Canada L5N 8H9 and the telephone number for this office is (905) 286-6200.

CLINICAL TRIALS AND NON-CLINICAL ANALYSES

     In March 2003, following the receipt of information from Hemosol's Data Safety Monitoring Board (the "DSMB") for the Phase II clinical trial for the use of HEMOLINK in primary cardiac bypass grafting ("CABG") surgery (HLK213/304), Hemosol elected to halt enrolment of patients in the study at 152 patients (slightly lower than the originally planned enrolment of 180 patients) pending a review of safety data. The DSMB's comments were based on an observation of an imbalance in the incidence of certain adverse events between the HEMOLINK and control groups. Although the DSMB had recently cleared the trial to continue following the third and final interim safety review, its ongoing review of data indicated that there might be potential for an increase in certain cardiac adverse events in the HEMOLINK group. As a precaution, Hemosol also voluntarily suspended enrolment in the Phase II clinical trial involving the use of HEMOLINK in patients undergoing high blood loss orthopaedic surgery. At the time of these suspensions, Hemosol had received approval from the U.S. Food & Drug Administration (the "FDA") to conduct two additional phase II trials in the U.S. -- HLK 211 chemotherapy related anemia trial and HLK 299 severe acute anemia trial.

     In June 2003, Hemosol completed its internal review of data generated from the cardiac trial (HLK213/304) for the use of HEMOLINK in patients undergoing CABG surgery. The review confirmed the observation made by the DSMB of an imbalance of the incidence of certain adverse events between the HEMOLINK and control groups with a higher number occurring in the HEMOLINK group. It is unclear what role HEMOLINK played in causing the imbalance. As expected, limiting enrolment decreased the planned statistical power of the study with respect to efficacy, and the study was unable to meet its primary objective to demonstrate efficacy in the total patient population.

     Hemosol elected to terminate the HLK213/304 trial early in order to conduct a full safety analysis and initiated a comprehensive process aimed at completely understanding the data in the context of the observations made by the DSMB. Among the elements of this process was the creation of an Independent Safety Review Committee (the "ISRC") to review the safety data from HLK213/304 in order to assist Hemosol in identifying the cause of the imbalances found by the DSMB. The ISRC, which has already completed its task, was comprised of experts in their respective fields of transfusion medicine, cardiology, anaesthesiology, cardiac surgery and biostatics to review the safety data from HLK213/304. At the same time, Hemosol's Scientific Advisory Board (the "SAB") undertook its own evaluation of the safety data. Based on the final findings of the ISRC and the SAB, Hemosol believes that it needs to complete additional non-clinical work prior to re-initiating the clinical trials. This process is underway and will involve further discussion with regulatory agencies. Hemosol has sufficient inventory of HEMOLINK to complete all non-clinical studies. Hemosol does not expect to expend significant amounts of its resources on this work and further clinical and commercial development will depend on (i) the outcome of discussions with the relevant regulatory agencies, (ii) financial resources and/or (iii) the success of partnering activities.

     Hemosol continues to advance non-clinical analysis on HEMOLINK that includes both in vitro and in vivo studies. Hemosol intends to review its plans with the FDA in 2004 with the objective of establishing agreement on the clinical path for HEMOLINK in the fourth quarter of 2004. Hemosol has significant knowledge in the area of oxygen therapeutics and continues to believe that HEMOLINK may prove to be a valuable therapeutic to treat a variety of indications including, anemia caused by chemotherapy or blood replacement for patients with life threatening blood loss.

     Following the decision to place HEMOLINK on clinical hold, Hemosol has expanded its long-term strategic focus to include the discovery, development and manufacture of a wide array of products derived from human blood proteins, as evidenced by the strategic alliance with ProMetic for which a binding memorandum of understanding was entered into between Hemosol and ProMetic in December 2003, as described below.

MANAGEMENT AND EMPLOYEES

     In April 2003, Hemosol took proactive steps to manage its cash burn-rate and scale back all spending not related to the analysis of the HLK 213/304 data, by giving eight weeks' working notice to substantially all of its employees. To preserve the greatest strategic flexibility in the circumstances, retention packages were provided to a core group of senior personnel. The cash cost of these severances and the retention program was approximately $1.8 million. As a result of its cost savings plan, Hemosol's average monthly cash burn-rate has been reduced to approximately $1.2 million.

     In May 2003, John Kennedy, at the time, President and Chief Executive Officer of Hemosol, took a medical leave of absence for an indeterminate period of time and Lee Hartwell, Chief Financial Officer of Hemosol, was appointed Interim Chief Executive Officer. Mr. Kennedy passed away on June 4, 2003. Lee Hartwell has subsequently been appointed Hemosol's President and Chief Executive Officer while maintaining his position as Chief Financial Officer.

STRATEGIC ALLIANCE WITH PROMETIC

     On December 4, 2003, Hemosol announced that it had entered into the ProMetic MOU that will involve Hemosol licensing the novel plasma separation technology developed by ProMetic and its strategic partner, the

American National Red Cross. The principal commercial terms of the proposed strategic alliance, as set out in the ProMetic MOU, will include:

     - Hemosol obtaining from ProMetic the exclusive North American licence for the novel cascade purification process developed by ProMetic and the American National Red Cross (the "Cascade") to recover valuable proteins from human plasma;

     - the implementation and optimization of the Cascade at the Hemolink Building;

     - Hemosol's exclusive right to sell products developed with the Cascade into the North American market;

     - the commitment in principle of the American National Red Cross that following execution of a definitive licence agreement between Hemosol and ProMetic with respect to the Cascade and the successful implementation of the Cascade at the Hemolink Building, the American National Red Cross will supply raw materials to Hemosol for processing and purchase from Hemosol specific therapeutic products isolated using the Cascade; and

     - identifying, developing and exploiting commercial opportunities in addition to those available from the use of the Cascade.

     The Cascade was developed under an existing strategic alliance between ProMetic and the American National Red Cross that was formed in February 2002 to co-develop and license to third parties proprietary technology for the recovery and purification of valuable therapeutic proteins from human blood plasma. The Cascade process integrates novel technologies in a sequence which is expected to significantly improve both the yield and range of valuable proteins capable of being isolated from human plasma. The commercial drivers underlying Hemosol's use of this technology are (i) the Cascade's ability to potentially narrow the increasing gap between the growing demand for these products and the inherent limitations in traditional fractionation methods and (ii) the opportunity the technology provides to identify and recover novel therapeutic proteins which may have significant commercial potential and which are not recoverable using conventional plasma fractionation methods.

     Hemosol expects to become the first licensee of this technology and its exclusive user to manufacture products for sale into the North American market, which is the largest single market for plasma-based proteins. Commercial sales of therapeutic products manufactured using the Cascade will require the advance approval of the applicable regulatory agency in each jurisdiction where sales are contemplated.

     In addition to full-scale commercial production in North America, Hemosol believes it will be capable of securing interim and supplementary revenues by supplying clinical trial material to future Cascade licensees worldwide. Under the implementation schedule contemplated in the ProMetic MOU, Hemosol plans to produce these clinical trial materials and receive interim revenues therefrom, in advance of receiving regulatory approval for the large scale commercial production and sale of products using the Cascade. Access to clinical material by subsequent licensees of the Cascade will be key to accelerating the approval processes for these products with the regulatory bodies in each subsequent licensee's jurisdiction.

     In addition to potentially providing Hemosol with the opportunity to participate in the existing and growing market for therapeutic proteins with products that have demonstrated strong demand, Hemosol believes that the strategic alliance with ProMetic will also enhance Hemosol's ongoing development of oxygen therapeutics, such as HEMOLINK, as well as other products in Hemosol's drug development pipeline. Hemosol believes the strategic alliance will not interfere with current development programs for HEMOLINK or with Hemosol's objective to establish the clinical path forward for HEMOLINK in the fourth quarter of 2004.

     As consideration for ProMetic entering into the binding ProMetic MOU and the commencement of implementation activities by the parties, Hemosol issued 2,000,000 Hemosol Shares to ProMetic. Hemosol has also agreed to pay ProMetic a staged licence fee with a maximum aggregate value of $15.5 million and the issuance by Hemosol of 1,000,000 Hemosol Shares. Discrete payments of this staged licence fee will be due and payable by Hemosol to ProMetic following the execution of a definitive licence agreement and upon the achievement of four separate predetermined technical and regulatory milestones at approximately equal intervals over the next four years. The first milestone will be the execution of a definitive licence agreement that will trigger a cash payment of $1.5 million and the obligation of Hemosol to issue 1,000,000 Hemosol Shares to ProMetic, subject to regulatory approval. Hemosol and ProMetic are working to achieve this preliminary milestone during the first quarter of 2004.

The final milestone payment will consist of $5 million and will be triggered by the receipt of regulatory approval for the commercial sale of the first product produced using the Cascade.

     In addition to the licence fee, the ProMetic MOU also provides that Hemosol will pay ProMetic royalty fees of 8% of net sales of products isolated using the Cascade to resellers and a royalty of 5% of net sales of products isolated using the Cascade to end-users, both on a worldwide basis.

BIO-MANUFACTURING SERVICES

     Hemosol is actively pursuing opportunities to generate revenues and reduce its cash burn over the short to mid-term by using the Hemolink Building to provide bio-manufacturing services to companies in the biotechnology and biopharmaceutical sectors focused in the area of blood and blood protein products. Hemosol believes there is considerable demand for the services that Hemosol can offer by combining its Hemolink Building with the considerable experience Hemosol's employees can provide with respect to the manufacture of blood-related products.

OTHER PRODUCTS

     Hemosol has a diverse pipeline of new product candidates, several of which are now undergoing pre-clinical evaluation. These product candidates have been developed using technologies that are based upon the expertise of Hemosol's scientists in protein bioconjugation and cell expansion. HEMOLINK is one example of protein bioconjugation in which human hemoglobin, a protein, has been stabilized and polymerized using o-raffinose, a cross-linker. Other types of hemoglobin conjugates in development include conjugates of hydroxyethyl starch, anti-oxidants, and therapeutic drugs.

     As a means of establishing its own source of human hemoglobin, Hemosol has been conducting discovery research in expanding human blood-forming stem cells through cell culture. These efforts have led to methods to induce an established cell line to produce high levels of human hemoglobin, as well as the development of a T cell therapy for the treatment of cancer. The identification of factors affecting blood cell growth and development are the direct result of Hemosol's activities in stem cell research.

PROPERTY

     On January 29, 2003, Hemosol entered into an amended and restated lease for a term of eight years and 11 months from and including August 1, 1997 and terminating on June 30, 2006 with respect to Hemosol's Skyway facility. Hemosol subsequently determined that the Skyway facility was no longer required for the execution of Hemosol's business strategy and, on December 1, 2003, Hemosol terminated its lease and sublease obligations and sold the equipment located at the Skyway facility for net proceeds of $1.1 million.

SIGNIFICANT CORPORATE TRANSACTIONS

     Other than the transactions contemplated by the Arrangement Agreement, neither MDS nor any of its directors or executive officers has been involved in any negotiations, or a party to any transaction or material contract, with Hemosol concerning a merger, consolidation, acquisition, tender offer for Hemosol's securities, election of Hemosol directors or a sale or other transfer of a material amount of Hemosol's assets. Similarly, except as disclosed elsewhere in this Circular, neither Hemosol nor any of its directors or executive officers has been involved in any negotiations, or a party to any material contract, with any other person concerning a merger, consolidation, acquisition, tender offer for Hemosol's securities, election of Hemosol directors or a sale or other transfer of a material amount of Hemosol's assets.

CREDIT FACILITY

     On October 25, 2002, the Bank extended the Bank Loan to Hemosol. Hemosol's obligations in connection with the Bank Loan are secured by a fixed and floating first charge in favour of the Bank over all of Hemosol's real and personal property assets. The Bank Loan replaced Hemosol's undrawn $35 million senior credit facility which had a $15 million cash collateral requirement. The terms of the Bank Loan include less restrictive covenants and interest at the reduced rate of prime plus 1% per annum, or a bankers' acceptance fee of 2% per annum, compared to prime plus 3% per annum for the unused senior credit facility. As a result, Hemosol formally terminated the senior credit facility on November 22, 2002. In addition, an unused $12.5 million subordinate credit facility was also formally terminated on November 22, 2002. Total deferred debt issue costs of approximately $6.5 million were written off during the 2002 fiscal year as a result of the cancellation of the $35 million senior and $12.5 million subordinate credit facilities. These costs represented both cash and non-cash items.

     The Bank Loan, which is fully drawn, was initially to expire on May 25, 2004, but was extendible for up to an additional twelve-month period. On October 22, 2002, Hemosol entered into the MDS MOU, pursuant to which MDS agreed to enter into the MDS Guarantee to guarantee the Bank Loan. Under the MDS Guarantee, the Bank agreed to request payment from MDS prior to exercising its remedies under the security granted by Hemosol and MDS would be subrogated to and take an assignment of the rights and remedies of the Bank under the Bank Loan and the security granted by Hemosol in connection with the Bank Loan.

     As consideration for providing the MDS Guarantee, Hemosol issued the Tranche A Warrants to MDS. Each Tranche A Warrant entitles MDS to subscribe for and purchase one Hemosol Share at a price of $1.00. 5,000,000 Tranche A Warrants are exercisable, in whole or in part, from and after the date upon which the MDS Guarantee was delivered by MDS (the "Guarantee Date") and prior to the later of the third anniversary of the Guarantee Date and, if the Bank Loan is not repaid within 15 months of the Guarantee Date (the "Initial Term"), twelve months following the date upon which the Bank Loan is repaid in full. For each whole or part month that the Bank Loan remains outstanding beyond the Initial Term (to a maximum of three additional months) (each such whole or part month being an "Extension Month"), MDS may exercise warrants entitling it to subscribe for 333,333 Hemosol Shares at any time and from time to time during the period from and after the first day of the subject Extension Month and prior to the third anniversary of such date. As the Initial Term expired on January 22, 2004, on February 22, 2004, MDS became entitled to exercise 333,333 Tranche A Warrants in addition to the 5,000,000 Tranche A Warrants that were exercisable prior thereto. If the 5,333,333 Tranche A Warrants which are immediately exercisable as of the date hereof were to be exercised, MDS would directly or indirectly control 11,883,230 Hemosol Shares, representing 21.2% of the Hemosol Shares issued and outstanding as of the date of this Circular. If the Bank Loan is not repaid by Hemosol by the expiry of the Initial Term and the Bank Loan remains outstanding for an additional three months, up to 1,000,000 of the issued Tranche A Warrants would become exercisable. If all of the 6,000,000 Tranche A Warrants become exercisable and are exercised by MDS, MDS would hold 12,549,897 Hemosol Shares, representing 22.4% of the Hemosol Shares issued and outstanding as of the date hereof. Under the Arrangement, MDS will surrender one-half of the 1,000,000 Tranche A Warrants which will reduce by one-half the number of Tranche A Warrants that become exercisable during each Extension Month.

     The original MDS MOU contemplates that, in the event that regulatory approval is obtained to issue an additional 4,000,000 Tranche B Warrants to MDS on a date which is at least six months from the Guarantee Date to entitle MDS to subscribe for and purchase up to 4,000,000 Hemosol Shares at a price of $1.00 per Hemosol Share, the Bank Loan may be extended for up to twelve additional months (to a maximum of 30 months in the aggregate). In such case, Hemosol will issue 4,000,000 Tranche B Warrants to MDS following receipt of regulatory approval to do so. For each whole or part month that the Bank Loan remains outstanding beyond 18 months (to a maximum of twelve additional months) (each such whole or part month being an "Additional Extension Month"), MDS may exercise Tranche B Warrants entitling it to subscribe for 333,333 Hemosol Shares (333,337 in the final Additional Extension Month, to reach a total of 4,000,000) at any time and from time to time during the period from and after the first day of the subject Additional Extension Month and prior to the earlier of the third anniversary of such date and the fifth anniversary of the Guarantee Date. Under the Arrangement, MDS will surrender one-half of the 4,000,000 Tranche B Warrants which will reduce by one-half the number of Tranche B Warrants that become exercisable during each Additional Extension Month.

     In December 2003, MDS agreed to extend the MDS Guarantee from June 15, 2004 to October 21, 2004, and the Bank agreed to extend the expiry date of the Bank Loan from May 25, 2004 to October 1, 2004. In the event that the Tranche B
Warrants are issued to MDS by August 25, 2004 (Shareholder approval for such issuance having been obtained at the January Special Meeting), the MDS Guarantee will extend to June 20, 2005, in which case the Bank Loan will be repayable on May 25, 2005. In the event that the Tranche B Warrants are not issued to MDS by August 25, 2004, MDS will have the option of terminating the MDS Guarantee, in which case the Bank Loan will be repayable on October 1, 2004.

CLINICAL TRIAL SUPPORT SERVICES

     In 2002 and 2003, a wholly-owned subsidiary of MDS provided clinical trial support services to Hemosol in connection with the HEMOLINK clinical trials. Hemosol paid MDS approximately $123,000 in 2002 and $43,000 in 2003 for these services. The fees for these services were negotiated on an arm's-length basis.

NASDAQ LISTING QUALIFICATIONS PANEL HEARING

     On October 23, 2003, Hemosol received a NASDAQ staff determination indicating that Hemosol was not in compliance with the minimum bid price of US$1.00 per Hemosol Share which is a requirement for continued listing on NASDAQ. Since Hemosol was not able to achieve compliance with this requirement during the six-month period ended October 22, 2003, NASDAQ staff indicated that the Hemosol Shares were subject to delisting from NASDAQ. Subsequently, beginning December 4, 2003, Hemosol achieved a minimum bid price on NASDAQ above the US$1.00 per share minimum bid price requirement. Consequently, on December 19, 2003, NASDAQ staff notified Hemosol that it had regained compliance with NASDAQ's minimum bid price requirement and was no longer subject to delisting for its past failure to meet this requirement.

SPECIAL WARRANT OFFERING

     On November 28, 2003, Hemosol completed the issue and sale (the "Special Warrant Offering") of 7,200,000 Series A special warrants (the "Series A Special Warrants") and 641,800 Series B special warrants (the "Series B Special
Warrants", and together with the Series A Special Warrants, the "Special Warrants") through Loewen, Ondaatje, McCutcheon Limited and Vengate Capital Partners Company, as agents (collectively, the "Agents"). The Special Warrants were issued at a purchase price of $0.75 per Special Warrant for gross proceeds of $5,881,350. Each Special Warrant entitled the holder to acquire, at no additional cost, one Hemosol Share and one-half of one Hemosol Warrant. Each whole Hemosol Warrant entitles the holder thereof to purchase one Hemosol Share at an exercise price of $0.90 per Hemosol Share at any time prior to November 28, 2006, unless the volume-weighted average share price of a Hemosol Share is $2.25 or more for 20 consecutive trading days, in which case the Hemosol Warrants must be exercised within 30 days of the date of notice by Hemosol of such event.

     For their services in connection with the Special Warrant Offering, the Agents were paid a commission equal to 7% of the gross proceeds in respect of the sale of the Special Warrants pursuant to the Special Warrant Offering. As an additional fee to the Agents, Hemosol issued to the Agents broker warrants which have been exercised into a total of 392,090 Broker Options. See "The Arrangement -- Treatment of Hemosol Convertible Securities in Connection with the Arrangement".

     Hemosol received gross proceeds of $5.4 million on closing of the Special Warrant Offering on November 28, 2003, for the sale of 7,200,000 Series A Special Warrants. The remaining proceeds of $481,350 in respect of the sale of 641,800 Series B Special Warrants were placed into escrow on the closing of the Special Warrant Offering and released from escrow and paid to Hemosol after receipt of shareholder approval to permit Hemosol to issue Hemosol Shares and Hemosol Warrants underlying the Special Warrants as described below.

     A final prospectus qualifying the distribution of: (i) up to 7,841,800 Hemosol Shares and up to 3,920,900 Hemosol Warrants issuable upon the exercise of the Special Warrants and (ii) 392,090 Broker Options, was filed in Canada on January 13, 2004 and receipted on January 15, 2004. Following Shareholder approval at the January Special Meeting, both series of Special Warrants were exercised, for no additional consideration, into 7,841,800 Hemosol Shares and 3,920,890 Hemosol Warrants, and the broker warrants of the Agents were exercised, for no additional consideration, into Broker Options. See "-- January Special Meeting" below.

     Hemosol intends to use the net proceeds of the Special Warrant Offering to finance the completion of the non-clinical analysis of HEMOLINK, the implementation of Hemosol's contract bio-manufacturing strategy for the Hemolink Building, the further development of product candidates and for general corporate purposes.

JANUARY SPECIAL MEETING

PRIVATE PLACEMENT

     A special meeting (the "January Special Meeting") of the Shareholders was held on January 22, 2004 at which the Hemosol Shareholders adopted a resolution authorizing Hemosol to issue or make issuable by private placement up to 23,051,892 additional Hemosol Shares (on a pre-consolidation basis), and more specifically:

     (a)  subject to regulatory approval, the issuance by Hemosol of:

        (i) 641,800 Hemosol Shares and 320,900 Hemosol Warrants on the exercise of the 641,800 Series B Special Warrants; and

        (ii)  32,090 Broker Options;

     (b) subject to regulatory approval, the issuance by Hemosol to MDS of the 4,000,000 Tranche B Warrants; and

     (c) subject to regulatory approval, the issuance by Hemosol in one or more private placements during the twelve-month period commencing January 22, 2004 of such number of securities that would result in Hemosol issuing or making issuable 18,041,057 Hemosol Shares (on a pre-consolidation basis).

SHARE CONSOLIDATION

     At the January Special Meeting, Shareholders also adopted a special resolution approving an amendment to the articles of Hemosol to consolidate (the "Share Consolidation") the issued and outstanding Hemosol Shares on the basis of a ratio within the range of one post-consolidation Hemosol Share for every two pre-consolidation Hemosol Shares to one post-consolidation Hemosol Share for every four pre-consolidation Hemosol Shares, with the ratio to be selected and implemented by the Hemosol Board in its sole discretion, at any time prior to January 22, 2005.

     If the Arrangement is completed, the Shareholders' authorization at the January Special Meeting to allow Hemosol to effect the Share Consolidation will carry forward, in effect, to New Hemosol. As a result, upon completion of the Arrangement, the board of directors of New Hemosol will have the discretion to carry out a share consolidation with respect to the New Hemosol Shares on the same terms as the Share Consolidation at any time prior to January 22, 2005.

CONSOLIDATED CAPITALIZATION

     Since December 31, 2002, the only material changes in Hemosol's share and loan capital were: (i) aggregate draws of $20 million by Hemosol under the Bank Loan, resulting in the Bank Loan being fully drawn; (ii) 2,000,000 Hemosol Shares issued to ProMetic pursuant to the ProMetic MOU (see "Hemosol Prior to the Arrangement -- Strategic Alliance with ProMetic"); (iii) pursuant to the Special Warrant Offering, issuing up to 11,340,000 Hemosol Shares upon the exercise of 7,200,000 Series A Special Warrants and the related Broker Warrants and subsequently, 1,010,835 Hemosol Shares upon the exercise of 641,800 Series B Special Warrants and the related Broker Warrants (see "-- Special Warrant Offering" above); and (iv) the 2,766,225 Hemosol Options granted on October 29, 2003 and the 775,000 Hemosol Options granted on December 11, 2003, in each case conditional upon Shareholder and regulatory approval (see "The Arrangement -- Treatment of Hemosol Options in Connection with the Arrangement" and "Annual Meeting and Other Special Business -- Ratification of Conditional Grants of Options").

PRICE RANGE AND TRADING VOLUME OF HEMOSOL SHARES

     The Hemosol Shares trade on the TSX under the symbol "HML" and on the NASDAQ under the symbol "HMSL". The following table sets forth the range of high and low closing prices and trading volumes of the Hemosol Shares on the TSX and NASDAQ for the periods indicated:

                                                     TSX                           NASDAQ
                                         ---------------------------   -------------------------------
                                         $ HIGH   $ LOW     VOLUME     US$ HIGH   US$ LOW     VOLUME
                                         ------   -----   ----------   --------   -------   ----------
2002
First Quarter..........................   9.38    3.65    11,971,775     5.90      2.40      1,712,400
Second Quarter.........................   4.78    2.07     9,281,844     3.05      1.37        719,500
Third Quarter..........................   2.37    0.62    13,075,922     1.65      0.34      1,156,200
Fourth Quarter.........................   3.25    0.85    19,738,242     2.11      0.53      1,384,010
2003
January................................   2.98    2.05     2,009,758     1.97      1.38        218,780
February...............................   2.42    2.00       758,618     1.70      1.30        158,350
March..................................   2.35    0.51    11,850,445     1.60      0.33      1,133,850
  First Quarter........................   2.98    0.51    14,618,821     1.97      0.33      1,510,980
April..................................   0.96    0.41     6,711,706     0.70      0.28      1,260,630
May....................................   0.99    0.52     4,027,701     0.72      0.36      2,670,190
June...................................   1.80    0.68    15,607,770     1.35      0.50     19,814,400
  Second Quarter.......................   1.80    0.41    26,347,177     1.35      0.28     23,745,220
July...................................   0.88    0.67     1,971,108     0.65      0.45      3,130,510
August.................................   1.23    0.72     5,005,712     0.89      0.50     11,528,760
September..............................   1.20    0.85     6,299,328     0.89      0.61     11,285,900
  Third Quarter........................   1.23    0.67    13,276,148     0.89      0.45     25,945,170
October................................   0.99    0.78     2,588,628     0.75      0.59      3,045,730
November...............................   0.87    0.69     3,579,553     0.66      0.52      4,247,530
December...............................   2.28    0.78    24,540,442     1.73      0.60     71,588,704
  Fourth Quarter.......................   2.28    0.69    30,708,623     1.73      0.52     78,881,960
2004
January................................   1.95    1.38     8,708,174     1.48      1.07     12,029,400
February...............................   1.86    1.38     4,427,093     1.40      1.01      4,329,560
March 1 to March 10....................   1.60    1.39     1,333,871     1.23      1.04      1,613,800

     The closing price of the Hemosol Shares on the TSX and NASDAQ on February 11, 2004, the last trading day prior to the announcement by Hemosol of the Arrangement Agreement, was $1.63 and US$1.25, respectively. The closing price of the Hemosol Shares on the TSX and NASDAQ on March 9, 2004, the last trading day prior to the date of this Circular, was $1.44 and US$1.08, respectively.

OWNERSHIP OF SECURITIES

     The following table sets forth (i) the number of Hemosol Shares and (ii) the total number of Hemosol Options and/or Hemosol Warrants and the number of Hemosol Options that are exercisable within 60 days after March 1, 2004, beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and executive officer of Hemosol and, where known after reasonable inquiry, by their respective associates, as at March 1, 2004. All Hemosol Options held by directors and officers of Hemosol as described below will be treated as part of the Arrangement. See "The Arrangement -- Treatment of Hemosol Options in Connection with the Arrangement".

                                             TOTAL NUMBER OF
                                             HEMOSOL OPTIONS                                      PERCENTAGE OF
                                               AND HEMOSOL                                        HEMOSOL SHARES
                                                WARRANTS/          PERCENTAGE OF HEMOSOL     (DILUTED TO GIVE EFFECT
                                            NUMBER OF HEMOSOL     SHARES (DILUTED TO GIVE       TO HEMOSOL OPTIONS
                                           OPTIONS AND HEMOSOL     EFFECT TO ALL HEMOSOL       AND HEMOSOL WARRANTS
                               NUMBER OF   WARRANTS EXERCISABLE     OPTIONS AND HEMOSOL         EXERCISABLE WITHIN
                                HEMOSOL    WITHIN 60 DAYS AFTER      WARRANTS HELD BY             60 DAYS AFTER
NAME                           SHARES(1)      MARCH 1, 2004       DIRECTOR OR OFFICER)(2)       MARCH 1, 2004)(3)
----                           ---------   --------------------   -----------------------   --------------------------
Mitchell J. Kostuch..........   52,694        25,500(4)/19,164(5)        0.1392                       0.1279
George W. Masters............   34,786         13,000(6)/6,664           0.0850                       0.0738
Robert H. Painter............   10,192         13,000(7)/6,664           0.0412                       0.0300
C. Robert Valeri.............   35,283        18,613(8)/12,277           0.0959                       0.0847
R. Ian Lennox................        0          7,000(9)/6,000           0.0125                       0.0107
Edward K. Rygiel.............        0         5,000(10)/4,000           0.0089                       0.0071
Wilfred G. Lewitt............        0         5,000(11)/4,000           0.0089                       0.0071
Edward E. McCormack..........        0        10,000(12)/3,330           0.0178                       0.0059
Nelson M. Sims...............    2,000        18,000(13)/9,324           0.0356                       0.0202
Lee Hartwell.................    5,000      125,000(14)/93,977           0.2310                       0.1760
David Bell...................      100       98,807(15)/82,127           0.1758                       0.1462
Dirk Alkema..................   46,000       99,998(16)/82,088           0.2529                       0.2278
Michael Mathews..............   10,000       56,250(17)/34,138           0.1178                       0.0786
All directors and officers as
  a group....................  196,055         495,168/363,753           1.2204                       0.9906

---------------

Notes:

(1) The information as to securities beneficially owned or over which control or direction is exercised is not within the knowledge of Hemosol and has been furnished by its directors and senior officers.

(2) Assuming the exercise of all Hemosol Options and/or Hemosol Warrants held by such director or officer.

(3) Assuming the exercise of all Hemosol Options and/or Hemosol Warrants held by a director or officer that are exercisable within 60 days after March 1, 2004.

(4) Mr. Kostuch currently holds 12,500 Hemosol Warrants to purchase Hemosol Shares with an exercise price of $0.90 per Hemosol Warrant, as well as 13,000 Hemosol Options. 21,000 Hemosol Options were also conditionally granted to Mr. Kostuch subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Kostuch will be issued 12,500 warrants to purchase New Hemosol Shares at an exercise price of $0.86 to replace the Hemosol Warrants currently held by him and he will be issued a total of 21,000 New Hemosol Options to replace the aggregate of 34,000 Hemosol Options currently held by and conditionally granted to him.

(5) This total number represents 6,664 Hemosol Options and 12,500 Hemosol Warrants.

(6) Mr. Masters currently holds 13,000 Hemosol Options. 21,000 Hemosol Options were also conditionally granted to Mr. Masters subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Masters will be issued a total of 21,000 New Hemosol Options to replace the aggregate of 34,000 Hemosol Options currently held by and conditionally granted to him.

(7) Mr. Painter currently holds 13,000 Hemosol Options. 21,000 Hemosol Options were also conditionally granted to Mr. Painter subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Painter will be issued a total of 21,000 New Hemosol Options to replace the aggregate of 34,000 Hemosol Options currently held by and conditionally granted to him.

(8) Dr. Valeri currently holds 18,613 Hemosol Options. 21,000 Hemosol Options were also conditionally granted to Dr. Valeri subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Dr. Valeri will be issued a total of 26,513 New Hemosol Options to replace the aggregate of 39,613 Hemosol Options currently held by and conditionally granted to him.

(9) Mr. Lennox currently holds 7,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Lennox subject to regulatory and
     Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Lennox will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 14,000 Hemosol Options currently held by and conditionally granted to him.

(10) Mr. Rygiel currently holds 5,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Rygiel subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Rygiel will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 12,000 Hemosol Options currently held by and conditionally granted to him. All such Hemosol Options are held in trust for MDS as MDS has a policy which prevents members of management who sit on the boards of directors of corporations in which MDS holds an interest from holding any shares in such corporations, unless such shares were acquired prior to their appointment to such board.

(11) Mr. Lewitt currently holds 5,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Lewitt subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Lewitt will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 12,000 Hemosol Options currently held by and conditionally granted to him. All such Hemosol Options are held in trust for MDS as MDS has a policy which prevents members of management who sit on the boards of directors of corporations in which MDS holds an interest from holding any shares in such corporations, unless such shares were acquired prior to their appointment to such board.

(12) Mr. McCormack currently holds 10,000 Hemosol Options. 21,000 Hemosol Options were also conditionally granted to Mr. McCormack subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. McCormack will be issued a total of 21,000 New Hemosol Options to replace the aggregate of 31,000 Hemosol Options currently held by and conditionally granted to him.

(13) Mr. Sims currently holds 18,000 Hemosol Options. 18,000 Hemosol Options were also conditionally granted to Mr. Sims subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Sims will be issued a total of 18,000 New Hemosol Options to replace the aggregate of 36,000 Hemosol Options currently held by and conditionally granted to him.

(14) Mr. Hartwell currently holds 125,000 Hemosol Options. 1,383,113 Hemosol Options were also conditionally granted to Mr. Hartwell subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Hartwell will be issued a total of 1,383,113 New Hemosol Options to replace the aggregate of 1,508,113 Hemosol Options currently held by and conditionally granted to him.

(15) Dr. Bell currently holds 98,807 Hemosol Options. 691,556 Hemosol Options were also conditionally granted to Dr. Bell subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Dr. Bell will be issued a total of 691,556 New Hemosol Options to replace the aggregate of 790,363 Hemosol Options currently held by and conditionally granted to him.

(16) Mr. Alkema currently holds 99,998 Hemosol Options. 691,556 Hemosol Options were also conditionally granted to Mr. Alkema subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Alkema will be issued a total of 691,556 New Hemosol Options to replace the aggregate of 791,554 Hemosol Options currently held by and conditionally granted to him.

(17) Mr. Mathews currently holds 56,250 Hemosol Options. 100,000 Hemosol Options were also conditionally granted to Mr. Mathews subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Mathews will be issued a total of 100,000 New Hemosol Options to replace the aggregate of 156,250 Hemosol Options currently held by and conditionally granted to him.

     The following table sets forth (i) the number of Hemosol Shares and (ii) the total number of Hemosol Options and the number of Hemosol Options that are exercisable within 60 days after March 1, 2004, beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and executive officer of MDS and, where known after reasonable inquiry, by their respective associates.

                                                        TOTAL NUMBER OF        PERCENTAGE OF         PERCENTAGE OF
                                                       HEMOSOL OPTIONS/       HEMOSOL SHARES         HEMOSOL SHARES
                                                           NUMBER OF         (DILUTED TO GIVE       (DILUTED TO GIVE
                                                        HEMOSOL OPTIONS        EFFECT TO ALL       EFFECT TO HEMOSOL
                                                      EXERCISABLE WITHIN      HEMOSOL OPTIONS     OPTIONS EXERCISABLE
                                  NUMBER OF HEMOSOL      60 DAYS AFTER       HELD BY DIRECTOR     WITHIN 60 DAYS AFTER
NAME                                  SHARES(1)          MARCH 1, 2004        OR OFFICER)(2)       MARCH 1, 2004)(3)
----                              -----------------   -------------------   -------------------   --------------------
R. Ian Lennox...................            0           7,000(4)/6,000            0.0125                 0.0107
Wilfred G. Lewitt...............            0           5,000(5)/4,000            0.0089                 0.0071
Mary Mogford....................        1,700                        0            0.0030                 0.0030
Edward K. Rygiel................            0           5,000(6)/4,000            0.0089                 0.0071
Nelson M. Sims..................        2,000             18,000/9,324            0.0356                 0.0202
All directors and executive
  officers as a group...........        3,700            35,000/23,324            0.0689                 0.0481

---------------

Notes:

(1) The information as to securities beneficially owned or over which control or direction is exercised is not within the knowledge of Hemosol or MDS and has been furnished by the directors and senior officers of MDS.

(2) Assuming the exercise of all Hemosol Options held by such director or officer.

(3) Assuming the exercise of all Hemosol Options held by a director or officer that are exercisable within 60 days after March 1, 2004.

(4) Mr. Lennox currently holds 7,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Lennox subject to regulatory and
     Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Lennox will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 14,000 Hemosol Options currently held by and conditionally granted to him.

(5) Mr. Lewitt currently holds 5,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Lewitt subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Lewitt will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 12,000 Hemosol Options currently held by and conditionally granted to him. All such Hemosol Options are held in trust for MDS as MDS has a policy which prevents members of management who sit on the boards of directors of corporations in which MDS holds an interest from holding any shares in such corporations, unless such shares were acquired prior to their appointment to such board.

(6) Mr. Rygiel currently holds 5,000 Hemosol Options. 7,000 Hemosol Options were also conditionally granted to Mr. Rygiel subject to regulatory and Shareholder approval. Under the Arrangement, subject to Shareholder ratification and his consent, Mr. Rygiel will be issued a total of 7,000 New Hemosol Options to replace the aggregate of 12,000 Hemosol Options currently held by and conditionally granted to him. All such Hemosol Options are held in trust for MDS as MDS has a policy which prevents members of management who sit on the boards of directors of corporations in which MDS holds an interest from holding any shares in such corporations, unless such shares were acquired prior to their appointment to such board.

     None of the directors or the officer of MDS Subco beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Hemosol.

     MDS beneficially owns, directly or indirectly, 6,549,897 Hemosol Shares, representing 11.7% of the Hemosol Shares issued and outstanding. See "General Proxy Matters -- Voting Securities and Principal Holders Thereof". MDS also owns the Tranche A Warrants and the right to be issued the Tranche B Warrants in certain circumstances. See "Hemosol Prior to the Arrangement -- Credit Facility".

SECURITIES TRANSACTIONS

     On February 20, 2004, Mitchell J. Kostuch, a member of the Hemosol Board, purchased on the secondary market 25,000 Hemosol Shares and 12,500 Hemosol Warrants for an aggregate purchase price of $18,750.

DIVIDEND POLICY

     Hemosol has not declared or paid any dividends since its inception in 1985. There is no restriction on Hemosol's present ability to pay dividends. For restrictions on Labco's ability to pay dividends following the Arrangement, see "Labco After the Arrangement -- Description of Share Capital".

PREVIOUS DISTRIBUTIONS

     During the five years prior to March 10, 2004, Hemosol distributed Hemosol Shares (other than Hemosol Shares purchased pursuant to the exercise of employee stock options, stock options granted to external consultants or employee stock purchase plans) as set forth below.

     On April 27, 1999, Hemosol issued 2,400,000 special warrants at a purchase price per special warrant of $4.60 for gross proceeds of $11,040,000. Each special warrant entitled the holder to acquire, at no additional cost, one Hemosol Share. On May 25, 1999, Hemosol issued 2,400,000 Hemosol Shares in exchange for these 2,400,000 special warrants.

     On January 17, 2000, Hemosol issued 5,520,000 Hemosol Shares at a purchase price per Hemosol Share of $8.35 for gross proceeds of $46,092,000. In addition, Hemosol granted 276,000 after-market support options to the underwriters. Each after-market support option entitled the holder to purchase one Hemosol Share at a price of $9.00 during the period ended October 31, 2001. During 2001, all 276,000 support options were exercised.

     On March 27, 2000, Hemosol issued 1,219,000 Hemosol Shares at a purchase price per Hemosol Share of $19.00 for gross proceeds of $23,161,000. In addition, Hemosol granted 60,950 after-market support options to the underwriters. Each after-market support option entitled the holder to purchase one Hemosol Share at a price of $19.00 during the period ended October 5, 2001. During 2001, all 60,950 support options expired.

     On November 8, 2000, Hemosol issued 333,333 Hemosol Shares for gross proceeds of $5 million in a private placement transaction. In addition, a 16-month option was granted to purchase an additional 222,222 Hemosol Shares at $22.50 per Hemosol Share. During 2002, all 222,222 options expired.

     On November 10, 2000, Hemosol issued 85,000 Hemosol Share purchase warrants at an exercise price of $18.00 per Hemosol Share in connection with the finalization of its senior credit facility with National Bank of Canada and The Bank of Nova Scotia. These warrants were recorded at an estimated fair value of $624,000 using the Black-Scholes option pricing model and are exercisable at any time until their expiry date in November 2005. All 85,000 purchase warrants were cancelled in 2002.

     On December 14, 2000, Hemosol issued 400,000 Hemosol Share purchase warrants at an exercise price of $18.00 per Hemosol Share in connection with the finalization of its subordinate credit facility with the Manufacturers Life Insurance Company. These warrants have been recorded at an estimated fair value of $2,276,000 using the Black-Scholes option pricing model and are exercisable at any time until their expiry date in December 2005. To date, none of these warrants have been exercised.

     On March 1, 2001, Hemosol issued 7,000,000 Hemosol Shares at a purchase price per Hemosol Share of $13.50 for gross proceeds of $94.5 million pursuant to an underwritten public offering registered under the U.S. Securities Act. In addition, Hemosol granted 1,050,000 over-allotment options entitling the underwriters to purchase Hemosol Shares at a price of $13.50 per Hemosol Share during the period ended March 31, 2001. During 2001, all 1,050,000 over-allotment options were exercised for gross proceeds of $14,175,000.

     In April 2002, Hemosol cancelled 85,000 Hemosol Share purchase warrants at an exercise price of $18.00 per share previously issued on November 10, 2000 to National Bank of Canada and The Bank of Nova Scotia, and on April 22, 2002 issued 45,000 Hemosol Share purchase warrants to The Bank of Nova Scotia and 60,000 to National Bank of Canada, in each case at an exercise price of $6.31 per Hemosol Share, which are exercisable at any time until their expiry date on April 22, 2007. The difference in fair value between the new and cancelled options determined using the Black-Scholes option pricing model of approximately $186,000 was included in net loss for 2002. To date, none of these warrants has been exercised.

     On April 18, 2002, Hemosol issued 4,900,000 Hemosol Shares and 2,450,000 Hemosol Share purchase warrants, offered in units, for gross proceeds of $22,050,000. The purchase price per unit, consisting of one Hemosol Share and one-half Hemosol Share purchase warrant, was $4.50. Each whole warrant entitled the holder to purchase one Hemosol Share at a price of $5.50 per Hemosol Share at any time until their expiry date on April 18, 2003. None of these warrants were exercised before their expiry.

     On November 22, 2002, Hemosol issued the Tranche A Warrants to MDS. These warrants have been recorded at an estimated fair value of $7,080,000 using the Black-Scholes option pricing model. See "-- Credit Facility" above.

     On November 28, 2003, Hemosol completed the Special Warrant Offering as discussed in "-- Special Warrant Offering" above.

DOCUMENTS INCORPORATED BY REFERENCE

     Hemosol is a reporting issuer in all Canadian jurisdictions. The following documents of Hemosol filed with the Canadian Securities Administrators are specifically incorporated by reference into and form an integral part of this
Circular:

     (a) Annual Information Form dated May 27, 2003 for the year ended December 31, 2002;

     (b) the Audited Financial Statements and the report of Hemosol's auditors thereon;

     (c) management's discussion and analysis of financial condition and results of operations contained in Hemosol's 2002 Annual Report;

     (d) material change report dated March 20, 2003 in connection with the announcement of the recommendation by Hemosol's Data Safety Monitoring Board to review safety data prior to continuing enrolment in Hemosol's cardiac trial (HLK 213/304);

     (e) material change report dated April 14, 2003 in connection with: (i) the announcement that Hemosol would be limiting the enrolment in its cardiac trial (HLK 213/304) for its lead product HEMOLINK in response to an imbalance in the incidence of certain adverse events between the HEMOLINK and the control groups; and (ii) the announcement that Hemosol had given working notice to substantially all of its employees;

     (f) material change report dated December 5, 2003 in connection with the closing of the offering of Special Warrants;

     (g) material change report dated December 10, 2003 in connection with the announcement of the entering into of a memorandum of understanding dated December 3, 2003 with ProMetic; and

     (h) material change report dated February 20, 2004 in connection with the announcement of the entering into of the Arrangement Agreement.

     All documents of the type referred to above and all material change reports (excluding confidential material change reports) and interim consolidated financial statements (including management's discussion and analysis of financial condition and results of operations in the quarterly reports for such interim periods), filed by Hemosol with securities commissions or similar authorities in the Provinces of Ontario and Alberta subsequent to the date of this Circular and prior to the Effective Date will be deemed to be incorporated by reference into, and form an integral part of, this Circular.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

     Information has been incorporated by reference in this Circular from documents filed with the Canadian Securities Administrators. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Hemosol at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9 (telephone (905) 286-6200). For the purposes of the Province of Quebec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of Hemosol at the above-mentioned address and telephone number.

     Hemosol is subject to the informational requirements of the U.S. Exchange Act and in accordance therewith files reports and other information with the SEC. The reports and other information filed by Hemosol with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of these documents are also available on the SEC's website, http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

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

                       NEW HEMOSOL AFTER THE ARRANGEMENT

NEW HEMOSOL

     New Hemosol was incorporated under the OBCA on February 24, 2004. New Hemosol has not carried on any active business since incorporation and is currently a wholly-owned subsidiary of Hemosol.

     Following the Arrangement, New Hemosol will, in effect, be the successor to Hemosol's current Blood Products Business as it will hold a 93% interest in and be the general partner of the Blood Products Partnership. As such, New Hemosol will be entitled to 93% of the partnership distributions from the Blood Products Partnership.

     The Blood Products Partnership will own and operate Hemosol's current Blood Products Business. See "The Blood Products Partnership After the Arrangement".

     On the Effective Date, New Hemosol will be owned by MDS and the Public Shareholders on the same pro rata basis as Hemosol was owned immediately prior to the Effective Time.

SHARE CAPITAL

     Following the Arrangement, New Hemosol will be authorized to issue an unlimited number of New Hemosol Shares and an unlimited number of New Hemosol Special Shares issuable in series. The following is a summary of the rights, privileges, restrictions and conditions attached to the New Hemosol Special Shares and is subject to the provisions of the New Hemosol Share Conditions as set out in Exhibit 9 to the Arrangement Agreement attached as Annex D to this Circular.

PROVISIONS ATTACHING TO THE NEW HEMOSOL SHARES

     The holders of New Hemosol Shares will be entitled to receive notice of, to attend and vote at any meeting of the shareholders of New Hemosol, with each New Hemosol Share carrying one vote. The holders of New Hemosol Shares will be entitled to receive dividends if, as and when declared by the board of directors of New Hemosol, subject to the rights of holders of any other class of shares of New Hemosol entitled to receive dividends in priority to or rateably with the holders of New Hemosol Shares. The holders of New Hemosol Shares will be entitled to share rateably in any distribution of the assets of New Hemosol in the event of any liquidation, dissolution or winding-up of New Hemosol, whether voluntary or involuntary, or any other distribution of the assets of New Hemosol for the purpose of winding up its affairs, subject to the rights of holders of any other class of shares of New Hemosol entitled to receive the assets of New Hemosol upon such distribution in priority to or rateably with the holders of New Hemosol Shares.

PROVISIONS ATTACHING TO THE NEW HEMOSOL SPECIAL SHARES

     The New Hemosol Board may issue New Hemosol Special Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the New Hemosol Board may fix the number of shares in such series and will determine, subject to the limitations set out in the articles of New Hemosol, the designation, rights, privileges, restrictions and conditions to attach to the shares of such series, including, without limitation, (i) the rate(s), amount or method(s) of calculation of dividends and whether they are cumulative, partly cumulative or non-cumulative, and whether such rate(s), amount or method(s) of calculation will be subject to change or adjustment in the future, (ii) the date, manner and currency of payments of dividends and the date from which they accrue or become payable, (iii) if redeemable or purchasable, the redemption or purchase price and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds,
(iv) the voting rights, if any, (v) any conversion, exchange or reclassification rights and (vi) any other terms not inconsistent with such provisions. Before the issue of the first shares of a series, the New Hemosol Board will send to the Director articles of amendment in the prescribed form containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the New Hemosol Board.

     The New Hemosol Special Shares of each series will, with respect to the payment of dividends and the distribution of assets in the event of the dissolution, liquidation or winding-up of New Hemosol or other distribution of its assets among its shareholders for the purposes of winding up its affairs, rank on a parity with the New Hemosol Special Shares of every other series. If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the New Hemosol Special Shares of any series is not paid in full, the New Hemosol Special Shares of such series will participate rateably with the New Hemosol Special Shares of every other series in respect of all accumulated cumulative dividends (whether or not declared) and all declared non-cumulative dividends or all amounts payable on any such distribution constituting a return of capital.

PRINCIPAL SHAREHOLDERS

     Upon completion of the Arrangement, the Shareholders will hold all of the issued and outstanding New Hemosol Shares, on the same pro rata basis as the Shareholders hold Hemosol Shares immediately prior to the Effective Time. Assuming that MDS's shareholdings of Hemosol immediately prior to the Effective Time are the same as its current shareholdings, MDS will hold, directly or indirectly, 11.7% and the Public Shareholders will collectively hold 88.3% of the issued and outstanding New Hemosol Shares.

DIRECTORS AND OFFICERS

     New Hemosol will have a minimum of one and a maximum of ten directors. The directors are to supervise the activities and manage the affairs of New Hemosol.

     At the Meeting, Shareholders will be asked to elect directors of Hemosol. If the Arrangement Resolution is approved, upon completion of the Arrangement, the newly elected directors of Hemosol will become the directors of New Hemosol. See "Annual Meeting and Other Special Business -- Election of Directors".

     The term of office of all directors will expire at the next annual meeting of holders of New Hemosol Shares.

     The directors and officers of New Hemosol will be covered by insurance in respect of liability that may be incurred by them acting in such capacity, unless the liability arises because such director or officer fails to act honestly and in good faith with a view to the best interests of New Hemosol.

EMPLOYEES

     Upon completion of the Arrangement, New Hemosol will employ the three current executive officers of Hemosol, being Lee Hartwell, President, Chief Executive Officer and Chief Financial Officer, Dirk Alkema, Vice President, Operations and David Bell, Vice President, Drug Discovery, as well as Pardip Gill, Hemosol's controller. These individuals will be employed on the same terms and conditions as their employment with Hemosol immediately prior to the Effective Date.

NEW HEMOSOL CONVERTIBLE SECURITIES

     Under the Plan of Arrangement, New Hemosol will assume the obligations of Hemosol under the Hemosol Convertible Securities as if such Hemosol Convertible Securities provided a right to acquire New Hemosol Shares and/or New Hemosol Convertible Securities (other than a reduction of the exercise price of each Hemosol Convertible Security by $0.04). As a result, after the Effective Date, the New Hemosol Convertible Securities will be identical to the Hemosol Convertible Securities (other than such exercise price reduction), with the exception of the reduction of the Tranche A Warrants and Tranche B Warrants by the respective number of Surrendered Warrants, as described in "The Arrangement -- Treatment of Hemosol Convertible Securities in Connection with the Arrangement".

NEW HEMOSOL STOCK OPTION PLAN

     At the Meeting, Shareholders will be asked to consider, and if deemed advisable, approve the adoption by New Hemosol of the New Hemosol Stock Option Plan. See "Annual Meeting and Other Special Business -- Approval of New Hemosol Stock Option Plan".

     The purpose of the New Hemosol Stock Option Plan is to assist directors, officers, members of any scientific advisory board and key employees of and consultants to New Hemosol, its subsidiaries and the Blood Products Partnership (each a "Participant"), to participate in the growth and development of New Hemosol and its subsidiaries by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in New Hemosol. The New Hemosol Stock Option Plan will be administered by a compensation committee (the "Compensation Committee") appointed by the New Hemosol Board.

     The maximum number of New Hemosol Shares that may be issued under the New Hemosol Option Plan is 5,500,000 or approximately 9.79% of the aggregate number of Hemosol Shares issued and outstanding on a non-diluted basis.

     The New Hemosol Stock Option Plan will be substantially similar to the Hemosol Stock Option Plan and provides that New Hemosol may, pursuant to the recommendations of the Compensation Committee and upon the approval of the New Hemosol Board, grant to Participants New Hemosol Options to purchase New Hemosol Shares. The purchase price per each optioned New Hemosol Share will be determined by the New Hemosol Board, which purchase price will not be less than the fair market value of a New Hemosol Share on the date the New Hemosol Option is granted, except in respect of any New Hemosol Options issued under the Plan of Arrangement (see "The Arrangement -- Treatment of Hemosol Options in Connection with the Arrangement" and "--Transaction Steps Under the Plan of Arrangement"). The number of New Hemosol Shares subject to each New Hemosol Option, the expiration date, the extent to which New Hemosol Options are exercisable and other terms and conditions relating to such options will be determined by the Compensation Committee. If no specific determination is made by the Compensation Committee, each New Hemosol Option will be exercisable within five years from the date of the grant, and an optionee may take up and pay for not more than 33 1/3% of the New Hemosol Shares covered by such option during each twelve-month period following the first anniversary of the date of the grant. If the number of New Hemosol Shares taken up under a New Hemosol Option during any twelve-month period is less than 33 1/3% of the New Hemosol Shares covered by such option, the optionee will have the right at any time during the remainder of the term of the option to purchase such number of New Hemosol Shares subject to the option which were purchasable but not purchased by the optionholder during the twelve-month period.

     The New Hemosol Stock Option Plan is subject to the terms and conditions contained therein and should be read in its entirety. See Annex F, "New Hemosol Stock Option Plan", to this Circular.

SELECTED NEW HEMOSOL HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     Financial information presenting New Hemosol's audited balance sheet as at February 24, 2004, and unaudited pro forma financial data as at and for the year ended December 31, 2003, each prepared in accordance with Canadian GAAP, is set out in Annex H and Annex I, respectively. New Hemosol was incorporated on February 24, 2004 and, accordingly, did not conduct business operations prior to that date. The unaudited New Hemosol pro forma financial information gives effect to the transactions which are directly attributable to the Arrangement, up to and including the Effective Date, and is presented on the basis that New Hemosol will consolidate the balance sheet and operating results of Hemosol as the successor of Hemosol using Hemosol's historical accounting basis.

     The unaudited pro forma consolidated statement of loss and deficit for the year ended December 31, 2003 gives effect to the Arrangement and certain other transactions, which either have occurred or will probably occur subsequent to December 31, 2003, as if they had occurred on January 1, 2003. The unaudited pro forma balance sheet as at December 31, 2003 gives effect to the Arrangement and certain other transactions, which either have occurred or will probably occur subsequent to December 31, 2003 as if they had occurred on such date. In the opinion of management, all significant adjustments necessary to reflect the effects of the Arrangement have been made.

     The unaudited pro forma financial information is presented for comparative purposes only and is not necessarily indicative of what New Hemosol's actual future financial position and operating results would be. This unaudited pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the Audited Financial Statements.

REGISTERED OFFICE

     The registered and principal office of New Hemosol will be the same as the current registered and principal office of Hemosol located at 2585 Meadowpine Boulevard, Mississauga, Ontario, Canada L5N 8H9. The telephone number for this office will be (905) 286-6200.

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

                          LABCO AFTER THE ARRANGEMENT

LABCO AFTER THE ARRANGEMENT

     Following the Arrangement, Labco (formerly Hemosol) will hold:

     (a)  a  7% limited partnership interest  in the Blood Products Partnership;
          and

     (b)  a 99.99% limited partnership interest in the Labs Partnership.

     The Blood Products Partnership will own and operate the Blood Products Business. See "The Blood Products Partnership After the Arrangement". The Labs Partnership will own and operate MDS's Labs Business (excluding the employees and medical directors of the Labs Business who were either transferred by MDS to MDS Subco on January 1, 2004 or who remain with MDS as part of its national business). See "The Labs Partnership After the Arrangement".

     As the 99.99% limited partner of the Labs Partnership, Labco will be entitled to 99.99% of the partnership distributions from the Labs Partnership (net of certain distributions to the general partner for expense reimbursements). Labco will also be entitled to partnership distributions from the Blood Products Partnership pro rata to its interest in the Blood Products Partnership which will be approximately 7% upon completion of the Arrangement.

     On the Effective Date, Public Shareholders will own not less than 52.5% of the voting shares and 0.44% of the equity securities of Labco (through ownership of Labco Class A Shares) and MDS will own not more than 47.5% of the voting shares and 99.56% of the equity securities of Labco (through ownership of a combination of Labco Class A Shares and Labco Class B Non-Voting Shares). As part of the Plan of Arrangement, New Hemosol will acquire the Labco Class C Shares, which will be immediately redeemed by Labco for aggregate redemption proceeds of $16 million and certain other consideration.

OBJECTS

     As part of the Arrangement, the business of Labco will be restricted by its articles. The following is a summary of the corporate objects of Labco and is subject to the detailed provisions of Appendix A to the Plan of Arrangement.

     After the Arrangement, Labco will be a limited purpose corporation whose objective will be to (i) maximize Distributable Cash Flow (as defined below) through ownership of the Partnership Interests, and any property and/or assets that are acquired or received by Labco as a result of a sale, transfer or other disposition of the Partnership Interests or the liquidation, dissolution or winding-up of the Partnerships, as set out in (a) below, and (ii) distribute all Distributable Cash Flow to holders of the Labco Class A Shares and Labco Class B Non-Voting Shares by way of dividends or other distributions, subject to its articles and applicable law and provided that no dividends will be declared on the Labco Class A Shares and the Labco Class B Non-Voting Shares on or prior to October 31, 2004 (see "-- Description of Share Capital -- Provisions Attaching to the Labco Class A Shares" and "-- Provisions Attaching to the Labco Class B Non-Voting Shares"). Labco will otherwise be prohibited from, directly or indirectly, carrying on any business, purchasing or otherwise acquiring or selling, transferring or otherwise disposing of any assets or exercising any powers other than:

     (a) holding the Partnership Interests and not selling, transferring or otherwise disposing of all or any part of either Partnership Interest, except:

        (i) in accordance with a sale, transfer or other disposition carried out pursuant to the terms of the partnership agreement governing the applicable Partnership; or

        (ii) on the liquidation, dissolution or winding-up of the applicable Partnership, as the case may be, in which case Labco will hold the property and/or assets that are acquired or received by Labco as a result of such sale, transfer or other disposition or such liquidation, dissolution or winding-up and will deal with such property and/or assets as the Labco Board considers appropriate in the ordinary course of Labco's business;

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

     (b) performing its obligations and exercising its rights under any agreements entered into by Labco in connection with the Arrangement and any other agreements entered into by Labco in the ordinary course of Labco's business;

     (c) issuing shares (or rights, warrants, convertible securities or options to acquire shares) for valuable consideration provided that (i) any such issuance is consistent with Labco's articles and (ii) no Labco Class A Shares (or rights, warrants, convertible securities or options to acquire such shares) may be issued except in connection with a stock dividend, a stock split or similar event that affects all holdings of Labco Class A Shares in the same manner, on a per share basis;

     (d) borrowing money upon the credit of Labco and granting security therefor, for any purpose in the ordinary course of Labco's business;

     (e) temporarily holding cash in accounts of Canadian chartered banks, short-term government debt or short-term investment grade corporate debt for the purposes of paying the expenses of Labco, making dividends or other distributions to its shareholders and carrying out any other activities in the ordinary course of Labco's business;

     (f)  satisfying the obligations, liabilities or indebtedness of Labco; and

     (g) engaging in any acts or exercising any powers necessary or desirable to carry out any other activities in the ordinary course of Labco's business, including as provided in Labco's articles and the Amended and Restated Labco By-Laws.

     In addition to any other approvals required by the OBCA, the restrictions and limitations on Labco's objects set out in Labco's articles may only be amended, supplemented, repealed or otherwise modified by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class of the issued and outstanding Labco Class A Shares and Labco Class B Non-Voting Shares, each voting separately as a class, duly called for that purpose.

DESCRIPTION OF SHARE CAPITAL

     The following is a summary of the material rights, privileges, restrictions and conditions that attach to the Labco Class A Shares, the Labco Class B Non-Voting Shares and the Labco Class C Shares. This summary is subject to the detailed provisions of the Labco Share Conditions as set out in Appendix A to the Plan of Arrangement.

AUTHORIZED CAPITAL

     The authorized share capital of Labco will consist of:

     (a) an unlimited number of Labco Class A Shares which, subject to the provisions of Labco's articles, will be entitled to one vote per share, provided that following the Effective Date, additional Labco Class A Shares may only be issued in limited circumstances;

     (b) an unlimited number of Labco Class B Non-Voting Shares which will not be entitled to vote except as provided by law or as provided in Labco's articles; and

     (c) that number of Labco Class C Shares equal to the number of outstanding Hemosol Shares at the Effective Time, which will be redeemable preferred shares with a cumulative dividend rate of 0.25% per month, provided that following the redemption of the Labco Class C Shares, the number of authorized Labco Class C Shares will be reduced by the number so redeemed.

     In addition to any other approvals required by the OBCA, Labco will not create any shares ranking in priority to or on a parity with the Labco Class A Shares or the Labco Class B Non-Voting Shares without the prior approval of the holders of each class of the shares of Labco by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class, voting separately as a class, duly called for that purpose.

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

PROVISIONS ATTACHING TO THE LABCO CLASS A SHARES

Dividends

     The holders of Labco Class A Shares will be entitled to receive dividends as and when declared by the Labco Board, out of Distributable Cash Flow, in such amount and in such form as the Labco Board may determine, provided that no dividends will be declared on or prior to October 31, 2004. The payment of dividends to holders of Labco Class A Shares will be subject to the preferential rights of the holders of Labco Class C Shares and any other shares ranking senior to the Labco Class A Shares.

     All dividends on the Labco Class A Shares and the Labco Class B Non-Voting Shares declared by the Labco Board will be declared and paid in equal amounts per share on all Labco Class A Shares and Labco Class B Non-Voting Shares outstanding at the time without preference or distinction.

     Notwithstanding the above, dividends may be declared and paid on the Labco Class B Non-Voting Shares in advance of dividends declared and paid on the Labco Class A Shares so long as the aggregate amount per share of all dividends declared and paid on the Labco Class A Shares in any fiscal year of Labco equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Labco Class B Non-Voting Shares in such fiscal year of Labco.

Dissolution

     In the event of the dissolution, liquidation or winding-up of Labco, whether voluntary or involuntary, or any other distribution of assets of Labco among its shareholders for the purpose of winding up its affairs, the holders of the Labco Class A Shares and the Labco Class B Non-Voting Shares will be entitled to receive the remaining property and assets of Labco in equal amounts per share without preference or distinction. The dissolution rights of the holders of the Labco Class A Shares will be subject to the prior rights of the holders of the Labco Class C Shares and any other shares ranking senior to the Labco Class A Shares and the Labco Class B Non-Voting Shares.

Voting Rights

     The holders of Labco Class A Shares will be entitled to receive notice of and to attend all meetings of the shareholders of Labco and, subject to the provisions of Labco's articles summarized in "-- Provisions Attaching to the Labco Class B Non-Voting Shares -- Specified Offer" below, will have one vote for each Labco Class A Share held at all meetings of the shareholders of Labco, except meetings at which only holders of another specified class or series of shares of Labco are entitled to vote separately as a class or series.

PROVISIONS ATTACHING TO THE LABCO CLASS B NON-VOTING SHARES

Dividends

     The holders of Labco Class B Non-Voting Shares will be entitled to receive dividends as and when declared by the Labco Board, out of Distributable Cash Flow, in such amount and in such form as the Labco Board may determine, provided that no dividends will be declared on or prior to October 31, 2004. The payment of dividends to holders of Labco Class B Non-Voting Shares will be subject to the preferential rights of the holders of Labco Class C Shares and any other shares ranking senior to the Labco Class B Non-Voting Shares.

     All dividends on the Labco Class A Shares and the Labco Class B Non-Voting Shares declared by the Labco Board will be declared and paid in equal amounts per share on all Labco Class A Shares and Labco Class B Non-Voting Shares at the time outstanding without preference or distinction.

     Notwithstanding the above, dividends may be declared and paid on the Labco Class B Non-Voting Shares in advance of dividends declared and paid on the Labco Class A Shares so long as the aggregate amount per share of all dividends declared and paid on the Labco Class A Shares in any fiscal year of Labco equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Labco Class B Non-Voting Shares in such fiscal year of Labco.

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

Dissolution

     In the event of the dissolution, liquidation or winding-up of Labco, whether voluntary or involuntary, or any other distribution of assets of Labco among its shareholders for the purpose of winding up its affairs, the holders of the Labco Class B Non-Voting Shares and the Labco Class A Shares will be entitled to receive the remaining property and assets of Labco in equal amounts per share without preference or distinction. The dissolution rights of the holders of the Labco Class B Non-Voting Shares will be subject to the prior rights of the holders of the Labco Class C Shares and any other shares ranking senior to the Labco Class B Non-Voting Shares and the Labco Class A Shares.

Voting Rights

     SUBJECT TO APPLICABLE LAW AND ANY OTHER PROVISIONS OF THE ARTICLES OF LABCO, THE HOLDERS OF THE LABCO CLASS B NON-VOTING SHARES WILL NOT BE ENTITLED TO RECEIVE NOTICE OF, NOR TO ATTEND NOR VOTE AT ANY MEETINGS OF THE SHAREHOLDERS OF LABCO. In the event that holders of the Labco Class B Non-Voting Shares are entitled by law or the articles of Labco to vote at a meeting of holders of Labco Class B Non-Voting Shares, the holders of Labco Class B Non-Voting Shares will have one vote for each Labco Class B Non-Voting Share held.

Specified Offer

     The articles of Labco require that a person or group wishing to acquire a majority of the Labco Class A Shares comply with certain conditions precedent as set out below.

     An Offeror (as defined below) may not acquire any Labco Class A Shares pursuant to an Offer to Acquire (as defined below) Labco Class A Shares made by an Offeror where the number of Labco Class A Shares subject to the Offer to Acquire (the "Specified Offer Shares"), together with the Offeror's Labco Class A Shares on the date of such Offer to Acquire (the "Offer Date"), would constitute in the aggregate more than 50% of the total issued and outstanding Labco Class A Shares on the Offer Date (such Offer to Acquire being referred to as a "Specified Offer"), without first complying with the provisions specified below.

     Prior to, and as a condition precedent to, the acquisition by an Offeror of any Labco Class A Shares under a Specified Offer, the Offeror will make concurrent offers to acquire Labco Class A Shares and Labco Class B Non-Voting Shares for consideration for each Labco Class A Share and each Labco Class B Non-Voting Share equal to the Bid Price (as defined below), on the same terms, except as to the number of shares subject to the offers, which offers will comply with the provisions of applicable securities legislation relating to a formal take-over bid (whether or not such offers are required by law to so comply) (the "Required Bids"):

     (a) to all holders of Labco Class A Shares for such number of Labco Class A Shares as is equal to the number of Specified Offer Shares; and

     (b) to all holders of Labco Class B Non-Voting Shares for such number of Labco Class B Non-Voting Shares that is equal to the lesser of:

        (i) A x B, where A equals the number of Labco Class A Shares that are subject to a Specified Offer, together with the Offeror's Labco Class A Shares, divided by the total number of issued and outstanding Labco Class A Shares on the Offer Date and B equals the total number of issued and outstanding Labco Class B Non-Voting Shares on the date that the Required Bids are made; and

        (ii) the number of issued and outstanding Labco Class B Non-Voting Shares excluding those that are beneficially owned, or over which control or direction is exercised, on the date that the Required Bids are made (including any combination of the foregoing) by the Offeror;

     provided that:

     (c) no shares may be taken up or paid for under either of the Required Bids, unless all shares tendered to each of the Required Bids are taken up and paid for concurrently; and

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

     (d) the Offeror will issue a press release following the expiry of the Required Bids and one business day prior to the take-up of any shares tendered to the Required Bids, which press release will disclose:

        (i) the approximate number of Labco Class A Shares and Labco Class B Non-Voting Shares tendered to the Required Bids; and

        (ii) whether a sufficient number of Labco Class A Shares has been tendered to the Required Bids such that the Offeror would acquire, on take-up and payment for such shares, when added to the Offeror's Labco Class A Shares on the date of take-up, more than 50% of the total issued and outstanding Labco Class A Shares on the date of take-up.

     In the event that an Offeror acquires, directly or indirectly, more than 50% of the total issued and outstanding Labco Class A Shares in violation of the foregoing requirements, then, effective on the completion of such acquisition and during such time that the Offeror's Labco Class A Shares constitute more than 50% of the total issued and outstanding Labco Class A Shares, the total number of votes attaching to the Offeror's Labco Class A Shares will equal the difference between: (a) the total number of issued and outstanding Labco Class A Shares, and (b) the number of the Offeror's Labco Class A Shares, and, for greater certainty, the Labco Class A Shares other than the Offeror's Labco Class A Shares will continue to have one vote per share.

     For purposes of this section of the Circular entitled "Labco After the Arrangement":

     (a) "BID PRICE" means the consideration for each Labco Class A Common Share and each Labco Class B Non-Voting Share offered to holders of Labco Class A Shares and holders of Labco Class B Non-Voting Shares, respectively, under the Required Bids, which consideration will have a fair market value of not less than the average of the fair market value of a Class A Common Share on the date that the Required Bids are made as determined in writing by two nationally recognized investment banking firms retained by the Offeror for the purpose of providing such valuation in connection with the Required Bids;

     (b) "CASH FLOW", for any Distribution Period of Labco, will equal the following:

        (i)   all  cash or cash equivalents which  are received by Labco in such
              Distribution   Period,   including,   without   limitation,    any
              distributions received by Labco from the Partnerships; plus

        (ii) all cash or cash equivalents received by Labco in any prior Distribution Period to the extent not previously distributed unless such amounts have been set aside by the Labco Board in a prior Distribution Period for distribution to the holders of the Labco Class A Shares and/or the Labco Class B Non-Voting Shares in a subsequent Distribution Period, in which case such amounts set aside shall not be included in Cash Flow; less

        (iii) the Cash Flow Deductions;

     (c)  "CASH FLOW DEDUCTIONS", for any Distribution Period of Labco, means:

        (i) all costs, expenses and debts of Labco which, in the opinion of the Labco Board, may reasonably be considered to have accrued or become owing in respect of, or which relate to, such Distribution Period or a prior Distribution Period if not deducted in the calculation of Cash Flow for such prior period;

        (ii) any tax liability of Labco in respect of, or which relates to, such Distribution Period; and

        (iii) any cash or cash equivalent which is received by Labco in the Distribution Period which the Labco Board has determined to set aside for distribution to the holders of Labco Class A Shares and/or Labco Class B Non-Voting Shares in a subsequent Distribution Period;

     (d) "DISTRIBUTABLE CASH FLOW" for, or in respect of, a Distribution Period of Labco shall be the Cash Flow of Labco for such Distribution Period, together with any Cash Flow set aside in a prior Distribution Period for distribution to the holders of the Labco Class A Shares and/or the Labco Class B Non-Voting Shares in a subsequent Distribution Period which the Labco Board has determined to distribute in respect of the current Distribution Period, less any amount which the Labco Board may reasonably consider to be necessary to provide for the payment of any costs and repayment of debts which have been or will be incurred in the activities and operations of Labco in addition to the Cash Flow Deductions;
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

     (e) "DISTRIBUTION PERIOD" means each month in each calendar year from and including the first day thereof and to and including the last day thereof, provided that the first Distribution Period shall begin on (and include) the Effective Date and shall end on (and include) the last day of the month in which the Effective Date occurs;

     (f)  "OFFER TO ACQUIRE" includes:

        (i) an offer to purchase, a public announcement of an intention to make an offer to purchase, or a solicitation of an offer to sell, securities; and

        (ii) the receipt of an offer to sell securities, whether or not such offer to sell has been solicited,

        or any combination thereof, and the Person receiving an offer to sell will be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

     (g) "OFFEROR" means a Person that makes an Offer to Acquire Labco Class A Shares, and includes any Persons related to such Person for purposes of the Tax Act or any other Person that is acting jointly or in concert with such Person or who would, together with such Person (and other Persons), constitute a group for purposes of subsection 111(5) of the Tax Act;

     (h) "OFFEROR'S LABCO CLASS A SHARES", on any date, means the number of Labco Class A Shares beneficially owned, directly or indirectly, or over which control or direction is exercised (including any combination of the foregoing), on the relevant date by the Offeror either alone or together with Persons who would constitute a group for purposes of subsection 111(5) of the Tax Act; and

     (i) "PERSON" includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, or any other entity recognized by law or considered to be a person for purposes of the Tax Act.

PROVISIONS ATTACHING TO THE LABCO CLASS C SHARES

Dividends

     The holders of the Labco Class C Shares, in priority to the Labco Class A Shares and the Labco Class B Non-Voting Shares and any other shares ranking junior to the Labco Class C Shares, will be entitled to receive, as and when declared by the Labco Board out of the funds of Labco properly applicable to the payment of dividends, fixed preferential cumulative cash dividends at the rate of 0.25% of the Class C Redemption Amount (as defined below) per month payable monthly within ten days of the end of each month in each year. The "Class C Redemption Amount" for each Labco Class C Share will be determined by dividing $70,672,000 minus the value of the Hemosol Convertible Securities and Hemosol Options assumed by New Hemosol under the Plan of Arrangement by the number of issued and outstanding Labco Class C Shares, subject to adjustment in certain circumstances. The aggregate Class C Redemption Amount (which will be determined by multiplying the total number of issued and outstanding Labco Class C Shares by the Class C Redemption Amount) will be deemed to be reduced, on a dollar-for-dollar basis and from time to time, by an amount equal to any amounts released from escrow and paid to Labco pursuant to the terms of the Escrow Agreement. Dividends on the Labco Class C Shares will accrue from but not including the date of issue of the respective Labco Class C Shares. If on any dividend payment date the dividend payable is not paid in full on all the Labco Class C Shares then issued and outstanding, the dividends or the unpaid part thereof will be paid on a subsequent date determined by the Labco Board on which Labco will have sufficient funds properly applicable to the payment of dividends. The holders of the Labco Class C Shares will not be entitled to any dividends other than or in excess of the fixed preferential cumulative cash dividends specified above.

     Unless all dividends on the Labco Class C Shares then issued and outstanding, up to and including the dividend payable on the last preceding dividend payment date, will have been declared and paid or set apart for payment, the Labco Board will not (i) declare or pay or set apart for payment any dividends on the Labco Class A Shares and the Labco Class B Non-Voting Shares or on any shares of any other class of Labco ranking junior to the Labco Class C Shares or (ii) call for redemption or purchase or otherwise acquire for value less than all the then outstanding Labco Class C Shares or purchase or otherwise acquire for value any Labco Class A Shares, Labco Class B Non-Voting Shares or any shares of any other class of Labco ranking junior to the Labco Class C Shares.

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

Dissolution

     In the event of the dissolution, liquidation or winding-up of Labco or other distribution of assets of Labco among Labco shareholders for the purpose of winding up its affairs, the holders of the Labco Class C Shares will be entitled to receive from the assets and property of Labco for each Labco Class C Share held by them respectively the Class C Redemption Amount together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose will be calculated as if such dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of distribution) before any amount will be paid or any assets or property of Labco distributed to the holders of any Labco Class A Shares, Labco Class B Non-Voting Shares or shares of any other class ranking junior to the Labco Class C Shares. After payment to the holders of the Labco Class C Shares of the amounts so payable to them as above provided, they will not be entitled to share in any further distribution of the assets or property of Labco.

Redemption by Labco

     Subject to the provisions of subsection 32(2) of the OBCA, Labco will be entitled to redeem at any time all but not less than all of the then outstanding Labco Class C Shares on payment, in cash or in kind, for each share to be redeemed, of the Class C Redemption Amount together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose will be calculated as if the dividends on the Labco Class C Shares to be so redeemed were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of such redemption).

     On the date determined by Labco for redemption, Labco will pay or cause to be paid to the order of each registered holder of the Labco Class C Shares to be redeemed the Class C Redemption Amount for each Labco Class C Share registered in the name of such holder on presentation and surrender of the certificates representing the Labco Class C Shares redeemed at the registered office of Labco or any other place designated by Labco. On and after the date of redemption, the Labco Class C Shares called for redemption will cease to be entitled to dividends and the holders thereof will not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Class C Redemption Amount in respect thereof, together with all accrued and unpaid preferential cumulative cash dividends thereon, will not be made upon presentation of certificates in accordance with the foregoing, in which case the rights of the shareholders will remain unaffected.

     Labco will have the right at any time on and after the date determined by Labco for redemption of the Labco Class C Shares to deposit the redemption price of the shares so called for redemption to a special account in a specified chartered bank or a specified trust company in Canada, to be paid without interest to or to the order of the respective holders of such Labco Class C Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made, the Labco Class C Shares in respect whereof such deposit will have been made will be deemed to be redeemed and all rights of the holders thereof after such deposit will be limited to receiving without interest their proportionate part of the total Class C Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit will belong to Labco.

Voting Rights

     Subject to applicable law and any other provisions of the articles of Labco, the holders of Labco Class C Shares will not be entitled to receive notice of, nor to attend nor vote at any meetings of the shareholders of Labco. However, in the event that holders of Labco Class C Shares are entitled to vote at a meeting of holders of Labco Class C Shares, the holders of Labco Class C Shares will have one vote for each Labco Class C Share held.

Priority

     The Labco Class A Shares and the Labco Class B Non-Voting Shares will rank on parity and junior to the Labco Class C Shares and will be subordinate in all respects to the rights, privileges, restrictions and conditions attaching to the Labco Class C Shares.

PRINCIPAL SHAREHOLDERS

     Upon completion of the Arrangement, Public Shareholders will collectively hold not less than 52.5% Labco Class A Shares representing 0.44% of the equity securities of Labco and MDS will hold, directly or indirectly, not more than 47.5% of the Labco Class A Shares and 100% of the Labco Class B Non-Voting Shares, collectively representing 99.56% of the equity securities and not more than 47.5% of the voting securities of Labco.

DIRECTORS AND OFFICERS

     Pursuant to the Plan of Arrangement, new directors will be elected to the Labco Board. The following table sets out the name, municipality of residence, principal occupation and positions that will be held in Labco of each of the directors and officers of Labco if the Arrangement Resolution is passed by the Securityholders and the Arrangement becomes effective.

NAME AND MUNICIPALITY OF RESIDENCE     POSITION                     PRINCIPAL OCCUPATION
----------------------------------     --------                     --------------------

Edward E. McCormack
  Toronto, ON........................  Director, Chairman           Business Advisor and Independent
                                                                    Director (since June 2003); prior
                                                                    thereto, President of Almad Investments
                                                                    and Beaver Power Inc. (January 2000 to
                                                                    June 2003); CFO of Novopharm Inc.
                                                                    (October 1987 to December 1999)

Mitchell J. Kostuch
  Toronto, ON........................  Director                     President, Kostuch Publications (a
                                                                    publisher of business magazines)

Wilfred G. Lewitt
  Toronto, ON........................  Director                     Chairman, MDS (since April 1996)

Edward K. Rygiel
  Toronto, ON........................  Director                     Executive Chairman, MDS Capital Corp. (a
                                                                    health related venture capital firm)
                                                                    (since May 2003) and Executive Vice
                                                                    President, MDS; prior thereto, President
                                                                    and CEO, MDS Capital Corp. (December
                                                                    1994 to April 2003)

John Anderson
  Toronto, ON........................  President, Chief Executive   Consultant (since December 2001); prior
                                       Officer and Chief            thereto, CFO, Energenius, Inc. (July
                                       Financial Officer            2000 to December 2001); prior thereto,
                                                                    Consultant

Peter Brent
  Toronto, ON........................  Secretary                    Senior Vice President, General Counsel
                                                                    and Corporate Secretary, MDS (since
                                                                    2002); prior thereto, Vice President,
                                                                    General Counsel and Corporate Secretary,
                                                                    MDS (1998 - 2002)

CHANGE OF FISCAL YEAR-END

     Under the Arrangement, Labco will change its fiscal year-end from December 31 to October 31. This will help to minimize Labco's earnings and profits for its 2004 fiscal year, which would help to reduce the United States federal income tax impact of the Arrangement upon Shareholders resident in the United States. While the change in the fiscal year-end for tax purposes requires the consent of CCRA, such consent is not expected to be withheld.

REGISTERED OFFICE

     The registered office of Labco will be 100 International Boulevard, Toronto, Ontario, M9W 6J6.

AUDITORS, TRANSFER AGENT AND REGISTRAR OF LABCO

     The auditors of Labco will be Ernst & Young LLP, Chartered Accountants, Toronto.

     The registrar and transfer agent for the Labco Class A Shares and the Labco Class B Non-Voting Shares will be Computershare Trust Company of Canada at its principal office in Toronto.

MATERIAL CONTRACTS OF LABCO

     Following the Arrangement, Labco will not be a party to any material contracts other than the Arrangement Agreement and the following additional contracts to be entered into by Labco as contemplated by the Arrangement Agreement and as further disclosed under "The Arrangement":

     (a)  the Blood Products Contribution Agreement;

     (b)  the Blood Products Partnership Agreement;

     (c)  the Partnership Interest Transfer Agreement; and

     (d)  the Labs Partnership Agreement.

     The form of each of the foregoing agreements, other than the Blood Products Contribution Agreement and the Partnership Interest Transfer Agreement are Exhibits to the Arrangement Agreement, which is attached hereto as Annex D. Copies of the form of the Blood Products Contribution Agreement and the Partnership Interest Transfer Agreement may be inspected during ordinary business hours at the offices of Hemosol prior to the Effective Date.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

     Following the Arrangement, MDS Subco will be the general partner of the Labs Partnership. As general partner, MDS Subco will have the power to manage and control the business and assets of the Labs Partnership and will be reimbursed for the reasonable expenses and costs that it incurs in connection with the performance of its duties as general partner of the Labs Partnership. MDS Subco will also receive 0.01% of the net income of the Labs Partnership. See "The Labs Partnership After the Arrangement -- General" and "-- Distributions and Allocation of Profit and Loss".

     Following the Arrangement, MDS will provide support services to the Labs Partnership and will receive management fees and reimbursement for its reasonable out-of-pocket costs for providing such services. See "The Labs Partnership After the Arrangement -- Labs Management Agreement".

SELECTED LABCO PRO FORMA FINANCIAL INFORMATION

     Annex J to this Circular sets out the unaudited pro forma statements of income of Labco for the year ended December 31, 2003 and the unaudited pro forma balance sheet data at December 31, 2003, each of which gives effect to the Arrangement and certain other transactions, which either have occurred or will probably occur subsequent to December 31, 2003. In the opinion of management of Hemosol and MDS, all significant adjustments necessary to reflect the effects of the Arrangement have been made. Such unaudited pro forma financial information is derived from the Audited Financial Statements and the unaudited summary financial information of the Labs Business and have been prepared solely to comply with applicable disclosure rules under the U.S. Exchange Act. See "Regulatory Matters -- Financial Information Exemption."

     The summary unaudited pro forma financial information is presented for comparative purposes only and is not necessarily indicative of what Labco's actual future results of operations and financial position will be. The summary unaudited pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the Audited Financial Statements and the unaudited summary financial information of the Labs Business. THE SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION HAS NOT BEEN REVIEWED BY THE AUDITORS OF MDS OR HEMOSOL AS TO COMPILATION OR OTHERWISE.

              THE BLOOD PRODUCTS PARTNERSHIP AFTER THE ARRANGEMENT

     As at the date hereof, the Blood Products Partnership has not been formed. The Blood Products Partnership will be formed prior to the Effective Date and, pursuant to the Arrangement, the Blood Products Partnership will acquire the Blood Products Business from Hemosol. The disclosure herein has been prepared assuming the completion of the Arrangement. The following description of the Blood Products Partnership is a summary only and is qualified in its entirety by reference to the full text of the Blood Products Partnership Agreement, a copy of which is attached to this Circular as Exhibit 5 to Annex D, which should be read carefully in its entirety.

GENERAL

     The Blood Products Partnership will be a limited partnership formed under the terms of the Blood Products Partnership Agreement pursuant to the Limited Partnerships Act (Ontario). The purpose of the Blood Products Partnership will be to carry on the Blood Products Business and to engage in such other business as may be determined by New Hemosol from time to time.

     The general partner of the Blood Products Partnership will be New Hemosol. As general partner, New Hemosol will have the power to manage and control the business and assets of the Blood Products Partnership. New Hemosol may engage in other business of any kind, provided it is not in competition with the business of the Blood Products Partnership.

     Labco  will  be  the  initial   limited  partner  of  the  Blood   Products
Partnership. Labco will not take part in the control or management of the business of the Blood Products Partnership.

     The economic interest of the partners in the Blood Products Partnership will be divided into and represented by units. On the Effective Date and following completion of the Arrangement, New Hemosol will hold approximately 93% of the outstanding units of the Blood Products Partnership and Labco will hold approximately 7% of the outstanding units of the Blood Products Partnership.

BUSINESS OF THE BLOOD PRODUCTS PARTNERSHIP

     Under the Arrangement, at the Effective Time, Hemosol will transfer to the Blood Products Partnership all of the Blood Products Assets pursuant to the Blood Products Contribution Agreement and the Blood Products Partnership will assume all of the Blood Products Liabilities, including the Bank Loan, pursuant to the Blood Products Contribution Agreement. As a result, as of the Effective Date, the Blood Products Partnership will carry on the Blood Products Business, which is the business currently carried on by Hemosol. See "Hemosol Prior to the Arrangement".

     As the Blood Products Partnership will assume the Bank Loan, all of the Blood Products Assets will be subject to a security interest in favour of the Bank as security for the Bank Loan.

DISTRIBUTIONS AND ALLOCATION OF PROFIT AND LOSS

     Net income or net loss of the Blood Products Partnership will be allocated to the partners of the Blood Products Partnership in proportion to the number of units held by each partner at the end of a fiscal year and distributions will be made to the partners of the Blood Products Partnership in such amounts and at such times as determined by New Hemosol in proportion to the allocations of net income.

REIMBURSEMENT OF GENERAL PARTNER EXPENSES

     New Hemosol will be reimbursed by the Blood Products Partnership for all reasonable costs and expenses incurred by it in the performance of its duties as general partner of the Blood Products Partnership.

NO REMOVAL OF GENERAL PARTNER

     The limited partners of the Blood Products Partnership may not remove New Hemosol as the general partner of the Blood Products Partnership. New Hemosol may not resign as the general partner of the Blood Products Partnership except in connection with the transfer of all of its units of the Blood Products Partnership.

TERM

     The Blood Products Partnership will continue indefinitely and will be dissolved on the bankruptcy of, or similar events in respect of, New Hemosol or on the agreement of all partners to dissolve the Blood Products Partnership.

TRANSFER OF UNITS

     If a limited partner of the Blood Products Partnership desires to transfer any of the units of the Blood Products Partnership held by it, it must first make an offer to New Hemosol to sell such units to New Hemosol. If New Hemosol does not accept such offer, the limited partner may sell such offered units to a third party on terms not more favourable to the third party than the terms at which such units were offered to New Hemosol.

     If at any time a limited partner, including Labco, holds 1% or less of all of the outstanding units of the Blood Products Partnership, New Hemosol has the right to purchase all of the units of the Blood Products Partnership held by such limited partner at a price equal to the fair market value of such units.

     If New Hemosol proposes to transfer all of its units of the Blood Products Partnership to a third party, such transfer may not be completed unless the third party purchaser extends its offer to purchase units of the limited partners of the Blood Products Partnership on the same terms and conditions as those applicable to New Hemosol. If a limited partner does not accept such offer, New Hemosol may require such limited partner to sell all of its units of the Blood Products Partnership to the third party purchaser at the same time and on the same terms and conditions as those applicable to New Hemosol.

EMPLOYEES

     Upon completion of the Arrangement, the Blood Products Partnership will employ all of Hemosol's current employees, except the three current executive officers of Hemosol, being Lee Hartwell, President, Chief Executive Officer and Chief Financial Officer, Dirk Alkema, the Vice President, Operations and David Bell, Vice President, Drug Discovery, and except Pardip Gill, Hemosol's controller, each of whom will be employed by New Hemosol. All of the employees of the Blood Products Partnership will be employed on the same terms and conditions as their employment with Hemosol immediately prior to the Effective Date.

FINANCIAL INFORMATION

     The Audited Financial Statements which are incorporated by reference in this Circular incorporate the financial results and financial position of the Blood Products Business which, after completion of the Arrangement, will be carried out by the Blood Products Partnership. Financial information regarding Hemosol is included in the Annual Financial Statements and in the pro forma financial statements for New Hemosol as set out in Annex I. See "New Hemosol After the Arrangement -- Selected New Hemosol Historical and Pro Forma Financial Information".

                   THE LABS PARTNERSHIP AFTER THE ARRANGEMENT

     As at the date hereof, the Labs Partnership has not been formed. The Labs Partnership will be formed prior to the Effective Date and, pursuant to the Arrangement, the Labs Partnership will acquire the Labs Assets from MDS. The disclosure herein has been prepared assuming the completion of the Arrangement. The following description of the Labs Partnership is a summary only and is qualified in its entirety by reference to the full text of the Labs Partnership Agreement, a copy of which is attached to this Circular as Exhibit 7 to Annex D, and the Labs Management Agreement, a copy of which is attached to this Circular as Exhibit 8 to Annex D, each of which should be read carefully in its entirety.

GENERAL

     The Labs Partnership will be a limited partnership formed under the terms of the Labs Partnership Agreement pursuant to the Limited Partnerships Act (Ontario). The purpose of the Labs Partnership will be to operate a clinical laboratory services business in Ontario. The Labs Partnership may not carry on any other business.

     The general partner of the Labs Partnership will be MDS Subco. As general partner, MDS Subco will have the power to manage and control the business and assets of the Labs Partnership. MDS Subco will provide or arrange for the provision of personnel who are properly skilled and trained to operate and manage the business of the Labs Partnership.

     Upon completion of the Arrangement, Labco will be the limited partner of the Labs Partnership. Labco will not take part in the control or management of the business of the Labs Partnership.

     The economic interest of the limited partners in the Labs Partnership will be divided into and represented by limited partner units. On the Effective Date following completion of the Arrangement, Labco will hold all of the outstanding limited partner units of the Labs Partnership.

DISTRIBUTIONS AND ALLOCATION OF PROFIT AND LOSS

     The net income of the Labs Partnership for each fiscal year will be allocated to the partners as follows:

     (a) first, 100% will be allocated to MDS Subco until it has received an aggregate amount equal to all reasonable expenses and costs incurred by it during such fiscal year in connection with the performance of its duties as general partner; and

     (b) thereafter, all limited partners of record at the end of such fiscal year will be allocated 99.99% of the remaining net income in proportion to the number of units held and MDS Subco will be allocated 0.01% of the remaining net income.

     Net loss of the Labs Partnership will be allocated to the partners of the Labs Partnership as described in (b) above.

     Distributions will be made to the partners of the Labs Partnership in such amounts and at such times as determined by MDS Subco in proportion to the allocations of net income, provided, however, that the Labs Partnership will not make any distributions on or prior to October 31, 2004.

     Except for the loan of $16 million to Labco referred to in "The Arrangement -- Transaction Steps Under the Plan of Arrangement", the Labs Partnership will not lend any funds to Labco on or prior to October 31, 2004. The Labs Partnership will not lend any funds to MDS Subco or affiliates thereof.

REMOVAL OF GENERAL PARTNER

     The limited partners of the Labs Partnership may, at any time if MDS Subco is in material default of its obligations under the Labs Partnership Agreement and such default has continued for more than 60 days after notice thereof, by resolution passed by limited partners holding more than two-thirds of the limited partner units of the Labs Partnership, remove MDS Subco as general partner.

TERM

     The term of the Labs Partnership will be a minimum period of 15 years unless the Labs Partnership is dissolved earlier due to the removal or resignation of MDS Subco as general partner with no appointment of a replacement general partner, the bankruptcy of or similar events in respect of the Labs Partnership or the unanimous agreement of the partners of the Labs Partnership. Following the minimum period of 15 years, the limited partners of the Labs

Partnership may dissolve the Labs Partnership by resolution passed by limited partners holding more than two-thirds of the limited partner units of the Labs Partnership.

U.S. TAX ELECTION

     The Labs Partnership will make an election to be treated as a corporation for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, Labco and MDS Subco will be treated as shareholders of the Labs Partnership.

LABS MANAGEMENT AGREEMENT

     The Labs Partnership will enter into the Labs Management Agreement with MDS pursuant to which MDS will provide support services to the Labs Partnership, including information technology services, financial services, purchasing and/procurement services, human resources services, communications services, real estate services, regulatory compliance services and government relations services.

     The Labs Partnership will pay to MDS an annual management fee, payable monthly in advance, equal to MDS's reasonable and documented cost of providing the support services. In addition, the Labs Partnership will reimburse MDS for all reasonable out-of-pocket expenses incurred in providing the support services.

     MDS may terminate the Labs Management Agreement upon 120 days' prior notice or immediately in the event of the removal or resignation of MDS Subco as general partner of the Labs Partnership.

TRANSFER OF UNITS

     Labco will be able to transfer its limited partner units of the Labs Partnership provided that it complies with certain formal requirements in the Labs Partnership Agreement.

     Pursuant to the Partnership Interest Transfer Agreement, (i) Labco will grant to MDS a right of first refusal in respect of the Labs Partnership
Interest which right will be exercisable if Labco receives a bona fide written offer from a third party to purchase the Labs Partnership Interest and (ii) Labco will grant an option to MDS to purchase the Labs Partnership Interest for fair market value if any steps are taken to wind up the Labs Partnership or the Labs Partnership proposes to sell all or substantially all of its assets, otherwise than in the ordinary course of business.

BUSINESS OF THE LABS PARTNERSHIP

OVERVIEW OF MDS AND THE LABS BUSINESS

     MDS is the largest health and life sciences company in Canada with consolidated revenues for the fiscal year ended October 31, 2003 of $1.8 billion. MDS, through its operating divisions, is involved in a variety of businesses related to the health and life sciences industry, including: laboratory testing, imaging agents for nuclear medicine testing, sterilization systems for medical and consumer products, research services for discovery and development of drugs, analytical instruments to assist in the development of new drugs, medical/surgical supplies and proteomics-enabled drug discovery technology.

     Since its inception, laboratory services have formed a major component of MDS's consolidated business. In Canada, MDS currently operates and supports laboratory services in the provinces of Ontario, Quebec, Manitoba, Alberta and British Columbia. In Ontario, the Labs Business principally consists of conducting a wide range of laboratory tests requested by health care professionals at various locations throughout the Province. Upon completion of the Arrangement, the Labs Partnership will continue the Labs Business in Ontario.

Overview of Laboratory Services in Ontario

     Laboratory services are an important element of the Ontario health care system. Laboratory services include both clinical testing and anatomical pathology testing. Clinical testing is performed on bodily specimens, including blood and urine, while anatomical pathology testing is performed on cytological specimens, including tissue and human cells. Laboratory services are conducted at the request of health care professionals in furtherance of the diagnosis of disease and the guidance of patient treatments.

     Laboratory services in Ontario are provided both by private sector community-based service providers and public sector providers such as public health laboratories and hospital laboratories. Public health laboratories have generally concentrated on epidemiological matters, such as the tracking of the spread of communicable diseases, while hospital laboratories generally provide laboratory services to the hospital in which it is located. Private sector community-based laboratories ("Community Laboratories") provide services to patients receiving care outside of hospitals.

     Laboratories in Ontario are required to hold licences issued by the MOH which determine the nature of the tests that can be carried out at each facility and govern the ability of the operator to draw samples for testing purposes. Licences are for a limited term (usually one year) and are renewable subject to MOH approval. See "-- Regulatory Matters" below.

     Laboratory services in Ontario are generally paid for by the Ontario provincial government. Community Laboratories in Ontario are compensated for performing most laboratory services by billing the MOH on a fee for service basis for those services covered by the MOH, with the fees being established by a government fee schedule. Fees for laboratory services that are not covered by the MOH are billed directly to patients. The MOH has both (i) an industry cap, which limits the total amount that will be paid in the aggregate to the Community Laboratories for services performed in the Ontario provincial government's fiscal year and (ii) the corporate cap, which limits the amount each Community Laboratory service provider can individually be paid for the services it performs in a fiscal year. The corporate cap is allocated among the market participants on the basis of market share. If a Community Laboratory service provider does not perform sufficient services to be able to bill the MOH for the total amount of that laboratory's cap in any one fiscal year, the MOH will acquire that unbilled portion of the laboratory's corporate cap and re-allocate that portion to the other service providers pro rata on the basis of each provider's market share. MDS has consistently performed sufficient services to be able to bill the full value of its corporate cap.

     Community Laboratories negotiate their contracts with the MOH through the Ontario Association of Medical Laboratories ("OAML"). Negotiations are conducted on a regular basis and include the size of the industry cap and fee schedule adjustments for specific services. The industry cap for all Community Laboratories is $526 million in 2004 and $553 million in 2005 under an agreement that runs until March 31, 2005. The industry cap has grown at a compound annual growth rate of 3.6% from 1997 to 2005 MOH fiscal years.

Market for Laboratory Services in Ontario

     The use of laboratory services in Ontario is growing faster than the Ontario population. For the fiscal year of the MOH ended March 31, 2003, there were 14.3 million requisitions (patient visits) to Community Laboratories in Ontario, resulting in a total of 80.2 million tests performed on patients for an average of 5.6 tests per requisition or patient visit and 6.6 tests per person in Ontario. It is estimated that approximately 50% of laboratory testing in Ontario is performed by Community Laboratories. In Ontario, substantially all out-patient laboratory services are performed by Community Laboratories on a fee-for-service basis.

     Demand for laboratory services in Ontario is expected to continue to increase in the future as a result of several factors, including the following:
(i) the Ontario population is growing and aging, (ii) physicians and patients increasingly place more value on laboratory services as a cost-effective means of disease detection, treatment monitoring and preventive medicine and (iii) improved equipment and cost-efficiency make testing available to a broader market. In addition to these factors, Ontario is experiencing increases in the number of physicians, sophisticated tests and available testing for high-risk diseases.

THE LABS BUSINESS

Overview of Operations

     MDS began operating the Labs Business in Ontario in 1970 and the business has since grown to become one of the largest providers of community-based laboratory services by revenue in Ontario. It currently performs over 31% of all private sector community-based laboratory services in Ontario. The Labs Business currently holds licences for the full range of laboratory services for which licences are available from the MOH, thereby allowing it to perform virtually any laboratory service that could be ordered by a health care professional.

     The Labs Business generated revenues of approximately $200 million for each of the fiscal years of MDS ended October 31, 2002 and 2003, over 86% of which were paid by the MOH on the basis determined under agreements between the MOH and the OAML. EBITDA for the Labs Business for the fiscal years ended October 31, 2002 and 2003 were approximately $52 million and $48 million, respectively. EBITDA, as used in respect of the Labs Business in these projections, is not necessarily comparable with similarly titled measures of other businesses because not all businesses calculate EBITDA in the same fashion.

     The following diagram illustrates the operation of the Labs Business:

                       (LABS BUSINESS OPERATIONS DIAGRAM)

Specimen Collection Network

     A specimen is a unit of a bodily substance upon which a laboratory service or test is performed, such as blood or urine or a sample of tissue. The Labs Business collects specimens for testing in two principal ways: (i) through the operation of patient service centres ("PSCs") that collect specimens for testing from patients referred by nearby health care professionals and (ii) directly from physicians' offices. The financial success of a Community Laboratory is dependent upon having a large volume of requisitioned tests which in turn is dependent upon having an existing network of PSCs.

     The Labs Business has a network of over 120 PSCs across Ontario. Each PSC has a specimen collection licence issued by the MOH. The PSCs are staffed by Labs Business employees and are often located in or near medical buildings where offices of health care professionals are located. Once a specimen is taken from a patient, it is prepared for testing and entered into the integrated computer network operated by the Labs Business to allow for automatic processing and reporting of test results. Approximately 60% of the Labs Business' specimens are collected from PSCs.

     In addition to its PSCs, the Labs Business also collects specimens drawn or collected from patients in the offices of health care professionals. In these cases, the specimen is drawn or collected directly by the health care professional and then is delivered to the PSC either by a courier system operated by the Labs Business or by the collecting office. Approximately 40% of the Labs Business' specimens are collected from physicians' offices.

Courier Network

     Because of its size, the Labs Business is able to capitalize on economies of scale by operating its own courier system to ensure the prompt and reliable transfer of specimens from offices of health care professionals and its PSCs to its laboratories. The courier system operates on a comprehensive scheduling system.

Laboratories

     The Labs Business operates one high volume central laboratory (the "Central
Laboratory")  and   six  smaller   regional  laboratories   (each  a   "Regional
Laboratory").

     The Central Laboratory is located in Etobicoke, Ontario. It operates 24 hours per day, seven days per week, utilizing automated diagnostic testing equipment that allows high-volume testing to be conducted quickly and efficiently. The Central Laboratory holds laboratory licences issued by the MOH for the full range of tests that are approved by the MOH and can process up to 35,000 specimens a day. The Central Laboratory conducts over 60% of all testing conducted by the Labs Business, with the balance being carried out at the Regional Laboratories.

     The Regional Laboratories are used when testing is required on an immediate basis and the time frames involved make it impracticable or impossible to transport the specimen to the Central Laboratory. The Labs Business maintains six Regional Laboratories in Ontario located in Belleville, London, Ottawa, Sudbury, Thorold and Thunder Bay. The Regional Laboratories hold laboratory licences for a more limited range of tests.

The Laboratory Information System

     Underlying the entire laboratory services process is the Labs Business' Laboratory Information System (the "LIS"). The LIS is an integrated computer network that tracks specimens from the time they are collected to the time the results are reported to the physician. When specimens are drawn, each of the tests requisitioned for that specimen by the physician is entered into the LIS and a bar code is generated for that specimen. When a specimen arrives at one of the laboratories, the highly automated testing process reads the bar code, divides the specimen (if required), conducts the required tests, electronically collates all of the results and then reports the consolidated testing results to the referring physician.

Reporting of Results

     The Labs Business maintains data transmission systems that allow test results to be transmitted directly to physicians and various medical office systems via the Internet, fax or mail. Test results are reported to physicians as quickly as possible and, in most cases, results are reported within 24 hours of specimen collection.

Strategy

     The goal of the Labs Partnership is to be the leading provider of laboratory testing services in Ontario by continuing to operate the Labs Business efficiently and selectively pursuing opportunities for growth that are expected to be accretive.

     Historically, in the absence of acquisitions, organic revenue growth of the Labs Business has been driven by the increasing demand for laboratory services resulting in the negotiated expansion of the industry cap and the individual corporate cap under agreements negotiated between the MOH and the OAML. The Labs Partnership intends to pursue additional growth opportunities by expanding the number and type of tests that it can provide and, where justified, seeking increased compensation for the testing that it currently provides.

Competitive Advantages

     The Labs Partnership believes that its competitive advantages include the following:

     - Benefits from MDS. The Labs Partnership has the benefit of MDS's long-term relationships with physicians, hospitals and other significant clients with the expectation of continued testing referrals and current supplier arrangements. In addition, the Labs Partnership expects to continue to benefit from the purchasing power of MDS and will continue to obtain supplies through this source.

     - Technology and Operations Investment. The Labs Partnership management is committed to investing in technology to operate its business effectively and efficiently. The Central Laboratory, located in Etobicoke, Ontario is equipped with highly automated instrumentation. Through technology and operational efficiency, the Labs Partnership management has improved the cost of its operating structure and is pursuing further cost reductions. In addition, management believes that it has a substantial amount of operational expertise gained through more than 30 years of providing laboratory services.

     - Stable Revenue Stream. Substantially all of the Labs Partnership's revenue will be received from the MOH, subject to both an industry and corporate cap, as discussed above. The Labs Partnership's management believes that the Labs Business will continue to generate a stable revenue stream.

Regulatory Matters

     The licensing and regulatory requirements of the Labs Business relate to, among other matters, conduct of testing and reporting of results, the handling and disposal of medical specimens, infectious and hazardous waste and other materials, the safety and health of laboratory employees and the proficiency of staff.

     The MOH has granted two types of licence to MDS in connection with the Labs
Business: a specimen collection licence and a laboratory licence. Specimen collection licences authorize the collection of specimens. Subject to the approval of the MOH, licensees have the ability to transfer specimen collection centre licences from one location to another. Laboratory licences permit the actual testing and payment for such testing. Laboratory licences may not be transferred to other persons or other locations without the approval of the MOH. MOH approval will be required in connection with, and will be a condition to the completion of, the Arrangement, since these licences will be transferred from MDS to the Labs Partnership. MDS has discussed the Arrangement with the MOH and expects that such approval will be granted.

     A licence can be revoked if prescribed standards are not met. Licensees are subject to spot audits conducted by the Ontario Medical Association and by the MOH. To date, MDS has never had a licence revoked. No new Community Laboratory licences have been issued since the first licences were issued in 1974, and these licences are accordingly of significant value. The restriction on licensing constitutes a barrier to entry into and, together with a funding model based on industry caps and individual corporate caps, a barrier to expansion within the community-based laboratory business in Ontario through any means other than the acquisition of existing licensed businesses. It is the Labs Partnership's intention that its Community Laboratories continue to hold licences with a full range of permitted tests, thereby allowing the Labs Partnership to perform virtually all tests referred by physicians.

     In addition to the licensing of its laboratories, the Labs Business is also subject to regulation relating to the use, transportation and disposal of hazardous materials, including biomedical and pathological waste, infectious product and chemical and radioactive materials. The Government of Ontario issues licences and registrations for operations within the province. The Federal Government has jurisdiction over transportation of dangerous goods, including certain defined toxic substances and radioactive substances. Penalties for infractions of environmental regulations have been steadily increasing in Canada in recent years and emission, discharge and licensing standards have become increasingly stringent.

     The Labs Business is also subject to occupational health and safety legislation in Ontario. Laboratory workers are subject to the Healthcare and Residential Facilities Regulation made under the Occupational Health and Safety Act (Ontario) which imposes extensive workplace safety requirements on health care employers, including operators of clinical laboratories whose workers may be exposed to blood-borne pathogens such as HIV and Hepatitis B virus. This regulation requires, among other things, work practice controls, protective clothing and equipment, training, voluntary medical surveillance and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

Facilities

     The Central Laboratory is a 55,000 square foot space located in Etobicoke, Ontario which is currently owned by MDS and will be leased by MDS to the Labs Partnership during the term of the Labs Partnership on normal commercial terms.

     Each of the six Regional Laboratories is either leased from a third party (in which case the lease will be assigned by MDS to the Labs Partnership on the Effective Date) or is owned by MDS (in which case the laboratory will be leased by MDS to the Labs Partnership on the Effective Date on normal commercial terms). These laboratories range in size from approximately 3,500 to 7,000 square feet and have leases expiring from November 2005 to October 2009, subject to renewal rights.

     Each of the Labs Partnership's PSCs is leased. The leases are all on normal commercial terms and the majority of these leases contain exclusivity clauses that ensure MDS will be the only PSC in the particular building. The PSCs range in size from approximately 200 to 3,600 square feet. No individual PSC lease is material to the Labs Business.

     The current terms of these leases are scheduled to expire, subject to rights of renewal, as follows:

CALENDAR YEAR                                                  NUMBER OF LEASES
-------------                                                  ----------------
2004........................................................          35
2005........................................................          23
2006........................................................          18
2007 or later...............................................          51

The following table summarizes the location of the PSCs forming part of the Labs
Business:

                                                               NUMBER OF
REGION                                                           PSCS
------                                                         ---------
Greater Toronto Area - Kitchener............................      44
Central North Ontario.......................................      25
North Ontario...............................................      12
Hamilton-Niagara............................................      19
South West Ontario..........................................      12
Eastern Ontario.............................................      15

     It is anticipated that, upon completion of the Arrangement, all of the PSC leases will be assigned or subleased to the Labs Partnership. However, it is possible that certain PSC leases may not be transferred on the Effective Date due to delays in obtaining landlord consent to the assignment of such leases. MDS will covenant in the Labs Contribution Agreement to obtain lease assignments, or if appropriate, to cause the Labs Limited Partnership to enter into new leases, in each case to effect the transfer of these remaining PSC leases to the Labs Partnership as soon as is commercially reasonable after the Effective Time.

Employees

     As at December 31, 2003, the Labs Business had over 2,800 employees, none of whom is covered by a collective agreement. On January 1, 2004, MDS transferred all employees that are employed by MDS solely in the Labs Business, to MDS Subco. Following the Arrangement, MDS will also provide the Labs Partnership with certain support services under the Labs Management Agreement (see "-- Labs Management Agreement" above).

Lending

     As part of the Arrangement, MDS will provide an operating advance to the Labs Partnership of approximately $10 million to cover working capital until such time as the Labs Business generates self-sustaining cash flow. This advance will be repaid from cash flow generated by the Labs Partnership, which is expected to take approximately four months from the Effective Date.

Competition

     In Ontario, the laboratory services market is highly concentrated with three providers, being the Labs Business, CML Healthcare Inc. and Gamma-Dynacare Medical Laboratories accounting for more than 90% of the market. The laboratory services industry in Ontario has high barriers to entry for new competitors, which barriers include the licensing process and ongoing regulatory requirements, the number of locations required for specimen collection and the fixed allocation of corporate cap from the MOH. Given the highly concentrated market and high barriers to entry, the principal means of competition among the major providers continues to be differentiation based on quality and service and a focus on cost efficiency in operations.

Legal Proceedings

     In the normal course of business, the Labs Business is subject to claims and is involved in various legal proceedings. The Labs Business is not currently involved in any material legal proceedings nor is it aware of any pending or threatened proceedings that would have a material adverse effect upon the financial condition or results of operations of the Labs Business.

UNAUDITED SUMMARY FINANCIAL INFORMATION CONCERNING THE LABS BUSINESS

SOURCE OF UNAUDITED SUMMARY FINANCIAL INFORMATION

     The following unaudited summary financial information relating to the Labs Business is derived from the financial records of MDS that were used to prepare the audited consolidated statements of financial position of MDS as at October 31, 2003 and the audited consolidated statements of income of MDS for the fiscal years ended October 31, 2003, 2002 and 2001. The opinion issued by the auditors of MDS with respect to the audit of such MDS consolidated financial statements was issued without a reservation of opinion. However, the auditors of MDS have not reviewed, and express no opinion with respect to, the unaudited summary financial information relating to the Labs Business provided herein.

BASIS OF PRESENTATION

     During the foregoing periods, the Labs Business operated as a branch within a division of MDS and, as such, separate financial statements have not been historically required or prepared for the Labs Business.

Revenues and Operating Income

     The following unaudited summary financial information represents management's estimates of the revenues and operating income attributable to the Labs Business for the fiscal years of MDS ended October 31, 2003, 2002 and 2001. In reviewing the following estimates of the revenues and operating income, Securityholders should be aware of the material assumptions made by management in their preparation, which are noted below.

REVENUES AND OPERATING INCOME (UNAUDITED)

FOR THE YEAR ENDED OCTOBER 31 ($ IN THOUSANDS)

                                                               2003      2002      2001
                                                              -------   -------   -------
Revenue.....................................................  200,733   199,108   187,967
Operating expenses(1).......................................  149,897   143,981   133,973
Amortization................................................    3,213     3,301     4,456
                                                              -------   -------   -------
Earnings before interest and taxes(2).......................   47,623    51,826    49,538
                                                              =======   =======   =======

---------------

Notes:

(1) Interest income/expense for MDS has not historically been recorded by individual divisions due to a centralized cash pooling arrangement of MDS. Accordingly, no interest income/expense has been included.

(2) Income tax expense has been provided for MDS as a whole but has not been provided for the Labs Business separately. An estimate of the Labs Business share of MDS's tax liability in 2003, 2002 and 2001 would be arbitrary and not necessarily indicative of the income tax expense of the Labs Partnership going forward. Accordingly, no such income tax expense has been included.

Financial Position

     The following unaudited summary financial information represents management's estimates of the financial position of the Labs Business as at October 31, 2003 which reflects the Labs Assets. In reviewing the following estimates of the financial position of the Labs Business, Securityholders should be aware of the material assumptions made by management in their preparation, which are noted below.

FINANCIAL POSITION (UNAUDITED)(1)(2)

AS AT OCTOBER 31, 2003 ($ IN THOUSANDS)

                                                                2003
                                                               -------
Inventories.................................................     2,232
Prepaid expenses............................................       326
                                                               -------
                                                                 2,558
Capital assets(3)...........................................    10,292
Goodwill(3).................................................    20,704
                                                               -------
Total Assets................................................    33,554
                                                               =======
Retained earnings...........................................    33,554
                                                               -------
Total liabilities and shareholders' equity..................    33,554
                                                               =======

---------------

Notes:

(1) No cash, accounts receivable or accounts payable are being transferred to the Labs Partnership. MDS intends to provide the Labs Partnership with a $10 million advance to fund its working capital requirements until such time as the Labs Partnership is able to fund its own cash requirements through revenue generated from the Labs Business.

(2) All billings to the MOH for services provided commencing on and after the Effective Date will be collected by the Labs Partnership. Similarly, all expenses incurred on and after the Effective Date will be paid by the Labs Partnership. Based on current collection and payment terms, average accounts receivable and accounts payable balances of the Labs Partnership are expected to be approximately $30 million and $10 million, respectively.

(3) This does not include assets and goodwill in respect of certain leased locations of the Labs Business which will not be transferred to the Labs Partnership on the Effective Date. It is intended that such assets will be transferred to the Labs Partnership as soon as is commercially reasonable after the Effective Time.

FUTURE IMPACT OF RESULTS OF LABS BUSINESS ON LABCO

     Labco will hold a 99.99% interest in the Labs Partnership and will be entitled to 99.99% of the partnership distributions of net income by the Labs Partnership from and after the Effective Date. Labco intends to account for the acquisition of the Labs Partnership Interest using the equity method since Labco will own only a limited partnership interest (as opposed to a general partnership interest) in the Labs Partnership and management and control of the Labs Partnership will reside with MDS through MDS Subco, as general partner of the Labs Partnership.

     The Labs Partnership Agreement provides that additional limited partners may be admitted to, and be issued limited partnership units of, the Labs Partnership following the satisfaction of certain conditions, including the passing of a special resolution by the existing limited partners. The Labs Partnership does not have a current intention to issue limited partnership units to any other party.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following is management's discussion and analysis (the "MD&A") of the results of operation for the Labs Business for MDS's fiscal year ended October 31, 2003, as prepared by management of the Labs Business.

     The MD&A should be read in conjunction with the unaudited summary financial information under "Unaudited Summary Financial Information Concerning the Labs Business" above. The unaudited summary financial information is management's estimate of the results attributable to the Labs Business. However, as the Labs Business has been operated as a branch within a division of MDS and not as a stand-alone business, no expenses that would be incurred by a stand-alone business such as income taxes, interest income/expense and costs associated with public company reporting and other obligations associated with being a public company have been allocated to the Labs Business. Readers are cautioned that the summary financial information presented herein is unaudited and may not be appropriate for their purposes.

     The MD&A is intended to provide readers with information that management of the Labs Business believes is important to an understanding of the financial results of the Labs Business for the periods and as at the dates provided and to assessing the future prospects of the Labs Partnership. Accordingly, the MD&A contains forward-looking statements. These forward-looking statements are affected by risks and uncertainties that are discussed under "Risk Factors -- Risks Relating to the Labs Partnership". Readers are cautioned that actual events and results will vary from those provided herein.

     Effective April 1, 2003, a new two-year fee agreement between the OAML and the MOH was signed for laboratory services. This agreement increased the funding for Community Laboratories testing services in Ontario by $20 million to $526 million for the year ending March 31, 2004 and by an additional $27 million to $553 million for the year ending March 31, 2005. As part of this new agreement, the MOH agreed to a one-time amount of $10 million pending the satisfaction of certain conditions to be satisfied by the OAML members. The Labs Business' current share of the increased fee amounts is approximately 31%.

REVIEW OF OPERATING RESULTS

                                                              2003   2002   2001
                                                              ----   ----   ----
                                                               ($ in millions)
                                                                 (unaudited)
Revenue.....................................................  201    199    188
                                                              ===    ===    ===

     Revenue increased by 1.0% in 2003 over 2002, reflecting an increase in the corporate cap for MOH funding, offset by a one-time payment of $3 million recorded in the comparative 2002 revenue. Revenue increased by 5.9% in 2002, reflecting an increase in the corporate cap and the one-time adjustment.

     The revenue recognition policy of the Labs Business is to recognize the lower of the corporate cap or the amount based on services performed. Services in excess of the corporate cap were performed for the MOH in the years ended March 31, 2003, 2002 and 2001.

                                                              2003   2002   2001
                                                              ----   ----   ----
                                                               ($ in millions)
                                                                 (unaudited)
Operating expenses..........................................  150    144    134
                                                              ===    ===    ===

     Operating expenses increased by 4.2% in 2003 as a result of higher salary and benefit costs. Operating expenses increased by 7.5% in 2002 as a result of higher salary and benefit costs.

                                                              2003   2002   2001
                                                              ----   ----   ----
                                                               ($ in millions)
                                                                 (unaudited)
                                                               $      $      $
Amortization................................................    3      3      4
                                                              ===    ===    ===

     Amortization expense decreased in 2002 from 2001 as a result of goodwill no longer being amortized in accordance with the Canadian Institute of Chartered Accountants Handbook requirements.

                               REGULATORY MATTERS

SECURITIES LAW MATTERS

CANADA

     Application will be made for certain regulatory approvals or waivers from the Canadian Securities Administrators to ensure that, after the Arrangement, the New Hemosol Shares, the Labco Class A Shares and the Labco Class B Non-Voting Shares will be as freely tradeable in or into Canada as are the Hemosol Shares currently. Assuming such approvals or waivers are obtained (and Hemosol has no reason to believe that they will not be obtained), (i) New Hemosol Shares, Labco Class A Shares and Labco Class B Non-Voting Shares issued pursuant to the Arrangement, (ii) New Hemosol Shares issued upon the exercise of the New Hemosol Convertible Securities issued pursuant to the Arrangement, and
(iii) New Hemosol Shares issued upon the exercise of the New Hemosol Options issued pursuant to the Arrangement will, in each case, be freely tradeable in or into Canada through appropriately registered dealers provided the following conditions, among others, are met at the time of such trade: (i) Labco or New Hemosol, as applicable, is a reporting issuer; (ii) the trade is not a "control distribution" within the meaning of Multinational Instrument 45-102 of the Canadian Securities Administrators (i.e. the selling shareholder does not hold (alone or in combination with others) more than 20% of the outstanding voting securities of Labco or New Hemosol, as applicable, and does not otherwise hold a sufficient number of any securities of Labco or New Hemosol, as applicable, to affect materially the control of Labco or New Hemosol, as applicable); (iii) no unusual effort is made to prepare the market or create a demand for the New Hemosol Shares, the Labco Class A Shares or the Labco Class B Non-Voting Shares, as applicable; (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade in the New Hemosol Shares, the Labco Class A Shares or the Labco Class B Non-Voting Shares, as applicable; and (v) if the selling shareholder is an insider or officer of Labco or New Hemosol, as applicable, the selling security holder has no reasonable grounds to believe that Labco or New Hemosol, as applicable, is in default of securities legislation.

UNITED STATES

     The Labco Class A Shares, the Labco Class C Shares and the New Hemosol Shares to be issued pursuant to the Arrangement will not be registered under the U.S. Securities Act in reliance upon the exemption from registration provided by section 3(a)(10) thereof.

     Labco Class A Shares issued to a Shareholder pursuant to the Arrangement may be resold without restriction under the U.S. Securities Act, except for Labco Class A Shares issued to any Shareholder who is an affiliate of Labco following consummation of the Arrangement or who was an affiliate of Hemosol or MDS prior to consummation of the Arrangement. Securityholders who are affiliates of Labco after consummation of the Arrangement may publicly sell Labco Class A Shares in the U.S. only in compliance with the restrictions of Rule 144 under the U.S. Securities Act. Securityholders who are not affiliates of Labco but were affiliates of Hemosol or MDS prior to the consummation of the Arrangement may publicly sell Labco Class A Shares in the U.S. following consummation of the Arrangement only in compliance with the restrictions of Rule 145 under the U.S. Securities Act. In addition, these affiliates may publicly sell Labco Class A Shares outside the U.S. in compliance with the restrictions of Regulation S under the U.S. Securities Act. The foregoing does not address requirements or restrictions, if any, under securities or Blue Sky laws of the states of the U.S. applicable to the resale of Labco Class A Shares.

     New Hemosol Shares issued to a Shareholder pursuant to the Arrangement may be resold without restriction under the U.S. Securities Act, except for New Hemosol Shares issued to any Shareholder who is an affiliate of New Hemosol following consummation of the Arrangement or who was an affiliate of Hemosol or MDS prior to consummation of the Arrangement. Securityholders who are affiliates of New Hemosol after consummation of the Arrangement may publicly sell New Hemosol Shares in the U.S. only in compliance with the restrictions of Rule 144 under the U.S. Securities Act. Securityholders who are not affiliates of New Hemosol but were affiliates of Hemosol or MDS prior to the consummation of the Arrangement may publicly sell New Hemosol Shares in the U.S. following consummation of the Arrangement only in compliance with the restrictions of Rule 145 under the U.S. Securities Act. In addition, these affiliates may publicly sell New Hemosol Shares outside the U.S. in compliance with the restrictions of Regulation S under the U.S. Securities Act.

     For purposes of this discussion, an "affiliate" is any person that directly or indirectly controls, or is controlled by or is under common control with Labco, MDS, Hemosol or New Hemosol, as the case may be. Securityholders who may be affiliates for these purposes should consult their own legal advisors prior to the sale of Labco Class A Shares or New Hemosol Shares, as the case may be.

     New Hemosol Shares issuable upon exercise of New Hemosol Options will be registered under the U.S. Securities Act through the filing of a registration statement on Form S-8. New Hemosol Shares so registered, when issued upon exercise of such options, other than shares issued to any affiliate of New Hemosol, will be eligible to be resold publicly in the U.S. without restriction. New Hemosol currently expects that the necessary registration statement will become effective concurrently with the Arrangement, and that holders of New Hemosol Options will be able to exercise such options for freely tradeable New Hemosol Shares as soon as the Arrangement becomes effective. Affiliates of New Hemosol who receive New Hemosol Shares upon exercise of New Hemosol Options may publicly sell these shares in the U.S. only in compliance with the restrictions of Rule 144 under the U.S. Securities Act and outside the U.S. in compliance with the restrictions of Regulation S.

OSC RULE 61-501 AND AMF POLICY Q-27

     The Arrangement is a "going private transaction" and a "related party transaction" within the meaning of Rule 61-501 and Policy Q-27. Rule 61-501 and Policy Q-27 establish rules which are intended to ensure that transactions such as the Arrangement are both substantively and procedurally fair to minority shareholders.

VALUATION EXEMPTION

     Rule 61-501, Policy Q-27 and the OBCA provide that a corporation proposing to carry out a going private or related party transaction is required, in most circumstances, to prepare a formal valuation of the subject matter of a proposed transaction and to provide to the holders of the corporation's securities a summary of such valuation, unless specified circumstances exist and are fully disclosed in the proxy materials.

     On December 17, 2003, Hemosol filed an application for exemptive relief from the formal valuation requirements of Rule 61-501, Policy Q-27 and the OBCA under the Mutual Reliance Review System with the OSC as the principal regulator. An MRRS Decision Document was issued pursuant to which the requirement to obtain a formal valuation does not apply to Hemosol in connection with the Arrangement.

MINORITY APPROVAL

     Rule 61-501 and Policy Q-27 also provide that a "going private transaction" or a "related party transaction" such as the Arrangement must be approved by a majority of the votes cast by holders of securities, excluding holders of securities whose votes cannot be included for the purposes of minority approval, as that term is defined in Rule 61-501 and Policy Q-27. Under Rule 61-501 and Policy Q-27, as applied to the Arrangement, minority approval of the Arrangement Resolution would require the approval by a majority of all the votes cast by Minority Shareholders. To the knowledge of Hemosol, for purposes of the minority approval requirement, the Minority Shareholders are comprised of all Shareholders except MDS, MDS Health Ventures (TC) Inc. and two entities for which MDS Capital Corp. and/or its affiliates provide management services who as at March 1, 2004 held an aggregate of 7,362,143 Hemosol Shares. A breakdown of the Hemosol Shares held by MDS and its affiliates is provided in the section "General Proxy Matters -- Voting Securities and Principal Holders Thereof" of this Circular.

FINANCIAL INFORMATION EXEMPTION

     As the acquisition by Labco from MDS of the Labs Partnership Interest (the "Acquisition"), which is, in effect, an indirect acquisition of the Labs Business by Labco, constitutes a "significant probable acquisition" by Labco for the purposes of OSC Rule 41-501 -- General Prospectus Requirements ("Rule 41-501") and National Instrument 44-101 -- Short Form Prospectus Distributions ("NI 44-101"), absent an exemption, this Circular must include certain audited historical financial information and certain pro forma information concerning the Labs Business.

     On January 9, 2004, MDS and Hemosol filed a joint application for exemptive relief from the requirement to include such audited historical financial information and certain pro forma information in this Circular under the Mutual Reliance Review System with the OSC as the principal regulator. An MRRS Decision Document was issued pursuant to which the requirement to include such audited historical financial information and certain pro
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forma  information  in  the Circular  does  not  apply to  Hemosol  or  Labco in connection with the Arrangement, provided that the Circular contains the summary financial information and related disclosure as set out in "Labco After the Arrangement -- Selected Labco Pro Forma Financial Information".

COMPETITION ACT (CANADA)

     Under the Competition Act (Canada), as amended (the "Competition Act"), transactions that exceed certain financial thresholds require prior notification to the Commissioner of Competition under the Competition Act (the "Commissioner"). If a transaction is subject to the notification requirement (a "Notifiable Transaction"), it may not be completed until the applicable statutory waiting period has expired or the Commissioner has either issued an ARC or, in lieu of an ARC waived the filing obligation.

     The parties had a choice of filing a short-form filing (in respect of which there is a 14-day statutory waiting period), a long-form filing (in respect of which there is a 42-day statutory waiting period) or alternatively, a request for an advance ruling certificate (an "ARC") by the Commissioner under section 102 of the Competition Act and, in lieu of an ARC, a waiver of the filing obligation. Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

     As the Arrangement constitutes a Notifiable Transaction, on February 25, 2004, MDS filed a request for an ARC in respect of the Arrangement and an ARC was issued by the Commissioner on March 10, 2004.

HSR ACT

     The Arrangement is not subject to the notification, waiting period or other requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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                           INCOME TAX CONSIDERATIONS

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of DWPV, the following are fair summaries of the principal Canadian federal income tax consequences of the Arrangement generally applicable to the holders of Hemosol Shares and Hemosol Warrants. The summaries are based on the current provisions of the Tax Act, the regulations thereunder, counsel's understanding of the current administrative practices of CCRA and the Tax Ruling issued in respect of the consequences under the Tax Act of certain of the transactions forming part of the Arrangement. The summaries take into account all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. The summaries do not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or any changes in the administrative practices of CCRA, nor do they take into account provincial, territorial, or foreign income tax legislation or considerations.

     The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). The summaries do not take into account the mark-to-market rules and any holder of Hemosol Shares or Hemosol Warrants that is a "financial institution" for the purpose of those rules should consult its own tax advisors. The summaries do not take into account the consequences of the Arrangement to a holder an interest in which is a "tax shelter investment" for purposes of the Tax Act.

     THE SUMMARIES ARE OF A GENERAL NATURE ONLY AND ARE NOT INTENDED TO BE, NOR SHOULD THEY BE CONSTRUED TO BE, LEGAL OR TAX ADVICE OR REPRESENTATIONS TO ANY PARTICULAR HOLDER OF HEMOSOL SHARES OR HEMOSOL WARRANTS. ACCORDINGLY, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

HOLDERS RESIDENT IN CANADA

     The following summary is applicable only to a holder of Hemosol Shares or Hemosol Warrants who, at all relevant times, for purposes of the Tax Act is or is deemed to be resident in Canada, holds Hemosol Shares, Hemosol Warrants, Labco Class A Shares and Labco Class C Shares acquired in exchange for Hemosol Shares or New Hemosol Shares acquired in exchange for Labco Class C Shares as capital property and both deals at arm's length with, and is not affiliated with, Hemosol or Labco (as the case may be), New Hemosol or MDS. Hemosol Shares, Hemosol Warrants and New Hemosol Shares will generally be considered to be capital property to the holder unless the holder holds such shares in the course of carrying on a business, or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

Exchange of Hemosol Shares for Labco Class A Shares and Labco Class C Shares

     Each holder of Hemosol Shares will be deemed to have disposed of the Hemosol Shares, on their exchange for Labco Class A Shares and Labco Class C Shares, for proceeds of disposition equal to the adjusted cost base to the holder of the holder's Hemosol Shares so that the holder will realize no capital gain or capital loss on the exchange. The cost to a holder of Hemosol Shares of the Labco Class A Shares or Labco Class C Shares received on the exchange will be that proportion of the adjusted cost base to the holder of the Hemosol Shares that the fair market value of the Labco Class A Shares or Labco Class C Shares received, as the case may be, is of the aggregate fair market value of all Labco Class A Shares and Labco Class C Shares received by the holder on the exchange. Such holder of Hemosol Shares will not be deemed to receive any dividend for purposes of the Tax Act with respect to the exchange.

Exchange of Labco Class C Shares for New Hemosol Shares

     A holder who receives New Hemosol Shares in exchange for Labco Class C Shares will realize neither a capital gain nor a capital loss by virtue of that exchange unless the holder chooses to include in computing income for the taxation year in which the exchange occurs any portion of the capital gain or capital loss otherwise determined. On the exchange of Labco Class C Shares for New Hemosol Shares, the holder will be deemed to have disposed of the Labco Class C Shares for proceeds of disposition equal to their adjusted cost base to the holder immediately before the exchange, and to have acquired the New Hemosol Shares at a cost equal to that same

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

adjusted cost base, unless the holder chooses to include in computing income any portion of the capital gain or capital loss otherwise determined.

     A holder who exchanges Labco Class C Shares for New Hemosol Shares and who, in such holder's income tax return for the taxation year in which the exchange occurs, includes in computing income any portion of the capital gain or capital loss otherwise determined from the exchange, will be considered to have disposed of all Labco Class C Shares so exchanged for proceeds of disposition equal to the fair market value of the New Hemosol Shares received on the exchange and to have acquired such New Hemosol Shares at a cost equal to that same fair market value.

Exchange of Hemosol Warrants

     A holder who receives New Hemosol Convertible Securities in exchange for Hemosol Warrants will be deemed to have disposed of such Hemosol Warrants for proceeds of disposition equal to the fair market value of the New Hemosol Convertible Securities received and to have acquired the New Hemosol Convertible Securities at a cost equal to that same fair market value.

Dividends on Labco Class A Shares and New Hemosol Shares

     Dividends received (or deemed to be received) on the Labco Class A Shares or New Hemosol Shares by a holder who is an individual will be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations. Taxable dividends received by an individual may give rise to alternative minimum tax under the Tax Act, depending on the individual's circumstances.

     Dividends received (or deemed to be received) on the Labco Class A Shares or New Hemosol Shares by a holder that is a corporation will be included in computing the corporation's income and will generally be deductible in computing its taxable income.

     A "private corporation" (as defined in the Tax Act) or any other corporation resident in Canada and controlled by or for the benefit of an individual or related group of individuals may be liable to tax under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received on the New Hemosol Shares or Labco Class A Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

Dispositions

     A holder who disposes of, or is deemed to dispose of, Hemosol Warrants, Labco Class A Shares or New Hemosol Shares will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares or warrants to such holder. If the holder is a corporation, any capital loss arising on the disposition of a Labco Class A Share or New Hemosol Share, as the case the may be, may be reduced in certain circumstances by the amount of any dividends which have been received or been deemed to be received on the relevant share. Analogous rules apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

Capital Gains and Capital Losses

     One-half of any capital gain (a "taxable capital gain") realized by a holder in a taxation year must be included in the holder's income in that year and one-half of any capital loss (an "allowable capital loss") realized by a holder in a taxation year will be deducted from the holder's taxable capital gains in that year. Allowable capital losses in excess of taxable capital gains generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year against net taxable gains realized in such years to the extent and under the circumstances described in the Tax Act.

     Capital gains realized by an individual may give rise to a liability for minimum tax under the Tax Act. A Canadian-controlled private corporation, as defined in the Tax Act, may be subject to an additional refundable tax of 6 2/3% on investment income (including taxable capital gains).

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

HOLDERS NOT RESIDENT IN CANADA

     The following summary is generally applicable to a holder of Hemosol Shares or Hemosol Warrants who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, is not resident in Canada, holds Hemosol Shares, Hemosol Warrants, Labco Class A Shares and Labco Class C Shares acquired in exchange for Hemosol Shares or New Hemosol Shares acquired in exchange for Labco Class C Shares as capital property, deals at arm's length with, and is not affiliated with, Hemosol or Labco (as the case may be), New Hemosol and MDS and does not use or hold, and is not deemed to use or hold, such shares or warrants in carrying on, or otherwise in connection with, a business in Canada, and is not a non-resident insurer for purposes of the Tax Act. The following summary assumes that the Labco Class C Shares will be listed on the TSX at the Effective Time.

Exchanges of Shares

     No capital gain or capital loss will be realized by a holder on the exchange of Hemosol Shares for Labco Class A Shares and Labco Class C Shares or on the exchange of a Labco Class C Share for a New Hemosol Share. Neither exchange will give rise to a deemed dividend to the holder.

Dividends

     Dividends paid or credited, or deemed to be paid or credited, to a holder of Labco Class A Shares or New Hemosol Shares will be subject to withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable tax treaty or convention. For example, under the Canada-United States Income Tax Convention (1980) (the "U.S. Treaty"), the applicable rate of dividend withholding tax is generally reduced to 15%.

Exchange of Hemosol Warrants

     A holder who receives New Hemosol Convertible Securities in exchange for Hemosol Warrants will be deemed to have disposed of such Hemosol Warrants for proceeds of disposition equal to the fair market value of the New Hemosol Convertible Securities received and to have acquired the New Hemosol Convertible Securities at a cost equal to that same fair market value.

Disposition of Hemosol Warrants

     A holder of Hemosol Warrants which are not "taxable Canadian property" (as defined in the Tax Act) will not be subject to tax under the Tax Act on the disposition of such warrants. Generally, Hemosol Warrants will not be taxable Canadian property to a holder at a particular time if, during the 60-month period immediately preceding the disposition of the Hemosol Warrants, the holder, persons with whom the holder did not deal at arm's length, or the holder, together with such persons, did not own options or warrants or other interests in or other options in respect of 25% or more of the issued shares of any class or series of shares of the capital stock of Hemosol.

Disposition of Acquired Shares

     A holder of New Hemosol Shares which are not "taxable Canadian property" (as defined in the Tax Act) will not be subject to tax under the Tax Act on the disposition of such shares. Generally, New Hemosol Shares will not be taxable Canadian property to a holder at a particular time if:

     (a) the New Hemosol Shares are listed on a prescribed stock exchange (which currently includes the TSX), at the relevant time; and

     (b) during the 60-month period immediately preceding the disposition of the relevant shares, the holder, persons with whom the holder did not deal at arm's length, or the holder, together with such persons, did not own (i) 25% or more of the issued shares of any class or series of shares of the capital stock of New Hemosol or (ii) options or warrants or other interests in or options in respect of 25% or more of the issued shares of any class or series of shares of the capital stock of New Hemosol.

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

     Labco Class A Shares will be taxable Canadian property to a holder and a capital gain or capital loss realized on a disposition by the holder of a Labco Class A Share or on a disposition of a New Hemosol Share which is taxable Canadian property will be subject to tax under the Tax Act in the manner described under the heading "-- Holders Resident in Canada -- Capital Gains and Capital Losses" above, unless the capital gain is exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty or convention. Such holder of a Labco Class A Share will also be subject to the notification and withholding provisions of s. 116 of the Tax Act. HOLDERS WHOSE SHARES ARE TAXABLE CANADIAN PROPERTY SHOULD CONSULT THEIR OWN TAX ADVISORS.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain material U.S. federal income tax consequences of the Arrangement applicable to the holders of Hemosol Shares that are US Holders. This summary is for general information only and it does not constitute a full discussion of all tax considerations potentially relevant to the Arrangement. This summary does not deal with the state or local income tax consequences, or the estate and gift tax consequences, of the Arrangement. ALL US HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THEIR PARTICULAR TAX CONSEQUENCES, INCLUDING THEIR ELIGIBILITY FOR ANY APPLICABLE TREATY BENEFITS, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. IN ADDITION, US HOLDERS THAT ARE PARTNERS IN A PARTNERSHIP THAT HOLDS HEMOSOL SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THEIR SPECIFIC TAX CONSEQUENCES.

     This summary addresses only US Holders that hold Hemosol Shares as capital assets and use the U.S. dollar as their functional currency. Without limiting the generality of the foregoing, this summary does not deal with the tax treatment of investors subject to special rules, such as banks or other financial institutions, "financial services entities", securities broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their security holdings, insurance companies, tax-exempt entities, persons that hold Hemosol Shares as part of a hedging, straddle, conversion or constructive sale transaction or other integrated investment, persons who received Hemosol Shares or will receive New Hemosol Shares or Labco Shares as compensation, or certain expatriates or former long-term residents of the United States.

     As used in this section, the term "Labco Shares" means, collectively, the Labco Class A Shares and the Labco Class B Non-Voting Shares.

     This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all of which are subject to change at any time, possibly with retroactive effect.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT

     In the opinion of Weil, Gotshal & Manges LLP, U.S. counsel to Hemosol, the various events to be consummated pursuant to the Plan of Arrangement will be viewed together for purposes of analyzing the potential U.S. federal income tax consequences of the Arrangement and the Arrangement will likely be viewed as consisting of three principal related steps. First, Labco should be treated as transferring an approximately 93% general partner interest in the Blood Products Partnership to New Hemosol in exchange for all of the New Hemosol Shares. Second, Labco should be treated as distributing pro rata to its shareholders the New Hemosol Shares received in step one (the "New Hemosol Shares Distribution"). Finally, MDS should be treated as contributing the Labs Partnership Interest to Labco in exchange for substantially all of the equity value of Labco.

     For U.S. federal income tax purposes, the New Hemosol Shares Distribution is likely to be treated as a taxable (rather than a tax-free) distribution from Labco to its shareholders, resulting in a potential U.S. federal income tax liability to US Holders.

     Subject to the passive foreign investment company ("PFIC") rules discussed below, any distribution by Labco to a US Holder out of earnings and profits, as determined under U.S. federal income tax principles, will be includible in the gross income of such US Holder and subject to tax as ordinary dividend income. In the case of a US Holder that is a corporation, a dividend from Labco will generally be taxable at regular corporate rates of up to 35% and generally will not qualify for a dividends-received deduction. In the case of an individual US Holder (as

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well  as in  the case  of certain trusts  and estates),  dividends are generally subject to tax at ordinary income rates of up to 35% as well. Certain "qualified dividends" received before the taxable year beginning January 2009 are eligible for a reduced 15% rate of federal income tax; however, it is likely that no portion of the New Hemosol Shares Distribution would constitute a qualified dividend. See "-- Dividends" below.

     The amount of any distribution in excess of Labco's earnings and profits will be treated as a tax-free return of capital to the extent of the US Holder's adjusted basis in its Labco Shares. Any remaining excess distribution will be treated as gain from the disposition of such US Holder's Labco Shares. Such gain will generally be capital gain, and will be long-term capital gain if the US Holder held its Hemosol Shares for more than one year. The maximum rate of U.S. federal income tax on net long-term capital gains of non-corporate taxpayers, including individuals, is currently 15%.

     Earnings and profits includes both earnings and profits accumulated in prior years and earnings and profits that are earned during the taxable year in which the distribution occurs. A distribution out of current earnings and profits will be treated as a taxable dividend even if the distributing corporation has a deficit in accumulated earnings and profits. Current earnings and profits are computed as of the close of the taxable year without diminution by reason of distributions during such year.

     Hemosol believes that it has no accumulated earnings and profits and that neither Hemosol nor Labco should have current earnings and profits in the taxable year in which the New Hemosol Shares Distribution will occur -- the taxable year ending on October 31, 2004. Assuming this to be the case, and assuming that the PFIC rules do not apply as described below, no portion of the New Hemosol Shares Distribution would be treated as a dividend. Instead, such distribution would be treated as a non-taxable return of capital and, to the extent it exceeded a US Holder's basis in its Labco Shares, as gain from the sale or exchange thereof. However, no assurance can be given that this will be the case, since the calculation of earnings and profits is dependent upon future events and upon the characterization of certain transactions being undertaken in connection with the Arrangement.

     Based upon the characterization of the Plan of Arrangement described herein, for U.S. tax purposes, a US Holder should have a basis in the New Hemosol Shares issued pursuant to the Plan of Arrangement equal to the fair market value of such shares, and the US Holder's holding period for its New Hemosol Shares should begin on the first day following the date such shares were issued to the US Holder.

     The US Holder's holding period in the Labco Shares will include the holding period such US Holder had in the Hemosol Shares. The US Holder will have an aggregate tax basis in its Labco Shares equal to its tax basis in the former Hemosol Shares, less any amount treated as a return of capital as described above. The aggregate adjusted tax basis in the Labco Shares should be allocated between the Labco Class A Shares and the Labco Class B Non-Voting Shares based on their respective fair market values. Because the issuance of the Labco Class C Shares should be regarded as transitory, no part of the US Holder's tax basis in the Hemosol Shares should be allocated thereto.

DIVIDENDS

     Subject to the PFIC rules discussed below, any distributions made by New Hemosol or Labco to a US Holder out of their respective earnings and profits, as determined under U.S. federal income tax principles, will be includible in the gross income of such US Holder as ordinary dividend income. Distributions made by New Hemosol or Labco in excess of their respective earnings and profits will be treated as a tax-free return of capital to the extent of the US Holder's respective adjusted basis in such shares, and thereafter as gain from the sale or exchange of a capital asset. For the other U.S. federal income tax rates and rules applicable to dividend income, see "-- United States Federal Income Tax Consequences of the Arrangement" above.

     As noted above, certain "qualified dividends" received by a non-corporate US Holder are eligible for a reduced 15% rate of federal income tax. For this purpose, qualified dividends generally include dividends paid on shares of certain non-U.S. corporations, if, among other things, (i) such shares (including ADRs backed by such shares) are readily tradable on an established securities market in the United States, or (ii) the non-U.S. corporation is eligible with respect to substantially all of its income for the benefits of a comprehensive income tax treaty with the United States which contains an exchange of information program. The income tax treaty between the United States and Canada has been identified as a qualifying treaty.

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     Qualified dividends  do  not  include  any  dividend  paid  by  a  non-U.S.
corporation that is treated, or was treated in the prior taxable year, as a foreign investment company, foreign personal holding company or PFIC. Hemosol does not believe that it is, or that Labco will be, a foreign investment company or a foreign personal holding company. While uncertain, Hemosol expects that if the Arrangement is consummated in 2004, neither Hemosol nor Labco will be treated as a PFIC in 2004. However, Hemosol believes that it was likely deemed a PFIC for its taxable years 2001 through 2003, and may also have been deemed to be a PFIC in preceding years. Following consummation of the Arrangement, the Labco Shares will no longer be readily tradable on an established securities market in the United States. Nevertheless, dividends paid by Labco in or after the taxable year 2005 should be qualified dividends, subject to the applicable US Holder satisfying the holding period and other requirements described below, on the basis that Labco should be eligible with respect to substantially all of its income for the benefits of the income tax treaty between the United States and Canada. However, dividends paid by Labco in the taxable year 2004, including any portion of the New Hemosol Shares Distribution treated as a dividend (as described above), would not be qualified dividends.

     However, Hemosol expects that New Hemosol may be a PFIC for 2004. In such event, any dividends paid to a US Holder by New Hemosol would not be qualified dividends eligible for the 15% rate of tax.

     A US Holder will not be entitled to the preferential 15% rate with respect to otherwise qualified dividends unless the US Holder has held the Labco Shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date and is under no obligation to make related payments on substantially similar property. Any days during which the US Holder has diminished its risk of loss on its Labco Shares are not counted towards meeting the 61-day holding period. Finally, US Holders who elect to treat qualified dividends as "investment income" pursuant to section 163(d)(4) of the Internal Revenue Code will not be eligible for the preferential 15% rate of taxation.

     The amount of any distribution paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the US Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, the US Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will be treated as U.S. source ordinary income or loss.

     A US Holder may be entitled to claim a deduction or a foreign tax credit, in respect of any Canadian tax withheld at source, against its U.S. federal income tax, subject to applicable limitations in the Internal Revenue Code. A dividend from Labco or New Hemosol generally will be treated as foreign source income for purposes of the foreign tax credit limitation. The rules governing the foreign tax credit are complex, and special rules apply to foreign tax credits relating to qualified dividends. US HOLDERS ARE ACCORDINGLY URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICABILITY OF THE FOREIGN TAX CREDIT RULES TO THEIR PARTICULAR CIRCUMSTANCES.

GAIN OR LOSS FROM DISPOSITIONS

     Subject to the PFIC rules discussed below, a US Holder will generally recognize taxable gain or loss on the disposition of New Hemosol Shares or Labco Shares, as the case may be, in an amount equal to the difference between the amount realized on such disposition and the US Holder's basis in such shares. Such gain or loss will generally be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the applicable shares have been held by the US Holder for more than one year. The maximum rate of U.S. federal income tax applicable to the net long-term capital gains of non-corporate taxpayers, including individuals, is currently 15%. Deductibility of capital losses by both corporate and non-corporate US Holders is subject to limitations.

PASSIVE FOREIGN INVESTMENT COMPANY

Summary

     U.S. persons that own shares of a non-U.S. corporation deemed to be a PFIC are subject to special rules under the Internal Revenue Code. Unless a U.S. person makes certain elections, such U.S. person will be subject to adverse tax consequences under the PFIC rules upon sale or other disposition of such shares or upon the receipt of an "excess distribution" from the PFIC. Hemosol believes that it was likely deemed a PFIC for its taxable years

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

2001 through 2003, and may also have been deemed to be a PFIC in preceding years. Consequently, it is likely that the New Hemosol Shares Distribution will constitute an "excess distribution" even if, as currently expected, Labco is not considered to be a PFIC for the 2004 taxable year in which such distribution is made. This "excess distribution" will result in adverse tax consequences to US Holders who failed or fail to make certain elections as described below.

     If a US Holder made a valid "QEF Election" or "Mark-to-Market Election" (as these terms are defined below) with respect to the first year during its holding period in which Labco (then Hemosol) qualified as a PFIC, the U.S. federal income tax consequences of the consummation of the Arrangement should not be affected by the fact that Hemosol is a PFIC. A US Holder who purchased Hemosol Shares during the taxable year 2003 should still be able to make an effective QEF Election or Mark-to-Market Election. Moreover, a US Holder who failed to make a valid QEF Election or Mark-to-Market Election with respect to the first year during its holding period in which Labco (then Hemosol) qualified as a PFIC may reduce some of the adverse tax consequences of the New Hemosol Shares Distribution by making a "Gain Recognition Election" or a "Deemed Sale Election" (as these terms are defined below) or by making a Mark-to-Market Election with respect to the taxable year 2003.

Definition of a PFIC; Certain Other Definitions and Special Rules

     A non-U.S. company will be treated as a PFIC for any taxable year during which either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rent (other than rents and royalties derived in the active conduct of a trade or business) and gains from the sale or exchange of assets that produce passive income. In determining whether a corporation is a PFIC, it will be treated as owning its proportionate share of the assets, and as receiving directly its proportionate share of the income, of any corporation in which it owns, directly or indirectly, at least 25% of the capital stock by value.

     An "excess distribution" is any distribution on the shares of a PFIC during a given taxable year if, and to the extent that, the amount of such distribution exceeds 125% of the average amount distributed during the three preceding years (or, if shorter, the US Holder's holding period in such shares). The amount of any "excess distribution" or any gain from sale or other disposition of PFIC shares is allocated rateably over the US Holder's holding period, and the amount allocated to the current taxable year and any years during which the corporation was not a PFIC is taxed as ordinary income. The amount allocated to prior taxable years in which the company was a PFIC is taxed at the highest applicable marginal rate in effect for such year, and in addition an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to such year.

     Dividends paid by a PFIC are not "qualified dividends" as to which the preferential 15% rate is available. Additionally, a US Holder who inherits shares of a PFIC is not eligible to claim any basis step-up measured by the fair market value of such shares on the estate tax valuation date (generally the date of death). Instead, such US Holder would have a tax basis equal to the decedent's basis in the PFIC shares, if lower than such fair market value.

Qualified Electing Fund Election

     A US Holder may avoid some of the adverse tax consequences of the PFIC rules described above (other than the ineligibility for the reduced tax rate applicable to "qualified dividends") by making a qualified electing fund election ("QEF Election") with respect to the shares of the PFIC, provided that the QEF Election is in effect for each of the taxable years (i) for which the applicable non-U.S. corporation is a PFIC and (ii) that includes any portion of such US Holder's holding period for the shares. A US Holder who has made a QEF Election is required to include in gross income for each taxable year (i) as ordinary income, such US Holder's pro rata share of the non-U.S. corporation's ordinary income for the taxable year, and (ii) as long-term capital gain, such US Holder's pro rata share of the non-U.S. corporation's net capital gain for the taxable year. In general, an electing US Holder is to include these amounts in income regardless of whether it receives any cash distributions from the non-U.S. corporation. Although an electing U.S. person may further elect to defer this income recognition until it actually receives a distribution, an interest charge will be imposed on the tax due when distributions are actually made (or when the shares are sold or transferred).

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

     An electing US Holder's basis in its shares is increased to reflect any undistributed income that such US Holder recognizes as a result of a QEF Election. Distributions of income that has previously been subject to tax by reason of a QEF Election will reduce a US Holder's basis in its shares, but are not required to be included in income for U.S. federal income tax purposes.

     Although a determination as to a corporation's PFIC status is made annually, once it has been determined that a corporation is a PFIC for a given taxable year, such determination will generally apply to shares of that corporation held by U.S. persons during such taxable year and all subsequent taxable years, whether or not that corporation is a PFIC in such subsequent years. However, a US Holder who makes the QEF Election for the first year the US Holder holds or is deemed to hold shares of the applicable corporation for which such corporation is determined to be a PFIC, is not subject to the PFIC rules for the years that such corporation is not a PFIC.

     The QEF Election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service. A US Holder makes a QEF Election by attaching a completed Form 8621, including the information provided in the PFIC annual information statement, to its timely filed U.S. federal income tax return and by filing a copy of the form with the Internal Revenue Service. Even if a US Holder does not make a QEF Election, if the applicable company is a PFIC, such US Holder must annually file with its tax return and with the Internal Revenue Service a completed Form 8621. A copy of Form 8621 and the related instructions will be available at www.hemosol.com.

     US Holders who purchased Hemosol Shares in 2003 should make a QEF Election by attaching a completed Form 8621, including the information provided in Hemosol's 2003 PFIC annual information statement, to their timely filed U.S. federal income tax return for 2003 and by filing a copy of the form with the Internal Revenue Service. Because Hemosol does not expect to have net ordinary earnings or capital gain for the taxable year 2003, a QEF Election would not produce taxable income to an electing US Holder in 2003. Moreover, if, as expected, Labco is not a PFIC for the taxable year 2004, no amount will be includible in income as a result of the QEF Election for 2004. In order to comply with the requirements of a QEF Election, a US Holder must receive certain information from the non-U.S. corporation. As indicated in its prior filings, Hemosol agreed to supply requesting US Holders with the information needed to report income and gain pursuant to the QEF Election in the event it was classified as a PFIC. US Holders are referred to Hemosol's 2003 PFIC annual information statement, as required by the PFIC regulations, which will be available at www.hemosol.com.

     US Holders may not make a QEF Election with respect to warrants or rights to acquire shares, or with respect to shares acquired through the exercise of warrants or rights. This summary does not address the U.S. federal income tax consequences of a US Holder holding warrants or rights to acquire shares or of holding shares acquired through the exercise of such warrants or rights. US HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE PFIC CONSEQUENCES OF HOLDING WARRANTS OR RIGHTS TO ACQUIRE SHARES OR OF HOLDING SHARES ACQUIRED THROUGH THE EXERCISE OF SUCH WARRANTS OR RIGHTS.

Mark-to-Market Election

     A US Holder may avoid some of the adverse consequences of the PFIC rules described above (other than the ineligibility for the reduced tax rate applicable to qualified dividends) by making a valid "mark-to-market" election (the "Mark-to-Market Election"). A US Holder holding shares in a non-U.S. corporation which is treated as a PFIC could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference between the US Holder's adjusted tax basis in the applicable shares and their fair market value. Losses would be allowed only to the extent of net mark-to-market gain previously included by the US Holder under the election in previous taxable years. In general, an electing US Holder's basis in its shares is adjusted to reflect any ordinary income or loss (to the extent allowed) recognized as a result of a Mark-to-Market Election; a special rule applies in the case of an electing US Holder who owns shares in a PFIC constructively through non-U.S. entities. A Mark-to-Market Election cannot be revoked without the consent of the Internal Revenue Service unless the underlying shares cease to be marketable.

     US Holders who purchased Hemosol Shares in 2003 and elected not to make a QEF Election may make a Mark-to-Market Election by attaching a completed Form 8621 to their timely filed U.S. federal income tax return for 2003. If, as expected, Labco is not a PFIC for the taxable year 2004, no amount will be includible in income as a result of the Mark-to-Market Election for 2004.
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

     A US Holder who failed to make a valid QEF Election or Mark-to-Market Election for the first year during his holding period in which Hemosol qualified as a PFIC may nevertheless purge his Hemosol Shares of their PFIC taint by making a Mark-to-Market Election for the taxable year 2003. A US Holder who elects to purge the PFIC taint from its Hemosol Shares by effecting a Mark-to-Market Election for the taxable year ending December 31, 2003, will be required to recognize as gain (i) any distribution with respect to its Hemosol Shares during the taxable year ending December 31, 2003, (ii) any gain from a disposition of its Hemosol Shares during the taxable year ending December 31, 2003, and (iii) the amount of excess, if any, of the fair market value of its Hemosol Shares on December 31, 2003 over its adjusted tax basis in such shares. An electing US Holder will increase its adjusted basis in its Hemosol Shares by the amount of such excess. All such amounts will be subject to the PFIC rules that treat such gains as ordinary income and commencing in the taxable year 2004, such US Holder will not be subject to the PFIC rules with respect to its Labco Shares and hence, the New Hemosol Shares Distribution will not result in adverse PFIC tax consequences to such electing US Holder.

     US HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO
THEIR  SPECIFIC   TAX  CONSEQUENCES,   INCLUDING  THEIR   ABILITY  TO   MAKE   A
MARK-TO-MARKET ELECTION.

Gain Recognition Election and Deemed Sale Election

     Although a determination as to a corporation's PFIC status is made annually, once it has been determined that a corporation is a PFIC for a given taxable year, such determination will generally apply to shares of that corporation held by U.S. persons during such taxable year, for subsequent years, whether or not that corporation is a PFIC in such subsequent years, unless the U.S. shareholder has made a valid QEF Election or Mark-to-Market Election. As noted above, Hemosol believes that it was likely deemed a PFIC with respect to the taxable years 2001 through 2003, and may also be deemed to be a PFIC in preceding years. Consequently, unless such elections have been made, it is likely that the New Hemosol Shares Distribution will constitute an "excess distribution" even if Labco is not considered to be a PFIC for the 2004 taxable year.

     A US Holder who has failed to make a valid QEF Election or Mark-to-Market Election for the first year during his holding period in which Hemosol qualified as a PFIC may nevertheless purge his Hemosol Shares of their PFIC taint by making a Gain Recognition Election or Deemed Sale Election described herein. If, as expected, Labco is no longer a PFIC for the 2004 taxable year, US Holders may purge the PFIC taint by making an election to have their Hemosol Shares deemed sold, solely for purposes of the PFIC rules, on the last day of the taxable year in which Hemosol qualified as a PFIC (a "Gain Recognition Election"). Even if Labco is treated as a PFIC for the 2004 taxable year, US Holders may purge the PFIC taint by effecting two elections in conjunction: (i) a QEF Election for the 2004 taxable year, and (ii) an election to have the Labco Shares deemed sold, solely for purposes of the PFIC rules, on the first day of the 2004 taxable year (the "Deemed Sale Election").

     While uncertain, Hemosol expects that if the Arrangement is consummated in 2004, Labco will not qualify as a PFIC in 2004. If Labco is not a PFIC for its taxable year ending October 31, 2004, a US Holder may make a Gain Recognition Election (but not a Deemed Sale Election) to have its Hemosol Shares deemed sold as of December 31, 2003. If Labco is nevertheless a PFIC for its taxable year ending October 31, 2004, a US Holder may make a Deemed Sale Election (but not a Gain Recognition Election) to have its Hemosol Shares deemed sold as of January 1, 2004 and to have its Hemosol Shares subject to the rules under the QEF Election thereafter.

     Upon making a Gain Recognition Election, the gain, if any, from the deemed sale is taxed as an excess distribution. The gain would be equal to the excess, if any, of the value of Hemosol Shares on December 31, 2003 over the electing US Holder's basis in such shares. To compute the tax consequences on such gain: (i) the gain is allocated rateably over the US Holder's holding period, (ii) the amount allocated to the current taxable year and any prior years during which Hemosol was not a PFIC is taxed as ordinary income, and (iii) the amount allocated to any prior taxable years in which Hemosol was a PFIC is taxed at the highest applicable marginal rate in effect for each year, and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year. A US Holder that recognizes gain from the deemed sale will increase its adjusted basis in its Labco shares by the amount of gain recognized. For purposes of determining whether a subsequent sale or disposition of the shares results in a short or long-term capital gain or loss, the holding period in the shares includes the period prior to the date of the deemed sale. Any loss realized on the deemed sale is not recognized.

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

     Upon making a Deemed Sale Election, the gain, if any, from the deemed sale is taxed as an excess distribution. The gain would be equal to the excess, if any, of the value of Hemosol Shares on January 1, 2004 over the electing US Holder's basis in such shares. The tax consequences of such deemed sale, including the adjustments to the tax basis and the holding period in such shares, are as described above with respect to the Gain Recognition Election.

     The Gain Recognition Election may be made either (i) with the US Holder's original return for the tax year that includes the last day of the last year of Hemosol during which it qualified as a PFIC (which we expect to be the 2003 calendar year); or (ii) by filing an amended return for such tax year. The Gain Recognition Election is made by attaching either a Form 8621 or a special statement to the applicable tax return and by paying the required tax and interest charges. A copy of Form 8621 and the related instructions will be available at www.hemosol.com.

     The Deemed Sale Election is made in the US Holder's return for the taxable year that includes the deemed sale date. If the US Holder and the PFIC have the same taxable year, the Deemed Sale Election may be made either (i) with the US Holder's original return for the tax year that includes the first day of the first taxable year with respect to which the US Holder made the QEF Election (which we expect to be the 2004 calendar year); or (ii) by filing an amended return for such tax year. If the US Holder and the PFIC have different taxable years, the Deemed Sale Election must be made in an amended return for the taxable year that included the deemed sale date. The Deemed Sale Election is made by filing a Form 8621 to the applicable tax return and by paying the required tax and interest charges.

     US HOLDERS WHO HAVE NOT MADE A QEF ELECTION OR A MARK-TO-MARKET ELECTION WITH RESPECT TO THEIR HEMOSOL SHARES ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES OF MAKING A GAIN RECOGNITION ELECTION OR A DEEMED SALE ELECTION.

Applications of the PFIC Rules to New Hemosol

     As New Hemosol will continue to hold, through its interests in the Blood Products Partnership, substantially all of the assets and operations of Hemosol, New Hemosol does not expect to earn any revenues from the sale of HEMOLINK until it introduces HEMOLINK into the U.K. or U.S. markets and subsequently other key European countries. Accordingly, New Hemosol does not expect that it will have net ordinary earnings until at least such time, although there can be no assurance as to this issue. As explained above, a US holder may make a QEF Election or a Mark-to-Market Election with respect to its New Hemosol Shares.

     New Hemosol currently expects that a substantial portion of its gross income in the 2004 taxable year will consist of interest and other passive income. It is therefore likely that New Hemosol will be classified as a PFIC for U.S. federal income tax purposes for the 2004 taxable year. Further, it is possible that New Hemosol will be classified as a PFIC in subsequent years. However, New Hemosol anticipates that it would cease to be a PFIC before the first year in which it expects to have net ordinary income or net capital gain that would be taxable to US Holders who made a QEF election with respect to their Hemosol Shares.

     US Holders should consider making a QEF Election with respect to their New Hemosol Shares for the taxable year 2004, whether or not they have made such an election, or any other election, with respect to their Hemosol Shares or Labco Shares. Because New Hemosol does not expect to have net ordinary earnings or capital gain for the taxable year of 2004, a QEF Election would not produce taxable income to an electing US Holder in 2004. As was true for Hemosol, New Hemosol will agree to supply requesting US Holders with the information needed to report income and gain pursuant to the QEF Election in the event it is classified as a PFIC.

TAX CONSEQUENCES FOR NON-US HOLDERS OF HEMOSOL SHARES, NEW HEMOSOL SHARES AND LABCO SHARES

     Except as described in "Information Reporting and Back-Up Withholding" below, a person other than a US Holder holding Hemosol Shares, New Hemosol Shares or Labco Shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, such shares, unless: (i) such item is effectively connected with the conduct by such non-US Holder of a trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual under certain treaties, a fixed place of business, in the United States; or (ii) the non-US Holder is an individual who holds such shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption.

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

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     US Holders will generally be subject to information reporting requirements with respect to dividends paid in the United States on, and on the proceeds from the sale, exchange or the dispositions of, Hemosol Shares, New Hemosol Shares and Labco Shares. In addition, US Holders are subject to back-up withholding at a statutory rate (currently 28%) on dividends paid in the United States on shares, and on the sale, exchange or other disposition of such shares, unless the US Holder provides Form W-9 or otherwise establishes an exemption.

     Non-US Holders will generally not be subject to information reporting or back-up withholding with respect to dividends paid on, or the proceeds from the sale, exchange or other disposition of, Hemosol Shares, New Hemosol Shares and Labco Shares, provided that such non-US Holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

     Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowed as a credit against a US or non-US Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

RESIDENTS OF JURISDICTIONS OUTSIDE CANADA AND THE UNITED STATES

     THIS CIRCULAR DOES NOT ADDRESS ANY TAX CONSIDERATIONS OF THE ARRANGEMENT OTHER THAN CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. SECURITYHOLDERS WHO ARE RESIDENT IN JURISDICTIONS OTHER THAN CANADA AND THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX IMPLICATIONS OF THE ARRANGEMENT, INCLUDING ANY ASSOCIATED FILING REQUIREMENTS, IN SUCH JURISDICTIONS AND WITH RESPECT TO THE TAX IMPLICATIONS OF SUCH JURISDICTIONS OF OWNING NEW HEMOSOL SHARES AND LABCO CLASS A SHARES AFTER THE ARRANGEMENT. SECURITYHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING PROVINCIAL OR TERRITORIAL TAX CONSIDERATIONS OF THE ARRANGEMENT OR OF HOLDING NEW HEMOSOL SHARES AND LABCO CLASS A SHARES.

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                                  RISK FACTORS

     The following are certain factors relating to New Hemosol and Labco which Securityholders should consider in evaluating whether to approve the Arrangement Resolution. The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Circular. These risks and uncertainties are not the only ones facing New Hemosol and Labco. Additional risks and uncertainties relating to events or circumstances which are not currently known to Hemosol, New Hemosol or MDS, or which Hemosol, New Hemosol or MDS currently considers immaterial, may also impair the operations of New Hemosol or Labco. If any such events or circumstances actually occur, the business, financial condition or liquidity and results of operations of New Hemosol and/or Labco could be materially adversely affected.

RISKS RELATING TO NEW HEMOSOL

     The following risk factors are relevant to New Hemosol, the New Hemosol Shares and the New Hemosol Convertible Securities. Since the principal asset of New Hemosol will be its 93% partnership interest in the Blood Products Partnership, the principal risks factors relevant to New Hemosol, the New Hemosol Shares and the New Hemosol Convertible Securities are those relating to the Blood Products Partnership. See "Risks Relating to the Blood Products Partnership" below. As well, since Labco will hold the remaining 7% partnership interest in the Blood Products Partnership, substantially all of the risks set out in "Risks Relating to the Blood Products Partnership" below are also inherent in owning a Labco Share. Since the Blood Products Business prior to the Arrangement is owned and operated by Hemosol, the risks set out in "Risks Relating to the Blood Products Partnership" below are substantially the same as those set out in detail starting on page 25 of Hemosol's Annual Information Form dated May 27, 2003 incorporated by reference in this Circular and Securityholders should consider these detailed risk factors in evaluating whether to approve the Arrangement Resolution.

RISKS RELATING TO THE BLOOD PRODUCTS PARTNERSHIP

GENERAL BUSINESS RISKS

The Blood Products Partnership's ability to continue as a going concern is dependent upon its ability to secure additional financing.

     The Blood Products Partnership's ability to continue as a going concern will be dependent upon the ability to secure additional financing in order to be able to continue its product development activities, implement the Cascade at the Hemolink Building and successfully bring its products to market.

     New Hemosol will continue the current activities of Hemosol with respect to the attraction of strategic investors and relationships with financial institutions to obtain additional financing in several different forms. However, the successful conclusion of these transactions cannot be predicted at this time. Should these efforts be unsuccessful, there will be substantial doubt about the Blood Products Partnership's ability to continue as a going concern.

The Blood Products Partnership's products are in various stages of development and have not yet been produced or marketed commercially, making it difficult to evaluate its business.

     Hemosol's operations to date have consisted primarily of developing and testing its products, and the Blood Products Partnership will have no operating history upon which to evaluate its business and prospects. To succeed, the Blood Products Partnership must develop its products on a commercial scale, which will require, among other things, obtaining appropriate regulatory approvals, identifying and successfully penetrating key markets for its products and selling sufficient quantities of its products at the margins necessary to fund the Blood Products Partnership's continuing operations and growth strategy.

The Blood Products Partnership's failure to retain and attract personnel could harm its business, operations and product development efforts.

     The Blood Products Partnership's products will require sophisticated management, research and development, marketing and sales, regulatory and clinical development personnel. The Blood Products Partnership's success will depend on its ability to attract, train and retain such personnel. The market for the highly trained personnel that the Blood Products Partnership will require is very competitive, due to the limited number of people available with the

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necessary  technical skills and understanding of its products and technology. In addition, Hemosol previously terminated the employment of substantially all its employees, which will restrict the Blood Products Partnership's activity levels. In order for the Blood Products Partnership to resume the clinical trials for HEMOLINK and implement the Cascade at commercial levels at the Hemolink Building, it will require new employees who may not be available or would be difficult to replace in the time-frame required or at competitive compensation rates. If the Blood Products Partnership fails to retain and attract qualified personnel, its business operations and product development efforts will suffer.

The Blood Products Partnership's intellectual property rights may not provide meaningful commercial protection for its products. This could enable third parties to use the Blood Products Partnership's technology, or very similar technology, and could reduce its ability to compete in the market.

     The Blood Products Partnership will be relying on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with it using the same or similar technology. However, these laws afford only limited protection and may not adequately protect the Blood Products Partnership's rights to the extent necessary to sustain any competitive advantage it may have. The Blood Products Partnership's patents, or those it licenses, may be challenged, invalidated or designed around by third parties. The Blood Products Partnership's patent applications may not issue as patents in a form that will be advantageous to it, or at all. If the Blood Products Partnership's intellectual property does not prove to have sufficient protection against competition, its competitors could compete more directly with the Blood Products Partnership. Moreover, if the Blood Products Partnership loses any key personnel, it may not be able to prevent the unauthorized disclosure or use of the Blood Products Partnership's technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions to protect the Blood Products Partnership's proprietary technology.

The Blood Products Partnership's success will depend partly on its ability to operate without infringing the proprietary rights of others.

     Third parties may claim that the Blood Products Partnership's products infringe their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. The Blood Products Partnership's competitors or others may assert that its products and the methods it employs may be covered by patents held by them.

     In addition, because patent applications can take many years to issue, there may be currently pending applications of which the Blood Products Partnership is unaware, which may later result in issued patents which the Blood Products Partnership's products infringe. There could also be existing patents of which the Blood Products Partnership is not aware that its products may infringe. As the Blood Products Partnership commercializes its hemoglobin-based oxygen carriers and as competitors commercialize other hemoglobin replacement products in the future, the possibility of patent infringement claims against the Blood Products Partnership may increase.

     If the Blood Products Partnership loses a patent infringement lawsuit, it could be required to pay substantial monetary damages. Moreover, the Blood Products Partnership could be prevented from selling its products unless it can obtain a licence to use technology or ideas covered by any such patent or are able to redesign the Blood Products Partnership's products to avoid infringement. A licence may not be available at all or on terms acceptable to the Blood Products Partnership, or the Blood Products Partnership may not be able to redesign the Blood Products Partnership's products to avoid any infringement. Modification of the Blood Products Partnership's products or development of new products could require the Blood Products Partnership to conduct additional clinical trials and to revise its filings with health regulatory agencies, which could be time-consuming and expensive. The Blood Products Partnership will be materially harmed if it is unable to successfully defend any infringement litigation relating to these patents or is unable to obtain any required licence or sublicence to these patents. In addition, the costs and time commitments involved in litigation could harm the Blood Products Partnership's business.

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If the Blood Products Partnership is unable to develop new products to keep pace with technological developments in the biomedical field, its revenues may be adversely affected.

     The biomedical field, which is the market for the Blood Products Partnership's products, is characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards.

     Although the Blood Products Partnership is currently developing a new series of products based on research and development activities conducted to date, the Blood Products Partnership may not be successful in developing or introducing to the market these or any other new products or technology. If the Blood Products Partnership fails to develop and deploy new products on a successful and timely basis, the Blood Products Partnership may no longer be competitive and be unable to recoup the research and development and other expenses incurred to develop and test new products.

The Blood Products Business (as previously operated by Hemosol) has a history of losses and expects future losses.

     Hemosol has had losses from operations for each fiscal year since its inception. It is expected that the Blood Products Partnership will continue to incur losses from operations until it is able to commercialize HEMOLINK and/or products developed under its strategic alliance with ProMetic. While the Blood Products Partnership will also continue to advance a number of initiatives to generate revenue in the near term through the provision of bio-manufacturing services at the Hemolink Building to third parties in the life sciences sector, it is expected that the Blood Products Partnership's net cash outflows and operating and net losses will continue for the near term. If the Blood Products Partnership's products under development are not commercially viable, it may never achieve profitability. Even if the Blood Products Partnership achieves profitability, it may not be able to sustain or increase profitability on an ongoing basis.

The Blood Products Partnership's profitability will be affected if it experiences product liability claims in excess of its insurance coverage.

     The testing and marketing of medical products, even after regulatory approval, has an inherent risk of product liability. The Blood Products Partnership maintains product liability insurance coverage in the total amount of $20 million relating to Phase I, II, and III clinical trials. The Blood Products Partnership intends to obtain more extensive coverage as the development of its products progresses. The Blood Products Partnership's profitability would be adversely affected by a successful product liability claim in excess of its insurance coverage. The Blood Products Partnership cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

The hemoglobin the Blood Products Partnership obtains for its products could contain infectious agents.

     Any product derived from human blood, notwithstanding the rigorous testing procedures now used for the selection of donor blood, can conceivably carry infectious agents, known or as yet unknown, that were present in the source blood. In the manufacture of HEMOLINK, the procedure by which the hemoglobin is purified includes a sequence of validated steps to remove or inactivate viral and other potentially infectious material. While the Blood Products Partnership is confident that its process has achieved the highest standard of purity, there is a theoretical and remote risk that an infectious agent could remain in the product or resist these stringent procedures. If the red blood cells the Blood Products Partnership obtains contain infectious agents, it could result in a loss of, or a delay in, the commercialization of HEMOLINK. Such defects could cause adverse publicity, damage the Blood Products Partnership's reputation and impair its ability to market its products. In addition, the Blood Products Partnership may be subject to significant liability claims.

RISKS ASSOCIATED WITH THE STRATEGIC ALLIANCE WITH PROMETIC

Full implementation of the strategic alliance is subject to the execution of definitive agreements.

     On December 3, 2003, Hemosol and ProMetic executed the ProMetic MOU which detailed the principal commercial terms of a strategic alliance between the parties as well as the agreement in principle of the American National Red Cross for the supply of raw materials to the Blood Products Business and the purchase from the Blood Products Business of specific therapeutic products isolated using the Cascade (see "Hemosol Prior to the Arrangement -- Strategic Alliance with
ProMetic").   Pursuant  to   the  ProMetic   MOU,  Hemosol   and  ProMetic  have
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committed to using their  best commercial efforts to  negotiate and execute  all definitive agreements necessary to fully implement this strategic alliance. There is a risk that the parties will be unable to conclude negotiations in a manner that is mutually agreeable and, as a result, be unable to arrive at terms for the definitive agreements that are required to fully implement the strategic alliance with ProMetic.

     The execution of the ProMetic MOU also triggered the commencement of negotiations with the American National Red Cross with respect to setting the terms of the definitive supply and purchase agreement.

     Hemosol and/or the Blood Products Business expects to be in a position to pursue actual discussions and negotiations with the American National Red Cross only upon the execution of definitive agreements with ProMetic. No assurance can be provided that the negotiations with the American National Red Cross will be pursued by Hemosol and/or the Blood Products Business and, if they are, that such negotiations will be successful in defining and executing a supply and purchase agreement between Hemosol and/or the Blood Products Business and the American National Red Cross or any other agreements required to implement the terms of the agreement in principle entered into by the American National Red Cross in connection with the ProMetic MOU.

The Cascade has not been implemented at the commercial scale envisioned by the ProMetic MOU.

     Hemosol (or the Blood Products Partnership) is expected to be the first licensee of the Cascade and will be the first to attempt to implement the related technology on a large commercial scale. The principal process and technology of the Cascade is comprised of a series of discrete steps that have been optimized and aggregated into a unique sequence. Most of the individual steps of the Cascade have, on a stand-alone basis, demonstrated the ability to produce the product yields and purity required to achieve the commercial goals described in the ProMetic MOU. The ability of the Cascade as a whole, however, is unproven on a commercial scale. Hemosol has conducted significant scientific and technical analysis of the Cascade and it is expected that the Blood Products Partnership can cost-effectively and profitably implement the Cascade on a commercial scale to successfully achieve the commercial goals described in the ProMetic MOU. However, there is no assurance that the Blood Products Partnership will be able to do so.

RISKS ASSOCIATED WITH THE COMMERCIALIZATION OF PRODUCTS DEVELOPED BY THE BLOOD PRODUCTS PARTNERSHIP

The Blood Products Partnership is dependent on substantial working capital for the successful commercialization of its products.

     The Blood Products Partnership will require substantial working capital to properly develop, manufacture and sell its products. It is expected that, following the proactive steps taken in April 2003 to reduce cash burn at Hemosol, the Blood Products Partnership's cash resources, together with the proceeds from the Special Warrant Offering and the $16 million cash infusion provided as part of the Arrangement, will be sufficient to fund its anticipated operating and capital expenditures through the middle of 2005, after which the Blood Products Partnership will require additional financing. The Blood Products Partnership's planned cash requirements may vary materially in response to a number of factors, including:

     (a)  the cost of  conducting all  required non-clinical  analysis with  the
          objective   of   getting   HEMOLINK  cleared   for   further  clinical
          development;

     (b)  research and development and clinical trial results generally;

     (c) the achievement of key milestones associated with the strategic alliance with ProMetic;

     (d)  changes in any aspect of the regulatory process; and

     (e) delays in obtaining all requisite regulatory approvals for the Blood Products Partnership's products and the Hemolink Building.

     The Blood Products Partnership's capital-raising efforts could involve the issuance and sale of New Hemosol Shares and/or the sale of some of the Blood Products Partnership's assets. The Blood Products Partnership and New Hemosol may not be able to raise any debt or equity financing if and when it is needed. If any required financing is not available, the Blood Products Partnership's ability to continue as a going concern will be in substantial doubt.

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The Blood Products Partnership will have limited manufacturing capabilities and limited financial resources, which could adversely impact its ability to commercialize HEMOLINK.

     To date, Hemosol has carried out Hemosol's production activities only on research and pilot scales. In order to commercialize HEMOLINK successfully, the Blood Products Partnership must be able to manufacture HEMOLINK in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. In an effort to significantly shorten the time to profitable commercialization of HEMOLINK, Hemosol built the Hemolink Building with an annual capacity of 300,000 units, in anticipation of regulatory approvals. In light of the recent cessation of clinical trial activity and the refocusing of the Hemolink Building to seize commercial opportunities presented by the strategic alliance with ProMetic and by providing bio-manufacturing services, production of HEMOLINK at a large commercial scale may require the use of third party manufacturing facilities in addition to the Blood Products Partnership's own manufacturing facilities. Such facilities may not be available within the timeline contemplated for the effective commercialization of HEMOLINK or such facilities as well as the Hemolink Building may require investment by the Blood Products Partnership to install additional specialized manufacturing equipment to permit the production of HEMOLINK in parallel with the activities contemplated under the ProMetic MOU. Any facility will also have to be approved by regulators in the various jurisdictions in which the Blood Products Partnership seeks marketing approval for HEMOLINK.

     The resumption of clinical trial activity related to the commercialization of HEMOLINK will be dependent on the outcome of discussions with the relevant regulatory agencies, the Blood Products Partnership's ability to secure adequate financial resources and/or the Blood Products Partnership's ability to enter into a strategic partnership with a third party that will contribute a portion of the development, regulatory, commercialization and marketing resources and costs that may be required.

Even if the Blood Products Partnership obtains regulatory approvals to market HEMOLINK, the Blood Products Partnership will be subject to stringent, ongoing government regulation and plant inspections, which could cause unexpected delays in the manufacture, marketing and sale of HEMOLINK.

     In order to seek regulatory approval for the marketing and sale of its products, the Blood Products Partnership will first successfully complete both pre-clinical studies and clinical trials. These studies and trials must demonstrate that the products are safe and effective for the clinical use for which approval is sought. Even if regulatory authorities approve HEMOLINK, its manufacture, marketing and sale will be subject to ongoing regulation, including inspection and market surveillance for compliance with Good Manufacturing Practice regulations in Canada and other jurisdictions. Any enforcement action resulting from the Blood Products Partnership's failure to comply with these requirements could adversely affect the manufacture and marketing of HEMOLINK. In addition, regulatory authorities could withdraw a previously approved product from the market upon receipt of newly discovered information and/or require additional, and potentially expensive, studies in areas outside existing approved indications. Adverse results from, or unanticipated delays in, clinical trials or failure to receive the appropriate regulatory approvals could adversely impact the Blood Products Partnership's business. Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the manufacture and marketing of the Blood Products Partnership's products. Ongoing government regulation and plant inspections could cause unexpected delays and adversely impact the Blood Products Partnership's business. Failure to comply with applicable regulatory requirements may also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production.

The Blood Products Partnership may not be able to market or distribute HEMOLINK effectively.

     The Blood Products Partnership's success will also depend on its ability to market and distribute HEMOLINK effectively. However, the Blood Products Partnership will not have in place the sales force and other distribution arrangements required to market HEMOLINK effectively, and will have no experience in commercial sales. In addition, HEMOLINK's commercial success will depend on its acceptance by the medical community and third-party medical insurers as clinically useful, cost-effective and safe.

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RISKS ASSOCIATED WITH REGULATORY APPROVAL REQUIREMENTS

Failure to obtain necessary regulatory approvals to commercialize HEMOLINK or any significant delay in obtaining these approvals would harm the Blood Products Partnership's business.

     On March 13, 2003, based on the recommendation of the DSMB, Hemosol elected to review safety data prior to continuing enrolment in Hemosol's cardiac trial. This trial involved the use of HEMOLINK in patients undergoing cardiac bypass grafting surgery. The DSMB's recommendation was based on an observation of an imbalance in the incidence of certain adverse events between the HEMOLINK and control groups reflective of myocardial infarctions. This observation from the cardiac trial interim data may be due to any number of reasons including variables in the patient population. As a precaution, Hemosol has also voluntarily suspended enrolment in its Phase II clinical study involving the use of HEMOLINK in patients undergoing orthopaedic surgery. In June 2003, Hemosol completed an internal review which confirmed the observations of the DSMB of an imbalance of certain adverse events reflective of myocardial infarctions between the HEMOLINK and control groups and Hemosol elected to terminate the study early in order to conduct a full safety analysis. That analysis is continuing and the Blood Products Partnership's objective will be to establish an agreement with the FDA in the fourth quarter of 2004 for a clinical path for HEMOLINK.

     Upon the successful conclusion of all requisite clinical trial activity, the Blood Products Partnership's ability to ultimately commercialize HEMOLINK is subject to regulatory approvals. The Blood Products Partnership intends to market HEMOLINK in the U.S., Europe and other international markets and will require separate regulatory approval from each jurisdiction. If the Blood Products Partnership does not receive the appropriate regulatory approvals, it will not be able to market or sell HEMOLINK, and the Blood Products Partnership business will be adversely affected. Regulatory authorities also require separate approval for each additional proposed indication for the use of HEMOLINK. Hemosol cannot guarantee that the regulatory authorities will approve HEMOLINK for each indication proposed.

Regulatory approvals are required for therapeutic protein products.

     The commercialization of all plasma-based therapeutic protein products produced using the Cascade will require the receipt of regulatory approvals for each discrete product. In circumstances where the Blood Products Partnership will use the Cascade to produce products that are already licensed in a given market, the requisite approval process should be abridged as compared to the approval process required for a novel product such as HEMOLINK. Under this abridged scenario, the Blood Products Partnership, or the party for whom the Blood Products Partnership will be manufacturing the product under contract, will be required to undertake clinical trials to demonstrate that the given product is the "bio-equivalent" (i.e. displays the same or superior key therapeutic and safety qualities) as the licensed product it seeks to compete against. Where the Blood Products Partnership seeks to commercialize a novel product which does not have a licensed equivalent, a full scale clinical trial and approval process, similar to that for HEMOLINK, will be required. If the Blood Products Partnership does not receive the appropriate regulatory approvals, it will not be able to market or sell these products, and the Blood Products Partnership's business will be adversely affected. Regulatory authorities also require separate approval for each additional proposed indication for the use of such products. The Blood Products Partnership will not be able to guarantee that the regulatory authorities will approve any of the therapeutic products for the indications proposed.

The Blood Products Partnership may be unable to develop and maintain adequate sources of (i) hemoglobin to meet demand for HEMOLINK and (ii) plasma to meet the demand for therapeutic protein products.

  Hemoglobin

     Although it is expected that the Blood Products Partnership will be able to purchase sufficient quantities of human red blood cells to support the early stages of HEMOLINK's commercialization, it will need to develop other sources of hemoglobin if its source of supply is disrupted or if the market demand for HEMOLINK is greater than anticipated. The Blood Products Partnership will be advancing proprietary cell expansion technology for the purpose of developing an additional or alternative supply of hemoglobin from cells grown outside the body. However, the Blood Products Partnership's cell expansion technology will be in the early stages of development.

     The Blood Products Partnership will be utilizing a number of other raw materials and components that are currently provided by sole sourced suppliers. The Blood Products Partnership will need to identify and qualify

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alternative backup sources for these components and/or identify other actions to ensure continuous supply of key materials.

  Plasma

     The commercial activity contemplated under the ProMetic MOU calls for the discovery, development and manufacture of therapeutic and non-therapeutic products derived from human blood plasma. Plasma is one of several key products that are supplied through the donation of blood at blood collection centres. Following collection, plasma can be purchased in bulk quantities from a variety of suppliers, including the American National Red Cross, on a global basis. The ProMetic MOU includes the agreement in principle of the American National Red Cross to supply the requisite raw materials to Hemosol (and to the Blood Products Partnership as the successor to Hemosol's business) and the Blood Products Partnership will be permitted to source and purchase plasma from the supplier(s) of its choice on a worldwide basis. As such, it is expected that the Blood Products Partnership will be able to purchase sufficient quantities of human plasma to support the commercialization of the products it seeks to produce with the Cascade. However, the Blood Products Partnership may need to develop alternative sources of plasma if its primary supplier(s) are unable to meet the Blood Products Partnership's requirements.

RISKS RELATING TO LABCO

     Since Labco will hold limited partnership interests in the Blood Products Partnership and the Labs Partnership, substantially all of the risks set out in "-- Risks Relating to the Blood Products Partnership" above and "-- Risks Relating to the Labs Partnership" below are inherent in owning a Labco Share. Accordingly, Shareholders should carefully review such sections for details of the risks relating to the Blood Products Partnership and the Labs Partnership, as well as the following risk factors.

THE SHARE OWNERSHIP OF LABCO BY MDS MAY ADVERSELY AFFECT THE PRICE OF LABCO CLASS A SHARES.

     Immediately following the Arrangement, MDS will own not less than 47.5% of the voting securities of Labco in the form of Labco Class A Shares, but will own 99.56% of the equity of Labco through a combination of Labco Class A Shares and Labco Class B Non-Voting Shares. As a result of its holdings of Labco Class A Shares, MDS will be in a position to vote its Labco Class A Shares on matters requiring shareholder approval, including the determination of significant corporate actions. In addition, the interests of MDS may not correspond with those of the other holders of Labco Shares. The extent of MDS's share ownership may limit the price that investors may be willing to pay in the future for Labco Class A Shares. See "Labco After the Arrangement -- Description of Share Capital".

THE REQUIREMENT OF CERTAIN CONDITIONS PRECEDENT TO THE ACQUISITION OF LABCO CLASS A SHARES IN CERTAIN CIRCUMSTANCES MAY DISCOURAGE A TAKE-OVER BID FOR THE LABCO CLASS A SHARES.

     The articles of Labco require that a person or group wishing to acquire a majority of the Labco Class A Shares comply with certain conditions precedent to the acquisition of Labco Class A Shares in those circumstances. These provisions, in effect, require such a person or group to also acquire a comparable portion of the Labco Class B Non-Voting Shares at fair market value. Accordingly, these conditions precedent may discourage certain take-over bids for the Labco Class A Shares. See "Labco After the Arrangement -- Description of Share Capital".

RESTRICTIONS ON THE BUSINESS AND ACTIVITIES THAT LABCO MAY UNDERTAKE MAY ADVERSELY AFFECT THE ABILITY OF LABCO TO RESPOND EFFECTIVELY TO FUTURE EVENTS AND CIRCUMSTANCES.

     Labco will be a limited purpose corporation, the articles of which will contain extensive restrictions on the business and other activities that Labco may undertake. For example, the articles of Labco will provide that Labco must retain and may not dispose of its limited partnership interests in the Labs Partnership or the Blood Products Partnership, except in the circumstances provided for in the articles, and may not undertake any other business except as expressly provided in the articles. Further, in addition to any other approvals required by law, such restrictions may only be modified with the approval by special resolution of the holders of Labco Class A Shares and Labco Class B Non-Voting Shares, each voting separately as a class. While restrictions contained in the articles of Labco are designed to narrow the scope of activities undertaken by Labco and thereby minimize the risk that Labco will not be able to distribute Distributable Cash Flow (as defined in "Labco After the Arrangement" above) to its shareholders, events and circumstances may arise in the future to which Labco may not be able to effectively respond due to its inability to undertake certain corporate activities. See "Labco After the Arrangement -- Description of Share Capital".

THE ABSENCE OF A PUBLIC MARKET FOR THE LABCO CLASS A SHARES AND THE LABCO CLASS B NON-VOTING SHARES MAY ADVERSELY AFFECT THEIR LIQUIDITY.

     Neither the Labco Class A Shares nor the Labco Class B Non-Voting Shares will be listed or posted for trading on any exchange or market and there can be no assurance that a significant market through which Labco Shares can be sold will develop or be sustained after the Effective Time. If an active market for the Labco Shares does not develop, the liquidity of the Labco Shares may be limited and the market price for Labco Shares may not be readily determinable and could be subject to significant fluctuations.

THE RESULTS OF LABCO MAY BE ADVERSELY AFFECTED IF CERTAIN LIABILITIES EXISTING PRIOR TO THE EFFECTIVE TIME ARE NOT FULLY SATISFIED BY THE BLOOD PRODUCTS PARTNERSHIP.

     Prior to the Effective Time, Hemosol carried on an active business, which included the development and testing of medical products. Under the terms of the Blood Products Contribution Agreement, the Blood Products Partnership will expressly assume all liabilities of Hemosol existing prior to the Effective Time and pursuant to the Labco Indemnity Agreement, the Blood Products Partnership will agree to indemnify Labco for all such liabilities to the extent that Labco suffers a loss in respect thereof. However, the Blood Products Partnership may be unable to fully indemnify Labco in respect of all such losses. Such losses could be substantial, including but not limited to losses arising as a result of any act or omission in connection with any clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Hemosol or any Subsidiary or in which Hemosol or any Subsidiary or its products or product candidates participated prior to the Effective Time. Labco's financial results and ability to distribute Distributable Cash Flow could be adversely affected in the event that any such losses are not insured or fully indemnified by the Blood Products Partnership. See "The Arrangement -- Indemnity Agreements" and "-- Escrow Agreement".

LABCO, AND BY EXTENSION, HOLDERS OF LABCO CLASS A SHARES AND LABCO CLASS B NON-VOTING SHARES, WILL NOT RECEIVE COMPENSATION IN THE EVENT THAT THE TAX LOSSES CANNOT BE UTILIZED, IN WHOLE OR IN PART, BY LABCO DUE TO EVENTS OR CIRCUMSTANCES EXISTING PRIOR TO THE EFFECTIVE TIME.

     Under the Arrangement Agreement, Hemosol has represented as to, among other things, the quantum of the Tax Losses, the stated capital of the Hemosol Shares, and there not having been prior to the Effective Time an acquisition of control of Hemosol. In the event that any of such representations is incorrect, the ability of Labco to apply some or all of the Tax Losses against income will be restricted, or certain other taxable events may be deemed to have occurred such that the dividends or other distributions on the Labco Shares will be reduced. In the event that any such representations are incorrect, holders of Labco
Shares will not be entitled to any compensation in their capacity as Labco shareholders and, in particular, will not benefit from the MDS Indemnity Agreement. See "The Arrangement -- Indemnity Agreements".

THE ABILITY OF LABCO TO APPLY THE TAX LOSSES AGAINST INCOME WILL BE COMPROMISED IN THE EVENT OF AN ACQUISITION OF CONTROL OF LABCO ARISING AFTER THE EFFECTIVE TIME.

     In the event that a person or group, as determined for purposes of the Tax Act, acquires control of Labco after the Effective Time, the ability of Labco to apply the Tax Losses against income or to reduce its income tax payable will be restricted from and after the acquisition of control. There can be no assurance that an acquisition of control will not occur.

LABCO IS DEPENDENT ON THE ABILITY OF THE LABS PARTNERSHIP AND THE BLOOD PRODUCTS PARTNERSHIP TO GENERATE INCOME.

     Labco will be a limited purpose corporation whose sole assets following the Arrangement will be its limited partnership interests in the Labs Partnership and the Blood Products Partnership. Although the articles of Labco will provide that, subject to applicable law, Labco will distribute Distributable Cash Flow to holders of Labco Shares, there can be no assurance regarding either the amount of income to be generated by the Labs Partnership or the Blood Products Partnership or amounts distributed to Labco. In addition, the declaration of dividends is at the discretion of the Labco Board. The actual amount distributed in respect of Labco Shares will depend upon numerous factors, including the profitability of the Labs Partnership and the Blood Products Partnership, fluctuations in working capital, the sustainability of margins and capital expenditures, the risks described under "-- Risks Relating to the Labs Partnership" and "-- Risks Relating to the Blood Products Partnership" and the ability of Labco to apply the Tax Losses against income.

LABCO WILL BE DEPENDENT UPON THE LABS PARTNERSHIP FOR SUBSTANTIALLY ALL OF ITS INCOME.

     As the Blood Products Partnership (which after the Arrangement will operate the Blood Products Business) is expected to incur losses from operations until it is able to commercialize HEMOLINK and/or products developed under its strategic alliance with ProMetic, Labco will be dependent upon receiving distributions from the Labs Partnership for substantially all of its income. Further, the articles of Labco will impose extensive restrictions on the business that may be carried on by Labco. Accordingly, Labco will be dependent upon the ability of the Labs Partnership to generate income and, indirectly, MDS, which will indirectly retain operational control over the Labs Business through the general partnership interest of MDS Subco.

THERE CAN BE NO ASSURANCE THAT THE TAX ACT OR THE ADMINISTRATIVE PRACTICES OF CCRA WILL NOT BE CHANGED IN A MANNER THAT ADVERSELY AFFECTS THE ABILITY OF LABCO TO APPLY THE TAX LOSSES AGAINST INCOME.

     There can be no assurance that Canadian federal income tax laws and the administrative policies and assessing practices of CCRA respecting the ability of a corporation to apply previously accumulated tax losses against future income or to reduce tax payable will not be changed in a manner which adversely affects Labco and, by extension, the holders of Labco Shares.

THE ISSUE OF ADDITIONAL LABCO SHARES AFTER THE EFFECTIVE TIME WILL BE DILUTIVE TO HOLDERS OF LABCO SHARES.

     The articles of Labco will, following completion of the Arrangement, authorize an unlimited number of Labco Class A Shares and Labco Class B Non-Voting Shares. While the articles of Labco strictly limit the circumstances in which Labco Class A Shares may be issued, there are no such restrictions with respect to the issuance of additional Labco Class B Non-Voting Shares. The issuance of additional Labco Shares may dilute the holdings of holders of Labco Shares and reduce the amount of dividends or other distributions per Labco Share.

US HOLDERS OF HEMOSOL SHARES MAY BE TREATED AS RECEIVING A TAXABLE DISTRIBUTION FROM LABCO FOR U.S. FEDERAL INCOME TAX PURPOSES.

     US Holders are likely to be treated as receiving a taxable distribution of New Hemosol Shares from Labco for U.S. federal income tax purposes. If Labco is treated as having earnings and profits for the taxable year ending October 31, 2004, then the fair market value of the deemed distribution will generally be taxed as ordinary income to the extent of such earnings and profits. There can be no assurance that for U.S. federal income tax purposes Labco will not be treated as having earnings and profits for the taxable year ending October 31, 2004.

RISKS RELATING TO THE LABS PARTNERSHIP

THE REVENUES OF THE LABS PARTNERSHIP ARE CAPPED AND DEPENDENT ON GOVERNMENT HEALTH INSURANCE PROGRAMS.

     Revenues from the Labs Business will be substantially dependent on the Ontario individual corporate caps established for each company providing applicable services. This funding model prevents a company from increasing its revenues by increasing its volume of testing. At the same time, however, there is a risk that a company's corporate cap, and potentially its revenue, may be decreased if its volume of testing decreases to the extent that it bills less than its cap in any year. In addition, the current agreement between the MOH and the OAML, which establishes the individual corporate caps, expires on March 31, 2005. There can be no certainty as to the terms of future agreements between the MOH and the OAML.

     Maintaining or increasing the Labs Partnership's revenues is highly dependent on the commitment of the Government of Ontario to funding the laboratory services performed by the Labs Partnership. The healthcare industry in general is experiencing a trend toward cost containment and management expects that this trend will continue for the foreseeable future. Revenue constraint pressures on healthcare funding across Canada will likely continue or may increase in the future. Any funding reductions or other changes in payment policies for healthcare services could have a material adverse effect on the Labs Partnership.

GOVERNMENT REGULATION OF THE LABS BUSINESS IS SIGNIFICANT AND LICENCE RENEWALS ON SATISFACTORY TERMS ARE NOT ASSURED.

     Community-based laboratories are subject to significant regulation and licensing requirements from all levels of government. The licensing and regulatory requirements relate to, among other matters, the conduct of testing and reporting results, the handling and disposal of medical specimens and infectious and hazardous waste and other materials, the safety and health of employees and the proficiency of staff. Community-based laboratories are also subject to periodic inspections by regulatory agencies. The licences to operate a community-based laboratory are granted for a limited term (usually for a term of one year) and their renewal is subject to government approval. A failure by the Labs Partnership to comply with laws and regulations could expose it to significant penalties and may result in civil or criminal sanctions, including the revocation of licences, certifications and authorizations, the denial of the right to conduct business and the exclusion from participation in government healthcare programs. The imposition of any of these sanctions could have a material adverse effect on the Labs Partnership. Licences are rarely issued and if a laboratory or clinic operated by the Labs Partnership had its licence revoked, there is no assurance that it will be issued a new licence.

     In addition to existing government healthcare regulations, there are ongoing initiatives at the federal and provincial levels for comprehensive reforms to existing legislation and policy governing the provision of healthcare services, including the payment for and availability of particular services. The Labs Partnership believes that such initiatives will continue for the foreseeable future and could increase the cost of compliance for the Labs Partnership. Certain aspects of these reforms, if adopted, could materially and adversely affect the Labs Partnership's business, financial condition and results of operations.

THE SUSTAINED INTERRUPTION OF SERVICES PERFORMED BY THE LABS BUSINESS COULD ADVERSELY AFFECT RESULTS.

     Timely,  effective   service  is   essential   to  maintaining   the   Labs
Partnership's reputation and revenue stream. The majority of the Labs Partnership's laboratory services will be performed at its Central Laboratory which is located in Etobicoke, Ontario. Any sustained interruption of the services performed at the Central Laboratory which significantly affects the volume of testing or the accuracy and timeliness in the reporting of test results could adversely affect the Labs Partnership's business, financial condition and results of operations.

     If the Labs Partnership experiences more equipment malfunctions than anticipated or if the Labs Partnership is unable to promptly obtain the services necessary to keep its equipment functioning effectively, its revenues could decline and its ability to maintain its reputation would be harmed, which could adversely affect its business, financial condition and results of operations.

THE LABS BUSINESS IS DEPENDENT ON CONTINUED REFERRALS OF PATIENTS.

     The success of a community-based laboratory in Ontario is dependent upon referrals of patients by health care professionals. Referrals are made by physicians who have no contractual obligation or economic incentive to refer patients to laboratories operated by the Labs Partnership. The Labs Partnership's PSCs compete for referrals with its major competitors in the private sector and with local service providers in the communities in which the Labs Partnership operates facilities. The Labs Partnership is not dependent on any single referral source for a material portion of its revenue. However, if a sufficiently large number of physicians elect at any time to discontinue referring patients to the Labs Partnership, the Labs Business and its financial condition and results of operations would be materially adversely affected.

INSURANCE CARRIED BY THE LABS PARTNERSHIP MAY BE INSUFFICIENT TO COVER ALL
RISKS.

     Due to the nature of the services provided by the Labs Partnership, general liability claims may be asserted against the Labs Partnership with respect to the laboratory services provided to patients, including from reporting inaccurate results. In that regard, the Labs Partnership may be subject to errors and omissions claims related to the services it performs and the risks of medical malpractice by laboratory personnel and pathologists. Although the Labs Partnership will carry insurance in amounts which are standard in Canada for the operation of laboratories, there can be no assurance that the Labs Partnership will have obtained coverage of sufficient scope to satisfy any liability claim. The Labs Partnership believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, but there can be no assurance that it will be able to do so or that it will not incur significant liabilities in excess of policy limits. Any such claims that exceed the scope of coverage or applicable policy limits or an inability to obtain adequate coverage could have a material adverse effect on the Labs Partnership's business, financial condition and results of operations.

THE INTERRUPTION OF THE LABS PARTNERSHIP'S INFORMATION TECHNOLOGY SYSTEMS COULD HAVE AN ADVERSE IMPACT ON RESULTS.

     The Labs Business will depend, in part, on the continued and uninterrupted performance of the Labs Partnership's information technology systems. Sustained system failures or interruptions could disrupt the Labs Partnership's ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. The Labs Partnership's business, results of operations and financial condition could be adversely affected by a system failure.

     The Labs Partnership's computer systems will be vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of the Labs Partnership's servers will be potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite precautions taken by the Labs Partnership, unanticipated problems affecting the Labs Partnership's systems could cause interruption in its information technology systems. The Labs Partnership's insurance policies may not adequately compensate it for any losses that may occur due to any failures in its information technology systems.

CHANGES IN TECHNOLOGY MAY REQUIRE ADDITIONAL INVESTMENT BY THE LABS PARTNERSHIP WHICH COULD REQUIRE SUBSTANTIAL INVESTMENT.

     The technology used in the laboratory services market is constantly undergoing development and change. New technologies or new tests may be developed, or existing technologies or tests refined, which could render the Labs Partnership's existing equipment technologically or economically obsolete. The development of new technologies or new applications for existing technologies may require the Labs Partnership to adapt its existing systems or acquire new systems in order to successfully compete. Due to cost factors, competitive considerations or other constraints, there can be no assurance that the Labs Partnership will be able to acquire or have access to any new or improved equipment that the Labs Partnership may need in order to serve its clients and customers. Any inability of the Labs Partnership to provide adequate technologies may adversely affect the Labs Partnership's business, financial condition and results of operation.

THE LABS PARTNERSHIP IS RELIANT ON KEY PERSONNEL.

     The Labs Partnership's success will largely depend on the skills, experience and effort of its senior management. The loss of services of one or more members of the Labs Partnership's key senior management personnel could significantly weaken the Labs Partnership's management expertise and its ability to deliver its services efficiently and profitably. In addition, the success of the Labs Partnership's laboratories depends on employing or contracting, as the case may be, qualified professionals such as technologists. Currently, there is a shortage of qualified technologists in Canada. While MDS believes that the Labs Partnership will be sufficiently staffed to effectively provide services to patients, the loss of healthcare professionals or the inability to recruit these individuals in the Labs Partnership's markets could adversely affect the Labs Partnership's ability to operate its business efficiently and profitably.

                   ANNUAL MEETING AND OTHER SPECIAL BUSINESS

     At the Meeting, Shareholders will be asked to elect eight directors of Hemosol (see "-- Election of Directors" below) and to appoint E&Y as the auditors of Hemosol (see "-- Appointment of Auditors" below). If the Arrangement Resolution is approved at the Meeting, pursuant to the Arrangement, New Hemosol will become the effective successor to the Blood Products Business as it will hold an approximate 93% general partnership interest in the Blood Products Partnership, to which Hemosol will transfer the Blood Products Business. See "New Hemosol After the Arrangement". If this occurs, the directors and auditors referred to below will become the directors and auditors of New Hemosol. If the Arrangement Resolution is not approved or the Arrangement is not completed for any other reason, the directors and auditors referred to below will be the directors and auditors of Hemosol. Accordingly, it is important that Shareholders consider carefully the matters referred to below.

ELECTION OF DIRECTORS

     The Hemosol Board currently consists of ten directors of which eight will be standing for re-election. All of the eight nominees for election as directors currently act as directors of Hemosol.

                                                                                                          HEMOSOL SHARES
                                                                                                           BENEFICIALLY
                                                                                                        OWNED, DIRECTLY OR
                                                                                       PERIOD OF     INDIRECTLY, CONTROLLED OR
                                                                                      SERVICE AS A          DIRECTED AS
NAME AND OFFICE HELD                   PRESENT PRINCIPAL OCCUPATION                     DIRECTOR        AT MARCH 1, 2004(1)
--------------------                   ----------------------------                   ------------   -------------------------
Edward K. Rygiel.....................  Executive Chairman, MDS Capital                 Since 1987                 nil(2)
Chairman of the Hemosol Board and      Corp. (a health related venture capital firm)
Director                               and Executive Vice President, MDS Inc. (a
                                       health and life sciences company)
George W. Masters....................  Chairman, Yorkton Biocatalyst Inc.              Since 1989              34,786
Vice-Chairman of the Hemosol Board     (a venture capital and management services
and Director                           company)
Lee D. Hartwell......................  President, Chief Executive Officer and          Since 2003               5,000
President, Chief Executive Officer,    Chief Financial Officer of Hemosol
Chief Financial Officer and Director
Mitchell J. Kostuch..................  President, Kostuch Publications                 Since 1987            52,694(4)
Director                               (a publisher of business magazines)
Wilfred G. Lewitt....................  Chairman, MDS Inc.                              Since 1987                 nil(2)
Director
Robert H. Painter....................  Professor Emeritus of Biochemistry              Since 1990              10,192
Director                               and Immunology, Faculty of Medicine,
                                       University of Toronto
C. Robert Valeri.....................  Director of Naval Blood Research                Since 1992              35,283(3)
Director                               Laboratory, Professor of Medicine and
                                       Research, Professor of Surgery, Boston
                                       University School of Medicine
Edward E. McCormack..................  Business Advisor and Independent                Since 2002                 nil
Director                               Director

---------------

Notes:

(1) The respective nominees have furnished the information indicated in this column relating to share ownership.

(2) MDS has a policy which prevents members of management who sit on the boards of directors of corporations in which MDS holds an interest from holding any shares in such corporation, unless such shares were acquired prior to their appointment to such board.

(3) These Hemosol Shares are beneficially owned by Biomedical Innovative Technology, Inc., a corporation controlled by Dr. Valeri.

(4) These Hemosol Shares are beneficially owned as follows: 31,852 Hemosol Shares are held by Mr. Kostuch personally and 20,842 Hemosol Shares are owned by SB Capital Inc., a corporation controlled by Mr. Kostuch.

     The current Hemosol Board has the following standing committees:

     - Audit Committee, the current members of which are Edward McCormack (Chairman), George W. Masters, Mitchell J. Kostuch and Nelson M. Sims;

     - Corporate Governance and Nominating Committee, the current members of which are Wilfred G. Lewitt (Chairman) and Edward K. Rygiel;

     - Human Resources and Compensation Committee, the current members of which are Edward K. Rygiel (Chairman), George W. Masters and R. Ian Lennox;

     - Clinical and Regulatory Committee, the current members of which are George W. Masters (Chairman), Robert H. Painter and C. Robert Valeri;

     - Environmental, Health and Safety Committee, the current members of which are Mitchell J. Kostuch (Chairman) and Edward McCormack;

     - Finance Committee, the current members of which are Wilfred G. Lewitt (Chairman), Mitchell J. Kostuch and R. Ian Lennox; and

     - Marketing Committee, the current members of which are Nelson M. Sims (Chairman) and R. Ian Lennox.

APPOINTMENT OF AUDITORS

     Management proposes to nominate E&Y, Hemosol's present auditors, as auditors of Hemosol to hold office until the next annual meeting of Shareholders. The directors negotiate with the auditors of Hemosol on an arm's length basis in determining the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters dealt with and the time expended by the auditors in providing services to Hemosol. Management believes that the fees negotiated in the past with the auditors of Hemosol have been reasonable and would be comparable to fees charged by other auditors providing similar services.

EXECUTIVE COMPENSATION

     The following table sets forth all annual and long-term compensation earned during the fiscal year ended December 31, 2003 by Hemosol's chief executive officer and each of Hemosol's four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers as of December 31, 2003. Such individuals are hereinafter collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL
                                                     COMPENSATION(1)        LONG-TERM
                                                     ----------------      COMPENSATION       ALL OTHER
                                                     SALARY    BONUS     SECURITIES UNDER    COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR     ($)      ($)     OPTIONS GRANTED(2)       ($)
---------------------------                   ----   -------   ------   ------------------   ------------
John Kennedy(5).............................  2003   101,480   55,000             nil           260,217(8)
President and Chief                           2002   267,800   55,000          30,000            18,000
Executive Officer                             2001   260,000   65,000          30,000            14,400
Lee D. Hartwell(6)..........................  2003   187,815   20,000       1,383,113           128,400(7)
President, Chief                              2002   164,800   20,000          15,000            15,600
Executive Officer and                         2001   160,000   32,000          15,000            12,000
Chief Financial Officer
Michael Mathews (3)(4)......................  2003   201,060      nil         100,000            86,000(7)
Vice President, U.S                           2002   201,600   20,000          15,000            15,600
Operations                                    2001   200,000   16,700          41,250            12,000
Lee Ann Malcolm(4)(9).......................  2003   150,000      nil             nil            85,300(7)
Vice President,                               2002   150,000   20,000          15,000            15,600
Marketing                                     2001   144,711   29,000          15,000            11,770
Dr. David Bell(6)...........................  2003   175,100   20,000         691,556           115,278(7)
Vice President,                               2002   175,100   20,000          15,000            15,600
Drug Development and                          2001   170,000   34,000          15,000            12,000
Regulatory Affairs

---------------

Notes:

(1) The value of perquisites and benefits for each Named Executive Officer is less than the lesser of $50,000 and 10% of total annual salary and bonus.

(2) Hemosol has not issued any stock appreciation rights or made any payouts in respect of long-term incentive plans.

(3) Michael Mathews was appointed Vice President, U.S. Operations effective August 7, 2001. On December 11, 2003, the Hemosol Board conditionally granted 100,000 Hemosol Options to Mr. Mathews. This grant is subject to Shareholder and regulatory approval -- see "-- Ratification of Conditional Grants of Options".

(4) Michael Mathews and Lee Ann Malcolm are paid in U.S. dollars. Accordingly, all amounts shown for Mr. Matthews and Ms. Malcolm are in U.S. dollars.

(5) In May 2003, John Kennedy, Hemosol's then President and Chief Executive Officer, took a medical leave of absence for an indeterminate period of time. Mr. Kennedy subsequently passed away on June 4, 2003 and Lee Hartwell, Hemosol's Chief Financial Officer, was appointed President and Chief Executive Officer while also maintaining his position as Chief Financial Officer.

(6) On October 29, 2003, the Hemosol Board conditionally granted 1,383,113 Hemosol Options to Mr. Hartwell and 691,556 Hemosol Options to Dr. Bell. These grants are subject to Shareholder and regulatory approval -- see "-- Ratification of Conditional Grants of Options".

(7) As part of the efforts undertaken by Hemosol in April 2003 to scale back operations, reduce cash burn and provide the greatest flexibility, working notice was provided to substantially all employees and a retention program was implemented for a core group of senior personnel. Under this retention program, Mr. Hartwell received a payment of $112,800, Mr. Matthews received a payment of US$70,400, Ms. Malcolm received a payment of US$69,700, and Dr. Bell received a payment of $99,678. Each of these named officers also received an automobile allowance in the amount of $15,600.

(8) Mr. Kennedy received an automobile allowance in the amount of $8,031 and a death benefit in the amount of $252,186 was paid to Mr. Kennedy's widow.

(9) On April 7, 2003, Hemosol gave Lee Ann Malcolm working notice of termination of her employment. The notice period for Ms. Malcolm expired on December 31, 2003.

     The following table indicates the Hemosol Options granted during the financial year ended December 31, 2003 to the Named Executive Officers.

                                       OPTION GRANTS DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2003
                       ------------------------------------------------------------------------------------------------
                                        PERCENTAGE OF TOTAL                        MARKET VALUE OF
                       HEMOSOL SHARES   OPTIONS GRANTED TO                        HEMOSOL SHARES ON
                       UNDER OPTIONS       EMPLOYEES IN        EXERCISE PRICE      DATE PRECEDING
NAME                      GRANTED         FINANCIAL YEAR      ($/HEMOSOL SHARE)     ISSUANCE ($)       DATE OF EXPIRY
----                   --------------   -------------------   -----------------   -----------------   -----------------
John Kennedy.........      nil              nil                  nil                 nil                     nil
Lee D. Hartwell......     1,383,113(1)         39.1                 0.90                0.80          October 29, 2013
Michael Matthews.....       100,000(1)          2.8                 1.60                1.60          December 11, 2013
Lee Ann Malcolm......      nil              nil                  nil                 nil                     nil
Dr. David Bell.......       691,556(1)         19.5                 0.90                0.80          October 29, 2013

---------------

Note:

(1) These Hemosol Options were granted as part of a total of 3,541,225 Hemosol Options granted by the Hemosol Board during the year ended December 31, 2003. These grants remain subject to Shareholder and regulatory approval. See "Annual Meeting and Other Special Business -- Ratification of Conditional Grants of Options".

     The following table indicates the Hemosol Options exercised during the financial year ended December 31, 2003 by each of the Named Executive Officers and the value of Hemosol Options unexercised at year end.

            AGGREGATE HEMOSOL OPTIONS EXERCISED DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2003 AND FINANCIAL YEAR END OPTION VALUES

                                                                                               VALUE OF
                                                                                             UNEXERCISED
                                                                       UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                       OPTIONS AT            AT FINANCIAL
                                HEMOSOL SHARES                     FINANCIAL YEAR END:      YEAR END(1)($)
                                 ACQUIRED ON     AGGREGATE VALUE      EXERCISABLE/           EXERCISABLE/
NAME                               EXERCISE       REALIZED ($)        UNEXERCISABLE        UNEXERCISABLE(2)
----                            --------------   ---------------   -------------------   --------------------
John Kennedy..................    nil               nil                237,74,878              nil
Lee D. Hartwell...............    nil               nil            93,977/1,414,136(3)      0/926,686
Michael Matthews..............    nil               nil             34,138/122,113(4)          nil
Lee Ann Malcolm...............    nil               nil               59,217/33,685            nil
Dr. David Bell................    nil               nil             81,361/709,001(5)       0/463,342

---------------

Notes:

(1) Based upon the $1.57 closing price of Hemosol Shares on the TSX on December 31, 2003 (the "Closing Price").

(2) The values cited were calculated by multiplying the difference between the Closing Price and the exercise price of the in-the-money options by the total number of in-the-money options held. All in-the-money options were unexercisable at financial year end.

(3) On October 29, 2003, the Hemosol Board granted 1,383,113 Hemosol Options to Mr. Hartwell, subject to Shareholder and regulatory approval -- see "-- Ratification of Conditional Grants of Options". Under the terms of the Arrangement, Mr. Hartwell will be issued a total of 1,383,113 New Hemosol Options to replace the 1,508,113 Hemosol Options currently held by him.

(4) On December 11, 2003, the Hemosol Board granted 100,000 Hemosol Options to Mr. Mathews, subject to Shareholder and regulatory approval -- see "-- Ratification of Conditional Grants of Options". Under the terms of the Arrangement, Mr. Mathews will be issued a total of 100,000 New Hemosol Options to replace the 156,250 Hemosol Options currently held by him.

(5) On October 29, 2003, the Hemosol Board granted 691,556 Hemosol Options to Dr. Bell, subject to Shareholder and regulatory approval -- see "-- Ratification of Conditional Grants of Options". Under the terms of the Arrangement, Dr. Bell will be issued a total of 691,556 New Hemosol Options to replace the 790,463 Hemosol Options currently held by him.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

COMPOSITION OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

     The Human Resources and Compensation Committee (the "Human Resources and Compensation Committee") of the Hemosol Board during the most recently completed financial year was comprised of three non-employee directors. Its members were Edward K. Rygiel (Chairman), George W. Masters and R. Ian Lennox.

REPORT ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee's responsibilities include the determination of overall company salary objectives in addition to determining the compensation of its executive officers. In establishing salary objectives for executive officers, the Human Resources and Compensation Committee seeks to accomplish the following goals:

     (a) to motivate executives to achieve important corporate and personal performance objectives and reward them when such objectives are met;

     (b) to recruit and subsequently retain highly qualified executive officers by offering overall compensation which is competitive with that offered for comparable positions in other biotechnology companies; and

     (c) to align the interests of executive officers with the long-term interests of shareholders through participation in the Hemosol Stock Option Plan.

     Currently,  Hemosol's  executive  compensation  package  consists  of   the
following components: base salary, annual incentive bonuses and long-term incentives in the form of Hemosol Options.

     Base salaries for executive officers are determined by evaluating the responsibilities inherent in the position held and the individual's experience and past performance, as well as by reference to the competitive marketplace for management talent at other publicly held, development-stage biotechnology companies. The Human Resources and Compensation Committee refers to industry, local and national surveys, prepared for the most part by independent consultants.

     The Hemosol Board approves annual corporate objectives and these, along with personal performance goals, are used by the Human Resources and Compensation Committee for the purpose of determining annual incentive bonuses, giving due consideration to Hemosol's stage of development. At the end of each year, actual performance against these objectives and goals is measured. The assessment of whether Hemosol's corporate objectives for the year have been met includes, but is not limited to, considering the quality and measured progress of Hemosol's research and development projects, corporate alliances and similar relationships. The maximum annual bonus for any executive officer other than Hemosol's chief executive officer has been set at 35% of base salary. Bonus payments at this level would reflect extraordinary personal achievement and Hemosol's attainment of all corporate objectives for the year under review.

     A portion of executive compensation is aligned with growth in share value. Hemosol Options are awarded to executive officers at the commencement of employment and annually on meeting individual objectives. Hemosol Options are granted to reward individuals for current performance, expected future performance and value to Hemosol.

     The principles described above apply to the determination of the compensation of all executive officers, including Hemosol's chief executive officer. The Human Resources and Compensation Committee acts alone when considering the compensation of Hemosol's chief executive officer; however, the chief executive officer assists the Human Resources and Compensation Committee in assessing the performance of all other executive officers.

     The   Human  Resources   and  Compensation  Committee   reports  and  makes
recommendations to the Hemosol Board with respect to compensation.

     Presented by the Human Resources and Compensation Committee:

Edward K. Rygiel
George W. Masters
R. Ian Lennox

PERFORMANCE GRAPH

     The following graph compares Hemosol's total shareholder return since December 31, 1998 to December 31, 2003 against the return on the TSX Biotechnology and Pharmaceuticals Index for the same period(1).

                              (PERFORMANCE GRAPH)

-----------------------------------------------------------------------------------------------------
                        31-DEC-98    31-DEC-99    29-DEC-00(2)    31-DEC-01    31-DEC-02    31-DEC-03
-----------------------------------------------------------------------------------------------------
 HEMOSOL INC.              100          261           180             56           28           75
 TSX BIOTECH INDEX         100          127           105            115           57           98

Notes:

(1) Hemosol has paid no dividends to date on the Hemosol Shares. The TSX Biotech and Pharmaceuticals Index is the total index return, including dividends reinvested.

(2)  The last trading day of 2000 was December 29.

DIRECTORS' COMPENSATION

     Directors generally are compensated for their services through a combination of retainer fees and meeting attendance fees. Directors receive an annual retainer fee of $10,000 and an attendance fee of $750 for each meeting attended. In addition, committee members are paid $2,000 per annum as compensation for services rendered to the committees on which they serve (collectively, the "Directors' Compensation"). Any member of the Hemosol Board who is also an executive officer of Hemosol does not receive compensation as a director of Hemosol. During the year ended December 31, 2003, Directors' Compensation with an aggregate value of $242,591 was paid. Directors are reimbursed for expenses incurred to attend meetings of the Hemosol Board and committees. As members of Hemosol's scientific advisory board, Messrs. Robert H. Painter and C. Robert Valeri each received $1,000 per month from Hemosol in connection with their work as members of the scientific advisory board. Historically, each director was awarded 5,000 Hemosol Options upon joining the Hemosol Board and all directors were awarded an additional 5,000 options in 2000. Each of Messrs. Nelson M. Sims and Edward E. McCormack was awarded 10,000 Hemosol Options upon joining the Hemosol Board. Mr. Nelson M. Sims joined in May 2001 and Mr. Edward E. McCormack joined in December 2002. For the year ended December 31, 2003, 6,000 Hemosol Options were awarded to each of Messrs. George
W. Masters, Mitchell J. Kostuch, Edward McCormack, Robert H. Painter and C. Robert Valeri as partial compensation for their efforts as independent and unrelated directors. These Hemosol Options were part of a larger pool of 775,000 Hemosol Options granted subject to Shareholder and regulatory approval. Future Hemosol Options grants to the directors will be reviewed in the context of overall corporate performance.

     Commencing with the second quarter of 2003, the directors agreed unanimously to defer the payment of all Directors' Compensation until Hemosol's financial condition had stabilized. Accordingly, all Directors' Compensation related to activities beginning on April 1, 2003 was accrued by Hemosol and paid in full in February 2004.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     MDS is an insider of Hemosol by virtue of its ownership of more than 10% of the Hemosol Shares, as described above under "General Proxy Matters -- Voting Securities and Principal Holders Thereof".

CORPORATE GOVERNANCE

     In February 1995, the TSX approved a report of its committee on corporate governance, including a recommendation that companies incorporated in Canada and listed on the TSX be obligated to respond to the fourteen guidelines set out in the report. The Hemosol Board has reviewed these guidelines and believes that its corporate governance practices continue to be generally consistent with those set out in the report of the TSX's committee on corporate governance.

     Details of Hemosol's corporate governance practices and the responsibilities of the Hemosol Board as well as the practices to be adopted by the board of directors of New Hemosol, with reference to the report's guidelines, are addressed below. In this section, reference to the "Hemosol Board" shall include reference to the board of directors of New Hemosol and reference to "Hemosol" shall include reference to New Hemosol as well as the Blood Products Partnership.

                  GUIDELINE                                        HEMOSOL'S PRACTICE
                  ---------                                        ------------------
1.      The  Hemosol  Board  should explicitly
assume responsibility for  stewardship of  the
corporation, and specifically:
     (i)   adopt a strategic planning process,       A  strategic planning process is in effect and
                                                     at least one  board meeting each  year is  set
                                                     aside    to    review    strategic   planning.
                                                     Additionally, strategic  issues  are  reviewed
                                                     from time to time by the Hemosol Board.
     (ii)    identify principal  risks  of the       The principal risks to Hemosol's business  are
           business  and implement  systems of       identified in the 2002 Annual Information Form
           risk management,                          filed by Hemosol under the heading  "Narrative
                                                     Description  of the Business -- Risk Factors".
                                                     Senior  management  actively  addresses  these
                                                     risks,  and the Hemosol  Board, at its regular
                                                     meetings, receives  and reviews  reports  from
                                                     management on its assessment and management of
                                                     these risks.
     (iii)  provide  for  succession planning,       The CEO has, pursuant  to the Hemosol  Board's
           including  appointing, training and       instruction, developed a  succession plan  for
           monitoring senior management,             senior  management which has  been approved by
                                                     the Hemosol  Board. Succession  planning  with
                                                     respect  to senior management  is a continuing
                                                     responsibility   of    the   CEO,    involving
                                                     participation   by  the  Human  Resources  and
                                                     Compensation Committee of  the Hemosol  Board.
                                                     Senior   management  is  responsible  for  the
                                                     evaluation   and   succession   planning    of
                                                     positions reporting to them.
     (iv) communications policy,                     The  public disclosure of  Hemosol is designed
                                                     such  that  required,  effective  and   timely
                                                     communication   about  its  business  is  made
                                                     available  to  shareholders,  members  of  the
                                                     public  and  media. Hemosol  routinely obtains
                                                     expert external advice to assist in  effective
                                                     and proper disclosure.
     (v)   the integrity of Hemosol's internal       Senior management has the primary
           control and management  information       responsibility for Hemosol's internal controls
           systems.                                  and  management  information  systems. Through
                                                     the Audit  Committee  of  the  Hemosol  Board,
                                                     which  meets with Hemosol's external auditors,
                                                     the Hemosol  Board  assesses the  strength  of
                                                     these controls.

                  GUIDELINE                                        HEMOSOL'S PRACTICE
                  ---------                                        ------------------
2.    The Hemosol  Board should be constituted       For the purpose  of the  report, an  unrelated
with  a majority of individuals who qualify as       director  is   one  who   is  independent   of
unrelated directors.                                 management  and free from any interest and any
                                                     business or other relationship which could, or
                                                     could reasonably be  perceived to,  materially
                                                     interfere  with the director's  ability to act
                                                     in the  best  interests  of  the  corporation,
                                                     other  than interests or relationships arising
                                                     from shareholding.
                                                     The board  of directors  of New  Hemosol  will
                                                     initially    consist   of   eight   directors.
                                                     Excluding  the   CEO,  the   remaining   seven
                                                     directors will be unrelated within the meaning
                                                     of  the report, and  accordingly, the board of
                                                     directors of New  Hemosol will be  constituted
                                                     with a majority of unrelated directors.
3.     In  the case  of  a corporation  with a       The report defines  a significant  shareholder
significant  shareholder, disclose whether the       as "a shareholder with the ability to exercise
Hemosol  Board   is   constituted   with   the       a  majority of  the votes for  the election of
appropriate number of directors which are  not       the board of directors". Hemosol does not have
related  to  either  the  corporation  or  the       a significant shareholder. For the year  ended
significant shareholder.                             December  31, 2003, four  of the ten directors
                                                     were employed by MDS which holds approximately
                                                     11.7% of the  outstanding Hemosol Shares.  Two
                                                     of  New Hemosol's  directors will  be employed
                                                     by, or representatives of, MDS.
4.   Appoint a committee of directors composed       Hemosol's Corporate Governance and  Nominating
exclusively  of  outside,  i.e. non-management       Committee  (see   description   of   Corporate
directors,  a majority  of whom  are unrelated       Governance  and  Nominating  Committee   under
directors, responsible for the appointment and       guideline  number  nine)  is  responsible  for
assessment of directors.                             nominating individuals  for  consideration  by
                                                     the Hemosol Board as directors. This committee
                                                     does  not have  formal responsibility  for the
                                                     assessment of  individual directors  following
                                                     their appointment to the Hemosol Board.
5.     Implement a  process for  assessing the       See description  of Corporate  Governance  and
effectiveness   of  the   Hemosol  Board,  its       Nominating Committee  under  guideline  number
committees and individual directors.                 nine.
6.      Provide an  orientation  and education       Hemosol does not have a formal orientation and
program for new directors.                           education program for new directors.  However,
                                                     all of the current directors have been members
                                                     of the Hemosol Board for several years and are
                                                     well versed in the business of Hemosol.
7.    Examine  the size of  the Hemosol Board,       The Hemosol  Board presently  consists of  ten
with specific reference to its effectiveness.        members  with varying  business and scientific
                                                     backgrounds, suitable to Hemosol's  interests,
                                                     of  which  only  eight  will  be  standing for
                                                     re-election at the Meeting. Upon completion of
                                                     the Plan  of  Arrangement, the  newly  elected
                                                     directors of Hemosol will become the directors
                                                     of New Hemosol.
8.   Review compensation of directors in light       The Human Resources and Compensation Committee
of risks and responsibilities.                       has  a mandate to review  and recommend to the
                                                     Hemosol   Board    directors'    remuneration.
                                                     Remuneration   was  first  paid  to  Hemosol's
                                                     directors in 1994,  based on several  factors,
                                                     including time

                  GUIDELINE                                        HEMOSOL'S PRACTICE
                  ---------                                        ------------------
                                                     commitments  and  emoluments  to  directors of
                                                     similar organizations.
9.   Committees  should generally be  composed       Hemosol  has  seven  standing  committees,  as
of only outside directors, a majority of  whom       follows:
are unrelated directors.
                                                     The  Audit Committee is  composed of unrelated
                                                     directors.  Its  mandate  is  to  review   the
                                                     financial statements, including the format and
                                                     content of the statements before submission to
                                                     the  Hemosol Board, to  review the adequacy of
                                                     Hemosol's internal control procedures, and  to
                                                     approve  the external audit program and assess
                                                     the results  thereof with  management and  the
                                                     auditors.   In  fulfilling   its  mandate,  in
                                                     addition to  meeting jointly  with  management
                                                     and   the   auditors,   the   committee  meets
                                                     independently with the auditors.
                                                     The Human Resources and Compensation Committee
                                                     is composed of unrelated directors. It reviews
                                                     Hemosol's  overall  compensation  program  and
                                                     corporate   succession  plans  at  the  senior
                                                     management level.  It has  responsibility  for
                                                     reviewing  and  recommending  to  the  Hemosol
                                                     Board,  for  its  approval,  the  compensation
                                                     programs   for  both   senior  management  and
                                                     directors. Its mandate also includes reviewing
                                                     management compensation policies and  benefits
                                                     and reviewing the overall quality of Hemosol's
                                                     human resources program.
                                                     The   Corporate   Governance   and  Nominating
                                                     Committee is composed of unrelated  directors.
                                                     Its   mandate   is   to   recommend  effective
                                                     governance systems for  Hemosol and to  advise
                                                     the   Hemosol  Board  on  the  application  of
                                                     existing corporate  governance principles,  to
                                                     assess  the effectiveness of the Hemosol Board
                                                     and to assess,  review and recommend  nominees
                                                     for  directorships. It is also responsible for
                                                     administering the Hemosol Board's relationship
                                                     with management  and  acting as  a  forum  for
                                                     governance  issues and related concerns of any
                                                     director.
                                                     The Finance Committee is composed of unrelated
                                                     directors.  Its  mandate  is  to  review   all
                                                     proposed financing arrangements and to provide
                                                     recommendations  to the  Hemosol Board  on all
                                                     material   financial   matters   relating   to
                                                     Hemosol.
                                                     The   Marketing  Committee   is  comprised  of
                                                     unrelated directors. Its mandate is to  ensure
                                                     that Hemosol's marketing effort is
                                                     appropriately   directed  and   resourced  for
                                                     success in a competitive market. The marketing
                                                     committee assumes responsibility for reviewing
                                                     and  approving:  the  annual  marketing  plan;
                                                     ongoing  plan  adjustments (if  required); the
                                                     marketing management succession plan; and  the
                                                     marketing   resource  allocation  (people  and
                                                     budget).

                  GUIDELINE                                        HEMOSOL'S PRACTICE
                  ---------                                        ------------------
                                                     The  Research  and  Regulatory  Committee   is
                                                     composed   of   unrelated  directors.   It  is
                                                     responsible for oversight, at the board level,
                                                     of Hemosol's  research  programs.  It  assists
                                                     Hemosol  in  monitoring  appropriate processes
                                                     for the review  and approval  of the  clinical
                                                     development program.
                                                     It   also  reports  any   concerns  or  issues
                                                     relating  to  either  Hemosol's  research   or
                                                     clinical  development programs  to the Hemosol
                                                     Board.
                                                     The Environmental Health and Safety  Committee
                                                     is   composed  of   unrelated  directors.  Its
                                                     mandate   is    to   monitor    the    written
                                                     environmental policy of Hemosol and to oversee
                                                     the  environmental  protection  program  which
                                                     addresses  issues  such  as  compliance   with
                                                     environmental   laws  and   regular  reporting
                                                     procedures.  Its  mandate   also  includes   a
                                                     reporting  procedure whereby any environmental
                                                     concerns, including spills and discharges, are
                                                     brought to the attention of the Hemosol Board.
                                                     In addition  to  its  formal  committees,  the
                                                     Hemosol Board also strikes committees on an ad
                                                     hoc basis to address specific requirements and
                                                     Hemosol   also   assigns   responsibility   to
                                                     individual Hemosol  Board  members to  act  as
                                                     liaison,  between the Hemosol Board as a whole
                                                     and management, in  specific areas,  including
                                                     ethics.
10.   Assume  or   assign  responsibility  for       See description  of the  Corporate  Governance
corporate governance issues.                         and   Nominating  Committee   under  guideline
                                                     number nine.
11. Define  management's responsibilities  and       The    Hemosol   Board    has   the   ultimate
approve corporate objectives to be met by  the       responsibility  for supervising the management
CEO.                                                 of Hemosol. Management brings to the attention
                                                     of  the  Hemosol  Board  for  discussion   and
                                                     direction  all matters  which are  outside the
                                                     day-to-day operations  of  Hemosol,  or  which
                                                     would  represent  a  material  deviation  from
                                                     Hemosol's  business   plan  or   budget.   The
                                                     business  plan and budget are both approved by
                                                     the Hemosol  Board. Additionally,  the  annual
                                                     objectives   of  the  CEO   are  reviewed  and
                                                     approved by the Hemosol Board.
12. Establish  structures  and  procedures  to       For  several years, the  office of Chairman of
enable   the   Hemosol   Board   to   function       the Hemosol Board has been separated from that
independently  of  management.  An appropriate       of the CEO and has been filled by a person who
structure would be to  appoint a chairman  who       is not a member of management.
is not a member of management.
13.  The audit committee should be composed of       See description of  the Audit Committee  under
outside  directors  and its  role specifically       guideline number nine.
defined.
14. Implement  a system  to enable  individual       In  concert  with  their  overall  duties  and
directors  to  engage  outside  advisors,   at       obligations as directors, individual directors
Hemosol's expense.                                   may  engage  outside  advisers,  at  Hemosol's
                                                     expense, subject  to  approval  by  the  Human
                                                     Resources and Compensation Committee.

DIRECTORS' AND OFFICERS' INSURANCE

     Hemosol maintains liability insurance for its directors and officers. An aggregate annual premium of approximately $630,720 was paid by Hemosol for such insurance in 2003 and no part of the premium was paid by the directors or officers of Hemosol. The aggregate insurance coverage under the policy is limited to $10 million per year. Hemosol is liable to reimburse the insurer $250,000 for each claim made under the policy.

RATIFICATION OF CONDITIONAL GRANTS OF OPTIONS

     At the Meeting, Shareholders will also be asked to consider and, if deemed advisable, approve a resolution described below relating to an amendment to the Hemosol Stock Option Plan in order to ratify the conditional grant of 2,766,225 Hemosol Options on October 29, 2003 and 775,000 Hemosol Options on December 11, 2003 under the Hemosol Stock Option Plan.

     During 2003, Hemosol considered various compensation arrangements to ensure the retention of key personnel in light of its financial resources and the challenges that it faced and the Hemosol Board conditionally granted options with exercise prices of $0.09 and $1.60 per Hemosol Share under the Hemosol Stock Option Plan as part of such retention arrangements as most of the existing Hemosol Options at such time had exercise prices that were significantly higher and were out-of-the-money. As part of the Arrangement, subject to Shareholder ratification and the consent of the relevant holder, such conditional options will replace, in effect, such existing options.

     On October 29, 2003, the Hemosol Board conditionally approved the grant of an aggregate of 2,766,225 Hemosol Options to Lee Hartwell, Hemosol's President, Chief Executive Officer and Chief Financial Officer, Dirk Alkema, Hemosol's Vice President, Operations and David Bell, Hemosol's Vice President, Discovery, which options (a) may be exercised to purchase Hemosol Shares at an exercise price of $0.90 per share, (b) will fully vest on October 29, 2004 and (c) will otherwise be subject to the terms and conditions of the Hemosol Stock Option Plan. In addition, on December 11, 2003, the Hemosol Board conditionally approved the grant of an aggregate of up to 775,000 Hemosol Options, of which an aggregate of 144,000 Hemosol Options were granted to Hemosol's directors and the remaining approximately 631,000 Hemosol Options were granted to Hemosol's employees and service providers. All of the 775,000 Hemosol Options may be exercised to purchase Hemosol Shares at an exercise price of $1.60 per share and will be subject to the terms and conditions of the Hemosol Stock Option Plan. All of these Hemosol Options were conditionally approved subject to approval of the Hemosol Stock Option Plan Amendment by the Shareholders and regulatory approval.

     The conditional Hemosol Options described above form part of the Specified Hemosol Options and will be dealt with under the Arrangement as described under "The Arrangement -- Treatment of Hemosol Options in Connection with the Arrangement". In connection with the Arrangement, the holders of such conditional Hemosol Options will be asked to consent to the replacement of all of their Hemosol Options (including the conditional Hemosol Options) with New Hemosol Options to replace only the conditional Hemosol Options. If they do not so consent, such holders will receive New Hemosol Options to replace only their Hemosol Options that are not part of the conditional Hemosol Options. Assuming the relevant consents are obtained, it is expected that a total of approximately 4,000,000 New Hemosol Options will be issued to replace the approximately 5,000,000 outstanding Hemosol Options granted pursuant to the Hemosol Stock Option Plan (including the conditional Hemosol Options).

     The grant of the conditional Hemosol Options described above require the ratification of the Shareholders as such grants resulted in the number of Hemosol Shares reserved for issuance under the Hemosol Stock Option Plan being in excess of the maximum number allowable thereunder at the relevant times.

     At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to approve the following resolution to approve the Hemosol Stock Option Plan Amendment in order to ratify the conditional grant of 2,766,225 Hemosol Options on October 29, 2003 and 775,000 Hemosol Options on December 11, 2003:

     "BE IT RESOLVED as an ordinary resolution of the Shareholders of Hemosol that, subject to regulatory approval, the Hemosol Stock Option Plan
     Amendment, as more particularly described in the Management Information Circular dated March 10, 2004, be and the same is hereby approved."

     In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. The persons named in the enclosed form of proxy, if named as proxy, intend to vote for the approval of the Hemosol Stock Option Plan Amendment.

APPROVAL OF NEW HEMOSOL STOCK OPTION PLAN

     At the Meeting, Shareholders will be asked to consider and, if deemed advisable, approve the adoption by New Hemosol of the New Hemosol Stock Option Plan which will authorize the New Hemosol Board to issue stock options to directors, officers, employees or other service providers of New Hemosol and its subsidiaries or affiliated entities, including the Blood Products Partnership. The New Hemosol Stock Option Plan is described under "New Hemosol After the Arrangement -- New Hemosol Stock Option Plan" in this Circular, and a copy thereof is set out in Annex F to this Circular.

     At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to approve the following resolution to approve the adoption of the New Hemosol Stock Option Plan:

     "BE IT RESOLVED, as of the Effective Date, as an ordinary resolution of the Shareholders of New Hemosol that subject to regulatory approval, the New Hemosol Stock Option Plan, as more particularly described in the Management Information Circular dated March 10, 2004, be and the same is hereby approved."

     In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. The persons named in the enclosed form of proxy, if named as proxy, intend to vote for the approval of the adoption of the New Hemosol Stock Option Plan.

APPROVAL OF AMENDED AND RESTATED LABCO BY-LAWS

     At the Meeting, Shareholders will be asked to consider and, if deemed advisable, approve the adoption by Labco of the Amended and Restated Labco By-Laws as set out in Annex M to this Circular.

     At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to approve the following resolution to approve the Amended and Restated Labco By-Laws:

     "BE IT RESOLVED, as of the Effective Date, as an ordinary resolution of the Shareholders of Hemosol that the Amended and Restated Labco By-Laws, as more particularly described in the Management Information Circular dated March 10, 2004, be and the same is hereby approved."

     In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. The persons named in the enclosed form of proxy, if named as proxy, intend to vote for the approval of the Amended and Restated Labco By-Laws.

                             GENERAL PROXY MATTERS

PURPOSE OF THE MEETING

     The purpose of the Meeting is that Securityholders consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution to approve the Arrangement under section 182 of the OBCA, and that Shareholders (i) receive and consider the annual financial statements of Hemosol and the report of the directors and auditors thereon, (ii) elect the directors of Hemosol,
(iii) appoint the auditors of Hemosol and authorize the directors to fix their remuneration, (iv) consider and, if deemed advisable, pass, with or without variation, a resolution approving the Hemosol Stock Option Plan Amendment, (v) if the Arrangement Resolution is passed, consider and, if deemed advisable, pass, with or without variation, a resolution approving the New Hemosol Stock Option Plan and (vi) if the Arrangement Resolution is passed, consider and, if deemed advisable, pass, with or without variation, a resolution approving the Amended and Restated Labco By-Laws.

DATE, TIME AND PLACE OF MEETING

     The Meeting will be held on Tuesday, the 20th day of April, 2004 commencing at 10:00 a.m. (Toronto time) at the TSX Broadcast Centre, Gallery Room, 130 King Street West, Toronto, Ontario.

SOLICITATION OF PROXIES

     THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF HEMOSOL FOR USE AT THE MEETING FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. Securityholders are requested to execute and return the appropriate form of proxy in the envelope provided for that purpose. Shareholders are asked to complete and deliver the form of proxy printed on blue paper. Eligible Convertible Securityholders are asked to complete and deliver the form of proxy printed on green paper. Persons holding both Hemosol Shares and Eligible Convertible Securities are requested to complete and deliver both the blue and green forms of proxy.

     To be effective, proxies must be validly executed (if a Securityholder is not an individual, it must have the proxy executed by a duly authorized officer or properly appointed attorney) and received either by mail or delivery addressed to Computershare Trust Company of Canada, at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or to the Secretary of Hemosol at the offices of Hemosol at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9 or by facsimile to Computershare toll-free at 1-866-249-7775 (or in the Toronto area at (416) 263-9524), in each case before 5:00 p.m. (Toronto time) on April 16, 2004 or, if the Meeting is adjourned or postponed, 48 hours (excluding
Saturdays, Sundays and holidays) before the time the adjourned Meeting is reconvened or the postponed Meeting is convened. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) thereof. An undated but executed proxy will be deemed to be dated as of the date of this Circular.

     It is expected that the solicitation of proxies will be primarily by mail, but proxies may also be solicited personally by regular employees of Hemosol for which no additional compensation will be paid. The cost of preparing, assembling and mailing this Circular, the Notice of Meeting, the form of proxy and any other material relating to the Meeting has been or will be borne by Hemosol, subject to reimbursement by MDS of certain fees and expenses, as discussed in detail in "The Arrangement -- Expenses of the Arrangement". Hemosol will reimburse brokers and other entities for costs incurred by them in mailing soliciting materials to the beneficial owners of Hemosol Securities.

APPOINTMENT OF PROXYHOLDER

     The persons named in the accompanying form of proxy are representatives of management of Hemosol and are directors or officers of Hemosol. A Securityholder has the right to appoint a person (who need not be a Securityholder) to represent the Securityholder at the Meeting other than the persons designated in the accompanying form of proxy. Such right may be exercised by inserting the name of such person in the blank space provided in the form of proxy.

NON-REGISTERED HOLDERS

     Only registered Securityholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting. A person who beneficially owns Hemosol Securities through an intermediary such as a bank, trust company, securities dealer, broker, trustee or administrator (an "Intermediary") is not a registered Securityholder (a "Non-Registered Holder").

     In accordance with applicable securities laws, Hemosol is distributing copies of the Meeting Materials to clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

     (a) be sent by the Intermediary a pre-signed form of proxy for the number of Hemosol Securities beneficially owned by the Non-Registered Holder, which must be completed by the Non-Registered Holder; or

     (b) receive a request for voting instruction form which must be completed and signed by the Non-Registered Holder.

     The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Hemosol Securities they beneficially own. Every Intermediary has its own mailing procedures and provides its own signing and return instructions. Non-Registered Holders should carefully follow the instructions of their Intermediaries to ensure that their Hemosol Securities are voted at the Meeting.

     Should a Non-Registered Holder who receives either a proxy or a voting instruction form from its Intermediary wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the instructions on the form.

REVOCATION OF PROXY

     In addition to revocation in any other manner permitted by law, a Securityholder who has given a proxy may revoke the proxy by depositing an instrument in writing executed by the Securityholder or the Securityholder's attorney authorized in writing (i) at the executive offices of Hemosol at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9, addressed to the attention of the Secretary, at any time up to and including the last business day preceding the date of the Meeting, or any postponement(s) or adjournment(s) thereof, or
(ii) with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) thereof.

     A Non-Registered Holder must comply with the applicable requirements of its Intermediary in order to revoke voting instructions. Generally, a Non-Registered Holder may revoke a voting instruction form or a form of waiver of the right to receive the Meeting Materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or a form of waiver of the right to receive Meeting Materials and to vote that is not received by the Intermediary prior to a certain period specified by such Intermediary.

EXERCISE OF VOTE BY PROXY

     Hemosol Securities represented by properly executed proxies will be voted in accordance with the instructions of the Securityholder on any ballot that may be called for (provided that Securityholders who are not also Shareholders will only be eligible to vote and appoint a proxyholder in respect of the Arrangement Resolution) and, if the Securityholder specifies a choice with respect to any matter to be acted upon at the Meeting, Hemosol Securities represented by properly executed proxies will be voted accordingly. IF NO CHOICE IS SPECIFIED WITH RESPECT TO SUCH MATTER, THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR: (I) THE ELECTION OF THE MANAGEMENT NOMINEES AS DIRECTORS OF HEMOSOL; (II) THE APPOINTMENT OF E&Y AS AUDITORS OF HEMOSOL AND THE
AUTHORIZATION OF THE  HEMOSOL BOARD  TO FIX  THE REMUNERATION  OF THE  AUDITORS;
(III) THE APPROVAL OF THE HEMOSOL STOCK OPTION PLAN AMENDMENT; (IV) THE APPROVAL OF THE ARRANGEMENT RESOLUTION; (V) THE APPROVAL OF THE NEW HEMOSOL STOCK OPTION PLAN; AND (VI) THE APPROVAL OF THE AMENDED AND RESTATED LABCO BY-LAWS. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. At the date of this Circular, the management of Hemosol knows of no such amendments, variations or other matters to come before the Meeting, other than the matters referred to in the Notice of Meeting.

QUORUM, RECORD DATE AND ENTITLEMENT TO VOTE

     The presence, in person or by proxy, of Shareholders holding at least 20% of the total number of the issued Hemosol Shares is necessary for a quorum at the Meeting. The Hemosol Board has fixed the close of business on March 17, 2004 as the record date for the purpose of determining the Securityholders entitled to receive notice of, and to vote at, the Meeting. The failure of any Securityholder to receive notice of the Meeting does not deprive the Securityholder of a vote at the Meeting. A person who has acquired Hemosol Securities after the record date is entitled to vote those Securities at the Meeting upon producing properly endorsed share certificates, or otherwise establishing ownership to the securities, and requesting the inclusion of his, her or its name in the list of securityholders not less than ten days before the date of the Meeting.

     At the Meeting, Shareholders will be entitled to one vote per Hemosol Share, Eligible Convertible Securityholders (other than Broker Optionholders) will be entitled to one vote per Eligible Convertible Security and Broker Optionholders will be entitled to one and one-half votes per Broker Option.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As at March 10, 2004 the following Hemosol Securities were issued and outstanding:

     (a)  56,145,583 Hemosol Shares and no Hemosol Special Shares;

     (b) 4,225,891 Eligible Convertible Securities (other than Broker Options); and

     (c)  392,090 Broker Options.

     At the Meeting, Hemosol Shareholders will be entitled to an aggregate of 56,145,583 votes and Eligible Convertible Securityholders will be entitled to an aggregate of 4,617,981 votes.

     To the knowledge of the directors and officers of Hemosol, the only person or company that beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the Hemosol Shares is the following:

                                                           NUMBER OF BENEFICIALLY   PERCENTAGE OF OUTSTANDING
NAME                                                        OWNED HEMOSOL SHARES         HEMOSOL SHARES
----                                                       ----------------------   -------------------------
MDS(1)...................................................        6,549,897                    11.7

---------------

Note:

(1) According to information provided by MDS, of the 6,549,897 Hemosol Shares referred to above, MDS owns 6,087,982 Hemosol Shares directly and 461,915 Hemosol Shares indirectly through MDS Health Ventures (TC) Inc., a wholly-owned subsidiary of MDS. In addition, 812,246 Hemosol Shares are held by two entities, for which MDS Capital Corp. and/or its affiliates provide management services (MDS owns an approximate 47% equity interest in MDS Capital Corp. and the balance of the equity interest in MDS Capital Corp. is owned by institutional investors and management). The Hemosol Shares held by such entities are voted by such entities through authorized signing officers. MDS and MDS Capital Corp. disclaim beneficial ownership of the 812,246 Hemosol Shares held by these funds.

PROCEDURE AND VOTES REQUIRED

ELECTION OF DIRECTORS

     On any ballot that may be called relating to the election of directors, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by proxies in favour of management nominees for the election of such persons as directors of Hemosol, unless a Shareholder has specified in his proxy that the Hemosol Shares held by such Shareholder are to be withheld from voting for the election of directors. In the event that any vacancies occur in the slate of such nominees, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by such proxies for the election of such other persons as directors in accordance with the best judgment of management. Each Shareholder will be entitled to one vote for each Hemosol Share held. The resolution respecting the election of directors must be approved at the Meeting by more than 50% of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. See "Annual Meeting and Other Special Business -- Election of Directors".

APPOINTMENT OF AUDITORS

     On any ballot that may be called relating to the appointment of auditors, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by proxies in favour of the appointment of the firm of E&Y, as the auditors of Hemosol and authorizing the directors of Hemosol to fix the remuneration of the auditors, unless a Shareholder signing such proxy has specified otherwise. Each Shareholder will be entitled to one vote for each Hemosol Share held. The resolution respecting the appointment of auditors and authorizing the directors of Hemosol to fix the remuneration of the auditors must be approved at the Meeting by more than 50% of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. See "Annual Meeting and Other Special Business -- Appointment of Auditors".

RATIFICATION OF CONDITIONAL GRANTS OF OPTIONS

     On any ballot that may be called relating to the approval of the Hemosol Stock Option Plan Amendment, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by proxies in favour of the approval of the Hemosol Stock Option Plan Amendment, unless a Shareholder signing such proxy has specified otherwise. Each Shareholder will be entitled to one vote for each Hemosol Share held. The resolution respecting the approval of the Hemosol Stock Option Plan Amendment must be approved at the Meeting by more than 50% of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. See "Annual Meeting and Other Special Business -- Ratification of Conditional Grants of Options".

ARRANGEMENT RESOLUTION

     At the Meeting, Shareholders will be entitled to one vote per Hemosol Share, Securityholders (other than Broker Optionholders) will be entitled to one vote per Hemosol Security and Broker Optionholders will be entitled to one and one-half votes per Broker Option. The majority required to pass the Arrangement Resolution, will be, subject to further order of the Court, at least two-thirds of all the votes cast by Securityholders voting together as a single class, in person or by proxy, at the Meeting and a majority of all the votes cast by Minority Shareholders voting, in person or by proxy, at the Meeting. On any ballot that may be called relating to the approval of the Arrangement Resolution, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Securities represented by proxies in favour of the approval of the Arrangement Resolution, unless a Securityholder signing such proxy has specified otherwise.

APPROVAL OF NEW HEMOSOL STOCK OPTION PLAN

     Under the terms of the Interim Order, votes cast by Shareholders at the Meeting will be deemed to be votes by holders of New Hemosol Shares at a meeting of the holders of New Hemosol Shares as it relates to the approval of the New Hemosol Stock Option Plan. On any ballot that may be called relating to the approval of the New Hemosol Stock Option Plan, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by proxies in favour of the approval of the New Hemosol Stock Option Plan, unless a Shareholder signing such proxy has specified otherwise. The resolution respecting the approval of the New Hemosol Stock Option Plan must be approved at the Meeting by more than 50% of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. See "Annual Meeting and Other Special Business -- Approval of New Hemosol Stock Option Plan".

APPROVAL OF AMENDED AND RESTATED LABCO BY-LAWS

     On any ballot that may be called relating to the approval of the Amended and Restated Labco By-Laws, the persons named as proxies in the enclosed form of proxy intend to vote the Hemosol Shares represented by proxies in favour of the approval of the Amended and Restated Labco By-Laws, unless a Shareholder signing such proxy has specified otherwise. The resolution respecting the approval of the Amended and Restated Labco By-Laws must be approved at the Meeting by more than 50% of the votes cast by Shareholders voting, in person or by proxy, at the Meeting. See "Annual Meeting and Other Special Business -- Approval of Amended and Restated Labco By-Laws".

                             ADDITIONAL INFORMATION

     Any comparative interim consolidated financial statements, comparative annual consolidated financial statements, material change reports (excluding confidential reports) or information circulars which are subsequently filed by Hemosol with any Canadian Securities Administrator or similar authorities in Canada after the date of this Circular and prior to the date of the Meeting will be deemed to be incorporated by reference into this Circular. Any report filed by Hemosol with the SEC after the date of this Circular will be deemed to be incorporated by reference into this Circular if and to the extent provided in such document. Electronic copies of such documents will be available to be viewed or downloaded from Hemosol's website (www.hemosol.com). Additionally, a Securityholder may request that a paper copy of such documents be mailed to it, without charge, by contacting Investor Relations by e-mail at ir@hemosol.com, by telephone toll-free at 1-800-789-3419, or by facsimile at (416) 815-0080, at any time prior to the date of the Meeting.

     Additional copies of this Circular may be obtained by contacting Hemosol at the particulars noted above or by contacting Hemosol's registrar and transfer agent, Computershare, by mail or delivery at 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, or by facsimile toll-free at 1-888-453-0330 (or in the Toronto area at (416) 981-9800), at any time prior to the date of the Meeting.

                              APPROVAL OF HEMOSOL

     The  contents   of  this   Circular  and   the  sending   thereof  to   the
Securityholders have been approved by the Hemosol Board.

Toronto, Ontario, March 10, 2004

By Order of the Hemosol Board

(Signed) LEE D. HARTWELL
President, Chief Executive Officer & Chief Financial Officer

                               AUDITORS' CONSENT

     We have read Hemosol Inc.'s ("Hemosol") Notice of Annual and Special Meeting of Securityholders and Management Information Circular (the "Circular") dated March 10, 2004 with respect to a Plan of Arrangement involving Hemosol, its securityholders and MDS Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

     We consent to the incorporation by reference in the Circular of our report to the shareholders of Hemosol on the consolidated balance sheets of Hemosol as at December 31, 2003 and 2002 and the consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003. Our report is dated March 10, 2004.

     We also consent to the use in the Circular of our report to the directors of Hemosol Corp. on the balance sheet of Hemosol Corp. as at February 24, 2004. Our report is dated March 10, 2004.

Toronto, Canada                                  (signed) ERNST & YOUNG LLP
March 10, 2004                                   Chartered Accountants

                        SCHEDULE 1 -- GLOSSARY OF TERMS

     Unless the context otherwise requires, when used in this Circular, the following terms and phrases shall have the following meanings:

"ADJUSTMENT AMOUNTS" means all amounts paid by the Blood Products Partnership to Labco pursuant to the terms of the Labco Indemnity Agreement;

"AMENDED AND RESTATED LABCO BY-LAWS" means the amended and restated by-laws of Labco to be voted upon by the Shareholders at the Meeting, a copy of which is set out in Annex M to this Circular;

"AMF" means l'Autorite des marches financiers (Quebec);

"ARRANGEMENT" means the arrangement under section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, as may be amended from time to time prior to the Effective Time;

"ARRANGEMENT AGREEMENT" means the arrangement agreement dated as of February 11, 2004 between Hemosol and MDS, a copy of which is set out in Annex D to this Circular, as may be amended from time to time prior to the Effective Time;

"ARRANGEMENT RESOLUTION" means the special resolution of the Securityholders approving the Plan of Arrangement, the full text of which is set out in Annex A to this Circular, to be considered and, if deemed advisable, passed by the Securityholders at the Meeting;

"ARTICLES OF ARRANGEMENT" means the articles of arrangement relating to the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

"AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheets of Hemosol as at December 31, 2003 and 2002 and the audited consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, including the notes thereto;

"BANK" means The Bank of Nova Scotia or other lender under the Bank Loan;

"BANK LOAN" means the $20 million loan facility made available by the Bank to Hemosol pursuant to a commitment letter dated October 25, 2002, as amended;

"BLOOD PRODUCTS ASSETS" means all the assets owned or leased by Hemosol immediately prior to the Effective Time;

"BLOOD PRODUCTS BUSINESS" means the business and operations carried on by Hemosol and its Subsidiaries immediately prior to the Effective Time;

"BLOOD PRODUCTS CONTRIBUTION AGREEMENT" means the contribution agreement contemplated by the Plan of Arrangement to be entered into by Hemosol and the Blood Products Partnership pursuant to which Hemosol will contribute the Blood Products Assets to the Blood Products Partnership and the Blood Products Partnership will assume the Blood Products Liabilities from Hemosol;

"BLOOD PRODUCTS LIABILITIES" means all liabilities (contingent or otherwise) and other obligations of Hemosol immediately prior to the Effective Time, including without limitation, obligations under the Bank Loan;

"BLOOD PRODUCTS LP UNIT" means a partnership unit of the Blood Products Partnership;

"BLOOD PRODUCTS PARTNERSHIP" means Hemosol LP, the limited partnership contemplated by the Arrangement that will acquire the Blood Products Assets from Hemosol, assume the Blood Products Liabilities from Hemosol and carry on the Blood Products Business on and after the Effective Date and in which New Hemosol will hold a general partnership interest of approximately 93% and Labco will hold a limited partnership interest of approximately 7% upon completion of the Arrangement;

"BLOOD PRODUCTS PARTNERSHIP AGREEMENT" means the limited partnership agreement contemplated by the Plan of Arrangement that will set out the terms and conditions of the Blood Products Partnership and which will be substantially in the form attached as Exhibit 5 to the Arrangement Agreement;

"BLOOD PRODUCTS SECURITY AGREEMENTS" means the security agreements to be entered into by the Blood Products Partnership and the Bank pursuant to which the Blood Products Partnership will grant a security interest in all of its assets to the Bank and provide certain assignments in favour of the Bank to secure obligations under the Bank Loan, which security agreements shall be substantially similar to the current security agreements between Hemosol and the Bank;

"BPP GUARANTEE" means a guarantee on terms and conditions substantially similar to the MDS Guarantee pursuant to which MDS will guarantee the Blood Products Partnership's obligations under the Bank Loan after the Effective Time;

"BROKER OPTIONS" means the broker compensation options issued by Hemosol on January 22, 2004 to Loewen, Ondaatje, McCutcheon Limited and Vengate Capital Partners Company to purchase an aggregate 392,090 Hemosol Shares and 196,045 Hemosol Warrants;

"BROKER OPTIONHOLDERS" means the holders of Broker Options;

"CANADIAN SECURITIES ADMINISTRATORS" means the securities regulators in each of the provinces of Canada;

"CBCA" means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

"CCRA" means Canada Customs and Revenue Agency (formerly Revenue Canada) and any successor thereof;

"CERTIFICATE OF ARRANGEMENT" means the certificate to be endorsed by the Director pursuant to subsection 183(2) of the OBCA giving effect to the Arrangement;

"CIRCULAR" means this management information circular, including all Annexes hereto, distributed by Hemosol in connection with the Meeting;

"COMPUTERSHARE" means Computershare Trust Company of Canada, the registrar and transfer agent for the Hemosol Shares, with offices at 100 University Avenue, 9(th) Floor, Toronto, Ontario M5J 2Y1;

"COURT" means the Superior Court of Justice of Ontario;

"DIRECTOR" means the director appointed under section 278 of the OBCA;

"DWPV" means Davies Ward Phillips & Vineberg LLP, legal advisor to Hemosol and the Independent Committee;

"EBITDA" means earnings before interest, taxes, depreciation and amortization;

"E&Y" means Ernst & Young LLP;

"EFFECTIVE DATE" means the date on which the Arrangement becomes effective, as established by the date shown on the Certificate of Arrangement;

"EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date;

"ELIGIBLE CONVERTIBLE SECURITIES" means the Hemosol Convertible Securities, other than the Tranche A Warrants;

"ELIGIBLE CONVERTIBLE SECURITYHOLDERS" means the holders of Eligible Convertible Securities;

"ESCROW AGREEMENT" means the escrow agreement between New Hemosol, Labco and CIBC Mellon Trust Company or such other escrow agent acceptable to New Hemosol and Labco, acting reasonably, contemplated by the Plan of Arrangement and containing the terms and conditions set out in Exhibit 4 to the Arrangement Agreement;

"ESCROW AMOUNT" means $1 million to be held in escrow in accordance with the terms of the Escrow Agreement;

"FINAL ORDER" means the order of the Court approving the Arrangement, to be applied for by Hemosol following the Meeting if the Arrangement Resolution is approved and to be granted pursuant to subsection 182(5) of the OBCA, as such order may be amended or modified by the highest court which hears an appeal in respect of such order;

"GAAP" means generally accepted accounting principles;

"HEMOLINK" means HEMOLINK(TM) (hemoglobin raffimer), the principal oxygen therapeutic product of Hemosol;

"HEMOLINK BUILDING" means the manufacturing facility of Hemosol located at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9;

"HEMOSOL" means Hemosol Inc., a corporation existing under the OBCA (as it exists prior to the Effective Time);

"HEMOSOL BOARD" means the board of directors of Hemosol which currently consists of 10 members;

"HEMOSOL CONVERTIBLE SECURITIES" means all securities of Hemosol that are convertible or exercisable into or otherwise give the holder the right to acquire Hemosol Shares or other securities of Hemosol, other than Hemosol Options, which are outstanding immediately prior to the Effective Time;

"HEMOSOL OPTIONS" means options to purchase Hemosol Shares issued pursuant to the Hemosol Stock Option Plan;

"HEMOSOL SECURITIES" means, collectively, the Hemosol Shares and the Eligible Convertible Securities;

"HEMOSOL SHARES" means the common shares in the capital of Hemosol prior to the Effective Time;

"HEMOSOL SPECIAL SHARES" means the special shares in the capital of Hemosol prior to the Effective Time;

"HEMOSOL STOCK OPTION PLAN" means the Amended and Restated Stock Option Plan of Hemosol dated December 7, 2000;

"HEMOSOL STOCK OPTION PLAN AMENDMENT" means the proposed amendment to the Hemosol Stock Option Plan to increase the maximum number of Hemosol Shares reserved for issuance thereunder from 3,031,712 to 5,499,298;

"HEMOSOL WARRANTS" means the warrants issued pursuant to a warrant indenture dated November 28, 2003 between Hemosol and Computershare, each warrant exercisable into one Hemosol Share;

"INDEPENDENT COMMITTEE" means the independent committee of the Hemosol Board composed of three independent directors (as that term is defined in Rule 61-501 and Policy Q-27) of Hemosol, formed to evaluate the Arrangement and make a recommendation to the Hemosol Board whether the Arrangement is in the best interests of Hemosol and is fair to Non-MDS Securityholders;

"INTERIM ORDER" means the interim order of the Court dated March 9, 2004 under subsection 182(5) of the OBCA containing declarations and directions with respect to the Arrangement and the Meeting and granted pursuant to the application of Hemosol therefor, a copy of which is attached as Annex C to this Circular;

"INTERMEDIARY" has the meaning given to that term under the heading "General Proxy Matters -- Non-Registered Holders" in this Circular;

"KPMG" means KPMG Corporate Finance Inc., financial advisor to the Independent Committee in connection with the Arrangement;

"KPMG  FAIRNESS OPINION"  means the written  opinion of KPMG  to the Independent
Committee dated February 11, 2004 relating to the fairness, from a financial point of view, of the Arrangement to Non-MDS Securityholders, a copy of which is attached as Annex E to this Circular;

"LABCO" means LPBP Inc., as Hemosol will be renamed after the Effective Time, which will hold a 99.99% limited partnership interest in the Labs Partnership and an approximate 7% limited partnership interest in the Blood Products Partnership, and in which upon completion of the Arrangement MDS will hold, directly or indirectly, not more than 47.5% of the Labco Class A Shares and 100% of the Labco Class B Non-Voting Shares, collectively representing 99.56% of the equity, and Public Shareholders will hold not less than 52.5% of the Labco Class A Shares representing 0.44% of the equity;

"LABCO BOARD" means the board of directors of Labco from time to time;

"LABCO CLASS A SHARES" means the Class A voting common shares in the capital of Labco to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement, having the rights, privileges, restrictions and conditions as set out in Appendix A to the Plan of Arrangement;

"LABCO CLASS B NON-VOTING SHARES" means the Class B non-voting shares in the capital of Labco to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement, having the rights, privileges, restrictions and conditions as set out in Appendix A to the Plan of Arrangement;

"LABCO CLASS C SHARES" means the Class C preferred shares in the capital of Labco to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement, having the rights, privileges, restrictions and conditions set out in Appendix A to the Plan of Arrangement;

"LABCO INDEMNITY AGREEMENT" means the indemnity agreement to be entered into by Labco and the Blood Products Partnership, substantially in the form attached as
Exhibit 12 to the Arrangement Agreement;

"LABCO  SHARE  CONDITIONS"  means  the  rights,  privileges,  restrictions   and
conditions of the Labco Class A Shares, Labco Class B Non-Voting Shares and Labco Class C Shares as set out in Appendix A to the Plan of Arrangement;

"LABCO SHARES" means, collectively, the Labco Class A Shares, the Labco Class B Non-Voting Shares and the Labco Class C Shares;

"LABS ASSETS" means the assets listed on Exhibit 6 to the Arrangement Agreement used to operate the Labs Business which will be contributed to the Labs Partnership by MDS pursuant to the terms of the Labs Contribution Agreement;

"LABS BUSINESS" means the clinical laboratory services business carried on by MDS in Ontario immediately prior to the Effective Time which, for greater certainty, does not include diagnostic imaging, water testing, real estate investments, the Executive Health Clinic, MDS's joint venture with University Health Network called Toronto Medical Laboratories and MDS's financial interest in Windsor Medical Laboratories;

"LABS CONTRIBUTION AGREEMENT" means the contribution agreement contemplated by the Plan of Arrangement to be entered into by MDS and the Labs Partnership pursuant to which MDS will contribute the Labs Assets to the Labs Partnership;

"LABS FINANCIAL INFORMATION" means the unaudited summary financial information of the Labs Business compiled from accounting records of MDS as at October 31, 2003 and for the fiscal years of MDS ended October 31, 2001, 2002 and 2003;

"LABS MANAGEMENT AGREEMENT" means the management agreement to be entered into by MDS and the Labs Partnership on the Effective Date pursuant to which MDS will provide the management and administrative services to the Labs Partnership specified therein and which will be substantially in the form attached as
Exhibit 8 to the Arrangement Agreement;

"LABS PARTNERSHIP" means MDS Laboratory Services, L.P., the limited partnership contemplated by the Plan of Arrangement that will acquire the Labs Assets from MDS and carry on the Labs Business on and after the Effective Time, and in which MDS Subco will hold a 0.01% general partnership interest and Labco will hold a 99.99% limited partnership interest upon the completion of the Arrangement;

"LABS PARTNERSHIP AGREEMENT" means the limited partnership agreement contemplated by the Plan of Arrangement that will set out the terms and conditions of the Labs Partnership and which will be substantially in the form attached as Exhibit 7 to the Arrangement Agreement;

"LABS PARTNERSHIP INTEREST" means the 99.99% limited partnership interest in the Labs Partnership to be held by Labco upon completion of the Arrangement;

"LETTER OF UNDERSTANDING" means the non-binding letter of understanding between MDS and Hemosol, accepted and agreed to by Hemosol on October 31, 2003, as amended;

"MDS" means MDS Inc., a corporation existing under the CBCA;

"MDS ADDITIONAL CLASS A SHARES" means that number of Labco Class A Shares equal to the difference between (a) 47.5% of the Labco Class A Shares issued and outstanding upon completion of the Arrangement, or such lesser number of Labco Class A Shares determined by MDS in its sole discretion, and (b) the number of Labco Class A Shares held by MDS immediately prior to the transfer of the Labs Partnership Interest;

"MDS CLASS B NON-VOTING SHARES" means that number of Labco Class B Non-Voting Shares that will result in MDS holding (in combination with the Labco Class A Shares held by MDS upon completion of the Arrangement) 99.56% of the total number of issued and outstanding Labco Class A Shares and Labco Class B Non-Voting Shares upon completion of the Arrangement;

"MDS GUARANTEE" means the guarantee dated November 22, 2002 by MDS of Hemosol's obligations under the Bank Loan, as it may be amended from time to time;

"MDS INDEMNITY AGREEMENT" means the indemnity agreement to be entered into by MDS, New Hemosol and Hemosol, substantially in the form attached as Exhibit 13 to the Arrangement Agreement;

"MDS MOU" means the memorandum of understanding between MDS and Hemosol dated October 22, 2002, as amended on December 23, 2003;

"MDS SUBCO" means MDS Laboratory Services Inc., a wholly-owned subsidiary of MDS which will be the general partner of and hold a 0.01% interest in the Labs Partnership upon completion of the Arrangement;

"MEETING" means the annual and special meeting of the Securityholders to be held on April 20, 2004 to consider and vote on the Arrangement Resolution and the other matters set out in the Notice of Meeting, and any adjournment(s) or postponement(s) thereof;

"MEETING MATERIALS" means, collectively, this Circular, the Notice of Meeting and the form of proxy;

"MINORITY SHAREHOLDERS" means all Shareholders excluding any Shareholders whose votes are to be excluded at the Meeting for the purposes of minority approval (as that term is defined in Rule 61-501 and Policy Q-27) of the Arrangement Resolution at the Meeting;

"MOH" means the Ontario Ministry of Health and Long-Term Care;

"NASDAQ" means The Nasdaq National Market;

"NEW HEMOSOL" means Hemosol Corp., a corporation existing under the OBCA which will, in effect, be the successor to the Blood Products Business and will hold an approximate 93% general partnership interest in the Blood Products Partnership upon completion of the Plan of Arrangement;

"NEW HEMOSOL BOARD" means the board of directors of New Hemosol;

"NEW HEMOSOL CONVERTIBLE SECURITIES" means securities of New Hemosol that are convertible or exercisable into or otherwise give the holder the right to acquire New Hemosol Shares or other securities of New Hemosol, but excludes the New Hemosol Options;

"NEW HEMOSOL MOU" means the memorandum of understanding between MDS and New Hemosol to be dated the Effective Date relating to the issuance of warrants to purchase up to 2,000,000 New Hemosol Shares on the same terms as the Tranche B Warrants except that the number of warrants vesting each month shall be reduced by 50% and the exercise price shall be reduced by $0.04 per warrant;

"NEW HEMOSOL OPTIONS" means options to purchase New Hemosol Shares issued pursuant to the New Hemosol Stock Option Plan;

"NEW HEMOSOL SHARE CONDITIONS" means the rights, privileges, restrictions and conditions of the New Hemosol Shares and the New Hemosol Special Shares, as set out in Exhibit 9 to the Arrangement Agreement;

"NEW HEMOSOL SHARES" means the common shares in the capital of New Hemosol;

"NEW HEMOSOL SPECIAL SHARES" means the special shares in the capital of New Hemosol;

"NEW HEMOSOL STOCK OPTION PLAN" means the stock option plan of New Hemosol to be voted upon by the Shareholders at the Meeting, a copy of which is set out in Annex F to this Circular;

"NON-MDS SECURITYHOLDERS" means Securityholders who are not affiliates of Hemosol. The term Non-MDS Securityholders excludes MDS and its affiliates;

"NOTICE OF MEETING" means the notice of Meeting which accompanies this Circular;

"OBCA" means the Business Corporations Act (Ontario), as amended, including the regulations promulgated thereunder;

"OSC" means the Ontario Securities Commission;

"OUTSIDE DATE" means May 31, 2004;

"PARTNERSHIP INTEREST TRANSFER AGREEMENT" means the transfer agreement contemplated by the Plan of Arrangement pursuant to which MDS will transfer the Labs Partnership Interest to Labco and surrender for cancellation 500,000 Tranche A Warrants and the right to acquire 2,000,000 Tranche B Warrants in consideration for the issuance to MDS of the MDS Additional Class A Shares and the MDS Class B Non-Voting Shares and Labco will grant to MDS (i) a right of first refusal in respect of the Labs Partnership Interest exercisable in the event that Labco receives a bona fide written offer from a third party to purchase the Labs Partnership Interest and (ii) an option to purchase the Labs Partnership Interest for fair market value if any steps are taken to wind up the Labs Partnership or the Labs Partnership proposes to sell all or substantially all of its assets, otherwise than in the ordinary course of business;

"PARTNERSHIP INTERESTS" means, collectively, the limited partnership interests in each of the Partnerships to be acquired by Hemosol as part of the Arrangement;

"PARTNERSHIPS" means, collectively, the Blood Products Partnership and the Labs Partnership;

"PLAN OF ARRANGEMENT" means the plan of arrangement to be proposed under section 182 of the OBCA, substantially in the form attached as Exhibit 1 to the Arrangement Agreement, as may be amended, modified or supplemented from time to time in accordance with the Plan of Arrangement and any order of the Court prior to the Effective Time;

"POLICY Q-27" means AMF Policy Statement No. Q-27 -- Protection of Minority Securityholders in the Context of Certain Transactions;

"PROMETIC" means ProMetic Biosciences, Ltd., a wholly-owned subsidiary of ProMetic Life Sciences Inc.;

"PROMETIC MOU" means the binding memorandum of understanding entered into between Hemosol and ProMetic on December 4, 2003;

"PUBLIC SHAREHOLDERS" means all Shareholders excluding MDS and MDS Health Ventures (TC) Inc.;

"PWC" means PricewaterhouseCoopers LLP, financial advisors to MDS;

"RULE 61-501" means OSC Rule 61-501 -- Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions;

"SEC" means the United States Securities and Exchange Commission;

"SECURITIES ACT" means the Securities Act (Ontario), as amended;

"SECURITYHOLDERS" means, collectively, Shareholders and Eligible Convertible Securityholders;

"SHAREHOLDERS" means the holders of Hemosol Shares;

"SPECIFIED HEMOSOL OPTIONS" means collectively (i) 2,766,225 Hemosol Options with an exercise price of $0.90 per Hemosol Share issued on October 29, 2003 conditional upon TSX and Shareholder approval; (ii) 775,000 Hemosol Options with an exercise price of $1.60 per Hemosol Share issued on December 11, 2003 conditional upon TSX and Shareholder approval; and (iii) the other Hemosol
Options set out in the definition of "Specified Options" in the Plan of Arrangement attached as Exhibit 1 to Annex D of this Circular;

"SUBSIDIARIES" means 749235 Ontario Limited, Hemosol (USA) Inc., Hemosol Research Corporation and any other corporation of which outstanding voting securities carrying more than 50% of the votes for election of directors are, or any limited partnership, joint venture or other entity more than 50% of whose total equity interest is, directly or indirectly, owned or controlled by, Hemosol;

"SUPPLEMENTAL SUBMISSIONS" means the supplemental submissions to CCRA dated January 14, 2004, January 16, 2004, January 28, 2004, February 3, 2004 and February 5, 2004 and such other supplemental submissions to CCRA prior to the Effective Time requesting amendments and supplements to the Tax Ruling;

"SURRENDERED  WARRANTS" means, collectively, (i)  500,000 Tranche A Warrants and
(ii) the right to receive 2,000,000 Tranche B Warrants, in each case to be surrendered by MDS under the Arrangement;

"TAX" or "TAXES" means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a governmental authority including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by Hemosol or Labco or MDS or other Subsidiaries, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law;

"TAX ACT" means the Income Tax Act (Canada), as amended;

"TAX LOSSES" means, collectively, the aggregate of the following amounts: (i) federal non-capital losses, (ii) Ontario non-capital losses, (iii) federal scientific research and experimental development deductions, (iv) federal investment tax credits and (v) Ontario scientific research and experimental development deductions, each as more particularly defined in the Arrangement Agreement;

"TAX RETURNS" means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes which are required to be filed with, or supplied to, any governmental authority;

"TAX RULING" means the tax ruling issued by CCRA dated September 23, 2003 in respect of the transactions contemplated in the Arrangement Agreement, together with the supplement thereto dated February 5, 2004, as they may be further supplemented or amended from time to time;

"TRANCHE A WARRANTS" means the warrants of Hemosol issued to MDS entitling MDS to acquire, on the due exercise thereof, up to 6,000,000 Hemosol Shares at an exercise price of $1.00 per Hemosol Share, on the terms and conditions set out in the warrant certificate dated November 22, 2002;

"TRANCHE B WARRANTS" means warrants of Hemosol to purchase up to 4,000,000 Hemosol Shares to be issued to MDS in certain circumstances on the terms and conditions set out in the MDS MOU;

"TSX" means the Toronto Stock Exchange;

"U.S. EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

"US HOLDERS" means a beneficial owner of Hemosol Shares that is (i) an individual who is a United States citizen or resident, (ii) a corporation (an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state or the District of Columbia of the United States, (iii) a trust, if one or more U.S. persons has authority to control all substantial decisions of the trust and a U.S. court is able to exercise primary supervision over the administration of the trust or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source;

"U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended; and

"US$" means the lawful currency of the United States of America.

                   ANNEX A -- FORM OF ARRANGEMENT RESOLUTION

RESOLVED as a special resolution of securityholders that:

1. The arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) substantially as set out in the Plan of Arrangement (the "Plan of Arrangement"), attached as Exhibit 1 to the Arrangement Agreement attached as Annex D to the management information circular of Hemosol Inc. (the "Corporation") dated March 10, 2004 (the "Circular") is hereby authorized and approved.

2. The Arrangement Agreement (the "Arrangement Agreement") made as of February 11, 2004 between the Corporation and MDS Inc. attached as Annex D to the Circular is hereby confirmed, ratified and approved.

3.   Notwithstanding   that  this  resolution  has   been  duly  passed  by  the
     securityholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice of Ontario, the board of directors of the Corporation is hereby authorized and empowered, without further notice to, or approval of, the securityholders of the Corporation:
     (i) to amend the Arrangement Agreement and the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) not to proceed with the Arrangement or revoke this resolution at any time prior to the issue of a certificate giving effect to the Arrangement, but only if the Arrangement Agreement is terminated in accordance with Article 8 thereof.

4. Any officer or director of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver articles of arrangement and all other documents and do all such other acts or things as such person may determine to be necessary or desirable to give effect to this resolution, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

                        ANNEX B -- NOTICE OF APPLICATION

                                             Commercial List File No. 04-CL-5351

                                    ONTARIO
                           SUPERIOR COURT OF JUSTICE
                               (COMMERCIAL LIST)

IN THE MATTER OF the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, Section 182

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement involving Hemosol Inc., its securityholders and MDS Inc.

                             NOTICE OF APPLICATION

TO:  THE RESPONDENTS

     A LEGAL PROCEEDING HAS BEEN COMMENCED BY THE APPLICANT. The claim made by the Applicant appears on the following page.

     THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List at 393 University Avenue, Toronto on April 22, 2004 at 10:00 a.m. or as soon after that time as the matter can be heard.

     IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the Application, or to be served with any documents in the Application, you or an Ontario lawyer acting for you must forthwith prepare a Notice of Appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

     IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your Notice of Appearance, serve a copy of the evidence on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the Application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

     IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Dated: March 9, 2004

                                         Issued by the Superior Court of Justice
                                         of Ontario

                                         Address of the Court Office:
                                         393 University Avenue
                                         Toronto, ON M5G 1E6

TO:        THIS HONOURABLE COURT

AND TO: ALL HOLDERS OF COMMON SHARES, WARRANTS AND BROKER COMPENSATION OPTIONS OF HEMOSOL INC.

                                  APPLICATION

1.   The Applicant, Hemosol Inc. (the "Corporation"), makes application for:

     (a) an Interim Order in the form at tab 3 of this Record for directions pursuant to section 182(5) of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended ("OBCA");

     (b) an order approving the plan of arrangement (the "Plan of Arrangement") proposed by the Corporation substantially in the form described in the Information Circular to be distributed to the holders of common shares, warrants and broker compensation options of the Corporation, which is marked as Exhibit "A" to the affidavit of Dirk Alkema, filed in this proceeding; and

     (c)  such further and other relief as this Honourable Court deems just.

2.   THE GROUNDS for the Application are:

     (a)  all statutory requirements under the OBCA have been fulfilled;

     (b) the proposed Plan of Arrangement is in the best interests of the Corporation, is fair and reasonable to the securityholders of the Corporation, and is put forward in good faith;

     (c)  section 182 of the OBCA;

     (d)  Rules 14.05(2) and 38 of the Rules of Civil Procedure; and

     (e) such further and other grounds as counsel may advise and this Honourable Court may permit.

3.   THE FOLLOWING  DOCUMENTARY EVIDENCE  will be  used at  the hearing  of  the
     Application:

     (a)  such Interim Order as may be granted by this Honourable Court;

     (b) the Affidavit of Dirk Alkema, sworn March 8, 2004, and the exhibits thereto and other materials referred to therein;

     (c) the supplementary affidavit material, to be sworn, and the exhibits thereto and other materials referred to therein; and

     (d) such further and other materials as counsel may advise and this Honourable Court may permit.

Date of Issue: March 9, 2004                      Davies Ward Phillips & Vineberg LLP
                                                  Barristers and Solicitors
                                                  1 First Canadian Place
                                                  44(th) Floor
                                                  Toronto, ON M5X 1B1
                                                  Luis Sarabia (LSUC # 37116M)
                                                  Tel: 416.863.0900
                                                  Fax: 416.863.0871
                                                  Solicitors for Hemosol Inc.

                            ANNEX C -- INTERIM ORDER

                                             Commercial List File No. 04-CL-5351

                                    ONTARIO
                           SUPERIOR COURT OF JUSTICE
                                COMMERCIAL LIST

THE HONOURABLE                   )      TUESDAY, THE 9(TH) DAY
                                 )
MR. JUSTICE SPENCE               )      OF MARCH, 2004

     IN THE MATTER OF the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, Section 182

     AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

     AND IN THE MATTER OF a proposed arrangement involving Hemosol Inc., its securityholders and MDS Inc.

                                     ORDER

     THIS   MOTION,  made  without   notice  by  the   Applicant,  Hemosol  Inc.
("Hemosol"), for an interim order pursuant to section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the "OBCA"), was heard this day at 393 University Avenue, Toronto, Ontario.

     ON READING the Notice of Application herein, the Notice of Motion herein, the Affidavit of Dirk Alkema sworn March 8, 2004 and the exhibits thereto, and upon hearing the submissions of counsel for Hemosol.

THE MEETING

1. THIS COURT ORDERS that Hemosol call, hold and conduct a special meeting (the "Meeting") of the holders of its common shares, warrants and broker compensation options (the "Securityholders") on April 20, 2004 in Toronto, Ontario to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve the arrangement described in the Plan of Arrangement attached as Exhibit 1 to Annex D to the Management Information Circular of Hemosol dated March 10, 2004 (the "Information Circular") attached as Exhibit "A" to the Affidavit of Dirk Alkema.

2. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the provisions of the OBCA, the by-laws of Hemosol Inc., the Information Circular and this Order.

3. THIS COURT ORDERS that each Securityholder shall be entitled at the Meeting to one vote per common share held by Securityholders or which they are entitled to receive upon the full exercise of warrants or broker compensation options (and the underlying warrants) they hold (excluding warrants held by MDS), whether such warrants or broker compensation options are currently exercisable or not.

4. THIS COURT ORDERS that the procedure for the use of proxies at the Meeting shall be as set out in the Information Circular.

5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be the Securityholders, their proxy holders, the directors of Hemosol, the auditors of Hemosol, and the professional legal and financial advisors to Hemosol, and such other persons with the permission of the Chair of the Meeting.

6. THIS COURT ORDERS that Hemosol may in its discretion waive generally the time limits for the deposit of proxies by Securityholders, if Hemosol deems it advisable to do so.

ADJOURNMENTS

7. THIS COURT ORDERS that Hemosol, if it deems advisable, may adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by press release, newspaper advertisement or by notice to the Securityholders by one of the methods specified in paragraph 8 herein, as determined to be the most appropriate method of communication by the Board of Directors of Hemosol.

NOTICE

8. THIS COURT ORDERS that the Information Circular, Notice of Meeting and Notice of Application in substantially the same form as contained in Exhibits "A", "B" and "C", respectively, to the Affidavit of Dirk Alkema (with such amendments thereto as counsel for Hemosol may advise are necessary or desirable, provided that such amendments are not inconsistent with this Order) shall be served on the Securityholders of record at the close of business on March 17, 2004 and the directors and auditors of Hemosol, by personal service or by mailing the same by prepaid ordinary or first class mail to such persons at their recorded addresses as they appear on the books of Hemosol at the close of business on March 17, 2004 being at least 30 days prior to the date of the Meeting, excluding the date of mailing and the date of the Meeting, or if no address is shown therein, then to the last address of the person known to the Secretary of Hemosol, and substantial compliance with this paragraph shall constitute good and sufficient notice of the Meeting.

9. THIS COURT ORDERS that the accidental failure or omission to give notice of the Meeting to any one or more Securityholders or any other person, or any failure or omission to give notice as a result of events beyond the reasonable control of Hemosol (including without limitation any inability to utilize postal services) shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting.

AMENDMENTS

10. THIS COURT ORDERS that Hemosol may make such amendments, revisions or supplements to the Arrangement as it may determine, without any additional notice to the Securityholders, and the Arrangement as so amended, revised or supplemented shall be the Arrangement submitted to the Meeting and the subject of the Arrangement Resolution.

VOTING

11. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per common share held by Securityholders or which they are entitled to receive upon the full exercise of warrants or broker compensation options (and the underlying warrants) they hold (excluding warrants held by MDS), whether such warrants or broker compensation options are currently exercisable or not, and that, subject to further order of this court, the Arrangement Resolution will be considered to have been adopted by the Securityholders upon approval by at least 66#% of the votes cast by the Securityholders, voting together as a single class, present in person or represented by proxy at the Meeting.

12. THIS COURT ORDERS that only those Securityholders present or represented by proxy at the Meeting who are entitled to vote at the Meeting pursuant to the provisions of the OBCA shall be entitled to vote at the Meeting and, for the purposes of the Meeting, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

APPLICATION FOR APPROVAL OF PLAN

13. THIS COURT ORDERS that, following the approval of the Arrangement Resolution at the Meeting in the manner set forth in this Order, Hemosol may apply before this Court on April 22, 2004 for approval of the Plan of Arrangement and that service of the Notice of Application herein, in accordance with paragraph 8 of this Order, shall constitute good and sufficient service of such Notice of Application upon all persons who are entitled to receive such Notice of Application pursuant to the Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, unless a Notice of Appearance is served on Hemosol's solicitor, in which case Hemosol shall serve such person with notice of the date of the application for approval, together with a copy of any additional materials to be used in support of such application.

14. THIS COURT ORDERS that any party who wishes to oppose the application for approval of the Arrangement shall serve upon Hemosol's solicitor and upon other parties who have filed a Notice of Appearance a notice setting out the basis for such opposition and a copy of the materials to be used to oppose the application at least five days before the date set for the hearing to approve the Plan of Arrangement or such shorter time as the Court, by order, may allow.

                                         (signed)
                                         --------------------
                                         The Honourable Mr. Justice Spence

            ANNEX D -- ARRANGEMENT AGREEMENT AND PLAN OF ARRANGEMENT

                             ARRANGEMENT AGREEMENT

                                    BETWEEN

                                  HEMOSOL INC.

                                      AND

                                    MDS INC.

                                     DATED

                               FEBRUARY 11, 2004

                             ARRANGEMENT AGREEMENT

     THIS AGREEMENT is made as of the 11th day of February, 2004

B E T W E E N:

            HEMOSOL INC., a corporation governed by the laws of the Province of Ontario (the
            "CORPORATION")

            - and -

            MDS INC., a corporation governed by the laws of Canada ("MDS")

     WHEREAS the Corporation and MDS propose to restructure the business and affairs of the Corporation pursuant to an arrangement under section 182 of the Business Corporations Act (Ontario);

     AND WHEREAS the arrangement will be on the terms and conditions set forth in the plan of arrangement attached hereto as Exhibit 1;

     AND WHEREAS the board of directors of the Corporation has unanimously determined (with the MDS representatives on the board of directors of the Corporation abstaining from voting) that the arrangement is fair to the shareholders of the Corporation (other than MDS and its affiliates and associates) and is in the best interests of the Corporation and will recommend that the shareholders of the Corporation vote in favour of the arrangement, all on the terms and subject to the conditions contained herein;

     AND WHEREAS the board of directors of MDS has approved MDS entering into this agreement, all on the terms and subject to the conditions contained herein;

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, unless the subject matter or context is inconsistent therewith, the following terms have the following meanings:

     "ACQUISITION PROPOSAL" has the meaning set out in subsection 4.3(a).

    "AGREEMENT" means this arrangement agreement as amended, restated or supplemented and includes all Exhibits attached hereto.

    "APPLICABLE LAW" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgements, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions of any grant of approval, permission, authority or license of any court, governmental entity, statutory body (including the TSX or NASDAQ) or self-regulatory authority applicable to a Person or its business, undertaking, property or securities.

    "ARRANGEMENT" means the arrangement under section 182 of the OBCA on the terms and conditions set out in the Plan of Arrangement.

    "ARRANGEMENT   RESOLUTION"  means  the  resolution  of  the  Securityholders
    approving  the  Plan   of  Arrangement   as  required   by  Applicable   Law
    substantially in the form which is to be attached to the Circular.

    "ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement in the form required by the OBCA to be sent to the Director after the Final Order is made.

    "AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheets of the Corporation as at December 31, 2002 and 2001 and the accompanying audited consolidated statements of earnings, retained earnings and cash flow for the years then ended, including the notes thereto, and the report of the auditors of the Corporation thereon.

    "BANK" means The Bank of Nova Scotia or other lender under the Bank Loan.

    "BANK LOAN" means the $20,000,000 loan facility made available by the Bank to the Corporation pursuant to a commitment letter dated October 25, 2002, as amended.

    "BENEFIT PLANS" means employee benefit, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to present or former employees, directors or independent contractors of a Person which are currently maintained or participated in by a Person and each loan to a non-officer of a Person and each loan to an officer or director of a Person.

    "BLOOD PRODUCTS ASSETS" means all of the assets owned or leased by the Corporation immediately prior to the Effective Time.

    "BLOOD PRODUCTS CONTRIBUTION AGREEMENT" means the contribution agreement contemplated by the Plan of Arrangement to be entered into by the Corporation and the Blood Products Limited Partnership pursuant to which the Blood Products Limited Partnership will acquire the Blood Products Assets and assume the Blood Products Liabilities from the Corporation.

    "BLOOD PRODUCTS LIABILITIES" means all liabilities (contingent and otherwise) and other obligations of the Corporation immediately prior to the Effective Time, including without limitation, obligations under the Bank Loan.

    "BLOOD PRODUCTS LIMITED PARTNERSHIP" means the limited partnership contemplated by the Plan of Arrangement that will acquire the Blood Products Assets from the Corporation, assume the Blood Products Liabilities from the Corporation and carry on the Business on and after the Effective Time, and in which New Hemosol will hold a general partnership interest of approximately 93% and the Corporation will hold a limited partnership interest of approximately 7% upon completion of the Plan of Arrangement.

    "BLOOD PRODUCTS LP AGREEMENT" means the limited partnership agreement contemplated by the Plan of Arrangement that will set out the terms and conditions of the Blood Products Limited Partnership and which will be substantially in the form attached hereto as Exhibit 5.

    "BLOOD PRODUCTS SECURITY AGREEMENTS" means the security agreements to be entered into by the Blood Products Limited Partnership and the Bank pursuant to which the Blood Products Limited Partnership will grant a security interest in all of its assets to the Bank and provide certain assignments in favour of the Bank to secure obligations under the Bank Loan which security agreements shall be substantially similar to the existing security agreements between the Corporation and the Bank.

    "BOARD" means the board of directors of the Corporation.

    "BPP GUARANTEE" has the meaning set out in subsection 5.1(d)(vii).

    "BUSINESS" means the business and operations carried on by the Corporation and its Subsidiaries immediately prior to the Effective Time.

    "BUSINESS DAY" means a day, other than Saturday, Sunday, or a statutory or civic holiday in Toronto, Canada.

    "CANADIAN SECURITIES ADMINISTRATORS" means the securities regulators in each of the provinces and territories of Canada.

    "CIRCULAR" means the notice of the Special Meeting and the management information circular of the Corporation, including all schedules thereto, to be mailed to Shareholders in connection with the Special Meeting, as it may be amended from time to time.

    "CLASS A COMMON SHARES" means the Class A voting common shares of the Corporation to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement with the terms and conditions set out in Appendix A to the Plan of Arrangement.

    "CLASS B NON-VOTING SHARES" means the Class B non-voting shares of the Corporation to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement with the terms and conditions set out in Appendix A to the Plan of Arrangement.

    "CLASS C PREFERRED SHARES" means the Class C preferred shares of the Corporation to be created and issued at the Effective Time pursuant to the Articles of Arrangement and the Plan of Arrangement with the terms and conditions set out in Appendix A to the Plan of Arrangement.

    "CLINICAL PROGRAMS" has the meaning set out in subsection (r) of Exhibit 2 hereto.

    "COMMON SHARES" means common shares in the capital of the Corporation, including all common shares issued on the exercise of Options.

    "CONVERTIBLE SECURITIES" means the securities of the Corporation that are convertible or exercisable into or otherwise give the holder the right to acquire Common Shares or other securities of the Corporation, all of which are listed in the Corporation Disclosure Letter.

    "CONVERTIBLE SECURITYHOLDERS" means the holders of Convertible Securities other than MDS and holders of Options.

    "CORPORATION DISCLOSURE LETTER" means that certain letter dated the date hereof delivered by the Corporation to MDS.

    "CORPORATION INDEMNITY AGREEMENT" means the indemnity agreement to be entered into by the Corporation and the Blood Products Limited Partnership and which will be substantially in the form attached hereto as Exhibit 12.

    "CORPORATION MATERIAL AGREEMENT" has the meaning set out in subsection (w) of Exhibit 2 hereto.

    "COURT" means the Ontario Superior Court of Justice.

    "DIRECTOR" means the Director appointed under section 278 of the OBCA.

    "DISCHARGE" means any discharge, emission, release, deposit, issuance, spray, escape, spill, leak, and shall also have the various meanings attributed to such term in Environmental Law.

    "EFFECTIVE DATE" means the date upon which the Plan of Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement issued by the Director pursuant to section 183 of the OBCA.

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date.

    "ENVIRONMENT" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms.

    "ENVIRONMENTAL COMPLIANCE REVIEW" means any written review, investigation, audit, assessment or report, whether prepared internally or externally, relating to liability in connection with the Environment, compliance with Environmental Law, or the existence or management of any issues or circumstances relevant to the Environment.

    "ENVIRONMENTAL LAW" means all applicable federal, state, provincial, municipal or local statutes, regulations, by-laws, orders, rules, policies or guidelines of any governmental or regulatory body or agency having the force of law, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods or occupational health and safety.

    "ENVIRONMENTAL PERMITS" means all permits, certificates, approvals, consents, authorizations, registrations and licenses issued by or provided to, as the case may be, any government, governmental or regulatory body or agency pursuant to an Environmental Law.

    "ESCROW AGREEMENT" means the escrow agreement between New Hemosol, the Corporation and CIBC Mellon Trust Company or such other escrow agent acceptable to the parties hereto, acting reasonably, contemplated by the Plan of Arrangement and containing the terms and conditions set out in
    Exhibit 4.

    "ESCROWED REDEMPTION AMOUNT" means the $1 million to be held in escrow in accordance with the terms of the Escrow Agreement.

    "EXISTING STOCK OPTION PLAN" means the Corporation's stock option plan dated December 7, 2000.

    "FEDERAL   INVESTMENT  TAX  CREDITS"  means   the  amount  determined  under
    subsection 127(9) of the Federal Tax Act.

    "FEDERAL NON-CAPITAL LOSSES" means the amounts determined under subsection 111(8) of the Federal Tax Act.

    "FEDERAL SCIENTIFIC RESEARCH AND DEVELOPMENT DEDUCTIONS" means the maximum amount deductible by the Corporation in computing its income for a taxation year pursuant to subsection 37(1) of the Federal Tax Act.

    "FEDERAL TAX ACT" means the Income Tax Act (Canada), as amended.

    "FINAL ORDER" means the order of the Court made in connection with the approval of the Arrangement following the application therefor contemplated by subsection 2.1(b)(iv) hereof, as such order may be amended or modified by the highest court which hears an appeal in respect of such order.

    "HEMOLINK BUILDING" means the manufacturing facility of the Corporation located at 2585 Meadowpine Blvd., Mississauga, Ontario, L5N 8H9.

    "INDEPENDENT COMMITTEE" means the committee of the independent members of the Board created to, among other things, review and report upon the proposed Arrangement.

    "INDEPENDENT VALUATOR" has the meaning set out in Section 2.4.

    "INTELLECTUAL PROPERTY" means all issued patents, patent applications (whether in draft form or filed with the patent office having jurisdiction), copyrights, trade-marks, tradenames (including applications for all of the foregoing and renewals, divisions, extensions and reissues, where applicable relating thereto), maskworks, inventions and discoveries (whether patentable or not), licences, trade secrets, patterns, drawings, computer program software, technical information, research data, concepts, methods, procedures, designs, know-how, proprietary or confidential information of a Person and any and all rights in the aforementioned and any other intellectual property now or hereinafter owned by or licensed to the Person.

    "INTERIM ORDER" means the interim order of the Court made in connection with the approval of the Arrangement.

    "KPMG" means KPMG Corporate Finance Inc., the financial advisor to the Independent Committee in connection with the Arrangement.

    "LABS ASSETS" means those assets listed on Exhibit 6 hereto used to operate the Labs Business which will be contributed to the Labs Limited Partnership by MDS pursuant to the terms of the Labs Contribution Agreement.

    "LABS BUSINESS" means the clinical laboratory services business carried on by MDS in Ontario immediately prior to the Effective Time which, for greater certainty, does not include diagnostic imaging, water testing, real estate investments, the Executive Health Clinic, MDS' joint venture with University Health Network called Toronto Medical Laboratories and MDS' financial interest in Windsor Medical Laboratories.

    "LABS CONTRIBUTION AGREEMENT" means the contribution agreement contemplated by the Plan of Arrangement to be entered into by MDS and the Labs Limited Partnership pursuant to which MDS will contribute the Labs Assets to the Labs Limited Partnership.

    "LABS FINANCIAL INFORMATION" means the summary of unaudited financial information of the Labs Business compiled from accounting records of MDS in connection with the Arrangement for the fiscal years of MDS ended October 31, 2001, 2002 and 2003 as attached as Exhibit 1 to the MDS Disclosure Letter.

    "LABS LEASED LOCATIONS" means those leased locations of the Labs Business set out in the MDS Disclosure Letter at Exhibit 2.

    "LABS LIMITED PARTNERSHIP" means the limited partnership contemplated by the Plan of Arrangement that will acquire the Labs Assets and carry on the Labs Business on and after the Effective Time, and in which Subco will hold a 0.01% general partnership interest and the Corporation will hold a 99.99% limited partnership interest upon the completion of the Arrangement.

    "LABS LIMITED PARTNERSHIP INTEREST" means the 99.99% limited partnership interest in the Labs Limited Partnership.

    "LABS LP AGREEMENT" means the limited partnership agreement contemplated by the Plan of Arrangement that will set out the terms and conditions of the Labs Limited Partnership and which will be substantially in the form attached hereto as Exhibit 7.

    "LABS MANAGEMENT AGREEMENT" means the management agreement to be entered into by MDS and the Labs Limited Partnership on the Effective Date pursuant to which MDS will provide the management and administrative services to the Labs Limited Partnership specified therein and which will be substantially in the form attached hereto as Exhibit 8.

    "LABS  MATERIAL  AGREEMENT" has  the meaning  set out  in subsection  (k) of
    Exhibit 3 hereto.

    "LICENSING  ACT"  means  the  Laboratory  and  Specimen  Collection   Centre
    Licensing Act (Ontario).

    "MATERIAL ADVERSE EFFECT" with respect to a Person or the Labs Business means a material adverse effect on the business, affairs, properties, assets, liabilities, capitalization, operations, results of operations, or condition (financial or otherwise) of such Person and its subsidiaries (in the case of the Corporation, the Subsidiaries) or the Labs Business taken as a whole, other than a material adverse effect relating to: (a) general political, financial or economic conditions or the state of securities markets in general; (b) any change in the trading price of the securities of such Person other than as a result of the foregoing; and (c) the biotechnology industry or the laboratory services industry, as applicable, in general and not specifically relating to or affecting such Person.

    "MDS CLASS A SHARES" means that number of Class A Common Shares equal to the difference between (a) 47.5% of the Class A Common Shares issued and outstanding upon completion of the Arrangement or such lesser number of Class A Common Shares determined by MDS in its sole discretion and (b) the number of Class A Common Shares held by MDS immediately prior to the transfer of the Labs Limited Partnership Interest to the Corporation.

    "MDS CLASS B SHARES" means that number of Class B Non-Voting Shares that will result in MDS holding (in combination with the MDS Class A Shares) 99.5% of the total number of issued and outstanding Class A Common Shares and Class B Non-Voting Shares upon completion of the Arrangement.

    "MDS DISCLOSURE LETTER" means that certain letter dated the date hereof delivered by MDS to the Corporation.

    "MDS GUARANTEE" means the guarantee dated November 22, 2002 by MDS of the Corporation's obligations under the Bank Loan, as it may be amended from time to time.

    "MDS INDEMNITY AGREEMENT" means the indemnity agreement to be entered into by New Hemosol and MDS and which will be substantially in the form attached hereto as Exhibit 13.

    "MDS MOU" means the memorandum of understanding between MDS and the Corporation dated October 22, 2002, as amended on December 23, 2003.

    "MEETING DATE" means the date of the Special Meeting.

    "MINORITY SHAREHOLDERS" means all of the Shareholders other than MDS and such other Persons whose votes cannot be included for the purposes of minority approval (as such term is defined in Rule 61-501) of the Arrangement Resolution at the Special Meeting.

    "NASDAQ" means The NASDAQ National Market.

    "NEW HEMOSOL" means Hemosol Corp., a corporation to be incorporated under the OBCA and which will hold an approximate 93% general partnership interest in the Blood Products Limited Partnership upon completion of the Plan of Arrangement.

    "NEW HEMOSOL MOU" means the memorandum of understanding between MDS and New Hemosol to be dated the Effective Date relating to the issuance of warrants to purchase up to 2,000,000 New Hemosol Shares on substantially the same terms as the Tranche B Warrants except that the number of warrants vesting each month shall be reduced by 50% and the exercise price shall be reduced by $0.04 per warrant.

    "NEW HEMOSOL SHARE CONDITIONS" means the terms and conditions of the New Hemosol Shares set out in Exhibit 9 hereto.

    "NEW HEMOSOL SHARES" means the common shares of New Hemosol that will be issued pursuant to the Plan of Arrangement.

    "OBCA" means the Business Corporations Act (Ontario).

    "ONTARIO NON-CAPITAL LOSSES" means the amounts determined for the purposes of the Corporations Tax Act (Ontario), as amended, by reference to subsection 111(8) of the Federal Tax Act.

    "ONTARIO SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT DEDUCTIONS'means the maximum amount deductible by the Corporation in computing its income for the purposes of the Corporations Tax Act (Ontario), as amended, by reference to subsection 37(1) of the Federal Tax Act.

    "OPTIONS" means options to purchase Common Shares issued pursuant to the Existing Stock Option Plan.

    "OUTSIDE DATE" means May 31, 2004.

    "PARTNERSHIP INTEREST TRANSFER AGREEMENT" means the transfer agreement contemplated by the Plan of Arrangement pursuant to which MDS will transfer the Labs Limited Partnership Interest to the Corporation and surrender for cancellation 500,000 Tranche A Warrants and the right to acquire 2,000,000 Tranche B Warrants in consideration for the issuance to MDS of the MDS Class A Shares and the MDS Class B Shares and the Corporation shall grant to MDS a right of first refusal in respect of the Labs Limited Partnership Interest exercisable in the event (i) the Corporation receives a bona fide written offer from a third party to purchase the Labs Limited Partnership Interest;
    (ii) any steps are taken to wind up the Labs Limited Partnership; or (iii) the Labs Limited Partnership proposes to sell all or substantially all of its assets, otherwise than in the ordinary course of business.

    "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

    "PLAN OF ARRANGEMENT"  means the plan  of arrangement to  be proposed  under section 182 of the OBCA, substantially in the form attached as Exhibit 1 to this Agreement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court.

    "POLICY   Q-27"  means  Policy  Statement   Q-27  of  the  Agence  nationale
    d'encadement du secteur financier.

    "PREMISES" has the meaning set out in subsection (q) of Exhibit 2.

    "PROCEEDINGS" has the meaning set out in subsection (l) of Exhibit 2.

    "RECIPIENT" has the meaning set out in Section 10.3.

    "RULE 61-501" means Rule 61-501 -- Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions of the Ontario Securities Commission.

    "SECURITIES ACT" means the Securities Act (Ontario).

    "SHARE CONSOLIDATION" means the consolidation of the Common Shares as approved by the Shareholders on January 22, 2004.

    "SHAREHOLDERS" means the registered holders of Common Shares.

    "SECURITYHOLDERS" means Shareholders and Convertible Securityholders.

    "SPECIAL   MEETING"  means  the  special  meeting  of  the  Securityholders, including any adjournment or postponement thereof, to be convened to consider and, if thought advisable, to pass the Arrangement Resolution.

    "SUBCO" means MDS Laboratory Services Inc., a wholly-owned subsidiary of MDS, which will hold a 0.01% general partnership interest in the Labs Limited Partnership upon completion of the Arrangement.

    "SUBSIDIARY" means 749235 Ontario Limited, Hemosol (USA) Inc., Hemosol Research Corporation and any other corporation of which outstanding voting securities carrying at least 50% of the votes for the election of directors are, or any general or limited partnership, joint venture or other entity at least 50% of whose total equity interest is, directly or indirectly, owned or controlled by, the Corporation, at the date of this Agreement or hereafter.

    "SUBSTANCE" means any substance or material which under any Environmental Law is defined as "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "source of contamination" or a "source of a pollutant".

    "SUPERIOR PROPOSAL" has the meaning set out in subsection 4.3(a).

    "SUPPLEMENTAL SUBMISSIONS" means the supplemental submissions to the Canada Customs & Revenue Agency dated January 14, 2004, January 16, 2004, January 28, 2004, February 3, 2004 and February 5, 2004 and such other supplemental submissions to the Canada Customs & Revenue Agency prior to the Effective Time requesting amendments and supplements to the Tax Ruling and an extension of time within which the proposed transactions are to be completed.

    "TAX" or "TAXES" means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a governmental authority including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by a Person, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

    "TAX RETURNS" means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes which are required to be filed with, or supplied to, any governmental authority.

    "TAX RULING" means the tax ruling issued by Canada Customs & Revenue Agency dated September 23, 2003 in respect of the transactions contemplated herein and the supplement thereto dated February 5, 2004 as they may be further supplemented or amended from time to time.

    "TRANCHE A WARRANTS" means the warrants of the Corporation issued to MDS entitling MDS to acquire, on the due exercise thereof, up to 6,000,000 Common Shares, on the terms and conditions set out in the warrant certificate dated November 22, 2002.

    "TRANCHE B WARRANTS" means warrants of the Corporation to purchase up to 4,000,000 Common Shares to be issued to MDS in certain circumstances on the terms and conditions set out in the MDS MOU.

    "TSX" means the Toronto Stock Exchange.

    "UNAUDITED FINANCIAL STATEMENTS" means the unaudited consolidated balance sheet of the Corporation as at September 30, 2003 and the accompanying unaudited consolidated statements of loss, deficit and cash flows for the three-month and nine-month periods then ended.

    "UNDEDUCTED BALANCES" means collectively, the undeducted balances of the following accounts of the Corporation: (i) Federal Non-Capital Losses, (ii) Ontario Non-Capital Losses, (iii) Federal Scientific Research and Development Deductions, (iv) Federal Investment Tax Credits, and (v) Ontario Scientific Research and Experimental Development Deductions.

1.2 CURRENCY

     All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 NUMBER, ETC.

     Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.5 DATE FOR ANY ACTION

     In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 REFERENCES

     Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

     Unless the context otherwise requires, any reference in this Agreement to "transactions contemplated herein" includes, without limiting the generality of the foregoing, all parts of the Plan of Arrangement.

1.7 ENTIRE AGREEMENT

     This Agreement (including the Exhibits hereto, the MDS Disclosure Letter and the Corporation Disclosure Letter) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained or referred to herein.

1.8 ADJUSTMENTS

     Any reference herein or in a document referred to herein to a number of Common Shares or other securities referable to such shares shall be subject to appropriate adjustment in the event of the Share Consolidation or other event that results in the reclassification of the Common Shares, adjustment to the number of Common Shares outstanding or changes the Common Shares into other shares, securities or other property.

1.9 EXHIBITS

     The following are the Exhibits attached to and incorporated into this Agreement by reference and deemed to be a part hereof:

    Exhibit 1     --     Plan of Arrangement
    Exhibit 2     --     Representations and Warranties of the Corporation
    Exhibit 3     --     Representations and Warranties of MDS
    Exhibit 4     --     Escrow Agreement Terms
    Exhibit 5     --     Blood Products LP Agreement
    Exhibit 6     --     Labs Assets
    Exhibit 7     --     Labs LP Agreement
    Exhibit 8     --     Labs Management Agreement
    Exhibit 9     --     New Hemosol Share Conditions
    Exhibit 10    --     Consents, Authorizations etc. of the Corporation
    Exhibit 11    --     Consents, Authorizations etc. of MDS
    Exhibit 12    --     Corporation Indemnity Agreement
    Exhibit 13    --     MDS Indemnity Agreement

                                   ARTICLE 2
                                THE ARRANGEMENT

2.1 THE ARRANGEMENT

     (a) The Corporation and MDS hereby agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

     (b)  The Corporation covenants in favour of MDS that the Corporation shall:

        (i) as soon as reasonably practicable and in co-operation with MDS' counsel, bring an application before the Court in a manner and form acceptable to MDS, acting reasonably, pursuant to subsection 182(5) of the OBCA for the Interim Order providing for, among other things, the calling and holding of the Special Meeting as soon as is reasonably practicable following the date hereof and in any event to hold the meeting by April 30, 2004 (or such later date as may be mutually agreed by the parties, acting reasonably);

        (ii) convene and hold the Special Meeting for the purpose of having the Securityholders consider the Arrangement Resolution and the amendment and restatement of the general by-law of the Corporation (and, with the prior approval of MDS, acting reasonably, for any other proper purpose as may be set out in the notice for such meeting);

        (iii) after having called the Special Meeting, not, without the prior written consent of MDS, acting reasonably, adjourn, postpone or cancel the Special Meeting except as may be required to meet quorum requirements or as permitted under this Agreement;

        (iv) if the Arrangement Resolution is approved at the Special Meeting by the Securityholders as required by the Interim Order, bring an application, as soon as reasonably practicable after the Special Meeting, before the Court in a manner and form acceptable to MDS, acting reasonably, pursuant to subsection 182(5) of the OBCA for the Final Order approving the Arrangement;

        (v) if the Final Order is obtained, subject to the satisfaction or waiver of the conditions set forth in Article 6, as soon as reasonably practicable thereafter, send Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA in a manner and form acceptable to MDS, acting reasonably, to the Director to give effect to the Arrangement pursuant to subsection 183(1) of the OBCA; and

        (vi) permit MDS and MDS' counsel to review and comment upon drafts of all material to be filed by the Corporation with the Court, the Director and the Canadian Securities Administrators in connection with the Arrangement (including the Circular) prior to finalizing and filing such materials. The Corporation shall also provide to MDS and MDS' counsel on a timely basis copies of any notices of appearance or other court documents served on the Corporation or its counsel in respect of the application for the Final Order or any appeal therefrom or any notice received by the Corporation indicating any intention to appeal the Final Order.

2.2 INTERIM ORDER

     The notice of motion for the application referred to in subsection 2.1(b)(i) shall request that the Interim Order provide:

        (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

        (b) that the only requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Securityholders present in person or by proxy at the Special Meeting with Convertible Securityholders and Shareholders voting together as one class and Convertible Securityholders being entitled to one vote for each Common Share which they would be entitled to have issued to them if they exercised all their Convertible Securities held by them, without reference to any vesting periods or option price and a majority of the votes cast on the Arrangement Resolution by Minority Shareholders present in person or by proxy at the Special Meeting; and

        (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Corporation, including quorum requirements and all other matters, shall apply in respect of the Special Meeting.

2.3 ARTICLES OF ARRANGEMENT

     The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and all as subject to the provisions of the Plan of Arrangement, provide for the events described in the Plan of

Arrangement. The Articles of Arrangement shall be in form satisfactory to MDS and the Corporation, each acting reasonably.

2.4 VALUE DETERMINATION

     As soon as reasonably practicable after the date hereof, the Corporation and MDS shall determine the following: (i) the value of the Tranche A Warrants and Tranche B Warrants to be surrendered for cancellation by MDS under the Plan of Arrangement; and (ii) the allocation of the value of the Blood Products Assets for purposes of the election under subsection 97(2) of the Tax Act (each, an "ASSET VALUE").

     If the Corporation and MDS cannot agree on any Asset Value by March 31, 2004, the Corporation and MDS shall appoint a mutually acceptable accounting firm or investment banking firm that is independent of each of the Corporation and MDS (an "INDEPENDENT VALUATOR") to determine the Asset Value as promptly as practicable and in any event within 30 days after such appointment. The Independent Valuator shall be instructed to provide the Corporation and MDS with full and open access to the working papers and determinations made and prepared by the Independent Valuator. The fees of such Independent Valuator shall be borne equally by the Corporation and MDS. The parties shall co-operate with the Independent Valuator and provide it with the information it requests in order to make its determination. The decision of the Independent Valuator shall be binding upon the parties hereto.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

     The Corporation hereby represents and warrants to MDS as to those matters set out in Exhibit 2 and acknowledges that MDS is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated by this Agreement.

3.2 REPRESENTATIONS AND WARRANTIES OF MDS

     MDS hereby represents and warrants to the Corporation as to those matters set out in Exhibit 3 and acknowledges that the Corporation is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated by this Agreement.

                                   ARTICLE 4
                          COVENANTS OF THE CORPORATION

4.1 CONDUCT OF BUSINESS

     Prior to the Effective Time, unless MDS otherwise agrees in writing or as otherwise expressly permitted by this Agreement, the Corporation covenants as follows:

     (a) The Corporation shall, and shall cause each of its Subsidiaries to, conduct its and their respective business only in, not take any action except in, and maintain their respective facilities in the usual, ordinary and regular course of business and consistent with past practice (which includes, for greater certainty, activities in connection with contract manufacturing at the Hemolink Building as previously publicly disclosed by the Corporation).

     (b) The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do or permit to occur any of the following (provided that the following shall not limit the ability of the Corporation to comply with any existing obligations which have been publicly disclosed or otherwise set forth in the Corporation Disclosure Letter or to complete any transaction contemplated in this Agreement):

        (i) issue, sell, pledge, lease, dispose of or encumber, or agree to issue, sell, pledge, lease, dispose of or encumber any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, the Corporation or any of its Subsidiaries, other than (x) pursuant to the exercise of stock options, share purchase rights or other securities outstanding on the date hereof and (y) the issue of up to 19,041,057 Common Shares (or securities convertible or exchangeable into Common Shares), which includes, for greater certainty, 1,000,000 Common Shares to be issued to ProMetic BioSciences Ltd. as previously publicly disclosed by the Corporation;

        (ii)  amend or propose to  amend its articles or  by-laws other than  in
              respect   of  the  Share  Consolidation  and  as  contemplated  by
              subsection 2.1(b)(ii);

        (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any securities of the Corporation;

        (iv) redeem,  purchase  or  offer  to  purchase  any  shares  or   other
             securities of the Corporation or any of its Subsidiaries;

        (v) reorganize, amalgamate or merge the Corporation or any of its Subsidiaries with any other person, corporation, partnership or other business organization;

        (vi) reduce the stated capital of the Corporation or any of its Subsidiaries;

        (vii) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division, or acquire or agree to acquire any assets with aggregate value greater than $500,000;

        (viii) dispose of or agree to dispose of (by merger, amalgamation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division, or dispose of, pledge, lease or encumber or agree to dispose of, pledge, lease or encumber any assets with aggregate value greater than $500,000; or

        (ix) incur or commit to incur any indebtedness for borrowed money or issue any debt securities, or agree to give, be a party or be bound by any guarantee of indebtedness, indemnity or suretyship or other obligations of any person, or become contingently responsible for such indemnity or suretyship or obligations in an aggregate amount greater than $500,000.

     (c) The Corporation shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies are in full force and effect.

     (d) The Corporation shall not and shall cause each of its Subsidiaries to not terminate the services of any of their key officers and employees if such termination would result in the payment of severance, parachute, bonus or other compensation or result in a material increase in liability to the Corporation.

     (e) The Corporation shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Corporation in connection with the transactions contemplated by this Agreement.

     (f) The Corporation shall not take any action or enter into any agreement that would be inconsistent with the Tax Ruling or the Supplemental Submissions, that would materially reduce the Undeducted Balances or that would result in a material impairment in or materially adversely affect the ability of the Corporation to utilize its Undeducted Balances after the Effective Time as contemplated by the Tax Ruling.

4.2 SUPPORT COVENANT OF THE CORPORATION

     The Corporation covenants as follows:

     (a) The Board shall recommend that Securityholders vote in favour of the Arrangement Resolution and shall not modify, amend or withdraw such recommendation or resolve to modify, amend or withdraw such recommendation except as permitted by this Agreement.

     (b) The Corporation shall prepare the Circular which shall include, among other things, a copy of the Plan of Arrangement and any other documents required by the Securities Act or other Applicable Laws and the Corporation shall mail the Circular and any other documentation required in connection with the Special Meeting to Securityholders no later than March 30, 2004 (or such later date as may be mutually agreed by the parties, acting reasonably) and, subject to section 2.1(b)(iii), shall hold and convene the Special Meeting within 35 days after the date of such mailing (or such longer period as may be agreed by MDS, acting reasonably). Notwithstanding the foregoing, the Corporation shall permit MDS and MDS' counsel to review and comment upon drafts of the Circular prior to finalizing and filing provided that

          MDS acknowledges and agrees that whether or not the comments are appropriate will be determined by the Corporation, acting reasonably.

     (c) The Corporation shall prepare and deliver to the Securityholders the Circular in accordance with all Applicable Laws. With respect to the portions of the Circular relating solely to MDS and the Labs Business (the "LABS DISCLOSURE"), the Corporation shall rely entirely upon the information provided by or on behalf of MDS expressly for the purpose of inclusion in the Circular pursuant to Section 5.1(c), without having to make or rely upon any independent inquiries as to the accuracy or completeness thereof, and shall have no further obligation, responsibility or liability for its accuracy, completeness or correctness in that regard. The Corporation covenants with and represents and warrants to MDS that the information to be contained in the Circular other than the Labs Disclosure (including any information incorporated therein by reference) will not contain a misrepresentation (as such term is defined in the Securities Act).

4.3 NON-SOLICITATION

     (a) The Corporation and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, investment broker, representative, consultant or agent of the Corporation or any of its Subsidiaries, or otherwise, solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any merger, amalgamation, arrangement, restructuring, take-over bid, sale or purchase of substantial assets (including without limitation tax carryforward balances), sale or purchase of treasury shares, any equity interest or rights or any other interests therein or thereto (other than as contemplated by subsection 4.1(b)(i)) or similar transactions or business combinations, reorganizations or recapitalizations including without limitation any transaction that would be inconsistent with the Tax Ruling (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, provided nothing contained in this subsection 4.3(a) or in any other provision of this Agreement (including without limitation Section 4.2) shall prevent the Board or the Corporation from responding to, considering, negotiating and entering into agreements relating to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 4.3 and which the Board determines in good faith and in the proper discharge of its fiduciary duties (after consultation with its financial and legal advisors and after receiving advice from outside counsel to the effect that to take such action would be a proper exercise of the directors' fiduciary duties under Applicable Laws) would, if consummated in accordance with its terms, result in a transaction more favourable to the holders of Common Shares generally (without taking into account any benefits that MDS and its associates and affiliates may receive under this Agreement) than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL").

     (b) The Corporation shall not release any third party from the prohibition from taking steps to initiate an Acquisition Proposal contained in any confidentiality agreement in favour of the Corporation unless it is determined by the Board that the third party has made a Superior Proposal.

     (c) The Corporation shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than MDS) with respect to any potential Acquisition Proposal and in that regard, the Corporation hereby confirms that there is no outstanding Acquisition Proposal that has not expired or terminated. The Corporation shall immediately notify MDS of any future Acquisition Proposal or of any request for non-public information relating to the Corporation or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of the Corporation or any of its Subsidiaries by any person or entity that informs any officer or director of the Corporation or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to MDS shall be made, from time to time, first immediately orally and then promptly in writing and shall indicate all such details of the proposal, inquiry or contact known to such person as MDS may reasonably request, including the identity of the person making such proposal, inquiry or contact and all material terms thereof.

     (d) If the Board receives a request for non-public information from a party who proposes to the Corporation a bona fide written Acquisition Proposal (details of which have been provided to MDS pursuant to subsection (c) hereof) and the Board determines that such proposal is a Superior Proposal then, and only in such case, the Corporation may provide such party with access to non-public information regarding the Corporation and its Subsidiaries, provided such party has either previously entered or then enters into a confidentiality agreement substantially similar and not less onerous to that then in effect between the Corporation and MDS. The Corporation agrees to promptly send a copy of any such confidentiality agreement to MDS.

     (e) The Corporation shall ensure that the officers, directors and employees of the Corporation and its Subsidiaries and any agents or other advisors or representatives retained by the Corporation are aware of the provisions of this Section 4.3, and the Corporation shall be responsible for any breach of this Section 4.3 by such parties.

4.4 OTHER COVENANTS

     (a) The Corporation covenants to perform all obligations required to be performed by it under this Agreement and to do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

        (i) use all commercially reasonable efforts to obtain the approval of Securityholders to the Arrangement Resolution at the Special Meeting;

        (ii) apply for and use all commercially reasonable efforts to obtain the Interim Order and the Final Order;

        (iii) effect all registrations, filings and submissions of information required by all governmental entities from the Corporation, any of its Subsidiaries, New Hemosol and the Blood Products Limited Partnership as are necessary to consummate the transactions contemplated herein and in the Plan of Arrangement (including, without limitation, those listed on Exhibit 10); and

        (iv) apply for and use all commercially reasonable efforts (in co-operation with MDS) to obtain prior to the Effective Date all necessary waivers, consents, authorizations and approvals, regulatory or otherwise, as are required to consummate the transactions contemplated herein and in the Plan of Arrangement (including, without limitation, those listed on Exhibit 10), without giving rise to any rights of termination, cancellation or acceleration, contained in any agreement, permit or licence which is material to the Corporation and its Subsidiaries on a consolidated basis.

     (b) The Corporation shall promptly notify MDS in writing of any matter, event or state of facts which comes to its attention which:

        (i) renders or might reasonably render any representation or warranty of the Corporation contained in this Agreement, if made on or as of the date of such matter or event or the Effective Date, untrue or inaccurate in any material respect;

        (ii) constitutes or might reasonably constitute a Material Adverse Effect in respect of the Corporation;

        (iii) constitutes or might reasonably constitute or result in a breach by the Corporation of any covenant or agreement contained in this Agreement; or

        (iv) would result in the inability of the Corporation to satisfy a condition or agreement to be satisfied by it under this Agreement prior to the Effective Time.

     (c)  On or prior to the Effective Time, the Corporation shall:

        (i) file articles of incorporation of New Hemosol authorizing an unlimited number of New Hemosol Shares having the New Hemosol Share Conditions, cause New Hemosol to issue one share to the Corporation, and cause the board of directors of New Hemosol to consist, at MDS' option, of not less than two directors that are related to MDS;

        (ii)  file the Articles of Arrangement;

        (iii) obtain from the Bank, and use its commercially reasonable efforts to obtain from each other secured creditor of the Corporation, a release of all registered security interests against the Corporation and its assets effective the Effective Time;

        (iv) provide MDS with drafts of the Corporation's Tax Returns in respect of the year ended December 31, 2002 and incorporate therein MDS' reasonable comments thereon and file such returns;

        (v) the Corporation shall, and shall cause Newco and the Blood Products Partnership to, co-operate with MDS to find the most commercially reasonable method for the parties to purchase insurance to insure the Corporation for any liability arising from any matters, events or circumstances preceding the Effective Time. If it is determined that the most commercially reasonable method to purchase the insurance is to have the Corporation added as an additional insured to the Blood Products Partnership's insurance policy, then the Corporation shall reimburse the Blood Products Partnership for the cost of being added as an additional insured;

        (vi) lend $6,000 to New Hemosol to enable it to purchase its general partnership interest in the Blood Products Limited Partnership;

        (vii) enter into the Blood Products LP Agreement, as an 8.87% limited partner and a 91.12% general partner, and cause New Hemosol to enter into the Blood Products LP Agreement, as a 0.01% general partner, and execute all documents and take all such other steps and cause New Hemosol to execute all documents and take all such other steps required for the formation of the Blood Products Limited Partnership;

        (viii) enter into the Blood Products Contribution Agreement with the Blood Products Limited Partnership and cause the Blood Products Limited Partnership to enter into the Blood Products Contribution Agreement and execute all documents and take all such other steps required and cause the Blood Products Limited Partnership to execute all documents and take all such other steps required for
               (A) the transfer of the Blood Products Assets to the Blood Products Limited Partnership; (B) the assumption by the Blood Products Limited Partnership of the Blood Products Liabilities;
               (C) the employment by the Blood Products Limited Partnership or New Hemosol of the employees of the Corporation, including without limitation, requesting each employee to consent to such change in employment and to the treatment of its Options as contemplated by the Plan of Arrangement and waive, if applicable, any rights to severance or other payments in the event of such change or the transactions contemplated herein; (D) the issuance by the Blood Products Limited Partnership to the Corporation of an 8.87% limited partnership and 91.12% general partnership interest, respectively in the Blood Products Limited Partnership; and (E) the execution and filing of tax elections under subsection 97(2) of the Federal Tax Act or the analogous provisions of any applicable provincial taxing statute, in respect of the Blood Products Assets transferred to the Blood Products Limited Partnership with elected amounts equal to the cost amount of the particular asset for purposes of the Federal Tax Act, or the provincial taxing statute, as the case may be, except for property which is eligible capital property where the elected amount shall be equal to the fair market value of such property, as determined by MDS and the Corporation;

        (ix) cause the Blood Products Limited Partnership to enter into the Blood Products Security Agreements and to execute all such other documents and take such steps required to grant the security interests in respect of all of its assets to the Bank in respect of the Bank Loan;

        (x) make such applications or take such other steps as are required so that the New Hemosol Shares, the Class A Common Shares, the Class B Non-Voting Shares and Class C Preferred Shares will not be subject to any statutory hold period under applicable Canadian laws (except in respect of "control blocks") and to seek relevant exemptions from the prospectus and registration requirements in respect of the distributions of securities contemplated herein and in the Plan of Arrangement;

        (xi) apply to, and seek confirmation from, the TSX and NASDAQ of the delisting of the Common Shares and the listing and posting for trading or quotation, as the case may be, of the New Hemosol Shares on the TSX and the NASDAQ effective as of the Effective Time;

        (xii) amend the Tranche A Warrants at the Effective Time so that the aggregate number of Common Shares to which MDS is entitled thereunder shall be reduced by 500,000 with such reduction to be effected by reducing by 50% MDS' entitlement to acquire Common Shares which entitlement has vested (or will vest) on February 22, 2004, March 22, 2004 and April 22, 2004;

        (xiii) redeem all Class C Preferred Shares held by New Hemosol at the Effective Time at their aggregate redemption price and cause New Hemosol to assume the obligations under the Convertible Securities, other than Options, as if such Convertible Securities were a right to acquire New Hemosol Shares (other than a reduction of the exercise price of the Convertible Security by $0.04) in exchange for the transfer to New Hemosol at fair market value of the Corporation's 91.12% general partnership interest in the Blood Products Limited Partnership and $16,000,000;

        (xiv) terminate the MDS MOU and cause New Hemosol to enter into the New Hemosol MOU;

        (xv) cause New Hemosol to enter into the Escrow Agreement;

        (xvi) enter into the Partnership Interest Transfer Agreement; and

        (xvii) execute all other documents and take all other steps and cause New Hemosol and the Blood Products Limited Partnership to execute all other documents and take all other steps as may be required to carry out the foregoing and the transactions contemplated herein, all such documents to be in the form and substance satisfactory to MDS, acting reasonably.

                                   ARTICLE 5
                                      MDS

5.1 COVENANTS OF MDS

     (a) MDS hereby covenants and agrees to perform all obligations required to be performed by it under this Agreement and to do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

        (i) effect all registrations, filings and submissions of information required by all governmental entities from MDS and the Labs Limited Partnership as are necessary to consummate the transactions contemplated herein and in the Plan of Arrangement (including, without limitation, those listed on Exhibit 11 hereto);

        (ii) apply for and use all reasonable efforts (in co-operation with the Corporation) to obtain prior to the Effective Date all necessary waivers, consents, authorizations and approvals, regulatory or otherwise, as are required to consummate the transactions contemplated herein and in the Plan of Arrangement (including, without limitation, those listed on Exhibit 11 hereto); and

        (iii) vote the Common Shares held by it and cause its Subsidiaries to vote the Common Shares held by them in favour of the Arrangement Resolution.

     (b) MDS shall promptly notify the Corporation in writing of any matter, event or state of facts which comes to its attention which:

        (i) renders or might reasonably render any representation or warranty of MDS contained in this Agreement, if made on or as of the date of such matter or event or the Effective Date, untrue or inaccurate in any material respect;

        (ii) constitutes or might reasonably constitute a Material Adverse Effect in respect of the Labs Business;

        (iii) constitutes or might reasonably constitute or result in a breach by MDS of any covenant or agreement contained in this Agreement; or

        (iv) would result in the inability of MDS to satisfy a condition or agreement to be satisfied by it under this Agreement prior to the Effective Time.

     (c) MDS shall furnish, on a timely basis, all such information regarding MDS and the Labs Business as may be required to be included in the Circular under the requirements of Applicable Law. MDS covenants with and represents and warrants to the Corporation that the information furnished by it regarding MDS and the Labs Business for inclusion in the Circular will not contain a misrepresentation (as such term is defined in the Securities Act).

     (d)  On or prior to the Effective Time, MDS shall:

        (i)   lend  Subco  $50,000  to  enable   it  to  purchase  its   general
              partnership interest in the Labs Limited Partnership;

        (ii) enter into the Labs LP Agreement and cause Subco to enter into the Labs LP Agreement and execute all documents and take all steps required for, and cause Subco to execute all documents and take all steps required for, the formation of the Labs Limited Partnership;

        (iii) enter into the Labs Contribution Agreement with the Labs Limited Partnership and cause the Labs Limited Partnership to enter into the Labs Contribution Agreement and execute all such documents and take all such other steps required to transfer the Labs Assets to the Labs Limited Partnership;

        (iv) enter into and cause the Labs Limited Partnership to enter into the Labs Management Agreement;

        (v) lend $16,000,000 to the Labs Limited Partnership and cause the Labs Limited Partnership to lend $16,000,000 to the Corporation, in accordance with the terms of the Labs Limited Partnership Agreement;

        (vi) enter into the Partnership Interest Transfer Agreement;

        (vii) subject to the release of MDS under the MDS Guarantee by the Bank, enter into a guarantee (the "BPP GUARANTEE") substantially similar to the MDS Guarantee pursuant to which MDS will guarantee the Blood Products Limited Partnership's obligation under the Bank Loan after the Effective Time; and

        (viii) execute all other documents and take all other steps and cause Subco and the Labs Limited Partnership to execute all other documents and take all other steps as required to carry out the foregoing and the transactions contemplated herein, such documents to be in form and substance satisfactory to the Corporation, acting reasonably.

                                   ARTICLE 6
                                   CONDITIONS

6.1 MUTUAL CONDITIONS PRECEDENT

     The respective obligations of the Corporation and MDS to complete the transactions contemplated hereby are subject to the fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

     (a) the Interim Order shall have been granted in form and substance satisfactory to the Corporation and MDS, acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such parties, acting reasonably, on appeal or otherwise;

     (b) any conditions in addition to those set out in this Section 6.1 which may be imposed by the Interim Order shall have been satisfied;

     (c)  the  Arrangement   Resolution  shall   have  been   approved  by   the
          Securityholders at the Special Meeting in accordance with the Interim Order;

     (d) the Final Order shall have been granted in form and substance satisfactory to the Corporation and MDS, acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such parties, acting reasonably, on appeal or otherwise;

     (e) all other consents, orders, authorizations, approvals and waivers of or from governmental entities, including regulatory and judicial approvals and orders, required for the completion of the transactions contemplated herein shall have been obtained or received from applicable governmental entities having jurisdiction in the circumstances, and all other applicable regulatory requirements and conditions shall have been complied with including without limitation those regulatory requirements and conditions listed in Exhibits 10 and 11 hereto;

     (f) all consents, orders, authorizations, approvals and waivers listed in Part A of Exhibit 10 and in Exhibit 11 (other than as referred to in paragraph (e) above) shall have been obtained;

     (g) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated under this Agreement or under the Plan of Arrangement and there shall be no proceeding, whether of a judicial or administrative nature or otherwise brought by a governmental entity that relates to or results from the transactions contemplated herein that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated under this Agreement or under the Plan of Arrangement in accordance with the terms and conditions hereof or thereof or would otherwise be inconsistent with any approvals which have been obtained; and

     (h)  this Agreement shall not have been terminated pursuant to Article 8.

     The foregoing conditions are for the mutual benefit of the Corporation and MDS and may be waived, in whole or in part, by the Corporation and MDS at any time.

6.2 ADDITIONAL CONDITIONS IN FAVOUR OF THE CORPORATION

     The obligation of the Corporation to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

     (a) the representations and warranties made by MDS in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties are qualified by materiality, in which event such representations and warranties shall be true and correct in all respects and to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date or except as affected by transactions contemplated or permitted by this
          Agreement), and MDS shall have provided to the Corporation the certificate of any one senior officer of MDS certifying such accuracy as at the Effective Date;

     (b) all covenants of MDS hereunder to be performed on or before the Effective Date shall have been duly performed by MDS in all material respects and MDS shall have provided to the Corporation the certificate of any one senior officer of MDS certifying the foregoing on the Effective Date;

     (c) subject to the release by the Bank of MDS under the MDS Guarantee, MDS shall have entered into the BPP Guarantee;

     (d) from the date hereof up to and including the Effective Date, there shall not have occurred, developed or arisen or come into effect or existence any condition, event or development which in the reasonable judgment of the Corporation has, or is reasonably likely to have, a Material Adverse Effect on the Labs Business; and

     (e) the satisfaction of the Corporation, acting reasonably, that all appropriate actions have been completed by MDS, Subco and the Labs Limited Partnership to carry out the transactions contemplated herein including without limitation those actions set out in Section 5.1 hereof and all requisite documents and agreements in a form satisfactory to the Corporation, acting reasonably, have been executed by MDS, Subco and the Labs Limited Partnership to carry out the transactions contemplated herein.

     The foregoing conditions precedent are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in writing at any time.

6.3 ADDITIONAL CONDITIONS IN FAVOUR OF MDS

     The obligation of MDS to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

     (a) the representations and warranties made by the Corporation in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties are qualified by materiality, in which event such representations and warranties shall be true and correct in all respects and to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date or except as affected by transactions contemplated or permitted by this Agreement), and the Corporation shall have provided to MDS the certificate of any one senior officer of the Corporation certifying such accuracy as at the Effective Date;

     (b) all covenants of the Corporation hereunder to be performed on or before the Effective Date shall have been duly performed by the Corporation in all material respects and the Corporation shall have provided to MDS the certificate of any one senior officer of the Corporation certifying the foregoing on the Effective Date;

     (c) from the date hereof up to and including the Effective Date, there shall not have occurred, developed or arisen or come into effect or existence any condition, event or development which in the reasonable judgment of MDS has, or is reasonably likely to have, a Material Adverse Effect on the Corporation;

     (d) the Corporation shall have filed Tax Returns in respect of the year ended December 31, 2002 with amendments as appropriate to correct and adjust prior filings;

     (e) New Hemosol shall have been incorporated with the New Hemosol Shares having the terms and conditions in the New Hemosol Share Conditions;

     (f) there shall not be any change to the Plan of Arrangement that would result in any Convertible Securities and Options being issued and outstanding upon completion of the Arrangement;

     (g) there shall not be any change, condition, event or development in respect of the Corporation or the Business that would result in any material impairment in or materially adversely affect the ability of the Corporation to utilize its Undeducted Balances after the Effective Time as contemplated in the Tax Ruling;

     (h) MDS has obtained any amendments or supplements to the Tax Ruling deemed necessary by its counsel or financial advisors in order to implement the Plan of Arrangement and this Agreement and to allow the Corporation to utilize the Undeducted Balances of the Corporation after the Effective Time as contemplated in the Tax Ruling;

     (i) there shall not have been enacted, promulgated or announced any change or proposed change in law or interpretative guidance or policy of any taxation authority that, in MDS' view, acting reasonably, could result in any material impairment in or materially adversely affect the Tax Ruling or the ability of the Corporation to utilize its Undeducted Balances after the Effective Time as contemplated by the Tax Ruling or result in a material adverse change in the tax treatment on any dividends to be received by MDS as a shareholder of the Corporation or otherwise reduce (otherwise than as a consequence of a general reduction in income tax rates) the benefit to the Corporation or MDS of the Corporation utilizing the Undeducted Balances of the Corporation;

     (j) the Blood Products Limited Partnership and New Hemosol shall have executed the Corporation Indemnity Agreement and MDS Indemnity Agreement, respectively; and

     (k) the satisfaction of MDS, acting reasonably, that all appropriate actions have been completed by the Corporation, New Hemosol and the Blood Products Limited Partnership including without limitation those actions set out in Section 4.4 hereof and all requisite documents and agreements in a form satisfactory to MDS, acting reasonably, have been executed and delivered by the Corporation, New Hemosol and the Blood Products Limited Partnership to carry out the transactions contemplated herein.

     The foregoing conditions precedent are for the exclusive benefit of MDS and may be waived, in whole or in part, by MDS in writing at any time.

6.4 MERGER OF CONDITIONS

     The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of Articles of Arrangement as contemplated by this Agreement with the agreement of the Corporation and MDS and the issuance of a certificate of arrangement in respect thereof under the OBCA.

                                   ARTICLE 7

                             EXPENSE REIMBURSEMENT

7.1 MDS EXPENSE REIMBURSEMENT

     In the event that:

     (a) this Agreement is terminated by MDS pursuant to subsections 8.1(c) or 8.1(d);

     (b) this Agreement is terminated by the Corporation pursuant to subsection 8.1(e), or

     (c) this Agreement is terminated pursuant to subsection 8.1(f) provided that a condition set out in Section 6.3, other than a condition set out in subsection 6.3(c), (f), (g), (h) or (i), is not satisfied or the condition set out in subsection 6.1(f) (to the extent that such condition relates to a consent, order, authorization, approval or waiver required to be obtained by the Corporation) is not satisfied, the Corporation shall pay to MDS in respect of expenses incurred by MDS in connection with matters related to this Agreement within two Business Days following the termination of this Agreement, an amount equal to $1,000,000 in immediately available funds to an account designated by MDS. The Corporation acknowledges that this amount is a genuine pre-estimate of damages which MDS will suffer or incur as a result of any of the foregoing termination events and are not penalties. Any obligation to make a payment under this section shall survive the termination of this Agreement.

7.2 CORPORATION EXPENSE REIMBURSEMENT

     In the event that:

     (a) this Agreement is terminated by the Corporation pursuant to subsection 8.1(d);

     (b) this Agreement is terminated pursuant to subsection 8.1(f) provided that a condition set out in Section 6.2 other than a condition set out in subsection 6.2(d) is not satisfied or the condition set out in subsection 6.1(f) (to the extent that such condition relates to a consent, order, authorization, approval or waiver required to be obtained by MDS) is not satisfied; or

     (c)  this Agreement is terminated by MDS pursuant to subsection 8.1(h),

MDS shall pay to the Corporation in respect of expenses incurred by the Corporation in connection with matters related to this Agreement within two Business Days following the termination of this Agreement, an amount equal to $500,000 in immediately available funds to an account designated by the Corporation. MDS acknowledges that this amount is a genuine pre-estimate of damages which the Corporation will suffer or incur as a result of the foregoing termination events and are not penalties. Any obligation to make a payment under this section shall survive the termination of this Agreement.

                                   ARTICLE 8
                                  TERMINATION

8.1 TERMINATION

     This Agreement may be terminated at any time prior to the Effective Date:

     (a)  by mutual written consent of the parties hereto;

     (b) by MDS or the Corporation, not less than seven days after the Special Meeting, if the Securityholders do not vote to approve the Arrangement Resolution at the Special Meeting;

     (c) by MDS if: (i) the Board shall have (A) modified or amended in a manner adverse to MDS or withdrawn, or resolved to modify or amend in a manner adverse to MDS or withdraw, its recommendation that the Securityholders approve the Arrangement, or (B) approved or recommended any Superior Proposal; or (ii) the Corporation has entered into a binding agreement with respect to a Superior Proposal;

     (d) by MDS or the Corporation if the other party is in breach of any of its representations or warranties (in any material respect or where any representation or warranty is qualified by materiality, in any respect) or in breach of any covenants under this Agreement and such breach is not curable, or if curable, is not cured within three days after notice of the breach has been received by such other party;

     (e) by the Corporation upon the determination by the Corporation, after the conclusion of the process set out in Section 4.3, that an Acquisition Proposal constitutes a Superior Proposal;

     (f) by MDS or the Corporation if the Effective Date does not occur on or prior to the Outside Date;

     (g) by MDS or the Corporation if the Arrangement is illegal or otherwise prohibited by law or if any final and non-appealable judgment, injunction, order or decree of a court or regulatory authority is issued that prohibits MDS or the Corporation from proceeding with or completing the Arrangement; or

     (h) by MDS if the Canada Customs & Revenue Agency has refused to issue an amendment or supplement to the Tax Ruling required to satisfy the condition in subsection 6.3(h) or there is an enactment, promulgation or announcement such that the condition set out in subsection 6.3(i) cannot be satisfied.

     In the event of any such termination, subject to the payment required by Sections 7.1 and 7.2, each party hereto shall be deemed to have released, remised and forever discharged the other party hereto in respect of any and all claims arising in respect of this Agreement, provided that neither the termination of this Agreement nor anything contained in this Section 8.1 shall
(i) relieve a party from any liability for any wilful breach, fraud or wilful misfeasance by it or (ii) preclude a party from seeking injunctive relief to restrain any breach or threatened breach of a covenant set forth in this Agreement or otherwise to obtain specific performance of any act, covenant or agreement set forth in or contemplated by this Agreement, provided such party does not seek or has not sought an expense reimbursement pursuant to Section 7.1 or 7.2 hereof.

                                   ARTICLE 9
                                   AMENDMENT

9.1 AMENDMENT

     This Agreement may, at any time and from time to time, before and after the holding of the Special Meeting but not later than the Effective Date, be amended, modified and/or supplemented by written agreement of the parties hereto (or in the case of a waiver, by written instrument of the party giving the waiver) without, subject to Applicable Law, further notice to or authorization on the part of Shareholders. Without limiting the generality of the foregoing, any such amendment, modification or supplement may:

     (a) change the time for performance of any of the obligations or acts of the parties hereto;

     (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

     (c) waive compliance with or modify any of the covenants contained herein or in any document to be delivered pursuant hereto; or

     (d) waive or modify performance of any of the obligations or conditions precedent of the parties hereto.

9.2 PUBLIC ANNOUNCEMENTS

     All press releases or other public written communications of any sort by either of the parties hereto relating to this Agreement or the Arrangement and the method of release for publication thereof will be provided for prior review and comment by the other party hereto. Each party will deal expeditiously with a request for comments on such written communication provided that the party issuing such written communication shall not be delayed if to do so would be contrary to any legal or regulatory requirement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 NOTICES

     All notices and other communications hereunder shall be in writing and shall be delivered to the parties at the following addresses or sent by telecopy at the following telecopier numbers or at such other addresses or telecopier numbers as shall be specified by the parties by like notice:

     (a)  if to the Corporation:

        2585 Meadowpine Blvd.
        Mississauga, Ontario
        L5N 8H9

        Attention: Lee Hartwell

        Facsimile No.: 905 286 0021

        with a copy to:

        Davies Ward Phillips & Vineberg LLP
        P.O. Box 63
        Suite 4400
        1 First Canadian Place
        Toronto, Ontario
        M5X 1B1

        Attention: Arthur Shiff
          Facsimile No.: 416 863 0871

     (b)  if to MDS:

        100 International Boulevard
        Toronto, Ontario
        M9W 6J6

        Attention: James A.H. Garner
        Facsimile No.: 416 213 4222

        with a copy to:

        Fasken Martineau DuMoulin LLP
        Suite 4200
        TD Bank Tower
        Toronto Dominion Centre
        Toronto, Ontario
        M5K 1N6

        Attention: Richard J. Steinberg
          Facsimile No.: 416 364 7813

     The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next Business Day).

10.2 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the parties contained herein shall expire with, and be terminated and extinguished upon, the filing of the Articles of Arrangement under the OBCA to give effect to the Arrangement.

10.3 CONFIDENTIALITY

     Each of MDS and the Corporation (each a "RECIPIENT") covenants and agrees to keep all information provided or made available to it in connection with this Agreement and the Plan of Arrangement (the "INFORMATION") confidential and not to disclose same (except to its representatives or as may be required by law), in whole or in part, without the prior written consent of the other party hereto. Moreover, each Recipient covenants and agrees to furnish the Information only to those of its representatives who need to know the Information to carry out the transactions contemplated herein and who are informed by such Recipient of the confidential nature of the Information and who also agree to be bound by the terms of this Section 10.3. This Section 10.3 shall be inoperative as to such portions of the Information that: (a) are or become generally available to the public other than as a result of disclosure by a Recipient or its representatives in breach of this Agreement; (b) become available to a Recipient on a non-confidential basis from a source other than the other party hereto, provided that such source is not known by such Recipient to be bound by a confidentiality agreement with the other party hereto or otherwise prohibited from transmitting the Information to such Recipient by a contractual, legal or fiduciary obligation; or (c) were known to a Recipient or its representatives on a non-confidential basis prior to its disclosure to such Recipient or its representatives by the other party hereto.

10.4 APPLICABLE LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each of the parties irrevocably attorns to the jurisdiction of the courts of Ontario.

10.5 BINDING EFFECT AND ASSIGNMENT

     This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder or under the Arrangement shall be assigned by a party hereto without the prior written consent of the other party.

10.6 TIME OF ESSENCE

     Time shall be of the essence of this Agreement.

10.7 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 FEES AND EXPENSES

     MDS and the Corporation shall each be responsible for their own fees and expenses (including, without limitation, the fees and expenses of their legal, financial and accounting advisors) in connection with the entry into of this Agreement and the consummation of the transactions contemplated herein. Notwithstanding the foregoing, provided the Arrangement is completed and this Agreement is not otherwise terminated prior to the Effective Date, MDS shall reimburse the Corporation or New Hemosol, as applicable, for 50% of the fees and expenses (including without limitation the fees and expenses of legal advisors, printing expenses and stock exchange and other regulatory fees) incurred by the Corporation or New Hemosol up to a maximum reimbursement of $300,000 in connection with the preparation and mailing of the Circular, the application for the Interim Order and Final Order, the holding of the Special Meeting, the preparation for (to the extent such preparation is after the date hereof) and closing of the transactions contemplated herein.

10.9 FURTHER ASSURANCES

     Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Corporation and MDS agree to make, do and execute, or cause and cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required by any of them in order to document or evidence any of the transactions or events set out herein.

     IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first written above.

                                         HEMOSOL INC.

                                         By: (Signed) LEE D. HARTWELL
                                          --------------------------------------
                                          Name: Lee D. Hartwell
                                          Title: President, Chief Executive
                                                 Officer and
                                             Chief Financial Officer

                                         MDS INC.

                                         By: (Signed) JAMES A.H. GARNER
                                          --------------------------------------
                                          Name: James A.H. Garner
                                          Title: Executive Vice-President and
                                             Chief Financial Officer

                                         By: (Signed) PETER BRENT
                                          --------------------------------------
                                          Name: Peter Brent
                                          Title: General Counsel and Corporate
                                                 Secretary

                                   EXHIBIT 1

                                  HEMOSOL INC.
                    PLAN OF ARRANGEMENT UNDER SECTION 182 OF
                    THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Plan of Arrangement and the Appendices hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

    "ACT" means the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any reference herein shall be read as referring to such amended, re-enacted or replaced provisions).

    "ARRANGEMENT" means the arrangement under section 182 of the Act on the terms and conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Plan of Arrangement.

    "ARRANGEMENT AGREEMENT" means the arrangement agreement made as of the 11th day of February, 2004 between the Corporation and MDS to which this Plan of Arrangement is attached as Exhibit 1 and forms a part, and all amendments and supplements thereto and restatements thereof.

    "BLOOD PRODUCTS ASSETS" means all of the assets owned or leased by the Corporation immediately prior to the Effective Time.

    "BLOOD PRODUCTS CONTRIBUTION AGREEMENT" means the contribution agreement dated the Effective Date between the Corporation and the Blood Products Limited Partnership pursuant to which the Blood Products Limited Partnership will acquire the Blood Products Assets and assume the Blood Products Liabilities from the Corporation.

    "BLOOD  PRODUCTS  LIABILITIES"   means  all   liabilities  (contingent   and
    otherwise) and other obligations of the Corporation immediately prior to the Effective Time.

    "BLOOD PRODUCTS LIMITED PARTNERSHIP" means Hemosol LP, the limited partnership formed under the laws of Ontario by the Corporation and New Hemosol on -- , 2004 to acquire the Blood Products Assets and assume the Blood Products Liabilities and otherwise carry on the business of the Corporation on and after the Effective Time.

    "BLOOD  PRODUCTS LP AGREEMENT" means the limited partnership agreement dated
       --    , 2004 between  the Corporation and New  Hemosol that sets out  the terms and conditions of the Blood Products Limited Partnership.

    "BLOOD PRODUCTS LP UNIT" means a partnership unit of the Blood Products Limited Partnership.

    "BOARD OF DIRECTORS" means the board of directors of the Corporation from time to time.

    "BUSINESS DAY" means a day, other than Saturday, Sunday, or a statutory or civic holiday in Toronto, Canada.

    "CASH FLOW", for any Distribution Period, shall equal the following:

    (i)   all cash or cash equivalents which are received by the Corporation  in
          such   Distribution   Period,  including,   without   limitation,  any
          distributions received by the Corporation from the Partnerships;

    plus:

    (ii) all cash or cash equivalents received by the Corporation in any prior Distribution Period to the extent not previously distributed unless such amounts have been set aside by the Board of Directors in a prior Distribution Period for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period, in which case such amounts set aside shall not be included in Cash Flow;

    less the following amounts (referred to collectively as the "Cash Flow Deductions"):

    (iii) all costs, expenses and debts of the Corporation which, in the opinion of the Board of Directors, may reasonably be considered to have accrued or become owing in respect of, or which relate to, such Distribution Period or a prior Distribution Period if not deducted in the calculation of Cash Flow for such prior period;

    (iv) any tax liability of the Corporation in respect of, or which relates to, such Distribution Period; and

    (v) any cash or cash equivalents which are received by the Corporation in the Distribution Period which the Board of Directors has determined to set aside for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period.

    "CLASS A COMMON SHARES" means shares in the capital of the Corporation of a class designated as Class A common shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

    "CLASS B NON-VOTING SHARES" means the shares in the capital of the Corporation of a class designated as Class B non-voting shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

    "CLASS C PREFERRED SHARES" means the shares in the capital of the Corporation of a class designated as Class C preferred shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

    "CLASS C REDEMPTION AMOUNT" has the meaning assigned thereto in clause 5.4.1 of Appendix A.

    "COMMON SHARES" means the issued and outstanding common shares in the capital of the Corporation.

    "CONVERTIBLE SECURITIES" means all securities of the Corporation that are convertible or exercisable into or otherwise give the holder the right to acquire Common Shares or other securities of the Corporation, other than Options, which are outstanding immediately prior to the Effective Time.

    "CORPORATION" means Hemosol Inc., a corporation incorporated under the laws of Ontario.

    "COURT" means the Ontario Superior Court of Justice.

    "DISTRIBUTABLE CASH FLOW" for, or in respect of, a Distribution Period shall be the Cash Flow of the Corporation for such Distribution Period, together with any Cash Flow set aside in a prior Distribution Period for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period which the Board of Directors has determined to distribute in respect of the current Distribution Period, less any amount which the Board of Directors may reasonably consider to be necessary to provide for the payment of any costs and repayments of debts which have been or will be incurred in the activities and operations of the Corporation in addition to the Cash Flow Deductions.

    "DISTRIBUTION PERIOD" means each month in each calendar year from and including the first day thereof and to and including the last day thereof, provided that the first Distribution Period shall begin on (and include) the Effective Date and shall end on (and include) the last day of the month in which the Effective Date occurs.

    "EFFECTIVE DATE" means the date upon which this Plan of Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement giving effect to the Arrangement issued by the Director pursuant to section 183 of the Act.

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date.

    "EXISTING STOCK OPTION PLAN" means the Corporation's stock option plan dated December 7, 2000.

    "ESCROW AGREEMENT"  means  the escrow  agreement  dated the  Effective  Date
    between   the  Corporation,  New  Hemosol,  and  an  escrow  agent  mutually acceptable to the Corporation and New Hemosol, acting reasonably.

    "FINAL ORDER" means the order of the Court made in connection with the approval of the Arrangement as such order may be amended or modified by the highest court which hears an appeal in respect of such order.

    "INITIAL SHARE" means the one New Hemosol Share held by the Corporation immediately prior to the Effective Time.

    "INTERIM ORDER" means the interim order of the Court, as it may be amended, made in connection with the Arrangement as contemplated by section 2.2 of the Arrangement Agreement.

    "LABS ASSETS" means the assets of the Labs Business that will be contributed to the Labs Limited Partnership by MDS pursuant to the terms of the Labs Contribution Agreement.

    "LABS BUSINESS" means the clinical laboratory services business carried on by MDS in Ontario immediately prior to the Effective Time which, for greater certainty, does not include diagnostic imaging, water testing, real estate investments, the Executive Health Clinic, MDS' joint venture with University Health Network called Toronto Medical Laboratories and MDS' financial interest in Windsor Medical Laboratories.

    "LABS CONTRIBUTION AGREEMENT" means the contribution agreement dated the Effective Date between MDS and the Labs Limited Partnership pursuant to which MDS will contribute the Labs Assets to the Labs Limited Partnership.

    "LABS LIMITED PARTNERSHIP" means MDS Laboratory Services, L.P., a limited partnership formed by MDS and Subco under the laws of Ontario on -- , 2004 to acquire the Labs Assets and carry on the Labs Business on and after the Effective Time.

    "LABS LIMITED PARTNERSHIP INTEREST" means the 99.99% limited partnership interest in the Labs Limited Partnership.

    "LABS  LP AGREEMENT" means the limited partnership agreement dated    --   ,
    2004 between MDS and Subco that sets out the terms and conditions of the Labs Limited Partnership.

    "LABS LP UNIT" means a limited partnership unit of the Labs Limited Partnership.

    "MDS" means MDS Inc., a corporation governed by the laws of Canada.

    "MEETING" means the special meeting of holders of Common Shares and Convertible Securities and any adjournment(s) or postponement(s) thereof, called and held in accordance with the Interim Order to consider, among other things, a special resolution in respect of the Arrangement.

    "MOU" means the memorandum of understanding between MDS and the Corporation dated October 22, 2002, as amended on December 23, 2003 relating to the issuance of Tranche B Warrants in certain circumstances.

    "NEW HEMOSOL" means Hemosol Corp., a corporation incorporated under the Act on February 24, 2004 and which immediately prior to the Effective Time is a wholly-owned subsidiary of the Corporation.

    "NEW HEMOSOL MOU" means the memorandum of understanding between MDS and New Hemosol dated the Effective Date relating to the issuance of warrants to purchase up to 2,000,000 New Hemosol Shares on substantially the same terms as the Tranche B Warrants except that the number of warrants vesting each month shall be reduced by 50% and the exercise price shall be reduced by $0.04.

    "NEW HEMOSOL OPTIONS" means options to acquire New Hemosol Shares issued under the New Hemosol Stock Option Plan.

    "NEW HEMOSOL SHARE" means a common share in the capital of New Hemosol.

    "NEW HEMOSOL STOCK OPTION PLAN" means the employee stock option plan of New Hemosol dated the Effective Date.

    "OPTION" means an option to purchase Common Shares issued by the Corporation pursuant to the Existing Stock Option Plan and which is outstanding immediately prior to the Effective Time.

    "PARTNERSHIP INTEREST TRANSFER AGREEMENT" means the transfer agreement dated the Effective Date between MDS and the Corporation pursuant to which MDS will transfer the Labs Limited Partnership Interest to the Corporation and surrender for cancellation 500,000 Tranche A Warrants and the right to acquire 2,000,000 Tranche B Warrants and the Corporation shall issue to MDS
       -- Class A Common Shares and -- Class B Non-Voting Shares and will grant a right of first refusal and option in respect of the Labs Limited Partnership Interest to MDS.

    "PARTNERSHIP  INTERESTS"  means,   collectively,  the  limited   partnership
    interests in each of the Partnerships acquired by the Corporation as part of the Arrangement.

    "PARTNERSHIPS" means, collectively, the Blood Products Limited Partnership and the Labs Limited Partnership.

    "PERSON" includes an individual, body corporate, partnership, joint venture,
    trust,  association,  unincorporated  organisation,  or  any  other   entity
    recognised by law or considered to be a person for purposes of the Tax Act.

    "PLAN   OF  ARRANGEMENT"  means   this  plan  of   arrangement  as  amended,
    supplemented or restated from time to time, together with the Appendices hereto.

    "SHARE CONDITIONS" means conditions of the Class A Common Shares, Class B Non-Voting Shares and Class C Preferred Shares as set out in Appendix A hereto.

    "SPECIFIED OPTIONS" means collectively (i) 2,766,225 Options with an exercise price of $0.90 per Common Share issued on October 29, 2003 conditional upon TSX and shareholder approval; (ii) 775,000 Options with an exercise price of $1.60 per Common Share issued on December 11, 2003 conditional upon TSX and shareholder approval; (iii) 5,613 Options with an exercise price of $0.93 per Common Share issued on June 3, 2003; (iv) 164,000 Options with an exercise price of $2.10 per Common Share issued on February 10, 1998, of which 124,000 are outstanding as of the date hereof;
    (v) 30,000 Options with an exercise price of $2.26 per Common Share issued on December 17, 2002; (vi) 36,000 Options with an exercise price of $2.45 per Common Share issued on April 30, 1998; (vii) 30,000 Options with an exercise price of $2.45 per Common Share issued on April 30, 1998, of which 17,500 are outstanding as of the date hereof; (viii) 10,000 Options with an exercise price of $3.85 per Common Share issued on February 11, 1997; (ix) 34,240 Options with an exercise price of $4.60 per Common Share issued on May 21, 1999; (x) 10,480 Options with an exercise price of $4.60 per Common Share issued on May 21, 1999; (xi) 30,000 Options with an exercise price of $6.30 per Common Share issued on December 13, 2001; (xii) 24,057 Options with an exercise price of $6.63 per Common Share issued on February 8, 1996;
    (xiii) 10,431 Options with an exercise price of $15.10 per Common Share issued on February 9, 2000; (xiv) 4,104 Options with an exercise price of $15.10 per Common Share issued on February 9, 2000; (xv) 37,705 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000;
    (xvi) 10,000 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000; (xvii) 3,832 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000; and (xviii) 2,500 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000.

    "SUBCO" means MDS Laboratory Services Inc., a wholly-owned subsidiary of MDS incorporated under the Canada Business Corporations Act on December 19, 2003.

    "TAX ACT" means the Income Tax Act (Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any reference herein shall be read as referring to such amended, re-enacted or replaced provisions).

    "TRADING DAY" means a day, other than a Saturday or Sunday, when the Toronto Stock Exchange and the Nasdaq National Market are open for trading.

    "TRANCHE A WARRANTS" means the warrants of the Corporation issued to MDS entitling MDS to acquire, on the due exercise thereof, up to 6,000,000 Common Shares, on the terms and conditions set out in the warrant certificate dated November 22, 2002.

    "TRANCHE B WARRANTS" means warrants of the Corporation to purchase up to 4,000,000 Common Shares to be issued to MDS in certain circumstances on the terms and conditions set out in the MOU.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3 NUMBER, GENDER

     Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.4 CURRENCY

     All sums of money referred to in this Plan of Arrangement are expressed and shall be payable in Canadian dollars.

1.5 TIME

     Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

1.6 GOVERNING LAW

     This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7 THE ARRANGEMENT AGREEMENT

     The Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. The implementation of this Plan of Arrangement is expressly subject to the fulfilment or waiver by the party or parties thereto entitled of the conditions precedent set out in the Arrangement Agreement.

                                   ARTICLE 2
                                THE ARRANGEMENT

2.1 THE ARRANGEMENT

     At the Effective Time, the following shall occur and shall be deemed to have occurred in the following order without any further act or formality:

     (a) Subco shall contribute $50,000 to the Labs Limited Partnership for its 0.01% general partnership interest in the Labs Limited Partnership pursuant to the terms of the Labs LP Agreement;

     (b) in accordance with the terms of the Labs Contribution Agreement, MDS shall contribute the Labs Assets to the Labs Limited Partnership and the Labs Limited Partnership shall issue the Labs Limited Partnership Interest to MDS in consideration therefor;

     (c) New Hemosol shall contribute $6,000 to the Blood Products Limited Partnership and the Blood Products Limited Partnership shall issue one Blood Products LP Unit to New Hemosol in consideration therefor;

     (d) in accordance with the Blood Products Contribution Agreement, the Corporation shall contribute the Blood Products Assets to the Blood Products Limited Partnership and, in consideration therefor, the Blood Products Limited Partnership shall assume the Blood Products Liabilities and issue 9,999 Blood Products LP Units to the Corporation;

     (e)  all Options shall be cancelled and  shall cease to be outstanding  and
          (i) all holders of Options who have consented to the treatment of their Options as contemplated in this clause (i) shall receive in exchange for each of such cancelled Options that are Specified Options, one New Hemosol Option with vesting and exercise terms equivalent to such cancelled Specified Options and an exercise price equal to the exercise price of such cancelled Specified Option less $0.04 and shall receive no New Hemosol Options in exchange for their cancelled Options that are not Specified Options; and (ii) all holders of Options who have not consented to the treatment of their Options as contemplated in the preceding clause (i) and all holders of Options who do not hold any Specified Options shall receive in exchange for each of such cancelled Options, one New Hemosol Option with vesting and exercise terms equivalent to such cancelled Option and an exercise price equal to the exercise price of such cancelled Option less $0.04;

     (f) the articles of the Corporation shall be amended to create and authorize the issuance of an unlimited number of Class A Common Shares and Class B Non-Voting Shares and that number of Class C Preferred Shares equal to the number of issued and outstanding Common Shares of the Corporation immediately prior to the Effective Time in each case having the rights, privileges, restrictions and conditions set forth in the Share Conditions;

     (g) the Initial Share shall be purchased for cancellation by New Hemosol from the Corporation in consideration for a cash payment of $1.00;

     (h) each holder of Common Shares shall be deemed to have exchanged each issued and outstanding Common Share for one Class A Common Share and one Class C Preferred Share and each such Common Share shall be cancelled such that upon the completion of the foregoing no Common Shares shall be outstanding;

     (i) the amount to be added to the stated capital account maintained for the Class C Preferred Shares in respect of each Class C Preferred Share shall be equal to the Class C Redemption Amount;

     (j) the amount to be added to the stated capital account maintained for the Class A Common Shares shall be equal to the fair market value of the Common Shares immediately prior to the Effective Time (determined by multiplying the number of Common Shares outstanding immediately before the Effective Time by the weighted average trading price of the Common Shares for the 10-day period ending on the day before the Effective Date) and subject to any reduction required by subsection 86(2.1) of the Tax Act less the aggregate Class C Redemption Amount;

     (k) the stated capital account maintained in respect of the Common Shares shall be decreased to zero;

     (l) each holder of Class C Preferred Shares shall be deemed to have transferred each issued and outstanding Class C Preferred Share to New Hemosol in exchange for one New Hemosol Share such that following such transfer all issued and outstanding Class C Preferred Shares are held by New Hemosol;

     (m) the Tranche A Warrants shall be amended, in partial consideration for the issuance of Class A Common Shares and Class B Non-Voting Shares as provided in paragraph (q), so that the aggregate number of Common Shares to which MDS is entitled thereunder shall be reduced by 500,000 with such reduction to be effected by reducing by 50% MDS' entitlement to acquire Common Shares which entitlement has vested (or will vest) on February 22, 2004, March 22, 2004 and April 22, 2004;

     (n) New Hemosol shall assume the obligations of the Corporation under the Convertible Securities as if such Convertible Securities were a right to acquire New Hemosol Shares (other than a reduction of the exercise price of each Convertible Security by $0.04) and the Corporation shall redeem all issued and outstanding Class C Preferred Shares held by New Hemosol for a redemption price per Class C Preferred Share equal to the Class C Redemption Amount which consideration for the assumption and the redemption price shall be paid by the transfer to New Hemosol of 9,112 Blood Products LP Units and the cash payment of $16,000,000;

     (o) the MOU shall be terminated and New Hemosol and MDS shall enter into the New Hemosol MOU in partial consideration for the issuance by the Corporation of Class A Common Shares and Class B Non-Voting Shares as provided in paragraph (q);

     (p) New Hemosol shall subscribe for 2,500 additional Blood Products LP Units in consideration for a subscription price of $15,000,000 such that following such subscription New Hemosol shall hold 11,613 Blood Products LP Units and the Corporation shall hold 887 Blood Products LP Units;

     (q) the Corporation shall issue to MDS -- Class A Common Shares and -- Class B Non-Voting Shares in consideration for the Labs
          Limited Partnership Interest transferred from MDS in accordance with the terms of the Partnership Interest Transfer Agreement and the surrender to the Corporation of 500,000 Tranche A Warrants and the surrender to the Corporation of the right to acquire 2,000,000 Tranche B Warrants;

     (r) the amount to be added to the stated capital account maintained by the Corporation for the Class A Common Shares and the Class B Non-Voting Shares in respect of the shares issued in (p) shall be equal to the value of the consideration received for the issuance of such shares less the deduction required by subsection 85(2.1) of the Tax Act;

     (s) the articles of the Corporation shall be amended to change the name of the Corporation to " -- ", to delete the provisions relating to registered office, number of directors, authorized share capital and share conditions of the Common Shares and the special shares of the Corporation and to add the provisions set out in Appendix A relating to registered office, number of directors, corporate objects, authorized capital and share conditions;

     (t)  the board  of  directors of  the  Corporation  shall consist  of    --
          members, initially being    --   ; and

     (u)  the year-end of the Corporation shall be October 31.

                                   ARTICLE 3
                                  CERTIFICATES

3.1 COMMON SHARE CERTIFICATES

     On and after the Effective Time until the close of business on the fifth Trading Day following the Effective Date, certificates formerly representing Common Shares shall represent and be deemed to represent only the right to receive New Hemosol Shares and Class A Common Shares in accordance with this Plan of Arrangement. Following the close of business on the fifth Trading Day following the Effective Date, such certificates shall cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions, against the Corporation or New Hemosol.

3.2 NEW SHARE CERTIFICATES

     As soon as practicable, certificates representing New Hemosol Shares and Class A Common Shares shall be mailed to those persons whose names appear on the register of holders of Common Shares at the close of business on the fifth Trading Day following the Effective Date.

3.3 OPTIONS AND CONVERTIBLE SECURITY AGREEMENTS

     On and after the Effective Time, (a) the agreements providing for the Options shall represent only the right to receive the New Hemosol Options to which the holders thereof are entitled under the Arrangement and (b) the agreements providing for the Convertible Securities shall represent only the right to exercise into New Hemosol Shares as contemplated under the Arrangement.

                                   ARTICLE 4
                                   AMENDMENTS

4.1 AMENDMENTS

     The parties to the Arrangement Agreement may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Meeting, approved by the Court; and (iii) communicated to holders of Common Shares if and as required by the Court.

4.2 APPROVAL AT MEETING

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the parties to the Arrangement Agreement at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

4.3 AFTER EFFECTIVE TIME

     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of the parties to the Arrangement Agreement and New Hemosol, provided that it concerns a matter which, in the reasonable opinion of the parties to the Arrangement Agreement and New Hemosol is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the parties to the Arrangement Agreement, New Hemosol or any former holder of Common Shares or Options.

                                   APPENDIX A

                                   ARTICLE 1
                               REGISTERED OFFICE

1.1 The registered office of the Corporation is 100 International Boulevard, Toronto, Ontario M9W 6J6.

                                   ARTICLE 2
                                   DIRECTORS

2.1 The number of directors of the Corporation shall be a minimum of four and a maximum of six.

                                   ARTICLE 3
                               CORPORATE OBJECTS

3.1   RESTRICTIONS ON BUSINESS

     The Corporation is a limited purpose corporation whose objective shall be to maximize Distributable Cash Flow through the Partnership Interests (and any property and/or assets that are acquired or received by the Corporation in accordance with Subsection 3.1(b)(i)) and to distribute all Distributable Cash Flow to holders of the Class A Common Shares and Class B Non-Voting Shares and, in connection therewith, the Corporation:

     (a) shall, at the end of each Distribution Period, distribute all Distributable Cash Flow to holders of its Class A Common Shares and Class B Non-Voting Shares by way of dividends or other distributions, subject to the other provisions of these articles and to applicable law; and

     (b) shall not, directly or indirectly, carry on any business, purchase or otherwise acquire or sell, transfer or otherwise dispose of any assets or exercise any powers other than:

        (i) holding the Partnership Interests and not selling, transferring or otherwise disposing of all or any part of either Partnership Interest except (A) in accordance with a sale, transfer or other disposition carried out pursuant to the terms of the partnership agreement governing the applicable Partnership or (B) on the liquidation, dissolution or wind-up of the applicable Partnership, in which case the Corporation shall hold the property and/or assets that are acquired or received by the Corporation as a result of such sale, transfer or other disposition or such liquidation, dissolution or wind-up and shall deal with such property and/or assets as the Board of Directors considers appropriate in the ordinary course of the Corporation's business;

        (ii) performing its obligations and exercising its rights under any agreements entered into by the Corporation in connection with the Arrangement and any other agreements entered into by the Corporation in the ordinary course of the Corporation's business;

        (iii) issuing shares (or rights, warrants, convertible securities or options to acquire shares) for valuable consideration provided that (A) any such issuance is consistent with the Corporation's articles, and (B) no Class A Common Shares (or rights, warrants, convertible securities or options to acquire Class A Common Shares) may be issued except in connection with a stock dividend, a stock split or similar event that affects all holdings of Class A Common Shares in the same manner, on a per share basis;

        (iv) borrowing money upon the credit of the Corporation, and granting security therefor, in the ordinary course of the Corporation's business;

        (v) temporarily holding cash in interest bearing accounts, short-term government debt or short-term investment grade corporate debt for the purposes of paying the expenses of the Corporation, making dividends or other distributions to shareholders of the Corporation and carrying out any other activities in the ordinary course of the Corporation's business;

        (vi) satisfying the obligations, liabilities or indebtedness of the Corporation; and

        (vii) engaging in any acts or exercising any powers necessary or desirable to carry out the ordinary course of the Corporation's business, including as provided in the articles and by-laws of the Corporation.

3.2   AMENDMENTS TO RESTRICTIONS ON BUSINESS

     In addition to any other approvals required by the Act, the foregoing restrictions and limitations may only be amended, supplemented, repealed or otherwise modified by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class of the Corporation's issued and outstanding Class A Common Shares and Class B
Non-Voting Shares, each voting separately as a class, duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Act and prescribed in the by-laws of the Corporation with respect to meetings of shareholders.

                                   ARTICLE 4
                            AUTHORIZED SHARE CAPITAL

4.1 The Corporation is authorized to issue (i) an unlimited number of Class A Common Shares, (ii) an unlimited number of Class B Non-Voting Shares, and
      (iii) -- Class C Preferred Shares, as such number may be reduced in accordance with Section 5.4.6 hereof.

     In addition to any other approvals required by the Act, the Corporation shall not create any shares ranking in priority to or on a parity with the Class A Common Shares or the Class B Non-Voting Shares without the prior approval of the holders of each class of the Corporation's shares by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class of the Corporation's issued and outstanding shares, voting separately as a class, duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Act and prescribed in the by-laws of the Corporation with respect to meetings of shareholders.

                                   ARTICLE 5
                                SHARE CONDITIONS

5.1   PROVISIONS ATTACHING TO THE CLASS A COMMON SHARES

     The Class A Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.1.1 DIVIDENDS

     Subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class A Common Shares and the Class B Non-Voting Shares with respect to priority in the payment of dividends, the holders of Class A Common Shares and the holders of Class B Non-Voting Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the Board of Directors (provided that no
dividends   shall  be  declared  on  or  prior  to  October  31,  2004)  out  of
Distributable Cash Flow, in such amount and in such form as the Board of Directors may from time to time determine and all dividends which the Board of Directors may declare on the Class A Common Shares and the Class B Non-Voting Shares shall be declared and paid in equal amounts per share on all Class A Common Shares and Class B Non-Voting Shares at the time outstanding without preference or distinction; provided that dividends may be declared and paid on the Class B Non-Voting Shares in advance of dividends declared and paid on the Class A Common Shares so long as the aggregate amount per share of all dividends declared and paid on the Class A Common Shares in any fiscal year of the Corporation equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Class B Non-Voting Shares in such fiscal year of the Corporation. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

5.1.2 DISSOLUTION

     In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class A Common Shares and Class B Non-Voting Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Class A Common Shares and the holders of the Class B Non-Voting Shares shall be entitled to receive the remaining property and assets of the Corporation in equal amounts per share without preference or distinction.

5.1.3 VOTING RIGHTS

     Subject to Section 5.8, the holders of the Class A Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Class A Common Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

5.2   PROVISIONS ATTACHING TO THE CLASS B NON-VOTING SHARES

     The Class B Non-Voting Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.2.1 DIVIDENDS

     Subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class B Non-Voting Shares and the Class A Common Shares with respect to priority in the payment of dividends, the holders of Class B Non-Voting Shares and the holders of Class A Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the Board of Directors (provided that no dividends shall be declared on or prior to October 31, 2004) out of Distributable Cash Flow, in such amount and in such form as the Board of Directors may from time to time determine and all dividends which the Board of Directors may declare on the Class B Non-Voting Shares and the Class A Common Shares shall be declared and paid in equal amounts per share on all Class B Non-Voting Shares and Class A Common Shares at the time outstanding without preference or distinction; provided that dividends may be declared and paid on the Class B Non-Voting Shares in advance of dividends declared and paid on the Class A Common Shares so long as the aggregate amount per share of all dividends declared and paid on the Class A Common Shares in any fiscal year of the Corporation equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Class B Non-Voting Shares in such fiscal year of the Corporation. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends.

     Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

5.2.2 DISSOLUTION

     In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class B Non-Voting Shares and the Class A Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Class B Non-Voting Shares and the holders of the Class A Common Shares shall be entitled to receive the remaining property and assets of the Corporation in equal amounts per share without preference or distinction.

5.2.3 VOTING RIGHTS

     Subject to applicable law and any other provisions of the articles of the Corporation, the holders of the Class B Non-Voting Shares shall not be entitled to receive notice of, nor to attend nor vote at any meetings of the shareholders of the Corporation; provided that in the event that holders of the Class B Non-Voting Shares are entitled by law or the articles of the Corporation to vote at a meeting of holders of Class B Non-Voting Shares, the holders of Class B Non-Voting Shares shall have one vote for each Class B Non-Voting Share held.

5.3   PROVISIONS ATTACHING TO THE CLASS C PREFERRED SHARES

     The Class C Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.3.1 DIVIDENDS

5.3.2 The holders of the Class C Preferred Shares, in priority to the Class A Common Shares and the Class B Non-Voting Shares and any other shares ranking junior to the Class C Preferred Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors out of the moneys of the Corporation properly applicable to the payment of dividends, fixed preferential cumulative cash dividends at the rate of 0.25% of the Class C Redemption Amount (as defined below) per month payable monthly within ten days of the end of each month in each year. Dividends on the Class C Preferred Shares shall accrue from, but not including, the date of issue of such shares. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation. If on any dividend payment date the dividend payable on such date is not paid in full on all the Class C Preferred Shares then issued and outstanding, such dividends or the unpaid part thereof shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys properly applicable to the payment of same. The holders of the Class C Preferred Shares shall not be entitled to any dividends other than or in excess of the fixed preferential cumulative cash dividends hereinbefore provided for.

5.3.3 No dividends shall at any time be declared or paid or set apart for payment on the Class A Common Shares and the Class B Non-Voting Shares or on any shares of any other class of the Corporation ranking junior to the Class C Preferred Shares and the Corporation shall not call for redemption nor purchase or otherwise acquire for value less than all the then outstanding Class C Preferred Shares nor purchase or otherwise acquire for value any Class A Common Shares, Class B Non-Voting Shares or any shares of any other class of the Corporation ranking junior to the Class C Preferred Shares so long as any Class C Preferred Shares are outstanding unless in each case all dividends, up to and including the dividend payable on the last preceding dividend payment date, on the Class C Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase or other acquisition for value.

5.3.4 DISSOLUTION

     In  the  event  of  the  dissolution,  liquidation  or  winding-up  of  the
Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, the holders of the Class C Preferred Shares shall be entitled to receive from the assets and property of the Corporation for each Class C Preferred Share held by them respectively the Class C Redemption Amount (as defined in Section 5.4) together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose shall be calculated as if such dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of distribution) before any amount shall be paid or any assets or property of the Corporation distributed to the holders of any Class A Common Shares, Class B Non-Voting Shares or shares of any other class ranking junior to the Class C Preferred Shares. After payment to the holders of the Class C Preferred Shares of the amounts so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Corporation.

5.4   REDEMPTION BY THE CORPORATION

5.4.1 In this Section 5.4, the "Class C Redemption Amount" for each Class C Preferred Share shall be the amount determined by dividing $ -- by the number of issued and outstanding Class C Preferred Shares, subject to adjustment as provided in Section 5.4.2.

5.4.2 The aggregate Class C Redemption Amount (which shall be determined by multiplying the total number of issued and outstanding Class C Preferred Shares by the Class C Redemption Amount) shall be deemed to be reduced, on a dollar-for-dollar basis and from time to time, by an amount equal to any amounts released from escrow and paid to the Corporation pursuant to the terms of the Escrow Agreement.

5.4.3 Subject to the provisions of subsection 32(2) of the Act, the Corporation may redeem at any time all but not less than all of the then outstanding Class C Preferred Shares on payment, in cash or in kind, for each share to be redeemed, the Class C Redemption Amount together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose shall be calculated as if the dividends on the Class C Preferred Shares to be so redeemed were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of such redemption).

5.4.4 In the case of redemption of Class C Preferred Shares under the provisions of Section 5.4.3 hereof, the Corporation shall, on the date determined by the Corporation for redemption pay or cause to be paid to or to the order of each registered holder of the Class C Preferred Shares to be redeemed the Class C Redemption Amount and any other amounts required by Section
      5.4.3 for each Class C Preferred Share registered in the name of such holder on presentation and surrender of the certificates representing the Class C Preferred Shares redeemed at the registered office of the Corporation or any other place or places designated by the Corporation. On and after the date of redemption, the Class C Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Class C Redemption Amount and any other amounts required by Section 5.4.3 in respect thereof shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

5.4.5 The Corporation shall have the right at any time on and after the date determined by the Corporation for redemption of the Class C Preferred
      Shares to deposit the redemption price of the shares so called for redemption to a special account in a specified chartered bank or a specified trust company in Canada, to be paid without interest to or to the order of the respective holders of such Class C Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made, the Class C Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and all rights of the holders thereof after such deposit shall be limited to receiving without interest their proportionate part of the total Class C Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation.

5.4.6 Upon the redemption of the Class C Preferred Shares under the provisions of Section 5.4.3, the number of authorized Class C Preferred Shares shall be reduced by the number of Class C Preferred Shares so redeemed.

5.5   VOTING RIGHTS

     Subject to applicable law and any other provisions of the articles of the Corporation, the holders of Class C Preferred Shares shall not be entitled to receive notice of, nor to attend nor vote at any meetings of the shareholders of the Corporation; provided that in the event that holders of Class C Preferred Shares are entitled to vote at a meeting of holders of Class C Preferred Shares, the holders of Class C Preferred Shares shall have one vote for each Class C Preferred Share held.

5.6   PRIORITY

     The Class A Common Shares and the Class B Non-Voting Shares shall rank on parity and junior to the Class C Preferred Shares and shall be subordinate in all respects to the rights, privileges, restrictions and conditions attaching to the Class C Preferred Shares.

5.7   SPECIFIED OFFER

5.7.1 DEFINED TERMS

     In this Section 5.7, the following terms shall have the following meanings, respectively:

     (a) "BID PRICE" means the consideration for each Class A Common Share and each Class B Non-Voting Share offered to holders of Class A Common Shares and holders of Class B Non-Voting Shares, respectively, under the Required Bids which consideration shall have a fair market value of not less than the average of the fair market value of a Class A Common Share on the date that the Required Bids are made as determined in writing by two nationally recognized investment banking firms retained by the Offeror for the purpose of providing such valuation in connection with the Required Bids.

     (b) "DESIGNATED NUMBER" means the number of Class A Common Shares that are subject to a Specified Offer, together with the Offeror's Class A Common Shares.

     (c) "GROUP" means Persons who would constitute a group for purposes of subsection 111(5) of the Tax Act.

     (d)  "OFFER DATE" means the date on which a Specified Offer is made.

     (e)  "OFFER TO ACQUIRE" includes:

        (i) an offer to purchase, a public announcement of an intention to make an offer to purchase, or a solicitation of an offer to sell, securities;

        (ii) the receipt of an offer to sell securities, whether or not such offer to sell has been solicited,

       or any combination thereof, and the Person receiving an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell.

     (f) "OFFEROR" means a Person that makes an Offer to Acquire Class A Common Shares, and includes any Persons related to such Person for purposes of the Tax Act or any other Person that is acting jointly or in concert with such Person or who would, together with such Person (and other Persons), constitute a Group.

     (g) "OFFEROR'S CLASS A COMMON SHARES", on any date, means the number of Class A Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised (including any combination of the foregoing), on the relevant date by the Offeror either alone or together with a Group.

     (h) "REQUIRED BIDS" means the concurrent offers required to be made to all holders of Class A Common Shares and to all holders of Class B Non-Voting Shares in the circumstances provided in Section 5.7.2.

     (i) "SPECIFIED OFFER" means an Offer to Acquire Class A Common Shares made by an Offeror where the number of Class A Common Shares subject to the Offer to Acquire (the "SPECIFIED OFFER SHARES"), together with the Offeror's Class A Common Shares on the Offer Date, would constitute in the aggregate more than 50% of the total issued and outstanding Class A Common Shares on the Offer Date.

     (j)  "SPECIFIED  OFFER  SHARES"  has  the  meaning  set  out  in Subsection
          5.7.1(i).

5.7.2 CONDITION PRECEDENT TO ACQUISITION OF CLASS A COMMON SHARES PURSUANT TO A SPECIFIED OFFER

     An Offeror shall not acquire any Class A Common Shares under a Specified Offer without first complying with the provisions of this Section 5.7.2. Prior to, and as a condition precedent to, the acquisition by an Offeror of any Class A Common Shares under a Specified Offer, the Offeror shall make concurrent offers to acquire Class A Common Shares and Class B Non-Voting Shares for consideration for each Class A Common Share and each Class B Non-Voting Share equal to the Bid Price, on the same terms, except as to the number of shares subject to the offers, which offers shall comply with the provisions of applicable securities legislation relating to a formal take-over bid (whether or not such offers are required by law to so comply) (the "REQUIRED BIDS"):

     (a) to all holders of Class A Common Shares for such number of Class A Common Shares as is equal to the number of Specified Offer Shares; and

     (b) to all holders of Class B Non-Voting Shares for such number of Class B Non-Voting Shares that is equal to the lesser of:

        (i) A x B, where A equals the Designated Number of Class A Common Shares divided by the total number of issued and outstanding Class A Common Shares on the Offer Date and B equals the total number of issued and outstanding Class B Non-Voting Shares on the date that the Required Bids are made; and

        (ii) the number of issued and outstanding Class B Non-Voting Shares excluding those that are beneficially owned, or over which control or direction is exercised, on the date that the Required Bids are made (including any combination of the foregoing) by the Offeror;

        provided that:

     (c) no shares may be taken-up or paid for under either of the Required Bids, unless all shares tendered to each of the Required Bids are taken-up and paid for concurrently; and

     (d) the Offeror shall issue a press release following the expiry of the Required Bids and one Business Day prior to the take-up of any shares tendered to the Required Bids, which press release shall disclose:

        (i) the approximate number of Class A Common Shares and Class B Non-Voting Shares tendered to the Required Bids; and

        (ii) whether a sufficient number of Class A Common Shares has been tendered to the Required Bids such that the Offeror would acquire, on take-up and payment for such shares, when added to the Offeror's Class A Common Shares on the date of take-up, more than 50% of the total issued and outstanding Class A Common Shares on the date of take-up.

5.8   FAILURE TO COMPLY

     In the event that an Offeror acquires, directly or indirectly, more than 50% of the total issued and outstanding Class A Common Shares in violation of
Section 5.7, then, effective on the completion of such acquisition and during such time that the Offeror's Class A Common Shares constitute more than 50% of the total issued and outstanding Class A Common Shares, the total number of votes attaching to the Offeror's Class A Common Shares shall equal the difference between: (a) the total number of issued and outstanding Class A Common Shares, and (b) the number of the Offeror's Class A Common Shares, and, for greater certainty, the Class A Common Shares other than the Offeror's Class A Common Shares shall continue to have one vote per share.

                                   EXHIBIT 2
               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

     The Corporation hereby represents and warrants to MDS that the following are true and correct on the date hereof and acknowledges that MDS is relying upon these representations and warranties in connection with the entering into of this Agreement and the transactions contemplated by this Agreement:

     (a) Organization. Each of the Corporation and its Subsidiaries has been duly incorporated or formed under applicable law, is validly existing and has the corporate or legal power and authority to own its
          properties  and  conduct  its   businesses  as  presently  owned   and
          conducted. Each of the Corporation and its Subsidiaries is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. The Corporation Disclosure Letter sets forth a list of all of the Subsidiaries of the Corporation and any other Person in which the Corporation or a Subsidiary holds an interest, including the jurisdiction of incorporation or organization and the ownership interest of the Corporation or a Subsidiary in such Persons.

     (b) Capitalization. The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of special shares, issuable in series, of which 51,786 Series D special shares are authorized. As of the date hereof, there are 55,945,584 Common Shares, and no special shares in the capital of the Corporation issued and outstanding. Except as set forth in the Corporation Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Corporation or any Subsidiary to issue or sell any shares or other ownership interests of the Corporation or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares or other ownership interests of the Corporation or any Subsidiary, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation or any of its Subsidiaries. All outstanding securities of the Corporation have been duly authorized and are validly issued and outstanding as fully paid and non-assessable securities and have been issued in compliance with all Applicable Laws and pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation or any Subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) on any matter. There are no outstanding contractual obligations of the Corporation or any of its Subsidiaries or, to the knowledge of the Corporation, any other Person to repurchase, redeem or otherwise acquire any of the outstanding securities of the Corporation or any of its Subsidiaries or with respect to the voting or disposition of any outstanding securities of the Corporation or any of its Subsidiaries.

     (c)  Authority and No Violation.

        (i) The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by this Agreement have been duly authorized by the Board and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement or the transactions contemplated hereby other than:

            (A) with respect to the Circular, the calling of the Special Meeting and other matters relating solely to the implementation of the Arrangement, the approval of the Board; and

            (B) with respect to the completion of the Arrangement, subject to the Interim Order, the approval of at least two-thirds of the votes cast by the Securityholders present in person or represented by proxy at the Special Meeting with Convertible Securityholders and Shareholders voting together as one class and the approval of a majority of the Minority Shareholders present in person or represented by proxy at the Special Meeting.

        (ii) This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

        (iii) Each of the Independent Committee and the Board has (A) determined that the Arrangement is fair from a financial point of view to the Shareholders (other than MDS and its affiliates and associates) and is in the best interests of the Corporation and to so represent in the Circular, (B) received an oral opinion from KPMG that the consideration to be received by the Shareholders (other than MDS and its affiliates and associates) pursuant to the Arrangement is fair from a financial point of view to such Shareholders, (C) determined to support and to recommend that the Shareholders vote in favour of the Arrangement Resolution and to make such recommendation in the Circular; and (D) advised the Corporation that the members of the Board that attended the meeting to consider the foregoing intend to vote the Common Shares held by them in favour of the Arrangement and to so represent in the Circular.

        (iv) Except as set forth in the Corporation Disclosure Letter, the approval of this Agreement, the execution and delivery by the Corporation of this Agreement and the performance by it of its obligations hereunder including the completion of the Arrangement will not: (A) result in a violation or breach of any provision of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of (I) its or any of its Subsidiaries' certificate of incorporation, articles, by-laws, or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary, (II) any agreement, contract, license, franchise or permit to which it or any of its Subsidiaries is a party or beneficiary other than where such violation or breach, consent, termination right or payment obligation alone or in the aggregate would not result in a Material Adverse Effect on the Corporation, or (III) any law, regulation, order, judgement or decree to which it or any of its Subsidiaries is subject or by which it or any of its Subsidiaries is bound; (B) give rise to any right of termination or any payment, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, or give rise to any rights of first refusal or other buy-sell rights or change in control or influence or reversion rights or any restriction or limitation under, any agreement, contract, license, franchise or permit to which it or any of its Subsidiaries is a party other than where such right, acceleration or restriction alone or in the aggregate would not result in a Material Adverse Effect on the Corporation; or (C) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Corporation or any of its Subsidiaries or increase any benefits otherwise payable under any Benefit Plans or result in the acceleration of time of payment or vesting of any such benefits.

     (d) No Default. Neither the Corporation nor any of its Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would give rise to a right to termination under any contract, agreement, licence or franchise to which it is a party which default or termination would cause a Material Adverse Effect on the Corporation.

     (e)  Absence  of  Changes.   Since December  31, 2002,  except as  has been
          publicly disclosed in any publicly available document filed with the Ontario Securities Commission by the Corporation:

        (i) the Corporation and its Subsidiaries have not incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect on the Corporation; and

        (ii) the Corporation has not effected any material change in its accounting methods, principles or practices.

     (f)  Employment Agreements.   Other than  as set forth  in the  Corporation
          Disclosure Letter:

        (i) neither the Corporation nor any of its Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to any Person;

        (ii) neither the Corporation nor any of its Subsidiaries is bound by or a party to any collective bargaining contracts with any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent;

        (iii) neither the Corporation nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to its knowledge, threatened, or any litigation, actual or, to its knowledge, threatened, relating to employment or termination of employment of employees or independent contractors; and

        (iv) the Corporation and its Subsidiaries have operated in accordance with all Applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, workplace safety and insurance, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or, to the knowledge of the Corporation, threatened proceedings before any board or tribunal with respect to any employment or labour matters.

     (g) Pension and Employee Benefits. All the Benefit Plans of the Corporation and its Subsidiaries are set forth in the Corporation Disclosure Letter. None of the Corporation or any of its Subsidiaries currently has or has ever had a defined benefit pension plan.

       All agreements and undertakings by the Corporation or any of its Subsidiaries to provide post-retirement profit sharing, medical, health, life insurance or other benefits to any present or former employee of the Corporation or any of its Subsidiaries are disclosed in the Corporation Disclosure Letter.

     (h) Books and Records. The corporate records and minute books of the Corporation and its Subsidiaries have been maintained substantially in accordance with Applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of the Corporation and its Subsidiaries in all material respects: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of the Corporation and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Corporation.

     (i) Financial Statements. The Audited Financial Statements and the Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly present the consolidated financial condition of the Corporation at the respective dates indicated and the consolidated results of operations of the Corporation for the periods covered by such statements and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of the Corporation and its Subsidiaries.

     (j) No Indebtedness. Other than the indebtedness set forth in the Corporation Disclosure Letter, the Audited Financial Statements and the Unaudited Financial Statements, the Corporation and its Subsidiaries do not have any outstanding indebtedness for borrowed money.

     (k) Guarantees and Loans. The Corporation does not have any loans outstanding to any Person. Other than as set forth in the Corporation Disclosure Letter, none of the Corporation or its Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship or other obligations of any Person, nor is it contingently responsible for such indemnity or suretyship or obligations.

     (l) Litigation, etc. Except as set forth in the Corporation Disclosure Letter, there is no claim, action, proceeding or investigation ("PROCEEDINGS") pending or, to the knowledge of the Corporation after due inquiry, threatened against or relating to the Corporation or any of its Subsidiaries or affecting any of their properties, licences or assets, including in respect of Clinical Programs or by participants in Clinical Programs, before any court or governmental or regulatory authority or body that, if adversely determined, is reasonably likely to result in damages in the aggregate in excess of $100,000 or injunctive relief or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement or prevent the Corporation from carrying out its obligations in connection with the Arrangement, nor is the Corporation aware of any facts or circumstances that would form the basis for any such claim, action, proceeding or investigation. Neither the Corporation nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that is or is reasonably likely to have a Material Adverse Effect on the Corporation or that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money that is in excess of $100,000, or prevent or materially delay consummation of the transactions contemplated by this Agreement or prevent the Corporation from carrying out in any material respect its obligations in connection with the Arrangement.

     (m) Intellectual Property Rights. The Corporation is not aware of a claim of any infringement or breach of any Intellectual Property of any other Person by any of the Corporation or a Subsidiary and none of the Corporation or a Subsidiary has received any notice that any of the Corporation or a Subsidiary is infringing upon or breaching any Intellectual Property rights of any other Person.

     (n) Compliance with Laws. Each of the Corporation and its Subsidiaries has complied with and is not in violation of any requirements of Applicable Laws, including securities laws and stock exchange rules other than where a violation will not have a Material Adverse Effect on the Corporation.

     (o) Disclosure Record. Other than as set out in the Corporation Disclosure Letter, the Corporation has made all filings required to be made by it under applicable securities laws and stock exchange rules. The public filings made by the Corporation, since December 31, 2002, under the provisions of applicable securities laws as of the dates of such filings (i) do not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) complied with the requirements of applicable securities laws. The Corporation has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential other than an application to the Ontario Securities Commission and Agence nationale d'encadement du secteur financier dated December 17, 2003 in respect of an exemption from valuation requirements, an application to certain of the Canadian Securities Administrators dated January 9, 2004 in respect of an exemption from audit requirements and an application to the United States Securities Exchange Commission dated January 20, 2004 and an application dated February 6, 2004 filed with NASDAQ. The Corporation is a reporting issuer in good standing under the Securities Act and the analogous legislation in each of the provinces of Canada and is in material compliance with the by-laws, rules and regulations of the TSX and NASDAQ.

     (p) Description of Real Property. Other than the property located at 2535 Meadowpine Boulevard, Mississauga, Ontario, neither the Corporation nor any Subsidiary owns any real property.

     (q)  Environmental.

        (i) The Business is, and has always been, operated in compliance with Environmental Law. Neither the Corporation nor any of its Subsidiaries have received any written notice of non-compliance with Environmental Law.

        (ii) There are no outstanding orders, rulings, notices of violation or potential liability, demands or directives issued by any government authority against the Corporation or any of its Subsidiaries under or pursuant to any Environmental Law, alleging any liabilities or requiring any work, repairs, compensation, construction, corrective action or capital expenditures by the Corporation or any of its Subsidiaries; and to the best of the knowledge of the Corporation or any of its Subsidiaries, after appropriate inquiries and investigations, there are no facts that would give rise to any such orders, rulings, notices, demands or directives.

        (iii) Neither the Corporation nor any of its Subsidiaries have caused, permitted, or become aware of the Discharge of any Substance at, on, from, under or to any real property owned by the Corporation or used by the Corporation to carry out its Business (the "PREMISES"), or the Discharge of a Substance from a facility or property owned or operated by a third party, including any previous owners or operators, for which the Corporation or any of its Subsidiaries may have liability or that could have a Material Adverse Effect.

        (iv) To the best of the knowledge of the Corporation, after appropriate inquiries and investigations, none of the following exist on, at, in or under the Premises: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) polychlorinated biphenyls, including any polychlorinated biphenyls on or in materials or equipment; (iv) lead; (v) urea formaldehyde; or (vi) landfills or waste disposal areas.

        (v) The Corporation has provided MDS with copies of Environmental Compliance Reviews conducted in respect of the Premises by or on behalf of the Corporation, any of its Subsidiaries or any other Person in respect of the Premises.

     (r) Regulatory Compliance. The clinical, pre-clinical and other studies and tests (the "CLINICAL PROGRAMS") conducted by or on behalf of or sponsored by the Corporation or any Subsidiary or in which the Corporation, any Subsidiary or its products or product candidates have participated were and, if still pending, are being conducted in accordance with the medical and scientific research procedures applicable thereto. The Corporation and each Subsidiary has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies of Health Canada and the U.S. Food and Drug Administration (collectively, the "REGULATORY AUTHORITIES"). The Corporation has not received any notices or other correspondence from the Regulatory Authorities or any other governmental agency requiring the termination or suspension of any Clinical Program. The Corporation has received an informed consent letter from each participant in a Clinical Program.

     (s)  Tax  Matters.   Other than  as set  out in  the Corporation Disclosure
          Letter, in respect of the Corporation and its Subsidiaries:

        (i) each has duly, and in a timely manner, filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Return, which were required to be filed by it with any governmental authority prior to the date hereof. Each such return, including the financial statements annexed thereto, was correct and complete when filed;

        (ii) none has ever been required to file any Tax Return with, and has never been liable to pay any Taxes to, any governmental authority outside Canada except Hemosol (USA) Inc. which has filed U.S. federal and state returns, and no claim has ever been made by a governmental authority in a jurisdiction where Tax Returns are not filed that it is or may be subject to the imposition of any Tax by that jurisdiction;

        (iii) each has withheld, and will continue until the Effective Date to withhold, any Taxes which are required by any Applicable Law to be withheld and has timely paid or remitted, and will continue until the Effective Date to pay and remit, on a timely basis, the full amount of any Taxes which have been or will be withheld, to the relevant governmental authority;

        (iv) each has paid, on a timely basis, all Taxes, including any amount due on or before the Effective Date, including instalments or prepayments of Taxes, which are required to have been paid to any governmental authority, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any governmental authority. Since the date of the Audited
             Financial Statements, no liability has been incurred by the Corporation or a Subsidiary, whether actual or contingent, for Taxes, other than in the ordinary course of business. Other than Taxes provided for as a current liability in the Audited Financial Statements, no liability or obligation in respect of any Taxes for any time, period or event on or before the Effective Date has been incurred by the Corporation;

        (v) there are no outstanding assessments, reassessments, audits or other formal claim, and the Corporation has no knowledge of any threatened or potential assessment or other proceedings, negotiations or investigations, against either the Corporation or the Subsidiaries. The Corporation is not aware of any contingent liability for Taxes or any grounds for an assessment or similar action;

        (vi) all Tax Returns filed in Canada for taxation years ending on or before December 31, 2001 have been assessed by the relevant governmental authority;

        (vii) none is a party to any agreement, waiver or arrangement with any governmental authority which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment or similar notice and none is subject to liability for Taxes of any other person;

        (viii) no circumstances exist or have existed which have resulted in or may result in the application of any of sections 79 to 80.04 (relating generally to debt forgiveness) of the Federal Tax Act;

        (ix) the value of the consideration paid or received for the acquisition, sale, transfer or provision of property or the provision of services from or to a non-arm's length person was equal to the estimated fair market value thereof;

        (x) records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Federal Tax Act have been made and obtained with respect to all transactions and arrangements with persons not dealing at arm's length within the meaning of the Federal Tax Act;

        (xi) none has claimed any reserve for Tax purposes, if as a result of such claim any amount could be included in income for a taxation year ending after the Effective Date and none has made a payment, nor is or may be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Federal Tax Act or any analogous provision;

        (xii) there are no circumstances which have or could result in the application, either before, on or after Effective Date, of section 17 or paragraph 214(3)(a) of the Federal Tax Act or any analogous provision, either to the Corporation or the Subsidiaries; and

        (xiii) each is duly registered with the Canada Customs and Revenue Agency under Part IX of the Excise Tax Act (Canada). All input tax credits claimed are justified and have been correctly calculated and all registration, reporting, payment, collection and remittance requirements in respect of Part IX of the Excise Tax Act (Canada) and other federal, state and provincial sales tax legislation have been complied with.

     (t) Acquisition of Control. There has been no acquisition of control, for purposes of the Federal Tax Act, of the Corporation.

     (u)  Undeducted Balances.    The  Undeducted  Balances  for  the  following
          accounts of the Corporation as at December 31, 2002 are as set out below:

         Federal Non-Capital Losses..................................  $ 19,109,073
         Ontario Non-Capital Losses..................................  $ 57,300,553
         Federal Scientific Research and Experimental Development
           Deductions................................................  $186,300,852
         Federal Investment Tax Credits..............................  $ 32,281,523
         Ontario Scientific Research and Experimental Development
           Deductions................................................  $186,300,852

     (v) Consents. No authorization, consent or approval of any governmental agency, regulatory body, court or Person that is a party to a Corporation Material Agreement is required in connection with the execution, delivery or performance of this Agreement by the Corporation or the consummation of the transactions contemplated herein and in the Plan of Arrangement, except as set out in Exhibit 10.

     (w) Material Agreements. Other than as set forth in the Corporation Disclosure Letter, there are no agreements material to the conduct of the Business (each a "CORPORATION MATERIAL AGREEMENT"). Except as disclosed in the Corporation Disclosure Letter, no approval or consent of any Person is needed in order to assign such agreements to the Blood Products Limited Partnership and for such agreements to continue in full force and effect following consummation of the transactions contemplated hereby.

     (x) Insurance. The Corporation and its Subsidiaries are in compliance with the terms of their insurance policies in all material respects. There are no claims by the Corporation or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     (y) Brokers. Except as set forth in the Corporation Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, by the Corporation in connection with the transactions contemplated herein and in the Plan of Arrangement.

     (z)  Paid Up  Capital.   The paid  up capital  (within the  meaning of  the
          Federal Tax Act) of the Common Shares is not less than $200 million as at the date hereof.

     (aa) Tax Ruling. The Corporation has reviewed the submissions of MDS to the Canada Customs & Revenue Agency in respect of the application for the Tax Ruling, the Tax Ruling and the Supplemental Submissions and all factual statements in such submissions and the Tax Ruling in respect of the Corporation and its Subsidiaries are true and correct in all material respects and there is no omission to state a material fact that is required to make a statement therein in respect of the Corporation or its Subsidiaries not misleading.

                                   EXHIBIT 3
                     REPRESENTATIONS AND WARRANTIES OF MDS

     MDS hereby represents and warrants to the Corporation that the following are true and correct on the date hereof and acknowledges that the Corporation is relying upon these representations and warranties in connection with the entering into of this Agreement:

     (a) Organization. MDS has been duly incorporated or formed under applicable law, is validly existing and has the corporate or legal power and authority to own the Labs Assets and conduct the Labs Business as presently owned and conducted. MDS is duly qualified to carry on the Labs Business in Ontario, except where the failure to be so qualified will not have a Material Adverse Effect.

     (b) Authority and No Violation. MDS has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by MDS and the consummation by MDS of the transactions contemplated by this Agreement have been duly authorized by the board of directors of MDS and no other corporate or shareholder proceedings on the part of MDS are necessary to authorize this Agreement or the transactions contemplated hereby except as expressly provided for in this Agreement. This Agreement has been duly executed and delivered by MDS and constitutes a valid and binding obligation of MDS, enforceable against MDS in accordance with its terms. Other than as set forth in the MDS Disclosure Letter, the approval of this Agreement, the execution and delivery by MDS of this Agreement and the performance by it of its obligations hereunder will not: (i) result in a violation or breach of any material provision of (A) its certificate of incorporation, articles, by-laws or other charter documents; (B) any agreement, contract, license, franchise or permit to which MDS is a party or beneficiary other than where such violation or breach would not result in a Material Adverse Effect, or (C) any law, regulation, order, judgement or decree to which MDS is subject or by which MDS is bound;
          (ii) give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, or give rise to any rights of first refusal or other buy-sell rights or change in control or influence or any restriction or limitation under, any agreement, contract, license, franchise or permit to which MDS is a party other than where such right, acceleration or restriction would not result in a Material Adverse Effect on the Labs Business; (iii) result in the imposition of any encumbrance, charge or lien upon any of the assets of MDS; or (iv) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of MDS or increase any benefits otherwise payable under any Benefit Plans of MDS or result in the acceleration of time of payment or vesting of any such benefits.

     (c) No Default. MDS is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which it is a party which default would cause a Material Adverse Effect on the Labs Business.

     (d) Litigation, etc. There is no claim, action, proceeding or investigation pending or, to the knowledge of MDS, threatened against or relating to MDS or affecting any of its properties, licences or assets before any court or governmental or regulatory authority or body that, if adversely determined, is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement or prevent MDS from carrying out its obligations in connection with the Arrangement, nor is MDS aware of any facts or circumstances that would form the basis for any such claim, action, proceeding or investigation. Other than as set out in the MDS Disclosure Letter, MDS is not subject to any outstanding order, writ, injunction or decree that is or is reasonably likely to have a Material Adverse Effect on the Labs Business, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money for the Labs Business that is in excess of $1,000,000 as a condition to or a necessity for the right or ability of MDS to conduct its Labs Business in any manner in which it has been carried on prior to the date hereof, or prevent or materially delay consummation of the transactions contemplated by this Agreement, or the Arrangement, or prevent MDS from carrying out in any material respect its obligations in connection with the Arrangement.

     (e) Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon MDS that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of MDS' Labs Business or the conduct of the Labs Business, as currently conducted.

     (f) Consents. No authorization, consent or approval of any governmental agency, regulatory body, court or Person that is a party to a Labs Material Agreement is required in connection with the execution, delivery or performance of this Agreement by MDS or the consummation of the transactions contemplated herein and in the Plan of Arrangement, except as set out in Exhibit 11.

     (g)  Compliance  with  Law.    MDS  has  conducted  the  Labs  Business  in
          compliance  in  all  material   respects  with  the  requirements   of
          Applicable Laws and is not in material violation thereof.

     (h) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, by the Corporation in connection with the transactions contemplated herein and in the Plan of Arrangement.

     (i) Financial Statements. The Labs Financial Information represents, in all material respects, the results of operations attributable to the Labs Business for the periods indicated therein.

     (j) Employees. Other than as set forth in the MDS Disclosure Letter, all employees and medical directors employed by MDS solely in the Labs Business as at December 31, 2003 were transferred to Subco effective January 1, 2004.

     (k) Material Agreements. There are no agreements material to the conduct of the Labs Business (each a "LABS MATERIAL AGREEMENT").

     (l) Sufficiency of Assets. Other than as set forth in the MDS Disclosure Letter, following the transfer of the Labs Assets by MDS to the Labs Limited Partnership in accordance with the Labs Contribution Agreement and the issuance of licences by the Ontario Ministry of Health under the Licensing Act to the Labs Limited Partnership in respect of each of the Labs Leased Locations, the Labs Limited
           Partnership shall be entitled to receive all revenues from the Ontario Ministry of Health in respect of the Labs Business.

                                   EXHIBIT 4
                             ESCROW AGREEMENT TERMS

PARTIES

     The Corporation, New Hemosol and CIBC Mellon Trust Company, or such other escrow agent mutually acceptable to the Corporation and New Hemosol, acting reasonably (the "ESCROW AGENT").

ESCROWED FUNDS

     $1,000,000 (the "ESCROWED FUNDS") to be contributed by New Hemosol at the Effective Time.

TERM

     The Escrowed Funds shall be retained by the Escrow Agent until all indemnifiable claims made by the Corporation under the Corporation Indemnity Agreement (each a "CLAIM") within one year following the Effective Date (the "CLAIM PERIOD") have been resolved by agreement between the Corporation and New Hemosol or have become subject to a final non-appealable order of a court having jurisdiction over the matter in dispute, as applicable.

INVESTMENT OF ESCROWED FUNDS

     The Escrowed Funds will be deposited in a segregated interest bearing trust account (the "ACCOUNT") established for such purpose by the Escrow Agent. The Escrow Agent will invest the funds as New Hemosol and the Corporation jointly instruct failing which the deposit will earn interest at the Escrow Agent's customary rate. Interest earned on the funds on deposit in the Account shall be retained in the Account.

RELEASE OF ESCROWED FUNDS

     The Corporation shall deliver a notice (a "CLAIM NOTICE") to the Escrow Agent and New Hemosol within 15 Business Days of the expiry of the Claim Period which Claim Notice will identify all Claims that arise within the Claim Period.

     Upon the expiry of such 15 Business Day period, provided that the Corporation has not delivered a Claim Notice to the Escrow Agent and New Hemosol or the Corporation has delivered a Claim Notice and the Claims subject to the Claim Notice aggregate less than $1,000,000, the Escrow Agent will release to New Hemosol the funds in the Account less an amount equal to the aggregate amount of all Claims identified in the Claim Notice together with accumulated interest on such aggregate amount (collectively, the "RETAINED AMOUNT"), and shall retain that portion of the Retained Amount applicable to each particular Claim until such Claim has been dealt with in accordance with the provisions described below.

     If the Corporation delivers a Claim Notice to New Hemosol and the Escrow Agent within 15 Business Days of the expiry of the Claim Period, the Escrow Agent shall pay out to the Corporation the amount of the relevant Claim on the 20(th) Business Day following receipt of such Claim Notice from the amounts on deposit in the Account unless New Hemosol objects in writing within such 20 Business Day period.

     If New Hemosol objects to any Claim specified in the Claim Notice, the Escrow Agent shall not release the funds in respect of such Claim until it has received (a) a joint direction of New Hemosol and the Corporation to release the applicable funds, or (b) a final non-appealable order of a court having jurisdiction over the matter in dispute.

     Upon the final resolution of all Claims and all payments in respect thereof, if any, have been made by the Escrow Agent to the Corporation, the Escrow Agent shall release the balance of the Account (including accumulated interest on such balance), if any, to New Hemosol.

DUTIES OF ESCROW AGENT

     The Escrow Agent shall be subject to standard commercially reasonable duties and obligations customary for escrow agreements of this nature.

REMUNERATION AND INDEMNITY OF ESCROW AGENT

     New Hemosol and the Corporation shall each be responsible for one-half of the reasonable fees and expenses of the Escrow Agent.

     New Hemosol and the Corporation shall provide customary indemnities to the Escrow Agent.

                                   EXHIBIT 5
                          BLOOD PRODUCTS LP AGREEMENT

                                   HEMOSOL LP

               -------------------------------------------------

                         LIMITED PARTNERSHIP AGREEMENT
               -------------------------------------------------

                                    --   , 2004

                                   HEMOSOL LP

                         LIMITED PARTNERSHIP AGREEMENT

                 THIS AGREEMENT made the  -- day of  -- , 2004,

B E T W E E N:

             HEMOSOL CORP.,
             a corporation existing under the laws of the Province of Ontario,

             (hereinafter referred to as the "GENERAL
             PARTNER"),

                              - and -

             HEMOSOL INC. (to be renamed    --   ),
             a corporation existing under the laws of the Province of Ontario,

             (hereinafter referred to as the "INITIAL
             LIMITED PARTNER").

     WHEREAS the General Partner and the Initial Limited Partner wish to enter into this agreement to govern the business and affairs of Hemosol LP;

     NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the respective covenants and agreements hereinafter contained, the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS

     For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms have the following meanings:

    "ACCEPTANCE DATE" has the meaning set out in Section 9.4;

    "ACT" means the Limited Partnerships Act (Ontario), as amended or replaced from time to time;

    "AFFILIATE" has the meaning given to that term in the Business Corporations Act (Ontario) as in effect on the date of this Agreement;

    "AGREEMENT" means this agreement, as amended, modified or supplemented from time to time;

    "ARRANGEMENT" means the arrangement under section 182 of the Business Corporations Act (Ontario) involving the Initial Limited Partner, its shareholders and MDS Inc. consummated in accordance with the order of the
    Superior Court of Justice of Ontario dated    --   , 2004;

    "ASSUMED LIABILITIES" means the obligations and liabilities of the Initial Limited Partner assumed by the Partnership pursuant to the Contribution Agreement;

    "BUSINESS" has the meaning set out in Section 2.3;

    "BUSINESS DAY" means any day other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

    "CAPITAL ACCOUNT" has the meaning set out in Section 4.3;

    "CONTRIBUTION  AGREEMENT"  means  the   contribution  agreement  dated   the
    Effective Date between the Partnership and the Initial Limited Partner;

    "CONVERTIBLE SECURITIES" means securities of the Initial Limited Partner that are convertible or exercisable or otherwise give the holder the right to acquire common shares or other securities of the Initial Limited Partner;

    "DATE OF CLOSING" has the meaning set out in Section 9.8;

    "DECLARATION" means a declaration filed pursuant to the Act, establishing the Partnership as a limited partnership, as the same may be amended from time to time;

    "DISTRIBUTION" means any distribution of cash or other assets of the Partnership to any Partner;

    "EFFECTIVE DATE" means the date on which the Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement issued pursuant to section 183 of the Business Corporations Act (Ontario);

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date;

    "ESCROW RELEASE FUNDS" means any amounts released from escrow to the General Partner pursuant to the escrow agreement dated the Effective Date between the General Partner, the Initial Limited Partner and #;

    "FAIR MARKET VALUE" has the meaning set out in Section 10.1;

    "FISCAL YEAR" means the fiscal year of the Partnership as determined in accordance with Section 2.7;

    "GAAP" means generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor body, consistently applied;

    "INDEPENDENT VALUATOR" has the meaning set out in Section 10.1;

    "LIMITED PARTNERS" means the Initial Limited Partner and any additional limited partners of the Partnership admitted in accordance with Section 5.8 but excludes any persons that have ceased to be limited partners of the Partnership pursuant to Section 5.8(b);

    "NET INCOME" or "NET LOSS", in respect of any period, means, respectively, the net income or net loss of the Partnership in respect of such period as determined in accordance with GAAP;

    "OFFER" has the meaning set out in Section 9.4;

    "OFFER PRICE" has the meaning set out in Section 9.4;

    "OFFERED UNITS" has the meaning set out in Section 9.4;

    "ORIGINAL ASSETS" means the assets transferred by the Initial Limited Partner to the Partnership pursuant to the Contribution Agreement;

    "PARTNERS" means the General Partner and the Limited Partners;

    "PARTNERSHIP" means the limited partnership formed and organized under the Act pursuant to this Agreement and the filing of the Declaration;

    "PATIENT RECORDS" has the meaning set out in Section 10.2;

    "PERSON" means an individual, corporation, partnership, joint venture, association, syndicate, trust, unincorporated organization or other entity or any trustee, executor, administrator or other legal representative;

    "PURCHASE PRICE" has the meaning set out in Section 9.8;

    "PURCHASED UNITS" has the meaning set out in Section 9.8;

    "RECEIVER" has the meaning set out in Section 8.2;

    "REGISTER" has the meaning set out in Section 6.9;

    "SELLING LIMITED PARTNER" has the meaning set out in Section 9.4;

    "TAG-ALONG EXPIRY PERIOD" has the meaning set out in Section 9.6;

    "TAG-ALONG NOTICE" has the meaning set out in Section 9.6;

    "TAG-ALONG OFFER" has the meaning set out in Section 9.6;

    "TAX ACT" means the Income Tax Act (Canada), as amended or replaced from time to time;

    "THIRD PARTY PURCHASER" has the meaning set out in Section 9.6;

    "TIME OF CLOSING" has the meaning set out in Section 9.8; and

    "UNITS" has the meaning set out in Section 3.1.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into Articles and Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article or Section refers to the specified Article or Section of this Agreement.

1.3 NUMBER AND GENDER

     Words importing the singular number only shall include the plural and vice versa. Words importing gender shall include all genders.

1.4 BINDING NATURE

     This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

1.5 AMENDMENT AND WAIVERS

     No amendment or waiver of any condition or provision of this Agreement shall be binding on either Partner unless consented to in writing by that Partner. No waiver of any condition or provision of this Agreement shall constitute a waiver of any other condition or provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.6 CURRENCY

     All references to dollar amounts in this Agreement are to Canadian currency unless otherwise specified.

                                   ARTICLE 2
                            FORMATION OF PARTNERSHIP

2.1 FORMATION

     The General Partner and the Initial Limited Partner hereby agree to form a limited partnership under the provisions of the Act. The rights, restrictions and liabilities of the Partners shall be as provided in the Act, except to the extent otherwise provided in this Agreement.

2.2 NAME

     The name of the Partnership shall be "Hemosol LP" or such other name as the General Partner may determine from time to time. The Partnership may also use the French form of any such name. The Partnership shall hold itself out as an entity separate from any other Person or entity. The General Partner shall notify the Limited Partners of any change in name of the Partnership.

2.3 BUSINESS OF PARTNERSHIP

     The business of the Partnership (the "BUSINESS") shall be to engage in the business that the Initial Limited Partner was engaged in immediately prior to the Effective Time, to engage in such other business as may be determined by the General Partner from time to time and to engage in all such activities and exercise all such powers as the General Partner may determine to be ancillary or incidental thereto or reasonably in furtherance thereof.

2.4 RECORDS OFFICE

     The Partnership shall cause copies of the books and records of the Partnership to be kept at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9, or at such other location within Ontario as the General Partner may determine from time to time. The location at which such copies are maintained from time to time shall be deemed to be the Partnership's principal place of business in Ontario for the purposes of the Act.

2.5 PLACE OF BUSINESS

     The Partnership shall carry on its business at and from the Partnership's principal place of business in Canada or such other place or places within Canada as the General Partner may determine from time to time.

2.6 TERM

     The term of the Partnership shall commence on the date hereof and shall continue until terminated in accordance with this Agreement.

2.7 FISCAL YEAR

     The first Fiscal Year of the Partnership shall end on December 31, 2004, and thereafter each Fiscal Year shall commence on the 1st day of January in each year and end on the 31st day of December of such year.

2.8 MAINTAINING STATUS OF THE PARTNERSHIP

     The General Partner shall forthwith file on behalf of the Partnership the Declaration under the Act and thereafter, on a timely basis whenever required, any amendment thereto and shall do all things and cause to be executed and filed such certificates, declarations, instruments and documents as may be required under the laws of the Province of Ontario and the laws of any other jurisdiction in which the Partnership may carry on business to reflect the constitution of the Partnership. The General Partner and the Limited Partners shall execute and deliver as promptly as possible any documents that may be necessary or desirable to accomplish the purposes of this Agreement or to give effect to the formation and continuance of the Partnership under any and all applicable laws. The General Partner shall take all necessary actions in order to maintain the status of the Partnership as a limited partnership under the Act and to maintain the limited liability of the Limited Partners under the Act and the laws of any other applicable jurisdictions.

2.9 TITLE TO PARTNERSHIP ASSETS

     Title to any or all of the Partnership's assets shall be held in the name of the General Partner as agent for the Partners or as the General Partner may determine from time to time. The General Partner declares and warrants that, regardless of the name in which title to the assets is held, all assets of the Partnership shall be held solely for the use and benefit of the Partnership in accordance with the provisions of this Agreement and all of the assets of the Partnership shall be recorded as the property of the Partnership on its books and records.

                                   ARTICLE 3
                        UNITS AND INITIAL CONTRIBUTIONS

3.1 UNITS

     The interests of the Partners in the Partnership shall be divided into and represented by units (the "UNITS") of which an unlimited number are authorized, each of which when issued shall represent an interest in the Partnership as herein provided. The Partnership may issue fractional Units.

3.2 INITIAL CONTRIBUTIONS

     (a) The Partners acknowledge and agree that the following transactions shall occur on the Effective Date in accordance with the Arrangement:

        (i) the General Partner shall subscribe for one Unit and shall pay the sum of $6,000 as a capital contribution to the Partnership in full satisfaction of the subscription price therefor;

        (ii) pursuant to the Contribution Agreement, the Initial Limited Partner shall transfer the Original Assets to the Partnership in consideration for the issuance of 9,999 Units to the Initial Limited Partner and the assumption by the Partnership of the Assumed Liabilities;

        (iii) the Initial Limited Partner shall transfer 9,112 of its 9,999 Units referred to in Section 3.2(a)(ii) to the General Partner in consideration for the redemption of Class C preferred non-voting shares in the capital of the Initial Limited Partner held by the General Partner and the General Partner agreeing to issue convertible securities to acquire shares in its capital to persons holding Convertible Securities and the Capital Account of the General Partner shall be deemed to be increased by the amount that was added to the Capital Account of the Initial Limited Partner in connection with the issuance of such Units and the Capital Account of the Initial Limited Partner shall be reduced by such amount; and

        (iv) the General Partner shall subscribe for 2,500 Units and shall pay the sum of $15,000,000 in full satisfaction of the subscription price therefor.

     (b) The Partners agree that the transactions referred to in Section 3.2(a) shall only be effective upon the consummation of the Arrangement.

     (c) Upon completion of the transactions referred to in Section 3.2(a), the number of Units held by each of the Partners and the Capital Account of each of the Partners shall be as follows:

         PARTNER                                                       NUMBER OF UNITS   CAPITAL ACCOUNT
         -------                                                       ---------------   ---------------
         General Partner.............................................      11,613          $69,678,000
         Initial Limited Partner.....................................         887          $ 5,322,000
                                                                           ------          -----------
           Total.....................................................      12,500          $75,000,000
                                                                           ======          ===========

3.3 NATURE OF UNITS

     Each Partner shall have the following rights:

     (a) the right to allocations of Net Income or Net Loss and the right to allocations of the taxable income or loss of the Partnership in proportion to the number of Units held in accordance with Sections 4.1 and 4.2; and

     (b) the right to participate in Distributions in proportion to the number of Units held in accordance with Section 4.7.

     Units shall not be represented by physical certificates.

3.4 EQUALITY OF UNITS

     Notwithstanding the amount of capital recorded in a Partner's Capital Account, each Unit shall entitle the holder thereof to the same rights and obligations as the holder of any other Unit and no Partner shall be entitled to any privilege, priority or preference in relation to any other Partner in respect of its Units.

3.5 PLEDGE OF UNITS

     The Limited Partners shall not mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in respect of their Units. The General Partner may, with the prior approval of the Limited Partners (such approval not to be unreasonably withheld), mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in respect of its Units.

                                   ARTICLE 4
          ALLOCATIONS, CAPITAL ACCOUNTS, DISTRIBUTIONS AND ADDITIONAL
                             CAPITAL CONTRIBUTIONS

4.1 ALLOCATION OF NET INCOME OR NET LOSS

     Net Income or Net Loss for a Fiscal Year shall be allocated among the Partners in proportion to the number of Units held by each Partner at the end of the Fiscal Year.

4.2 TAX ALLOCATIONS

     The income and loss of the Partnership for income tax purposes for a Fiscal Year shall be allocated to each Partner in proportion to the number of Units held by each Partner at the end of the Fiscal Year. Each of the Partners agrees to file its tax returns on a basis consistent with such allocation.

4.3 CAPITAL ACCOUNTS

     There shall be established a capital account (a "CAPITAL ACCOUNT") for each Partner, in which shall be recorded the following transactions:

     (a) Where a Partner contributes additional capital to the Partnership, there shall be added to the Partner's Capital Account an amount equal to the amount, if any, by which the Fair Market Value of such contribution exceeds the aggregate Fair Market Value of any consideration (other than Units) received by the Partner from the Partnership in respect of the contribution.

     (b) Where a Partner receives property or money from the Partnership as a return of capital from the Partnership, there shall be subtracted from the Partner's Capital Account an amount equal to the Fair Market Value of such property or money.

     (c) There shall be added to each Partner's Capital Account the amount of Net Income (if any) for any period allocated to such Partner in accordance with Section 4.1.

     (d) There shall be subtracted from each Partner's Capital Account the amount of Net Loss (if any) for any period allocated to such Partner in accordance with Section 4.1.

4.4 NO RIGHT TO WITHDRAW CAPITAL

     No Partner shall have the right to receive any Distributions or otherwise to withdraw any positive balance in its Capital Account except as expressly provided in this Agreement.

4.5 NO INTEREST

     No Partner shall be entitled to receive interest from the Partnership in respect of any positive balance in its Capital Account and no Partner shall be liable to pay interest to the Partnership in respect of any negative balance in its Capital Account.

4.6 NEGATIVE OR ZERO BALANCE IN CAPITAL ACCOUNT

     The interest of a Partner in the Partnership shall not terminate by reason of there being a negative or zero balance in that Partner's Capital Account.

4.7 DISTRIBUTIONS

     Distributions shall be made in such amounts and at such times as determined by the General Partner in its sole discretion. All Distributions of the Partnership shall be allocated to the Partners in proportion to the allocations of Net Income in Section 4.1. The General Partner may reinvest cash generated by the Partnership at any time in the Business in its sole discretion.

4.8 PARTNERSHIP ASSETS

     The Partners shall look solely to the assets of the Partnership for any Distributions, whether in connection with the dissolution of the Partnership or otherwise. If the assets of the Partnership remaining after the payment or discharge, or the provision for payment or discharge, of the debts, liabilities and obligations of the Partnership are insufficient to make any Distributions, no Partner shall have any recourse against the separate assets of the other Partner.

4.9 ADDITIONAL CAPITAL CONTRIBUTIONS

     (a)  The Limited  Partners  shall  not  be entitled  to  make  any  capital contributions to the Partnership in addition to the initial contributions referred to in Section 3.2(a) unless the General Partner otherwise agrees. The Limited Partners shall not be required to make any additional capital contributions to the Partnership.

     (b) The General Partner may, from time to time, make capital contributions to the Partnership in cash or non-cash property.

     (c) If a Partner makes a contribution of capital, the Partnership shall issue Units to such Partner. The number of such Units to be issued to such Partner shall be determined by dividing (i) the Fair Market Value of such capital contribution by (ii) the Unit Value. The "UNIT VALUE" shall be determined by dividing the Fair Market Value of the
          Partnership immediately prior to the making of such capital contribution by the number of Units outstanding as at such time provided that the "Unit Value" for the purposes of any capital contribution by the General Partner to the Partnership funded by the Escrow Release Funds shall be $6,000. The General Partner shall provide a notice to the Limited Partners of any such issuance specifying the number of Units issued, the Unit Value and the percentages that the Units held by each Partner, following any such issuance, represents of the aggregate number of Units outstanding, following any such issuance.

4.10 LOANS AND GUARANTEES

     Subject to Section 6.20, the General Partner or Affiliates thereof may lend to the Partnership such funds as determined by the General Partner and the Partnership may, with the prior approval of the Limited Partners (such approval not to be unreasonably withheld), lend to the General Partner or Affiliates thereof such funds as determined by the General Partner. The Partnership may, with the prior approval of the Limited Partners (such approval not to be unreasonably withheld), guarantee the obligations or liabilities of the General Partner or an Affiliate thereof and mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any of it assets or property in connection therewith.

                                   ARTICLE 5
                              THE LIMITED PARTNERS

5.1 LIMITATIONS OF AUTHORITY OF THE LIMITED PARTNERS

     The Limited Partners shall not be entitled to:

     (a) take part in the control or management of the business of the Partnership or transact any business for the Partnership;

     (b) execute any document or take any action pursuant to which it binds or purports to bind the Partnership or the General Partner;

     (c)  undertake   any  obligation   or  responsibility  on   behalf  of  the
          Partnership;

     (d) hold themselves out as having or purport to have the power or authority to bind the Partnership or the General Partner; or

     (e) bring any action for partition, sale or otherwise in connection with any interest in any property of the Partnership, whether real or personal, or register, or permit to be filed or registered or remain undischarged, against any property of the Partnership any lien or charge in respect of the interest of the Limited Partners in the Partnership.

5.2 LIMITED LIABILITY OF LIMITED PARTNERS

     Subject to the provisions of the Act and any other specific assumption of liability, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership at any relevant time shall be limited to such Limited Partner's capital contributions to the Partnership and shall not be liable for any further claims, assessments or contributions to the Partnership. The General Partner shall use reasonable means to inform all persons having dealings with the Partnership of the limited liability of the Limited Partners.

5.3 INDEMNITY OF LIMITED PARTNERS BY GENERAL PARTNER

     The General Partner shall indemnify and hold harmless each Limited Partner from and against any and all actions, claims, costs, losses, liabilities, damages or expenses (including reasonable legal fees) suffered or incurred by such Limited Partner if the liability of such Limited Partner is not limited in the manner provided for in this Agreement by reason of the acts or omissions of the General Partner performed or omitted fraudulently or in bad faith or attributable to the wilful misfeasance or gross negligence of the General Partner, unless the liability of such Limited Partner is not so limited as a result of or arising out of any act or omission of such Limited Partner.

5.4 COMPLIANCE WITH LAWS

     On request by the General Partner, the Limited Partners shall promptly execute such certificates and other documents necessary to comply with any law or regulation of any jurisdiction for the continuation and good standing of the Partnership.

5.5 QUALIFICATION OF THE LIMITED PARTNERS

     Each of the Limited Partners represents, warrants, covenants and agrees that it:

     (a)  is a corporation existing under the law of the Province of Ontario;

     (b) has and shall continue to have the corporate power and authority to perform its obligations under this Agreement, and such obligations do not and will not conflict with or breach or result in a breach of any of its constating documents and by-laws;

     (c) is not a "non-resident" of Canada for the purposes of the Tax Act, a "non-Canadian" for the purposes of the Investment Canada Act(Canada) or a "financial institution" for the purposes of sections 142.2 to
          142.6 of the Tax Act; and

     (d) has not financed, and will not finance, its acquisition of Units with a borrowing or other indebtedness for which recourse is or is deemed to be limited for the purposes of section 143.2 of the Tax Act.

5.6 STATUS OF LIMITED PARTNERS

     Each Limited Partner agrees that it will promptly provide evidence to the General Partner upon request of its status under the Tax Act or any similar statute affecting the status of the Partnership or of any other matter which affects or may from time to time affect such status. If a Limited Partner becomes a non-resident of Canada for the purposes of the Tax Act, the General Partner may require such Limited Partner to cease to be a limited partner of the Partnership and sell its Units to residents of Canada at a price equal to Fair Market Value. In the event that a Limited Partner fails to comply with such a request, the General Partner shall have the right to sell such Limited Partner's Units or to purchase the same on behalf of the Partnership at a price equal to Fair Market Value.

5.7 POWER OF ATTORNEY

     Each Limited Partner hereby nominates, constitutes and appoints the General Partner as such Limited Partner's true and lawful attorney and agent with full power of substitution and authority, in such Limited Partner's name, place and stead to do the following:

     (a) make, execute, swear to, acknowledge, deliver and record or file, as the case may be, any of the following:

        (i) the Register, the Declaration or any other documents and instruments required to qualify or continue the qualification of the Partnership as a valid and subsisting limited partnership in or otherwise to comply with the laws of any jurisdiction in which the Partnership may from time to time conduct its business;

        (ii) all conveyances, agreements and other instruments necessary or desirable to reflect, facilitate and implement the dissolution and termination of the Partnership including cancellation of any certificates or declarations;

        (iii) all elections, determinations, agreements or designations in connection with the Business permitted or required under the Tax Act or any other taxation or other legislation or law of like import of Canada or of any provinces thereof or other jurisdictions in respect of such Limited Partner's interest in the Partnership or the affairs of the Partnership;

     (b) execute and file with any governmental body or instrumentality thereof any documents necessary to be filed in connection with the Partnership or the Business; and

     (c) execute and deliver all such documents or instruments on behalf of and in the name of the Partnership and the Limited Partner as may be deemed necessary by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

     The power of attorney granted herein is irrevocable and subject to the provisions of any relevant legislation, will survive the death, disability, insolvency, incapacity to manage property or other legal incapacity of each Limited Partner. Each Limited Partner agrees to be bound by all representations or actions made or taken by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney. The power of attorney granted herein shall continue in respect of the General Partner as long as it is the general partner of the Partnership and shall not revoke or terminate thereafter but shall continue in respect of a successor general partner as if the successor was the original attorney. The power of attorney granted herein shall not revoke or terminate any general continuing power of attorney previously granted by a Limited Partner and shall not be revoked or terminated by any general continuing power of attorney hereinafter granted by a Limited Partner.

5.8 NEW LIMITED PARTNERS

     (a) The General Partner shall be authorized to admit any Person as a limited partner of the Partnership provided that such Person satisfies the qualifications referred to in Section 5.5.

     (b)  Upon the  transfer of  Units  by a  Limited  Partner as  permitted  by
          Article 9, the Register shall be amended to reflect the admission of such transferee of Units as a limited partner of the Partnership, the transferee shall become a limited partner of the Partnership and shall have all of the rights and powers and shall be subject to all of the restrictions and liabilities of the transferor in respect of the acquired Units, except any liability of which such transferee did not have notice of at the time it became a limited partner of the Partnership and which could not be ascertained from this Agreement, the Declaration or the Register. Unless the transferor continues to hold any Units following such transfer, the transferor of the Units shall thereupon cease to be a limited partner of the Partnership, provided, however, that the transferor shall remain liable for all defaults or liabilities which accrued or were payable by it while it was a limited partner of the Partnership.

                                   ARTICLE 6
                              THE GENERAL PARTNER

6.1 AUTHORITY OF THE GENERAL PARTNER

     Except as otherwise provided herein, the General Partner is authorized to carry on the Business in the name of and on behalf of the Partnership, with full power and exclusive authority to administer, manage, control and operate the business and affairs of the Partnership, and has all power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the Business for and on behalf of and in the name of the Partnership. No Person dealing with the Partnership shall be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.

6.2 POWERS OF THE GENERAL PARTNER

     Without limiting the generality of Section 6.1, the General Partner shall have the full power and authority, to do on behalf and in the name of the Partnership all things which, in its sole discretion, are necessary to carry on the Business including, without limitation, the right, power and authority:

     (a)  to purchase or lease property or equipment for the Business;

     (b) to manage, administer, conserve, develop, operate and dispose of any and all properties or assets of the Partnership;

     (c) to negotiate, execute and carry out, on behalf of the Partnership any agreement in connection with the Business;

     (d) to employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in carrying out the Business;

     (e) to retain such legal counsel, accountants, experts, advisors or consultants as the General Partner shall consider necessary or advisable and to rely upon the advice of such Persons;

     (f) to purchase liability and other insurance that the General Partner considers necessary or advisable;

     (g) to open and operate any bank, trust or investment account on behalf of the Partnership and to designate from time to time the signatories to such accounts;

     (h)  subject  to Section 4.10, to borrow money on behalf of the Partnership
          and  to  execute  loan  and   credit  agreements  on  behalf  of   the
          Partnership;

     (i) to invest funds not immediately required for the Business in such investments as the General Partner may determine from time to time;

     (j) to pay all fees and expenses of the Partnership or incur such fees and expenses of the Partnership;

     (k) to commence and prosecute any suit or proceedings with respect to or on behalf of the Partnership, its property or its business, take the defence of the Partnership in any suit or proceedings taken against it and to settle any such suit or proceedings;

     (l) subject to Section 4.10, to mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any assets or property of the Partnership now owned or hereafter acquired, to secure any present and future borrowings, obligations, costs and expenses of the Partnership, the General Partner or an Affiliate thereof;

     (m) to hold interests in partnerships or subsidiaries or other entities;

     (n) to submit the Partnership to binding or non-binding arbitration or mediation with respect to any issue arising in or concerning its business or affairs;

     (o)  to appoint and remove agents and grant and rescind powers of attorney;

     (p) to file any elections, determinations, designations or returns required by any governmental or regulatory authority in respect of the affairs of the Partnership or of a Partner's interest in the Partnership;

     (q)  to retain and appoint an auditor of the Partnership; and

     (r) to do anything that is in furtherance of or incidental to the Business or that is provided for in this Agreement.

     The General Partner shall use its best efforts, in the conduct of the affairs of the Partnership, to put all Persons with whom the Partnership does business on notice that the Partnership is a limited partnership and that the Limited Partners are not liable for the obligations of the Partnership.

6.3 UNLIMITED LIABILITY OF GENERAL PARTNER

     The   General  Partner  shall  have  unlimited  liability  for  the  debts, liabilities and obligations of the Partnership.

6.4 DUTY OF CARE

     The General Partner shall exercise its power and discharge its duties under this Agreement honestly, in good faith and in the best interests of the Partnership and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6.5 QUALIFICATIONS OF THE GENERAL PARTNER

     The General Partner represents, warrants and covenants that it:

     (a) is a corporation existing under the law of the Province of Ontario and that so long as it is the General Partner of the Partnership it shall maintain its corporate existence;

     (b) has and shall continue to have the corporate power and authority to act as a general partner of the Partnership and to perform its obligations under this Agreement, and such obligations do not and will not conflict with or breach or result in a breach of any of its constating documents, by-laws or agreements to which it is bound;

     (c) is not a "non-resident" of Canada for the purposes of the Tax Act, a "non-Canadian" for the purposes of the Investment Canada Act(Canada) or a "financial institution" for the purposes of sections 142.2 to
          142.6 of the Tax Act;

     (d) has and shall continue to have all licenses and permits necessary to carry on its business as the general partner of the Partnership in all jurisdictions where the activities of the general partner or the Partnership require such licensing or other form of registration of the General Partner; and

     (e) has not financed, and will not finance, its acquisition of Units with a borrowing or other indebtedness for which recourse is or is deemed to be limited for the purposes of section 143.2 of the Tax Act.

6.6 SAFEKEEPING OF ASSETS

     The General Partner is responsible for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ or permit any other Person to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

6.7 NO COMMINGLING OF PARTNERSHIP FUNDS

     The funds of the Partnership shall be maintained in a separate bank account and shall not be commingled with the funds of any other Person (including those of the Partners).

6.8 CONDUCT OF BUSINESS -- LIMITED LIABILITY

     The General Partner shall, at all times, conduct the business and affairs of the Partnership in such a manner that the liability of the Limited Partners will be limited to the fullest extent permitted by law.

6.9 REGISTER

     The General Partner shall maintain a register (the "REGISTER") to record the names and addresses of the Partners, the number of Units held by each Partner, capital contributions and Capital Accounts of the Partners and particulars of registration and transfers of Units at the principal office from time to time of the General Partner in Canada, a duplicate copy of which shall be made available for inspection in accordance with the Act at the location in Ontario specified in Section 2.4.

6.10 REIMBURSEMENT OF EXPENSES

     The Partnership shall reimburse the General Partner for all reasonable costs and expenses incurred in the performance of its duties as general partner hereunder but specifically excluding costs and expenses of any action, suit or other proceedings in which, or in relation to which, the General Partner is adjudged to have been grossly negligent or to have acted fraudulently, in bad faith or with wilful misfeasance.

6.11 INDEPENDENT ACTIVITIES

     The General Partner and the General Partner's directors, officers and employees shall not be required to devote all of their business time to the business of the Partnership but shall devote such time as may be necessary for the discharge of the obligations and duties of the General Partner hereunder. The General Partner shall have the right to engage in other business of any kind, provided that such business is not in competition with the Business.

6.12 LIMITATION OF LIABILITY OF GENERAL PARTNER

     Notwithstanding anything else contained in this Agreement, but subject to compliance with Section 6.4, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for any action taken or failure to act on behalf of the Partnership believed by the General Partner, acting reasonably, to be within the scope of the authority conferred on the General Partner by this Agreement or by law unless the act or omission was performed or omitted fraudulently or in bad faith or constituted wilful misfeasance or gross negligence of the General Partner.

6.13 INDEMNITY OF GENERAL PARTNER BY PARTNERSHIP

     The Partnership shall indemnify and hold harmless the General Partner and its officers, directors, shareholders, employees or agents from and against any losses, costs, expenses, liabilities and damages (including reasonable legal fees) incurred by the General Partner by reason of acts, omissions or alleged acts or omissions arising out of the activities of the General Partner on behalf of the Partnership or in furtherance of the interest of the Partnership, but only if the acts, omissions or the alleged acts or omissions in respect of which any actual or threatened action, proceeding or claim are based, were performed in good faith and were not performed or omitted in breach of this Agreement, fraudulently or in bad faith or as a result of the wilful misfeasance or gross negligence of the General Partner, its Affiliates, shareholders, officers, directors, employees or agents. The indemnification herein provided for shall be made from the assets of the Partnership and the Limited Partners shall not be personally liable therefore.

6.14 INDEMNITY OF PARTNERSHIP BY GENERAL PARTNER

     The General Partner shall indemnify and hold harmless the Partnership from and against any and all actions, claims, losses, costs, expenses, liabilities and damages (including reasonable legal fees) suffered or incurred by the Partnership by reason of the acts or omissions of the General Partner performed or omitted fraudulently or in bad faith or attributable to the gross negligence or wilful misfeasance of the General Partner.

6.15 DELEGATION BY GENERAL PARTNER

     The General Partner may contract on behalf of itself or the Partnership with any Person to carry out any of the duties of the General Partner and may delegate to such Person any power and authority of the General Partner hereunder, subject to the overall supervision of such Person by the General Partner. No such contract or delegation shall relieve the General Partner of any of its obligations hereunder. For greater certainty, subject to Section 6.20, the General Partner may retain Affiliates of the General Partner on behalf of the Partnership to provide goods and services to the Partnership.

6.16 RELIANCE

     The General Partner may rely and act upon any statement, report or opinion prepared by, or any advice received from, the auditor, legal counsel, experts or other professional advisors of the General Partner or the Partnership, and, provided the General Partner exercised reasonable care in selecting such advisors, the General Partner shall not be responsible or held liable for any loss or damage resulting from so relying or acting if the advice was within the area of professional competence of the Person from whom it was received and the General Partner acted in good faith and without negligence in relying thereon.

6.17 NO REMOVAL OF GENERAL PARTNER BY LIMITED PARTNERS

     The General Partner may not be removed as the general partner of the Partnership by the Limited Partners.

6.18 NO REMOVAL OF GENERAL PARTNER UPON INSOLVENCY

     In the event of the bankruptcy, insolvency, passing of a resolution for the dissolution, liquidation or winding-up of, making of an assignment for the benefit of creditors or appointment of a trustee or receiver of the affairs of, the General Partner, the General Partner shall not be deemed to have resigned as general partner of the Partnership.

6.19 NO RESIGNATION OF GENERAL PARTNER EXCEPT IN CONNECTION WITH TRANSFER OF ALL UNITS

     (a) The General Partner shall not resign as general partner of the Partnership, provided that it may resign if the following conditions are satisfied:

        (i) the General Partner transfers all (but not less than all) of its Units to another Person (in compliance with Section 9.6) that: (A) is not a "non-resident" of Canada for the purposes of the Tax Act;
              (B) is not a "non-Canadian" for the purposes of the Investment Canada Act (Canada); (C) is not a "financial institution" for the purposes of sections 142.2 to 142.6 of the Tax Act; and (C) if such Person is a partnership, is a "Canadian partnership" as defined in the Tax Act; and

        (ii) such Person to whom the General Partner's Units are transferred agrees in writing to be bound by the provisions of this Agreement as general partner of the Partnership as of the effective date of the resignation of the General Partner and from that time forward, for all purposes, assume the powers, duties and obligations of the General Partner under this Agreement.

     (b) Upon the resignation of the General Partner in accordance with Section 6.19(a):

        (i)   the  Partnership shall pay all  amounts payable by the Partnership
              to  the  General  Partner  accrued   to  the  effective  date   of
              resignation;

        (ii) subject to Section 6.13, the Partnership shall release and hold harmless the resigning General Partner for all actions, claims, costs, demands, losses, damages and expenses respecting events relating to the Partnership and occurring after the effective date of such resignation;

        (iii) the resigning General Partner shall, at the Partnership's expense, do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership, the assets of the Partnership and the books, records and accounts of the Partnership to the new

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              general   partner  and   will  execute  and   deliver  all  deeds,
              certificates,  declarations  and  other  documents  necessary   or
              desirable to effect such transfer in a timely fashion.

6.20 NON-ARM'S LENGTH TRANSACTIONS

     The General Partner may retain or employ itself, an Affiliate of the General Partner or any Person who does not deal at arm's length with the General Partner on behalf of the Partnership to provide goods or services to the Partnership or enter into any other transaction with itself, an Affiliate of the General Partner or any other Person who does not deal at arm's length with the General Partner on behalf of the Partnership, provided that such retention, employment or other transaction has been entered into in good faith and on terms no less favourable to the Partnership than those that could been obtained in a comparable transaction by the Partnership on an arm's length basis with a third party.

                                   ARTICLE 7
                  BOOKS AND RECORDS AND FINANCIAL INFORMATION

7.1 BOOKS OF ACCOUNT

     The General Partner shall keep and maintain, in the name and on behalf of the Partnership, full, complete and accurate books of account and records of the Partnership and the Business. The Partnership books shall be kept at the address specified in Section 2.4. During the existence of the Partnership and for a period of six years thereafter, such books of account and records shall be made available for inspection by the Limited Partners or their duly authorized representatives during normal business hours at the principal office of the General Partner.

7.2 FINANCIAL STATEMENTS

     The General Partner shall cause to be prepared and delivered to each Limited Partner:

     (a) within 140 days from the end of each Fiscal Year (or such shorter period as may be required of reporting issuers to provide audited annual financial statements to shareholders under applicable securities laws), audited financial statements as at the end of and for such Fiscal Year prepared in accordance with GAAP, including a balance sheet of the Partnership as of the end of such Fiscal Year, a statement of income or loss of the Partnership for such Fiscal Year and a statement of cash flows of the Partnership for such Fiscal Year; and

     (b) within 60 days from the end of each fiscal quarter of the Partnership (or such shorter period as may be required of reporting issuers to provide unaudited quarterly financial statements to shareholders under applicable securities laws), unaudited financial statements as at the end of and for such fiscal quarter prepared in accordance with GAAP, including a balance sheet of the Partnership as of the end of such fiscal quarter, a statement of income or loss of the Partnership for such fiscal quarter and a statement of cash flows of the Partnership for such fiscal quarter.

7.3 INCOME TAX INFORMATION

     Within 90 days after the end of each Fiscal Year, the General Partner shall forward to each Limited Partner such information as is necessary to enable such Limited Partner to file income tax returns with respect to its income from the Partnership in respect of such Fiscal Year.

7.4 OTHER INFORMATION

     From time to time and upon the request of a Limited Partner, the General Partner shall forward to such Limited Partner such information regarding the Partnership as is necessary to enable such Limited Partner in its opinion, acting reasonably, to comply with its filing, disclosure and other obligations under applicable laws, regulations, orders and policies.

7.5 INSPECTION OF DOCUMENTS

     The General Partner shall keep a copy of this Agreement, the Declaration, the Register and any other document required by the Act at the address specified in Section 2.4.

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                                   ARTICLE 8
                           DISSOLUTION OF PARTNERSHIP

8.1 EVENTS OF DISSOLUTION

     The Partnership shall be dissolved on the earliest to occur of the following events:

     (a) the bankruptcy, passing of a resolution for the dissolution, liquidation or winding-up of, making of an assignment for the benefit of creditors of or appointment of a trustee or receiver over the affairs of, the General Partner;

     (b)  the agreement of the Partners to dissolve the Partnership.

     Any such dissolution will be effective on the day on which the event occurred giving rise to the dissolution but the Partnership shall not terminate until its assets have been distributed in accordance with this Agreement. Notwithstanding any rule of law or equity to the contrary, the Partnership shall not be dissolved except in accordance with this Agreement.

8.2 RECEIVER

     On dissolution of the Partnership, the General Partner shall act as the receiver (the "RECEIVER") of the Partnership. If the General Partner shall be unable or unwilling to act as the Receiver, the Limited Partners shall appoint the Receiver.

8.3 LIQUIDATION OF ASSETS

     The Receiver shall prepare or cause to be prepared a statement of financial position of the Partnership and shall forward such statement to the Partners. The Receiver shall wind up the affairs of the Partnership and all property of the Partnership shall be liquidated in an orderly manner. The Receiver shall manage and operate the Partnership and shall have all the powers and authority of the General Partner under this Agreement. The Receiver shall be paid its reasonable fees and disbursements incurred in carrying out its duties as such.

8.4 DISTRIBUTION OF PROCEEDS OF LIQUIDATION

     The Receiver shall distribute the net proceeds from liquidation of the Partnership as follows:

     (a)  first,  to  pay  the  expenses  of  liquidation  and  the  debts   and
          liabilities of the Partnership to its creditors or to make due provision for payment thereof;

     (b) second, to provide reserves which the Receiver considers reasonable and necessary for any contingent or unforeseen liability or obligation of the Partnership which shall be paid to an escrow agent to be held for payment of liabilities or obligations of the Partnership; and

     (c) third, to the Partners in proportion to the number of Units held by each Partner.

8.5 TERMINATION OF PARTNERSHIP

     The Partnership shall terminate when all of its assets have been sold and the net proceeds therefrom, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership to creditors, have been distributed as provided in this Article 8.

                                   ARTICLE 9
                               TRANSFER OF UNITS

9.1 TRANSFER OF UNITS BY LIMITED PARTNERS

     The Limited Partners shall not transfer all or any of their Units except in compliance with this Article 9.

9.2 TRANSFER OF UNITS BY GENERAL PARTNER

     Except as permitted by Section 6.19, the General Partner shall not transfer all or any of its Units.

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

9.3 TRANSFERS TO AN AFFILIATE

     A Limited Partner or any Affiliate to which such Limited Partner has previously transferred Units pursuant to this Section 9.3 may, without complying with Section 9.4 (but on prior notice to the General Partner), transfer to an Affiliate all (but not less than all) of its Units, provided the following provisions are complied with:

     (a) the transferee agrees in writing be bound by the provisions of this Agreement as a Limited Partner;

     (b) the transferee is not a "non-resident" of Canada for the purposes of the Tax Act, a "non-Canadian" for the purposes of the Investment Canada Act (Canada) or a "financial institution" for the purposes of sections 142.2 to 142.6 of the Tax Act;

     (c) the transferor shall not be relieved of any obligation or liability under this Agreement as a result of the transfer; and

     (d) the transferor and the transferee agree in writing that if the transferee ceases to be an Affiliate of the transferor during such time as the transferee continues to hold any Units, the transferee shall reassign and retransfer to the transferor (or an Affiliate thereof provided such Affiliate complies with the provisions of this Section) the Units which were originally assigned and transferred to it.

9.4 RIGHT OF FIRST OFFER

     (a) In the event that any Limited Partner desires to transfer all or any number of the Units owned by it (the "Selling Limited Partner"), it shall first make an offer in writing (the "OFFER") to the General Partner to transfer such Units (the "OFFERED UNITS") to the General Partner. Such offer shall specify the number of Offered Units and the price per Unit (the "OFFER PRICE") at which the Offered Units are offered, and specifying a date which shall not be less than 30 days nor more than 120 days following the Acceptance Date hereinafter referred to, for closing of the purchase and sale of the Offered Units. The General Partner may accept the Offer with respect to all, but not less than all, of the Offered Units by giving a written acceptance to the Selling Limited Partner within 30 days after the General Partner's receipt of the Offer (the date of such acceptance being the "ACCEPTANCE DATE"). In the event that no such acceptance is received by the Selling Limited Partner from the General Partner within such 30-day period, the Offer shall be deemed to have been refused. If all the Offered Units are accepted by the General Partner, then the Offer together with such acceptance shall constitute a binding agreement of purchase and sale between the General Partner and the Selling Limited Partner.

     (b) If the General Partner does not accept all the Offered Units or the Offer is deemed to have been refused, then the Selling Limited Partner may transfer, at any time up to 120 days following the last day of the 30-day period in which the Offer could have been accepted by the General Partner, all but not less than all, of the Offered Units to a third party for cash consideration at a price per Unit not less than the Offer Price and on other terms not more favourable to the third party than the terms at which the Offered Units were offered to the General Partner (including the provisions of this Article 9 that would apply to the purchase of the Offered Units by the General Partner), provided that no Units may be transferred to a third party unless and until the third party enters into an agreement, in form and on terms satisfactory to the General Partner, acting reasonably, prior to the expiration of the 120-day period, by which the third party agrees to be bound by the provisions of this Agreement in the same manner as the Selling Limited Partner. If no such transfer to a third party is made by the Selling Limited Partner within such 120-day period, the Selling Limited Partner shall be required, before transferring any Units, again to offer such Units as provided in this Section 9.4, and such process shall be repeated so often as the Selling Limited Partner desires to transfer any Units.

9.5 CLEAN-UP OPTION

     (a) If at any time any Limited Partner holds 1% or less of the outstanding Units the General Partner shall have the right to purchase all (but not less than all) of the Units held by such Limited Partner at a price equal to the Fair Market Value of such Units at the time of the exercise of such right.

     (b) The General Partner may exercise its rights in this Section 9.5 by delivering a written notice to the relevant Limited Partner stating that it is exercising its right pursuant to this Section 9.5 and specifying

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

          the closing date for the purchase and sale of such Limited Partner's Units which date shall not be less than 30 days nor more than 120 days following the date of such notice.

9.6 TAG-ALONG RIGHT

     (a) In the event the General Partner proposes to transfer all of its Units to another Person that is not an Affiliate of the General Partner (a "THIRD PARTY PURCHASER") in accordance with Section 6.19(a), the
          General  Partner  may  complete  such  transfer  to  the  Third  Party
          Purchaser only if the Third Party Purchaser extends an offer (a "TAG-ALONG OFFER") to all Limited Partners so that the Limited Partners shall have the option to sell all (but not less than all) of their Units to the Third Party Purchaser on the same terms (including the same covenants, representations, warranties, indemnities and consideration per Unit) and conditions as those applicable to the General Partner.

     (b) The General Partner shall forthwith give notice (a "TAG-ALONG NOTICE") to the Limited Partners of any proposed transfer to the Third Party Purchaser of its Units, which notice shall set out, in reasonable detail, (i) information regarding the identity of the Third Party Purchaser, (ii) a description of the rights of the Limited Partners pursuant to this Section 9.6 and (iii) the Tag-Along Expiry Period hereinafter referred to, and shall contain an offer from the Third Party Purchaser to purchase all of the Limited Partners' Units on the same terms (including the same covenants, representations, warranties, indemnities and consideration per Unit) and conditions as those applicable to the General Partner. The offer from the Third Party Purchaser shall be irrevocable and shall be open for acceptance by the Limited Partners for a period not less than 20 days after the date on which the Tag-Along Notice is given (the "TAG-ALONG EXPIRY PERIOD") to the Limited Partners.

     (c) A Limited Partner may irrevocably accept the Tag-Along Offer by giving notice to the General Partner prior to the expiry of the Tag-Along Expiry Period, in which case such Limited Partner shall be obligated to sell to the Third Party Purchaser all of its Units. The closing of such sale shall be conditional on the closing of the transfer of Units by the General Partner.

     (d) If a Limited Partner does not exercise its right to accept the Tag-Along Offer by delivering the notice contemplated by Section 9.6(c), the General Partner shall be entitled to transfer its Units to the Third Party Purchaser on the terms set out in the Tag-Along Notice, provided that no Units may be transferred to the Third Party Purchaser unless and until the Third Party Purchaser enters into an agreement in form and on terms satisfactory to the Limited Partners, acting reasonably, by which the Third Party Purchaser agrees to be bound by the provisions of this Agreement in the same manner as the General Partner. If no such transfer to the Third Party Purchaser is made by the General Partner on the terms set out in the Tag-Along Notice, the General Partner shall be required, before transferring its Units, again to comply with this Section 9.6, and such process shall be repeated so often as the General Partner desires to transfer its Units.

9.7 DRAG-ALONG RIGHT

     If a Limited Partner does not exercise its right to sell its Units by delivering the notice contemplated by Section 9.6(c), the General Partner may, by giving notice to such Limited Partner within 10 days following the expiry of the Tag-Along Expiry Period, require such Limited Partner to sell all (but not less than all) of its Units to the Third Party Purchaser at the same time and on the same terms (including the same covenants, representations, warranties, indemnities and consideration per Unit) and conditions as those applicable to the General Partner.

9.8 GENERAL PROVISIONS RELATING TO CERTAIN TRANSFERS

     (a) In this Section 9.8, the term "PURCHASED UNITS" means any Units to be purchased by the General Partner from a Limited Partner pursuant to Sections 9.4 and 9.5. The closing of the purchase and sale of the Purchased Units shall, in the absence of a contrary agreement between the General Partner and the relevant Limited Partner, occur at the Partnership's principal place of business at 11:00 a.m. (Toronto time) on the date specified in the relevant notice or such later date as is agreed by the General Partner and such Limited Partner in the event that Fair Market Value is not determined prior to such specified date. Such date and time are referred to as the "DATE OF CLOSING" and the "TIME OF CLOSING", respectively

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

     (b)  At the Time of Closing on the Date of Closing:

        (i) the General Partner shall pay to the relevant Limited Partner the aggregate purchase price (the "PURCHASE PRICE") payable for the Purchased Units by delivery of, at the option of the General Partner, either (A) a bank draft or certified cheque drawn on a Canadian chartered bank in respect of the Purchase Price, (B) provided the common shares of the General Partner are listed on the Toronto Stock Exchange, such number of common shares of the General Partner as is equal to the Purchase Price divided by the volume weighted average trading price of such shares on the Toronto Stock Exchange during the 10-trading day period ending on the second trading day preceding the Date of Closing registered in the name of such Limited Partner (or such other name as may be directed by such Limited Partner), or (C) a combination thereof;

        (ii) if any common shares of the General Partner are delivered by the General Partner pursuant to Section 9.8(b)(i), the General Partner shall provide a favourable opinion of its legal counsel, in a form satisfactory to the relevant Limited Partner and its counsel, acting reasonably, with respect to the issuance of such common shares; and

        (iii) the relevant Limited Partner shall deliver to the General Partner:
              (A) a receipt for payment of the Purchase Price; (B) a written warranty from such Limited Partner that: (I) such Limited Partner is the sole beneficial owner of the Purchased Units, free and clear of all liens, charges, pledges, security interests, adverse claims or other encumbrances; and (II) there are no contractual or other restrictions on the transfer of the Purchased Units which have not been complied with; and (C) any deeds and documents necessary to give effect to the transfer of the Purchased Units.

     (c) If the relevant Limited Partner is not present at the Time of Closing or is present but fails for any reason to deliver to the General Partner the documents referred to in Section 9.8(b)(iii), the General Partner may deposit the Purchase Price into a special account at a branch of the Partnership's banker in the joint names of the General Partner and such Limited Partner. Forthwith after the making of such deposit, the General Partner shall give such Limited Partner notice thereof, which notice shall specify the date of such deposit, the name and address of the institution at which such deposit was made and the account number. Such deposit shall constitute valid payment and satisfaction of the Purchase Price even though such Limited Partner may have voluntarily encumbered or disposed of any of the Purchased Units and notwithstanding the fact that the certificates or instruments representing the Purchased Units may have been delivered to any pledgee, transferee or other Person and the Register shall be updated by the General Partner to reflect the transfer of the Purchased Units from such Limited Partner to the General Partner. Upon presentation by such Limited Partner to the General Partner of the documents required to be delivered by it pursuant to Section 9.8(b)(iii), such Limited Partner shall be entitled to be paid the moneys and/or shares so deposited with the Partnership's banker, without interest.

                                   ARTICLE 10
                                 MISCELLANEOUS

10.1 FAIR MARKET VALUE

     For the purposes of this Agreement, the "FAIR MARKET VALUE" of the Partnership, any Units or any other property shall be the fair market value of the Partnership, such Units or such other property as determined by the General Partner and the Limited Partners, each acting reasonably. If the General Partner and the Limited Partners cannot agree on the determination of Fair Market Value within 10 days of the date on which the General Partner and the Limited Partners commence discussions as to the determination of Fair Market Value, the determination of Fair Market Value shall be submitted to the Chief Executive Officer of the General Partner and the Chief Financial Officer of each Limited Partner who shall, in good faith, attempt to agree on the determination of Fair Market Value within 10 days of such submission. If the Chief Executive Officer of the General Partner and the Chief Financial Officer of each Limited Partner do not agree on the determination of Fair Market Value within such 10-day period, the General Partner and the Limited Partners shall appoint a mutually acceptable accounting firm or investment banking firm that is independent of each of the General Partner and the Limited Partners (an "INDEPENDENT VALUATOR") to determine Fair Market Value as promptly as practicable and in any event within 20 days after such appointment. The Independent Valuator shall be instructed to provide the General Partner and the Limited Partners with full and open access to the working papers and determinations made and prepared by the
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Independent  Valuator.  The fees  of such  Independent  Valuator shall  be borne equally by the General Partner and the Limited Partners.

10.2 CONFIDENTIALITY

     Each of the Partners covenants and agrees to keep all information pertaining to or concerning the Partnership, the Business and the other Partner, including without limitation any and all patient records, reports or information produced as a result of the Business (the "PATIENT RECORDS") in the strictest confidence, both while such Person is a Partner and after such Person ceases to be a Partner, and not to disclose at any time hereafter, any such information to any third party, provided that no Partner shall be obliged to keep in confidence or shall incur any liability for disclosure of information which:

     (a) was already in the public domain or comes into the public domain without any breach of this Agreement;

     (b)  is required to be disclosed pursuant to applicable laws;

     (c)  is required to be disclosed in any arbitration or legal proceeding; or

     (d) was disclosed to such Partner by a third party who was not, to the knowledge of such Partner, bound by a confidentiality covenant or obligation.

     Notwithstanding the foregoing, if a Partner receives access to Patient Records in connection with this Agreement, it shall be responsible for the maintenance of patient confidentiality. Each Partner shall adopt procedures to prevent the disclosure of business records, including without limitation Patient Records, to unrelated third parties and shall comply in all material respects with applicable laws relating to the records of the Business.

10.3 NOTICES

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person, transmitted by telecopy or sent by registered mail, postage prepaid, as follows:

     (a)  if to the General Partner:

        2385 Meadowpine Blvd.
        Mississauga, ON L5N 8H9

        Attention: Chief Executive Officer
        Fax No.: 905.286.6300

     (b) if to any Limited Partner, to the address and fax number for such Limited Partner as specified in the Register.

     Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day after the date of mailing; provided, however, if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any such notice or other communication shall be delivered or transmitted by telecopy. A Partner may change its address or fax number for such purposes by giving written notice to the other Partners.

10.4 FURTHER ASSURANCES

     Each Partner shall promptly execute and deliver all such further documents and do all such other acts and things as the other Partners may request from time to time to give effect fully to the provisions and intent of this Agreement.

10.5 LIMITED PARTNER NOT A GENERAL PARTNER

     If any provision of this Agreement has the effect of imposing upon a Limited Partner any of the liabilities or obligations of a general partner under the Act, such provision shall be of no force and effect.

10.6 GOVERNING LAW

     This Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.7 SEVERABILITY

     In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate, severable and distinct.

10.8 COUNTERPARTS

     This Agreement may be executed by multiple counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

     IN WITNESS WHEREOF the parties have executed this Agreement.

                                         HEMOSOL CORP.

                                         by
                                         ---------------------------------------
                                         Name:
                                         Title:

                                         HEMOSOL INC.

                                         by
                                         ---------------------------------------
                                         Name:
                                         Title:

                                   EXHIBIT 6
                                  LABS ASSETS

     The Labs Assets include all assets located in the Labs Leased Locations other than those denoted with a "*", including, for greater certainty:

     -  inventory

     -  fixed assets

     -  machinery

     -  vehicles

     -  fixtures

     -  tools

     -  furniture

     -  office equipment

     -  prepaid expenses

     -  books, records, accounts, lists of customers and suppliers, and reports

     - transferable licences issued to MDS and related to the Labs Business, including any permit, approval, or privilege created by a government authority,

but, excluding, for greater certainty, intellectual property of MDS and accounts receivables as at the Effective Time.

                                   EXHIBIT 7
                               LABS LP AGREEMENT

                         MDS LABORATORY SERVICES, L.P.

                         LIMITED PARTNERSHIP AGREEMENT

                                    --   , 2004

     THIS LIMITED PARTNERSHIP AGREEMENT is made -- , 2004 between MDS LABORATORY SERVICES INC., a corporation existing under the laws of Canada with its head office at 100 International Boulevard, Toronto, Ontario, M9W 6J6, as general partner, MDS INC., a corporation existing under the laws of Canada with its head office at 100 International Boulevard, Toronto, Ontario, M9W 6J6, as initial limited partner, and each person who is admitted to the Partnership as a limited partner in accordance with the terms hereof.

     WHEREAS the Partners (as herein defined) wish to form a limited partnership for the purpose of operating a clinical laboratory business in Ontario for the benefit of the Partners;

     WHEREAS this Agreement is being entered into to set forth the terms and conditions applicable to the relationship among the Partners and to the conduct of the business of the Partnership;

     NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

    "AFFILIATE" has the meaning ascribed thereto in the Business Corporations Act (Ontario);

    "AGREEMENT" means this limited partnership agreement, as it may from time to time be supplemented, amended or restated;

    "AUDITOR" means Ernst & Young LLP or such other member in good standing of the Canadian Institute of Chartered Accountants which is appointed by the General Partner as the auditor of the Partnership;

    "BUSINESS" has the meaning specified in Section 2.3 of this Agreement;

    "DECLARATION" means the declaration filed under the Limited Partnerships Act in respect of the Partnership and all declarations of change or amendments thereto and renewals thereof;

    "EFFECTIVE DATE" means the date on which the arrangement of Hemosol Inc. involving its shareholders and MDS becomes effective as established by the date of issue shown on the certificate of arrangement issued pursuant to section 183 of the Business Corporations Act (Ontario);

    "FISCAL YEAR" has the meaning ascribed to it in Section 2.6 of this Agreement;

    "GENERAL PARTNER" means the general partner of the Partnership, the first general partner being MDS LABORATORY SERVICES INC., and any Person who is admitted to the Partnership as a successor to MDS Laboratory Services Inc.;

    "INITIAL LIMITED PARTNER" means MDS;

    "INITIAL TERM" has the meaning ascribed thereto in Section 8.1 of this Agreement;

    "LICENSING   ACT"  means  the  Laboratory  and  Specimen  Collection  Centre
    Licensing Act (Ontario);

    "LIMITED PARTNER" means the Initial Limited Partner and each Person who is accepted as and becomes a limited partner of the Partnership in accordance with the terms and conditions of this Agreement;

    "LIMITED PARTNERSHIPS ACT" means the Limited Partnerships Act (Ontario);

    "LOSSES" has the meaning ascribed thereto in Section 4.4 of this Agreement;

    "MANAGEMENT AGREEMENT" has the meaning ascribed to it in Section 3.5 of this Agreement;

    "MDS" means MDS INC.;

    "NET INCOME" means the income of the Partnership in any given Fiscal Year less any expenses of the Partnership determined in accordance with Canadian generally accepted accounting principles;

    "NET LOSSES" means the net losses of the Partnership in any given Fiscal Year determined in accordance with Canadian generally accepted accounting principles;

    "ORDINARY RESOLUTION" means (i) any resolution passed at a meeting of the Limited Partners by the affirmative vote of a majority of the votes cast thereon, or (ii) any written resolution signed by Limited Partners holding more than 50% of the Units;

    "PARTNERS" means the Limited Partners and the General Partner and "PARTNER" means any one of them;

    "PARTNERSHIP" means the limited partnership formed upon the filing of the Declaration and initially known as MDS Laboratory Services, L.P.;

    "PARTNERSHIP ASSETS" means all property and assets of any nature and kind and wheresoever situate owned by the Partnership or in or to which the Partnership has an interest or right;

    "PATIENT RECORDS" has the meaning ascribed thereto in Section 3.14 of this Agreement;

    "PERSON" means any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a natural person in his capacity as a trustee, executor, administrator or other legal representative;

    "PERSONNEL" has the meaning ascribed thereto in Section 3.2 of this Agreement;

    "RECORD" has the meaning ascribed thereto in Section 5.6 of this Agreement;

    "SPECIAL RESOLUTION" means (i) any resolution passed at a meeting of the Limited Partners by the affirmative vote of not less than two-thirds of the votes cast thereon, or (ii) any written resolution signed by Limited Partners holding more than 66 2/3 of the Units;

    "TAX ACT" means the Income Tax Act, (Canada);

    "TERM"  has the meaning  ascribed thereto in Section  8.1 of this Agreement;
    and

    "UNIT" has the meaning ascribed thereto in Section 5.1 of this Agreement.

1.2 INTERPRETATION

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the headings preceding the text, articles and paragraphs hereof are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with Canadian generally accepted accounting principles;

     (c) all references to currency herein are deemed to mean currency of Canada;

     (d) any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto;

     (e)  any   reference  to  an  entity   (including,  without  limitation,  a
          partnership) shall include and shall be deemed to be a reference to any entity that is a successor of such entity;

     (f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

                                   ARTICLE 2
                                THE PARTNERSHIP

2.1 FORMATION OF PARTNERSHIP

     The parties hereto agree to form a Partnership pursuant to the terms of this Agreement and the Limited Partnerships Act.

2.2 NAME OF PARTNERSHIP

     The name of the Partnership shall be MDS Laboratory Services, L.P or such other name as the General Partner may from time to time select. The General Partner shall notify the Limited Partners of any change in name of the Partnership.

     If the General Partner resigns or is removed and is not replaced by MDS or an Affiliate of MDS, the Partnership shall forthwith cease to use the name "MDS Laboratory Services, L.P" or any other name which includes "MDS". The Partnership shall amend this Agreement and execute and deliver all instruments and documents necessary to evidence the change of name in each public registry where the name of the Partnership shall have been reported and to disclaim any rights, title or interest in or to the name "MDS Laboratory Services, L.P" or any other name which includes "MDS".

2.3 BUSINESS OF PARTNERSHIP

     The Partnership shall operate a clinical laboratory business in Ontario and may exercise all powers ancillary and incidental thereto (the "BUSINESS"). The Partnership shall not carry on any business other than the Business and shall not carry on business outside of the Province of Ontario.

2.4 PRINCIPAL OFFICE

     The principal office of the Partnership shall be located at 100 International Boulevard, Toronto, Ontario M9W 6J6, or such other address as the General Partner may designate from time to time by written notice to the Limited Partners after filing an amendment to the Declaration with respect to such change.

2.5 FILING OF DECLARATIONS

     (a) As soon as practicable following the execution of this Agreement, the General Partner shall cause to be executed and filed such declarations, instruments and documents as may be required under the laws of Ontario.

     (b) The General Partner shall take all necessary actions to maintain the status of the Partnership as a limited partnership in Ontario.

     (c) Each Limited Partner shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary to comply with the requirements for the formation and operation of the limited partnership under the laws of Ontario.

     (d) As soon as practicable following the Effective Date but in no event later than the 75th day thereafter, the General Partner shall cause to be executed and filed with the U.S. Internal Revenue Service, on behalf of the Partnership, an Entity Classification Election on Form 8832 to be treated solely for U.S. income tax purposes, as an association taxable as a corporation. Such election shall state that it is effective on the Effective Date. The General Partner shall take all steps necessary to file such election in a timely and complete manner. Each person that is a Partner on the date such election is to become effective shall, promptly upon the request of the General Partner, execute such Form 8832.

2.6 FISCAL YEAR

     The fiscal year of the Partnership (the "FISCAL YEAR") shall end on October 31st of each year. The first fiscal year shall end on October 31, 2004. Thereafter, each Fiscal Year shall begin on November 1 of each year and end on October 31st of the following year.

                                   ARTICLE 3
                                  THE PARTNERS

3.1 GENERAL POWERS OF THE GENERAL PARTNER

     The General Partner has all of the rights, powers and obligations of a general partner under the Limited Partnerships Act and the exclusive authority to manage and control the Business and do or cause to be done all acts necessary, appropriate or incidental to the Business, including but not limited to:

     (a)  approving all capital budgets;

     (b) approving the annual budget and strategic plan for the Partnership and any material amendments and supplements thereto;

     (c) making overall policy and operational decisions with respect to the Business and affairs of the Partnership;

     (d)  entering into agreements with respect to the Business;

     (e) arranging for the payment of the costs and expenditures reasonably incurred by the Partnership;

     (f) selecting and determining the compensation of the management team of the Business;

     (g) opening and managing bank accounts in the name of the Partnership and spending the capital of the Partnership in the exercise of any right or power exercisable by the General Partner hereunder;

     (h) borrowing funds in the name of the Partnership from time to time from the General Partner or an Affiliate thereof or any recognized financial institution selected by the General Partner;

     (i) investing cash assets of the Partnership that are not immediately required for the Business in short term investments;

     (j) acting as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

     (k) retaining the services of lawyers, experts and any other consultants as the General Partner considers appropriate and as required to carry out its obligations to the Partnership, including but not limited to market consultants, leasing agents, advertising and public relations agents;

     (l) authorizing any Partner to act for or to assume any obligation or responsibility on behalf of the Partnership;

     (m) making any change in accounting principles used by the Partnership, except to the extent required by Canadian generally accepted accounting principles;

     (n) commencing, defending, adjusting and abandoning any actions, suits or legal proceedings in connection with the Partnership and, subject to the approval of the Limited Partners, consenting to a judgment against the Partnership;

     (o) preparing and filing returns or other documents required by any governmental or like authority, including any tax elections of the Partnership;

     (p) deciding in its sole discretion when distributions of the Partnership shall be made and the type and amount of such distributions;

     (q) obtaining any insurance coverage it considers advisable in connection with the affairs of the Partnership; and

     (r) doing all other acts and executing all other documents or instruments as may be necessary or desirable in the opinion of the General Partner to carry out the intent and purposes of this Agreement.

3.2 DUTIES OF THE GENERAL PARTNER

     The General Partner shall:

     (a) provide, or arrange for the provision of, personnel (the "PERSONNEL") who are properly skilled and trained, supervised and sufficient in number to operate and manage the Business, including without limitation:

        (i) Personnel required to staff all of the Partnership's laboratory locations in Ontario including all core labs and patient service centres;

        (ii)  Personnel required to staff the Partnership's courier service; and

        (iii) medical Personnel required to support the Business;

     (b) arrange for oversight of all relevant activities of the Business by appropriate medical professionals; and

     (c) ensure that the Business is operated in accordance with the standards required by government authorities and that the Partnership has all necessary permits and licenses, including without limitation those required by the Licensing Act.

     The powers, duties and obligations of the General Partner hereunder shall be fulfilled by the General Partner in its capacity as a partner and agent for the Partnership.

3.3 QUALIFICATIONS AND RESPONSIBILITY FOR PERSONNEL

     All Personnel shall have reasonable expertise in the Business having regard to their employment duties. The General Partner shall ensure that the Personnel are appropriately qualified and devote the necessary time and attention to the affairs of the Partnership.

3.4 DELEGATION BY THE GENERAL PARTNER OR PARTNERSHIP

     The General Partner may contract on behalf of itself or the Partnership with any Person to carry out any of the duties of the General Partner and may delegate to such Person any power and authority of the General Partner hereunder, subject to the overall supervision of such Person by the General Partner. No such contract or delegation shall relieve the General Partner of any of its obligations hereunder. For greater certainty, subject to Section 3.21, the General Partner may retain Affiliates of MDS or the General Partner on behalf of the Partnership to provide goods or services to the Partnership.

3.5 MANAGEMENT AGREEMENT

     Subject to Section 3.21, the Partnership shall enter into a management agreement with MDS (the "MANAGEMENT AGREEMENT") on the Effective Date pursuant to which MDS will provide to the Partnership certain support services in accordance with the terms thereof. MDS will be entitled to receive fees for the services it provides and reimbursement for expenses it incurs pursuant to the Management Agreement both of which shall be payable from the assets of the Partnership.

3.6 RELIANCE

     The General Partner may rely and act upon any statement, report or opinion prepared by, or any advice received from, the Auditor, legal counsel, experts or other professional advisors of the General Partner or the Partnership, and, provided the General Partner exercised reasonable care in selecting such advisors, the General Partner shall not be responsible or held liable for any loss or damage resulting from so relying or acting if the advice was within the area of professional competence of the Person from whom it was received and the General Partner acted in good faith and without negligence in relying thereon.

     The General Partner shall in no way be responsible for, nor incur any liability based on, acting or failing to act pursuant to or in reliance on instructions of the Limited Partners so long as the General Partner acted in good faith and without negligence in following such instructions.

3.7 AUTHORITY OF THE GENERAL PARTNER

     No Person dealing with the Partnership is required to enquire into the authority of the General Partner to take any action, execute any document or make any decision on behalf of, and in the name of, the Partnership.

3.8 QUALIFICATIONS OF THE GENERAL PARTNER

     The General Partner represents, warrants and covenants that it:

     (a) is a body corporate, duly incorporated under the laws of Canada and that so long as it is the General Partner of the Partnership it shall maintain its corporate existence;

     (b) has the corporate capacity and authority to act as the General Partner and to perform its obligations under this Agreement and its obligations herein do not conflict with or constitute a default under its constating documents or any agreements by which it is bound;

     (c) is not a "non-resident" of Canada for the purposes of the Tax Act, a "non-Canadian" for the purposes of the Investment Canada Act(Canada) or a "financial institution" for the purposes of sections 142.2 to
          142.6 of the Tax Act;

     (d) has and shall continue to have all licenses and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the General Partner or the Partnership require such licensing or other form of registration of the General Partner.

3.9 DUTY OF CARE

     The General Partner shall exercise its powers and discharge its duties under this Agreement honestly, in good faith and in the best interests of the Partnership and will manage and operate the Partnership, its assets and the Business in a manner that would be considered reasonable and prudent for managers of like operations in Ontario. The standard of care that the Personnel shall observe when working on behalf of the Partnership under this Agreement shall be no less than the degree of care customarily exercised by personnel in other clinical laboratories in Ontario generally.

3.10 QUALIFICATION OF THE LIMITED PARTNERS

     Each Limited Partner severally represents, warrants, covenants and agrees with each other Partner that such Limited Partner:

     (a) is a corporation and is valid and subsisting with all necessary capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and all necessary approvals have been given to authorize it to execute and deliver this Agreement and to take all actions required pursuant hereto;

     (b) is not a "non-resident" of Canada for the purposes of the Tax Act or a "non-Canadian" for the purposes of the Investment Canada Act (Canada);

     (c)  is not a "financial institution" for the purposes of sections 142.2 to
          142.6 of the Tax Act";

     (d) shall maintain the status referred to in items (b) and (c) above, at all times while a Limited Partner;

     (e) shall not knowingly transfer its Units in whole or in part to any Person which cannot represent and warrant the facts set out in items
          (a), (b) and (c) above; and

     (f) has not financed, and will not finance, its acquisition of Units with a borrowing or other indebtedness for which recourse is or is deemed to be limited for the purposes of section 143.2 of the Tax Act and, for the purpose of this representation, warranty and covenant, limited recourse indebtedness includes:

        (i) indebtedness in respect of which bona fide written arrangements were not made at the time the indebtedness was incurred, for repayment of all principal and interest within a reasonable period not exceeding 10 years;

        (ii) indebtedness on which interest is not payable, at least annually, at a rate equal to or greater than the lesser of the rate prescribed under the Tax Act at the time the indebtedness arose and the prescribed rate that is applicable from time to time during the term of the indebtedness; and

        (iii) indebtedness in respect of which such interest is not paid by the debtor within 60 days of the end of the debtor's tax year.

3.11 LIMITATIONS ON AUTHORITY OF LIMITED PARTNERS

     No Limited Partner in its capacity as a Limited Partner shall or shall be entitled to:

     (a)  take part in the control or management of the Business;

     (b) execute any document which binds or purports to bind the Partnership or any other Partner as such;

     (c) have or purport to have the power or authority to bind the Partnership or any other Partner as such;

     (d) have or purport to have any authority to undertake any obligation or responsibility on behalf of the Partnership or any other Partner as such; or

     (e) bring any action for partition or sale of or otherwise in connection with any interest in the Partnership Assets, or register, or permit to be filed or registered or remain undischarged, against the Partnership Assets any lien or charge in respect of the interest of such Partner in the Partnership.

3.12 COVENANTS OF LIMITED PARTNERS

     Each Limited Partner covenants and agrees that it will promptly provide evidence to the General Partner upon request of its status under the Tax Act or any similar statute affecting the status of the Partnership or of any other matter which affects or may from time to time affect such status. The General Partner may require those Limited Partners who are non-residents of Canada for the purposes of the Tax Act to sell their Units to residents of Canada. In the event that a Limited Partner fails to comply with such a request, the General Partner shall have the right to sell such Limited Partner's Units or to purchase the same on behalf of the Partnership at fair value as determined by an independent third party selected by the General Partner, whose determination will be final and binding and not subject to review or appeal.

3.13 POWER OF ATTORNEY

     Each Limited Partner hereby nominates, constitutes and appoints the General Partner as the Limited Partner's true and lawful attorney and agent with full power of substitution and authority, in the Limited Partner's name, place and stead to do the following, namely:

     (a) make, execute, swear to, acknowledge, deliver and record or file, as the case may be, any of the following:

        (i) this Agreement, the Declaration, all amendments to the Declaration and all other documents and instruments required to qualify or continue the qualification of the Partnership as a valid and subsisting limited partnership in or otherwise to comply with the laws of any jurisdiction in which the Partnership may from time to time conduct its business;

        (ii) all documents, certificates and instruments necessary to reflect any amendment to this Agreement;

        (iii) all conveyances, agreements and other instruments necessary or desirable to reflect, facilitate and implement the dissolution and termination of the Partnership including cancellation of any certificates or declarations;

        (iv) all elections, determinations, agreements or designations in connection with the Business permitted or required under the Tax Act or any other taxation or other legislation or law of like import of Canada or of any provinces or jurisdictions in respect of a Limited Partner's interest in the Partnership or the affairs of the Partnership;

        (v) documents necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a transferee of Units to the Partnership; and

        (vi) documents necessary to file the election referred to in Section 2.5(d) hereof;

     (b)  execute and file with any governmental body or instrumentality thereof
          any   documents  necessary  to   be  filed  in   connection  with  the
          Partnership, the Business and the Partnership Assets; and

     (c) execute and deliver all such documents or instruments on behalf of and in the name of the Partnership and the Limited Partner as may be deemed necessary by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

     The power of attorney granted herein is irrevocable and subject to the provisions of any relevant legislation, will survive the death, disability, insolvency, incapacity to manage property or other legal incapacity of the Limited

Partner and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by listing all of the Limited Partners thereon and executing such instrument with a single signature as attorney and agent for all of them. Each Limited Partner agrees to be bound by all representations or actions made or taken by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney. The power of attorney granted herein shall continue in respect of the General Partner as long as it is the general partner of the Partnership and shall not revoke or terminate thereafter but shall continue in respect of a successor general partner as if the successor was the original attorney. The power of attorney granted herein shall not revoke or terminate any general continuing power of attorney previously granted by the Limited Partner and shall not be revoked or terminated by any general continuing power of attorney hereinafter granted by the Limited Partner.

3.14 CONFIDENTIALITY

     Each of the Partners covenants and agrees to keep all information pertaining to or concerning the Partnership, the Business and the other Partners, including without limitation any and all patient records, reports or information produced as a result of the laboratory testing services of the Partnership (the "PATIENT RECORDS") in the strictest confidence, both while such Person is a Partner and after such Person ceases to be a Partner, and not to disclose at any time hereafter, any such information to any third party, provided that no Partner shall be obliged to keep in confidence or shall incur any liability for disclosure of information which:

     (a) was already in the public domain or comes into the public domain without any breach of this Agreement;

     (b)  is required to be disclosed pursuant to applicable laws;

     (c)  is required to be disclosed in any arbitration or legal proceeding; or

     (d) was disclosed to such Partner by a third party who was not bound by a confidentiality covenant or obligation.

     Notwithstanding the foregoing, if a Partner receives access to Patient Records in connection with this Agreement, it shall be responsible for the maintenance of patient confidentiality. Each Partner shall adopt procedures to prevent the disclosure of business records, including without limitation Patient Records, to unrelated third parties and shall comply in all material respects with applicable laws relating to the records of the Business.

3.15 PROPRIETARY METHODS

     The Partnership hereby agrees that all of the systems, methods, procedures, written materials and controls employed by the General Partner in the performance of this Agreement ("PROPRIETARY INFORMATION") are proprietary in nature and shall remain the property of the General Partner. The Proprietary Information shall not at any time be distributed, copied or otherwise acquired by the Partnership, except to the extent such Proprietary Information is in the public domain. The Partnership agrees that the remedy at law for any breach of covenants contained in this Section may be inadequate and would be difficult to ascertain and therefore upon an event of a breach or threatened breach of such covenants, the General Partner, in addition to any other remedies, shall have the right to enjoin the Partnership from any threatened or actual activity in violation hereof. The Partnership hereby consents and agrees that a temporary or permanent injunction may be granted in any proceeding without the necessity of providing actual damages or posting a bond.

3.16 REMOVAL OF GENERAL PARTNER

     The Limited Partners may, at any time if the General Partner is in material default of its obligations under this Agreement and such default has continued for more than 60 days after written notice of such default is given to the General Partner, by Special Resolution, remove the General Partner and appoint a new general partner meeting the requirements of Section 3.20 who, upon acceptance, shall assume all responsibilities and obligations imposed upon or granted to the General Partner under this Agreement. If the Limited Partners fail to appoint a successor general partner within 30 days of the removal of the General Partner, the Partnership will be wound up in accordance with Article 8. As a condition precedent to the removal, the Partnership shall pay all amounts payable by the Partnership to the General Partner accrued to the date of removal including for greater certainty amounts equal to the expenses and costs incurred by the General Partner in the performance of its duties under this Agreement, whether or not allocated pursuant to Section 6.1.

3.17 RESIGNATION OF THE GENERAL PARTNER

     The General Partner may not assign its interest in the Partnership, except to MDS or an Affiliate thereof, without the consent of the Limited Partners by Special Resolution. After the Initial Term has expired, the General Partner may resign as general partner upon 120 days' notice to the Limited Partners. One or more Limited Partners shall nominate a successor that meets the requirements of
Section 3.20 whose appointment shall be approved by Ordinary Resolution and who accepts such position in such period. If prior to the effective date of the General Partner's resignation a successor general partner is not appointed, the Partnership shall wind up in accordance with Article 8. The Partnership shall pay all amounts payable by the Partnership to the General Partner accrued to the date of resignation including for greater certainty amounts equal to the expenses and costs incurred by the General Partner in the performance of its duties under this Agreement, whether or not allocated pursuant to Section 6.1.

3.18 BANKRUPTCY OF GENERAL PARTNER

     The General Partner will be deemed to have resigned as General Partner upon its bankruptcy, insolvency, the passing of a resolution requiring its dissolution or winding-up, or in the event of the appointment of a trustee or receiver of its affairs, such resignation to be effective upon the earlier of the appointment of a new General Partner meeting the requirements of Section
3.20 by the Limited Partners by Ordinary Resolution and 180 days following the deemed resignation of the General Partner. The General Partner agrees to provide notice to the Limited Partners of the occurrence of any of the foregoing events forthwith after the event's occurrence. The Partnership shall pay all amounts payable by the Partnership to the General Partner accrued to the date of resignation.

3.19 TRANSFER TO A NEW GENERAL PARTNER

     On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or removed General Partner will, at the Partnership's expense, do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership, the assets of the Partnership and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

3.20 NEW GENERAL PARTNER

     A new general partner shall not be a "non-resident" of Canada for the purposes of the Tax Act, a "non-Canadian" for the purposes of the Investment Canada Act (Canada), a "financial institution" for the purposes of sections
142.2 to 142.6 of the Tax Act and, if a partnership, shall be a "Canadian partnership" as defined in the Tax Act. A new general partner will become a party to this Agreement by signing a counterpart hereof and will agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the General Partner hereunder as from the date the new general partner becomes a party to this Agreement.

3.21 NON-ARM'S LENGTH TRANSACTIONS

     The General Partner may retain or employ itself, an Affiliate of the General Partner or any Person who does not deal at arm's length with the General Partner on behalf of the Partnership to provide goods or services to the Partnership or enter into any other transaction with itself, an Affiliate of the General Partner or any other Person who does not deal at arm's length with the General Partner on behalf of the Partnership, provided that such retention, employment or other transaction has been entered into in good faith and on terms no less favourable to the Partnership than those that could been obtained in a comparable transaction by the Partnership on an arm's length basis with a third party.

                                   ARTICLE 4
                           LIABILITY AND INDEMNITIES

4.1 UNLIMITED LIABILITY OF GENERAL PARTNER

     The   General  Partner  shall  have  unlimited  liability  for  the  debts, liabilities and obligations of the Partnership.

4.2 LIMITED LIABILITY OF LIMITED PARTNERS

     Subject to applicable law, the liability of each Limited Partner for the debts, liabilities, obligations and losses of the Partnership is limited to the capital contribution of that Limited Partner plus such Limited Partner's pro rata share of the undistributed net income of the Partnership. Where a Limited Partner has received the return of all or part of its capital contribution, such Limited Partner is nevertheless liable to the Partnership or, where the Partnership is dissolved, to its creditors for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the contribution. Subject to the provisions of the Limited Partnerships Act, a Limited Partner shall have no further liability for any debts, liabilities, obligations or losses of the Partnership and shall not be liable for any calls or assessments or further contributions to the Partnership.

4.3 LIMITATION OF LIABILITY OF GENERAL PARTNER

     Notwithstanding anything else contained in this Agreement, but subject to compliance with Section 3.9, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for any action taken or failure to act on behalf of the Partnership believed by the General Partner, acting reasonably, to be within the scope of the authority conferred on the General Partner by this Agreement or by law unless the act or omission was performed or omitted fraudulently or in bad faith or constituted willful misfeasance or gross negligence of the General Partner.

4.4 INDEMNITY OF LIMITED PARTNERS BY GENERAL PARTNER

     The General Partner shall indemnify and hold harmless each Limited Partner from and against any and all actions, claims, costs, losses, liabilities, damages or expenses (including reasonable legal fees) (collectively "LOSSES") suffered or incurred by a Limited Partner if the liability of such Limited Partner is not limited in the manner provided for in this Agreement by reason of the acts or omissions of the General Partner performed or omitted fraudulently or in bad faith or attributable to the willful misfeasance or gross negligence of the General Partner, unless the liability of such Limited Partner is not so limited as a result of or arising out of any act or omission of such Limited Partner.

4.5 INDEMNITY OF PARTNERSHIP BY GENERAL PARTNER

     The General Partner shall indemnify and hold harmless the Partnership from and against any and all Losses suffered or incurred by the Partnership by reason of the acts or omissions of the General Partner performed or omitted fraudulently or in bad faith or attributable to the gross negligence or willful misfeasance of the General Partner.

4.6 INDEMNITY OF GENERAL PARTNER BY PARTNERSHIP

     The Partnership shall indemnify and hold the General Partner (including any General Partner that has resigned or been removed in accordance with Sections 3.16, 3.17 and 3.18) harmless from and against any and all Losses suffered or incurred by the General Partner, its officers, directors, shareholders, employees or agents resulting from or arising out of any act or omission of the General Partner on behalf of the Partnership or in furtherance of the Business; provided, however, the Partnership shall only be required to indemnify or hold the General Partner harmless from and against any act or omission of the General Partner which were believed by the General Partner, acting reasonably, to be within the scope of the authority conferred by this Agreement and were not performed or omitted fraudulently or in bad faith and are not attributable to the willful misfeasance or gross negligence of the General Partner. Such indemnification obligation shall be made from the Partnership Assets and no Limited Partner shall be personally liable to the General Partner in respect thereof.

                                   ARTICLE 5
                          UNITS AND PARTNERS ACCOUNTS

5.1 THE UNITS

     The interest of the Limited Partners in the Partnership shall be divided into and represented by units (the "UNITS"). There shall be no restriction on the maximum number of Units that a Limited Partner may hold in the Partnership. No other classes of units will be issued. Each Unit shall be identical to all other Units in all respects and, accordingly, shall entitle the holder to the same rights and obligations as a holder of any other Unit. No Limited Partner will, in respect of any Unit held by such Limited Partner, have any preference, priority or right in any circumstance over any other Limited Partner in respect of any Unit held by the other Limited Partner. No fractional Units will be issued.

5.2 CONTRIBUTION BY GENERAL PARTNER

     On the Effective Date, the General Partner shall make a capital contribution of $ -- to the capital of the Partnership and shall be entitled to allocations and distributions of Net Income or Net Losses set out in Article 6.

5.3 CONTRIBUTIONS BY THE INITIAL LIMITED PARTNER

     On the Effective Date, the Initial Limited Partner shall contribute  assets
to the Partnership with an aggregate value of $   --   and the Partnership shall
issue    --   Units to the Initial Limited Partner as consideration therefor.

5.4 NO REQUIREMENT TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS

     No Partner shall be required to make any contributions to the capital of the Partnership in excess of such Partner's initial capital contribution as provided in Section 5.2 or Section 5.3, as the case may be.

5.5 ADMISSION OF NEW LIMITED PARTNER

     The General Partner shall be authorized, subject to the terms and provisions of this Agreement, to admit any Person as a Limited Partner provided that (i) the Limited Partners have approved the admission by Special Resolution;
(ii) such Person confirms the representations, warranties and covenants set out in Section 3.10 hereof; and (iii) such Person agrees to be bound by the terms hereof. The General Partner shall have the right to require a subscriber for Units to provide evidence reasonably satisfactory to it (including if requested by the General Partner, acting reasonably, an opinion of counsel) of the subscriber's eligibility for subscription and of the truth of such subscribers representations and warranties. Subject to compliance with the foregoing, all of the Partners hereby consent to the admission of such Persons as a Limited Partner without any further act of the Limited Partners. Upon acceptance of such Person, the General Partner will forthwith cause to be amended the Record and such other documents as may be required by the Limited Partnerships Act.

     Each new Limited Partner's interest in the Partnership shall be calculated by issuing to such new Limited Partner a number of Units equal to the fair market value of the Limited Partner's capital contribution to the Partnership divided by the value of a Unit on the date that the capital contribution is made.

5.6 RECORD

     The General Partner shall:

     (a)  maintain a principal office for the Partnership;

     (b) cause to be maintained a record (the "RECORD") of the names and addresses of the Partners and the particulars of each Partner's capital contribution to the Partnership;

     (c) maintain such other records as may be required by law or pursuant to this Agreement;

     (d) make on behalf of the Partnership all recordings or filings with any government or like authority that are required to be made by the Partnership; and

     (e) keep a copy of the Declaration and a copy of this Agreement at its principal office.

5.7 AMENDMENTS TO RECORD

     The rights and obligations of a subscriber for or a transferee of Units as a Limited Partner or substituted Limited Partner, as applicable under this Agreement commence and are enforceable by and upon the Limited Partner as between the Limited Partner and the other Partners from the date on which the Record is amended, as required under the Limited Partnerships Act, adding such Limited Partner as a Limited Partner of the Partnership.

     No change of a name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner as a Limited Partner in the Partnership shall be effective for the purposes of this Agreement until all reasonable requirements as determined by the General Partner with respect thereto have been met and until such change, transfer, substitution or addition is duly reflected in an amendment to the Record as required by the Limited Partnerships Act. The names and addresses of the Limited Partners as reflected from time to time in the Record shall be conclusive as to such facts for all purposes of the Partnership.

     The General Partner, on behalf of the Partnership, shall from time to time promptly effect filings, recordings, registrations and amendments to the Record and the Declaration and to such other documents and at such places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as herein provided and to constitute a transferee of Units as a substituted Limited Partner.

     Except as required by law, the Partnership, General Partner or any Limited Partner will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit of the Limited Partner shown on the Record as holder of such Unit.

5.8 INSPECTION OF RECORD

     Any Limited Partner shall have the right to inspect and take extracts from the Record and to obtain a copy of the Record during normal business hours.

5.9 INITIAL EXPENSES

     The Partnership shall pay all costs, commissions, disbursements, fees and expenses incurred in connection with the formation of the Partnership.

5.10 NO RIGHT OF WITHDRAWAL

     No Partner shall have any right to withdraw or make a demand for withdrawal of any amount of capital contributed to the Partnership until the termination of the Partnership in accordance with Article 8 hereof.

5.11 TRANSFER OF UNITS

     Units are transferable in accordance with the provisions hereof. Subject to compliance with the provisions hereof and with applicable securities laws and the payment of a reasonable administration fee by the transferee to cover out-of-pocket costs incurred by the General Partner in connection with the transfer, Units may be transferred by a Limited Partner or its agent duly authorized in writing to any Person but such Person shall not be recorded on the Record as the holder of Units nor, if such Person is not a Limited Partner, be entitled to become a Limited Partner unless such person has delivered to the General Partner a transfer form completed and executed in a manner acceptable to the General Partner (which may require the transferor to arrange for guarantee of its endorsement by a Canadian chartered bank, registered trust company, member of the Investment Dealers Association of Canada or a member of the Toronto Stock Exchange), acting reasonably and until all filings and recordings required by the Limited Partnerships Act, any other applicable legislation and this Agreement have been duly made. Where the transferee complies with the provisions aforesaid and is entitled to become a Limited Partner pursuant to the provisions hereof, the General Partner shall be authorized to admit the transferee to the Partnership as a Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law). The General Partner shall also have the right to deny the transfer of Units to Persons that cannot provide the representations and warranties set out in Section 3.10 hereof.

     If a transferor of Units is a firm or a corporation, or purports to assign such Units in any representative capacity, or if an assignment results from the death, mental incapacity or bankruptcy of a Limited Partner or is otherwise involuntary, the transferor or its legal representative shall furnish to the General Partner such documents, certificates, assurances, court orders and other instruments as the General Partner may reasonably require to effect the said transfer and assignment.

5.12 RIGHTS AND OBLIGATIONS OF SUBSTITUTED LIMITED PARTNER

     Upon amendment of the Record to reflect the admission of a transferee as a Limited Partner, the transferee shall become a Limited Partner and shall have all of the rights and powers and shall be subject to all of the restrictions and liabilities of the transferor in respect of the acquired Units, except any liability of which such substituted Limited Partner did not have notice of at the time it became a Limited Partner and which could not be ascertained from this Agreement, the Declaration or the Record. Unless the transferor continues to hold any Units following such transfer, the transferor of the Units shall thereupon cease to be a Limited Partner, provided, however, that the transferor shall remain liable for all defaults or liabilities which accrued or were payable by it while it was a Limited Partner.

                                   ARTICLE 6
                      PARTICIPATION IN PROFITS AND LOSSES

6.1 ALLOCATION OF NET INCOME AND NET LOSSES

     The Net Income of the Partnership for each Fiscal Year shall be allocated amongst the Partners as follows:

     (a) first, 100% to the General Partner until it has received an aggregate amount equal to the sum of all reasonable expenses and costs (including those relating to personnel salaries and benefits) incurred by the General Partner during the Fiscal Year in connection with the performance of its duties under this Agreement and such amount being the reimbursement for the same; and

     (b)  thereafter,

        (i) Limited Partners whose names appear on the Record at the end of such Fiscal Year will be allocated 99.99% of the Net Income for such Fiscal Year, in proportion to the number of Units held by them; and

        (ii) the General Partner will be allocated 0.01% of the Net Income for such Fiscal Year.

     The Net Losses of the Partnership for each Fiscal Year shall be allocated among the Partners in the same proportions as the allocation of Net Income set out in subsections 6.1(b)(i) and (ii) above.

     The net income (including taxable capital gains) or losses for tax purposes of the Partnership for each Fiscal Year, the amounts of which may vary in any Fiscal Year from the Net Income or Net Loss for that Fiscal Year, shall be allocated among the Partners in the same proportions as set out in (a) and (b) above.

6.2 RIGHT OF GENERAL PARTNER TO DISTRIBUTE CAPITAL OR NET INCOME OF PARTNERSHIP

     The General Partner shall determine the timing of distributions of the Partnership in its sole discretion. If, at any time, the General Partner decides, in its sole discretion, that it is in the best interests of the Partnership to distribute all or some of the capital and/or Net Income of the Partnership to the Partners, the General Partner shall distribute the Net Income or capital to the Partners in accordance with the allocations set out in Section
6.1. Only Partners that are in compliance with the terms of this Agreement will be eligible to participate in distributions of Net Income. Notwithstanding the foregoing, the Partnership shall not make a distribution pursuant to subsection 6.1(b) on or prior to October 31, 2004.

6.3 LOANS BY PARTNERSHIP

     The Partnership shall lend $16,000,000 to the Limited Partner (the "Loan") on the Effective Date on commercial terms. The Loan shall be used by the Limited Partner to fund the redemption of its Class C preferred shares. The Loan shall be payable on demand after November 1, 2004 and the Partnership may set-off an amount payable under the Loan against distributions of the Partnership to the Limited Partner. Except as provided in the preceding sentence, the Partnership shall not lend any funds to the Limited Partner on or prior to October 31, 2004. The Partnership shall not lend funds to the General Partner or the Affiliates thereof.

                                   ARTICLE 7
                      ACCOUNTING AND FINANCIAL INFORMATION

7.1 BOOKS AND RECORDS

     The General Partner shall keep and maintain, or cause to be kept and maintained, at its principal office, full, complete and accurate books of account of the transactions of the Partnership and records of the Business. Each Limited Partner will have access to information concerning the Partnership unless, in the reasonable opinion of the General Partner, such information should be kept confidential in the interests of the Partnership.

7.2 FINANCIAL STATEMENTS

     The General Partner shall ensure that all financial transactions of the Partnership are recorded and accounted for in accordance with Canadian generally accepted accounting principles.

7.3 APPOINTMENT OF AUDITOR

     The General Partner shall, on behalf of the Partnership, retain the Auditor to review and report to the Partners on the financial statements of the Partnership for each Fiscal Year.

7.4 ANNUAL REPORTING

     Within 90 days of the end of each Fiscal Year, the General Partner shall forward to each Limited Partner who is shown on the Record as a Limited Partner at such date, an annual report containing audited financial statements of the Partnership for the Fiscal Year just ended including the certificate of the Auditor and comparative financial statements for the immediately preceding
Fiscal Year. Such financial statements shall include a balance sheet, a statement of income and a statement of changes in financial position.

7.5 INCOME TAX INFORMATION

     Within 90 days of the end of each Fiscal Year, the General Partner shall forward to each Limited Partner who was shown on the Record as a Limited Partner during the Fiscal Year just ended, such information as is necessary to enable such Limited Partner to file income tax returns with respect to such Limited Partner's income (or loss) from the Partnership in respect of such Fiscal Year.

7.6 OTHER INFORMATION

     From time to time and upon the request of the Limited Partner, the General Partner shall forward to the Limited Partner such information regarding the Partnership as is necessary to enable the Limited Partner in its opinion, acting reasonably, to comply with its filing, disclosure and other obligations under applicable laws, regulations, orders and policies.

                                   ARTICLE 8
                 DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

8.1 TERM

     Subject  to Section  8.2, the  term (the  "TERM") of  the Partnership shall commence on the date of filing of the Declaration and shall continue indefinitely for a minimum period of 15 years (the "INITIAL TERM") unless this Agreement is otherwise terminated pursuant to its terms.

8.2 EVENTS OF DISSOLUTION

     The Partnership shall be dissolved and its affairs wound-up upon the earliest of:

     (a) the removal or resignation or deemed resignation of the General Partner unless the General Partner is replaced as provided in Section
          3.16 or 3.17, as applicable;

     (b) the bankruptcy or insolvency of the Partnership or the passing of a resolution requiring the dissolution or winding-up of the Partnership, or the appointment of a trustee or receiver of the affairs of the Partnership;

     (c)  by the unanimous agreement of the Partners; and

     (d) after the end of the Initial Term, by Special Resolution of the Limited Partners.

8.3 EVENTS NOT CAUSING DISSOLUTION

     Notwithstanding any rule of law or equity to the contrary, the Partnership shall not be dissolved except in accordance with this Agreement. In particular, but without restricting the generality of the foregoing and subject to the express provisions of this Agreement, the Partnership shall not be dissolved or terminated by the removal, actual or deemed resignation, death, incompetence, bankruptcy, insolvency, other disability or incapacity, dissolution, liquidation, winding-up or receivership, or the admission, resignation, withdrawal or termination of the General Partner or any Limited Partner.

8.4 DISTRIBUTION OF PARTNERSHIP ASSETS

     Upon an event of dissolution of the Partnership, the General Partner or such other Person as may be appointed by the Limited Partners by Special Resolution shall pay or provide for the payment of all debts and liabilities of the

Partnership and liquidation expenses and promptly make a final distribution of the remaining Partnership Assets either in cash or in kind to the Partners in accordance with the allocations set out in Section 6.1.

8.5 TERMINATION OF PARTNERSHIP

     The Partnership shall terminate when all of its assets have been disposed of, the net proceeds therefrom (after payment of or due provision for the payment of, all debts, liabilities and obligations of the Partnership to creditors) have been distributed as provided in this Article and the Partnership has filed a declaration of dissolution prescribed by the Limited Partnerships Act.

                                   ARTICLE 9
                                    GENERAL

9.1 NOTICE

     All notices, requests or other communications required or permitted to be given under this Agreement shall be in writing and delivered, posted by first-class prepaid mail or sent by telecopier addressed to the party for whom it is intended as follows:

     (a)  if to the General Partner:

          100 International Boulevard
          Toronto, Ontario M9W 6J6

          Facsimile Number:    --
          Attention:    --

     (b) if to a Limited Partner, to the address or facsimile number of such Limited Partner as it appears on the Record.

     Notices delivered shall be deemed given and received upon delivery, those sent by first-class prepaid mail on the 4th day after posting, and those sent by telecopier, on the day of transmission; provided that during any period of mail disruption, notice shall be delivered or sent by telecopier. The General Partner may, at any time and from time to time, designate a substitute address for the purpose of this Agreement by giving written notice thereof to the other Partners at least 10 days in advance of the effective date of such designation.

9.2 AMENDMENTS

     (a) Subject to subsection 9.2(b), (c), (d) and (e), this Agreement may be amended only in writing and only with the consent of the Limited Partners by Special Resolution.

     (b) No amendment shall be made to this Agreement which would have the effect of altering the ability of the Limited Partners to remove the General Partner involuntarily, reducing any Partner's share of the Net Income, reducing the interest of the Limited Partners in the Partnership, changing the liability of any Limited Partner, changing the right of a Limited Partner to vote at any meeting or changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners.

     (c) This Section 9.2 shall not be amended without the unanimous written consent of the Partners.

     (d) No amendment which would have the effect of adversely affecting the rights and obligations of the General Partner may be made without the consent of the General Partner, which consent may not be unreasonably withheld.

     (e) The General Partner may, without prior notice to or consent from any Limited Partner, from time to time amend any provision of this Agreement, if such amendment is, in the opinion of counsel to the Partnership, for the protection or benefit of Limited Partners or of the Partnership or to cure any ambiguity or to correct or supplement any provision contained herein or therein which may be defective or inconsistent with any other provision contained herein or therein provided such cure, correction or supplemental provision does not and will not, in the opinion of counsel to the Partnership, adversely affect the interest of any Limited Partner or of the Partnership.

     (f) The General Partner shall notify the Limited Partners in writing of the full details of any amendments to this Agreement within 30 days of the effective date of the amendment.

9.3 TIME

     Time shall be of the essence of this Agreement.

9.4 GOVERNING LAW

     This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

9.5 SEVERABILITY

     If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision, or portion thereof, had not been a part hereof so that such invalidity shall not affect the validity of the remainder which shall be construed as if this Agreement had been executed without the invalid portion; and it is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

9.6 BINDING AGREEMENT

     Subject to the restrictions on assignment and transfer herein contained, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

9.7 FURTHER ASSURANCES

     The parties hereto agree to execute and deliver such further documents and do such things as may be necessary in order to give full effect to this Agreement.

9.8 COUNTERPARTS

     This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had all signed the same document. This Agreement may also be adopted in any subscription form or similar instrument signed by a Limited Partner, with the same effect as if such Limited Partner had executed a counterpart of this Agreement. All counterparts of this Agreement shall be construed together and shall constitute one instrument.

9.9 ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any parties rely upon or regard as material, any representation or writing not incorporated herein and made a part hereof.

9.10 LIMITED PARTNER NOT A GENERAL PARTNER

     If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than, if applicable, the General Partner) any of the liabilities or obligations of a general partner under the Limited Partnerships Act, such provision shall be of no force and effect.

9.11 SURVIVAL

     The representations, warranties and covenants made pursuant to Sections 3.8 and 3.10 shall survive the execution of this Agreement and each Partner covenants and agrees to ensure that each representation, warranty and covenant made pursuant to Sections 3.8 and 3.10, as applicable, remain true as long as such Partner remains a Partner. Unless otherwise provided in this Agreement, upon termination, no party shall have any further obligations hereunder except for (a) obligations arising prior to the date of termination which remain unsatisfied as of the date of termination and (b) obligations or covenants which expressly or necessarily extend beyond the term of this Agreement including the obligations in Sections 3.14 and 3.15.

     IN WITNESS OF WHICH the parties have duly executed this Agreement.

                                         MDS LABORATORY SERVICES INC.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         MDS INC.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT 8
                           LABS MANAGEMENT AGREEMENT

                              MANAGEMENT AGREEMENT

                         MDS LABORATORY SERVICES, L.P.

                                    --   , 2004

     THIS MANAGEMENT AGREEMENT is made as of the    --   day of    --   , 2004.

     BETWEEN:

     MDS INC., a corporation continued under the laws of Canada with its head office at 100 International Boulevard, Toronto, Ontario, M9W 6J6 ("MDS")

                                                               OF THE FIRST PART

     - and -

     MDS LABORATORY SERVICES INC., a corporation incorporated under the laws of Canada (the "GENERAL PARTNER"), as general partner of and on behalf of MDS LABORATORY SERVICES, L.P., an Ontario limited partnership with its head office at 100 International Boulevard, Toronto, Ontario, M9W 6J6 (the "PARTNERSHIP")

                                                              OF THE SECOND PART

     WHEREAS the Partnership was formed to operate a clinical laboratory testing business in Ontario (the "BUSINESS");

     AND WHEREAS MDS and the Partnership wish to enter into this Agreement to outline the terms on which MDS shall provide certain support services to the Partnership;

     THEREFORE in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     The following terms shall have the meanings attributed to them as follows:

    "AFFILIATE" has the meaning ascribed thereto in the Business Corporations Act (Ontario);

    "AGREEMENT" means this management agreement between the Partnership and MDS, as amended, supplemented or restated from time to time;

    "COSTS OR CLAIMS" has the meaning ascribed thereto in Section 7.1 hereof;

    "LIMITED PARTNERSHIP AGREEMENT" means  the limited partnership agreement  of
    the  Partnership dated    --    , 2004, as it may be amended or supplemented
    from time to time;

    "PATIENT RECORDS" has the  meaning ascribed thereto  in Section 6.2  hereof;
    and

    "SUPPORT SERVICES" has the meaning ascribed thereto in Section 2.1 hereof.

1.2 INTERPRETATION

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the headings preceding the text, articles and paragraphs hereof are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with Canadian generally accepted accounting principles;

     (c) all references to currency herein are deemed to mean currency of Canada;

     (d) any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto;

     (e)  any  reference  to  an   entity  (including,  without  limitation,   a
          partnership) shall include and shall be deemed to be a reference to any entity that is a successor of such entity; and

     (f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

                                   ARTICLE 2
                                    SERVICES

2.1 ENGAGEMENT

     The Partnership hereby engages and retains MDS, and MDS hereby accepts such engagement and retainer, to provide the Partnership with support services that are required to operate the Business (the "SUPPORT SERVICES") including, without limitation, the following:

     (a)  information technology services;

     (b)  financial services;

     (c)  purchasing and/or procurement services;

     (d)  human resources services;

     (e)  communications services;

     (f)  real estate services;

     (g)  regulatory compliance services; and

     (h)  government relations services.

     The Partnership acknowledges and agrees that this Agreement does not entitle the Partnership to have Support Services provided by any particular employee at MDS and that MDS shall determine, in its sole discretion, the allocation of responsibility among employees at MDS.

2.2 STANDARD OF CARE

     MDS shall exercise its powers and discharge its duties and responsibilities hereunder diligently, honestly and in good faith and in connection therewith shall exercise the degree of care, diligence and skill of a third party service provider in comparable circumstances.

2.3 SCOPE OF OPERATIONS

     The Partnership confirms and acknowledges that the Partnership's operations shall be limited to Ontario and be confined to servicing clients who are situated in Ontario. MDS shall not be required to provide the Partnership with any Support Services outside of Ontario.

2.4 OFFICERS AND PERSONNEL

     MDS shall ensure that personnel assigned by MDS to perform the Support Services are appropriately qualified and devote such time and attention to the performance of the Support Services as may be necessary to properly discharge MDS' responsibilities under this Agreement.

2.5 CONTRACTING WITH AFFILIATES

     The Partnership acknowledges that, in the performance of its duties hereunder, MDS may contract with, retain or delegate to one or more agents, advisors or other persons, including without limitation Affiliates of MDS, to provide the Support Services or to assist MDS in providing the Support Services, provided that MDS retains full responsibility to the Partnership for the proper performance thereof.

2.6 INDEPENDENT CONTRACTOR

     The parties acknowledge and agree that MDS is at all times acting as an independent contractor in the performance of its work, duties, and obligations arising under this Agreement, and nothing in this Agreement is intended nor shall be construed to create between MDS and the Partnership either a joint venture, landlord/tenant, partnership or any other similar relationship. The Partnership shall not have or exercise any control or direction over the methods by which MDS shall provide the Support Services under this Agreement, although MDS shall provide the Support Services in a manner consistent with the reasonable needs of the Partnership and the Business.

2.7 REPORTS AND RECORDS

     When reasonably required and requested by the Partnership, MDS shall prepare and provide or arrange for the preparation and provision of written reports in connection with the Support Services provided pursuant to this Agreement.

2.8 RELIANCE

     MDS shall be entitled to rely on any notice or other communication reasonably believed by it in good faith to be genuine and correct and to have been sent to it by or on behalf of the Partnership or the General Partner.

                                   ARTICLE 3
                               FEES AND EXPENSES

3.1 ANNUAL FEE

     The Partnership shall pay to MDS an annual management fee, payable monthly in advance, equal to MDS' cost of providing Support Services in each fiscal year of the Partnership (each a "Fiscal Year") which cost shall be reasonable and documented. MDS and the Partnership shall agree on an estimate of the annual fee payable for each Fiscal Year (other than the year ended October 31, 2004) by November 30th of each year. The parties agree that the annual fee payable to MDS in the Fiscal Year ending October 31, 2004 shall be $ -- , subject to adjustment.

     At the end of each Fiscal Year, an accounting of the cost of the Support Services provided over the year will be conducted by MDS and an adjustment will be made to the extent that the estimated annual fee does not equal the actual cost to MDS of providing the Support Services. If the estimated fee is lower than the actual fee, the Partnership shall pay to MDS the difference within -- days of the determination of the actual fee. If the estimated annual fee is higher than the actual fee, MDS shall pay the difference to the Partnership within -- days of the determination of the actual fee.

3.2 EXPENSES

     The Partnership shall be responsible for the payment of all expenses relating to its operations, including without limitation the management fee described in Section 3.1 and expenses related to legal, audit, tax, regulatory matters, insurance, taxes, the preparation of financial and other reports, tax returns and communications to partners of the Partnership, and shall promptly reimburse MDS for all reasonable out-of-pocket expenses incurred by MDS in providing the Support Services. MDS and the Partnership agree that MDS shall be entitled to pay certain of the Partnership's expenses as agent for the Partnership and MDS will be entitled to reimbursement therefor.

3.3 TAXES

     Unless otherwise provided in this Agreement, all amounts expressed herein to be payable to MDS pursuant to this Agreement are exclusive of any goods and services tax ("GST") or retail sales tax ("RST") required to be paid thereon pursuant to the Excise Tax Act (Canada), or applicable sales tax legislation or otherwise and it is agreed that MDS shall be paid by the Partnership, in addition to all amounts otherwise payable to MDS hereunder, all amounts of GST or RST collectible by MDS with respect to all amounts otherwise payable to MDS hereunder and such GST and RST, as applicable, shall be included by MDS in each invoice rendered by it.

     If any portion of the fee payable for the Support Services is subject to provincial sales taxes, MDS shall (i) in its invoice to the Partnership specify the amount of the fee that relates to taxable Support Services and the amount of the fee that relates to non-taxable Support Services and (ii) maintain a record of the charges for the taxable Support Services for a period of no less than five years.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MDS

     MDS represents, warrants and covenants that it:

     (a) is a corporation continued under the laws of Canada and is validly subsisting under such laws;

     (b) has the corporate capacity and authority to perform its obligations under this Agreement and such obligations do not and will not conflict with or breach or result in a breach of any of its constating documents;

     (c) has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, binding and enforceable obligation of it; and

     (d) shall obtain and maintain in full force and effect during the term of this Agreement all licenses, permits, and certificates required by law which are required for the performance of its obligations pursuant to this Agreement.

4.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTNERSHIP

     The Partnership represents, warrants and covenants that it:

     (a) has the capacity and authority to perform its obligations under this Agreement and such obligations do not and will not conflict with or breach or result in a breach of the Limited Partnership Agreement;

     (b) has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, binding and enforceable obligation of the Partnership; and

     (c) shall obtain and maintain in full force and effect during the term of this Agreement all licenses, permits, and certificates required by law which are required for the performance of its obligations pursuant to this Agreement.

                                   ARTICLE 5
                              TERM AND TERMINATION

5.1 TERM

     Unless terminated as provided herein, this Agreement shall continue in full force and effect until the earlier of (i) the dissolution of the Partnership pursuant to the Limited Partnership Agreement; and (ii) the bankruptcy or insolvency of MDS or the passing of a resolution requiring the dissolution or winding-up of MDS or the appointment of a trustee or receiver over the affairs of MDS.

5.2 TERMINATION BY MDS

     Notwithstanding Section 5.1, this Agreement may be terminated by MDS: (i) upon 120 days prior written notice to the Partnership or (ii) immediately in the event of the removal or resignation of MDS Laboratory Services Inc. as general partner of the Partnership.

5.3 EFFECT OF TERMINATION; SURVIVAL

     Unless otherwise provided in this Agreement, upon termination, no party shall have any further obligations hereunder, except for (i) obligations arising prior to the date of termination which remain unsatisfied as of the date of termination, and (ii) obligations or covenants which expressly or necessarily extend beyond the term of this Agreement, including the obligations in Article 6 and the obligations for the payment of the annual fee and the reimbursement of expenses through to the date of termination in the manners described in Sections
3.1 and 3.2 above.

                                   ARTICLE 6
                             RECORDS; TRADE SECRETS

6.1 ACCESS TO INFORMATION

     Each of the parties shall at all reasonable times during the term of this Agreement and thereafter permit the other parties to have reasonable access to its documents, books, and records relating to this Agreement and any and all access shall be subject to the requirements of all applicable laws and regulations and requirements for certification, licensing and accreditation.

6.2 OWNERSHIP OF RECORDS

     All business records and information relating exclusively to the business and activities of any party shall be the property of that party, irrespective of the identity of the party responsible for producing or maintaining such records and information. Any and all patient records, reports or information produced as a result of the performance of laboratory testing services by or on behalf of the Partnership (collectively, the "PATIENT RECORDS") shall, as between the parties hereto, be and remain the property of the Partnership. If MDS for any reason receives access to the Patient Records in connection with this Agreement, it shall be solely responsible, as between the parties hereto, for maintenance of business and patient confidentiality with respect to any information it or its agents shall obtain hereunder.

6.3 CONFIDENTIALITY OF RECORDS

     MDS shall adopt policies, procedures and practices which shall seek to assure that the records of the Business, including without limitation the Patient Records, shall not be disclosed to unrelated third parties and shall comply in all material respects with all applicable federal, provincial and local laws and regulations relating to the records of the Business. In this connection, information from medical records of patients and information received from physicians pursuant to the physician-patient relationship may not be disclosed without the consent of a patient except for use reasonably in connection with the administration of a patient's agreement or when required or permitted by applicable law.

6.4 PROPRIETARY METHODS

     The Partnership hereby agrees that all of the systems, methods, procedures, written materials and controls employed by MDS in the performance of this Agreement ("PROPRIETARY INFORMATION") are proprietary in nature and shall remain the property of MDS. The Proprietary Information shall not at any time be utilized, distributed, copied or otherwise acquired or used by the Partnership, except to the extent such Proprietary Information is in the public domain. The Partnership agrees that the remedy at law for any breach of covenants contained in this Section may be inadequate and would be difficult to ascertain and therefore upon an event of a breach or threatened breach of such covenants, MDS, in addition to any other remedies, shall have the right to enjoin the Partnership from any threatened or actual activity in violation hereof. The Partnership hereby consents and agrees that a temporary or permanent injunction may be granted in any proceeding without the necessity of providing actual damages or posting a bond.

                                   ARTICLE 7
                            INDEMNITY AND INSURANCE

7.1 PARTNERSHIP INDEMNITY

     The Partnership shall indemnify and hold harmless MDS and its officers, directors, shareholders, employees, agents and independent contractors (the "MDS INDEMNITEES") from and against any and all third party claims, losses, liabilities, damages, awards, judgments, assessments, costs and expenses of any kind or nature, including reasonable attorneys fees ("COSTS OR CLAIMS"), resulting from: (i) MDS' performance of its obligations hereunder consistent with the standard of care set forth in Section 2.2, and (ii) acts or omissions, in good faith, by MDS at the direction of the Partnership or the General Partner.

     Notwithstanding the foregoing, the Partnership shall have no obligation to indemnify or hold harmless the MDS Indemnitees to the extent that Costs or Claims arise in whole or in part from acts or omissions of the kinds for which MDS is required to indemnify the Partnership as provided in Section 7.2.

7.2 MDS INDEMNITY

     MDS shall indemnify and hold harmless the Partnership from and against any and all Costs and Claims resulting from acts or omissions in the performance of this Agreement by MDS, its officers, directors, employees or authorized agents, provided that MDS shall have no obligation to indemnify the Partnership unless MDS' conduct (i) falls below the standard of care set forth in Section 2.2, or
(ii) is fraudulent, criminal or intentionally wrongful.

     Notwithstanding the foregoing, MDS shall not be required to indemnify or hold harmless the Partnership from Costs or Claims that arise in whole or in part from acts or omissions, in good faith, by MDS at the direction of the Partnership or the General Partner.

                                   ARTICLE 8
                                    GENERAL

8.1 NOTICE

     All notices, requests or other communications required or permitted to be given under this Agreement shall be in writing and delivered, posted by first-class prepaid mail or sent by telecopier addressed to the party for whom it is intended as follows:

     (a)  If to MDS:

        100 International Boulevard
        Toronto, Ontario
        M9W 6J6

        Facsimile Number: --

          Attention: --

     (b)  if to the Partnership:

        c/o MDS Laboratory Services Inc.
        100 International Boulevard
        Toronto, Ontario
        M9W 6J6

        Facsimile Number: --

          Attention: --

     Notices delivered shall be deemed given and received upon delivery, those sent by first-class prepaid mail on the 4th day after posting, and those sent by telecopier, on the day of transmission; provided that during any period of mail disruption, notice shall be delivered or sent by telecopier.

8.2 TIME

     Time shall be of the essence of this Agreement.

8.3 GOVERNING LAW

     This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

8.4 SEVERABILITY

     If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision, or portion thereof, had not been a part hereof so that such invalidity shall not affect the validity of the remainder which shall be construed as if this Agreement had been executed without the invalid portion; and it is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

8.5 FURTHER ASSURANCES

     The parties hereto agree to execute and deliver such further documents and do such things as may be necessary in order to give full effect to this Agreement.

8.6 COUNTERPARTS

     This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had all signed the same document. All counterparts of this Agreement shall be construed together and shall constitute one instrument.

8.7 ASSIGNMENT

     This Agreement may be assigned by MDS to an Affiliate of MDS. Subject to the foregoing, this Agreement may not be assigned by any party without the prior written consent of the other party.

8.8 SUCCESSORS AND ASSIGNS

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.9 ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any parties rely upon or regard as material, any representation or writing not incorporated herein and made a part hereof.

     IN WITNESS WHEREOF the parties have duly executed this Agreement.

                                         MDS LABORATORY SERVICES, L.P.
                                         by its general partner,
                                         MDS Laboratory Services Inc.

                                         Per:
                                         ---------------------------------------
                                          Authorized Signatory

                                         Per:
                                         ---------------------------------------
                                          Authorized Signatory

                                         MDS INC.

                                         Per:
                                         ---------------------------------------
                                          Authorized Signatory

                                         Per:
                                         ---------------------------------------
                                          Authorized Signatory

                                   EXHIBIT 9
                          NEW HEMOSOL SHARE CONDITIONS

                                SHARE CONDITIONS

                                 HEMOSOL CORP.
                              (THE "CORPORATION")

1.   AUTHORIZED CAPITAL

     The Corporation is authorized to issue an unlimited number of common shares (the "Common Shares") and an unlimited number of special shares (the "Special Shares").

     The Common Shares and the Special Shares of the Corporation shall have attached thereto the respective rights, privileges, restrictions and conditions hereinafter set forth.

2.   PROVISIONS ATTACHING TO THE COMMON SHARES

     The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1 DIVIDENDS

     The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board of directors may in their sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

2.2 PARTICIPATION ON LIQUIDATION

     In the event of the dissolution, liquidation or winding-up of the Corporation or other distribution of its assets among its shareholders for the purposes of winding up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of assets of the Corporation.

2.3 VOTING RIGHTS

     The holders of the Common Shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation, other than separate meetings of the holders of another class or series of shares, and to one vote in respect of each Common Share held at such meetings.

3.   PROVISIONS ATTACHING TO THE SPECIAL SHARES

     The Special Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

3.1 DIRECTORS' AUTHORITY TO ISSUE ONE OR MORE SERIES

     The board of directors of the Corporation may issue the Special Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation may fix the number of shares in such series and shall determine, subject to the limitations set out in the articles of the Corporation, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series, including, without limitation, (i) the rate(s), amount or method(s) of calculation of dividends and whether they are cumulative, partly cumulative or non-cumulative, and whether such rate(s), amount or method(s) of calculation shall be subject to change or adjustment in the future; (ii) the date, manner and currency of payments of dividends and the date from which they accrue or become payable; (iii) if redeemable or purchasable, the redemption or purchase price and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds; (iv) the voting rights, if any; (v) any conversion, exchange or reclassification rights; and (vi) any other terms not inconsistent with these provisions. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Business Corporations Act (Ontario)) articles of amendment in the prescribed form containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation and the issue of such shares shall be subject to the issue by the Director of a certificate of amendment with respect thereto.

3.2 RANKING OF SPECIAL SHARES

     (a) The Special Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the dissolution, liquidation or winding-up of the Corporation or other distribution of its assets among its shareholders for the purposes of winding up its affairs, rank on a parity with the Special Shares of every other series.

     (b) If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Special Shares of any series is not paid in full, the Special Shares of such series shall participate rateably with the Special Shares of every other series in respect of all such accumulated cumulative dividends (whether or not declared) and all such declared non-cumulative dividends or all such amounts payable on any such distribution constituting a return of capital.

                                   EXHIBIT 10
                CONSENTS, AUTHORIZATIONS ETC. OF THE CORPORATION

A.  CONSENTS WHICH ARE CONDITIONS

1.   TSX.

2.   NASDAQ.

3.   the Court.

4.   Commissioner of Competition under the Competition Act (Canada), as amended.

5. Minister of National Defence ("DND") under the Amended and Restated Licence Agreement dated March 1, 1999 between the Corporation and DND.

6. The Bank under the Commitment Letter between the Bank as lender, the Corporation as borrower and MDS as guarantor dated October 25, 2002, as amended, and all documents and agreements entered in connection thereto (including security agreements), as set out in the list of Corporation Material Agreements in the Corporation Disclosure Letter.

B.  OTHER CONSENTS

1.   The holders of Options.

2. Baxter Biotech Technology S.a.r.l. ("Baxter") under the Asset Purchase Agreement dated October 18, 2000 between the Corporation and Baxter.

3. SNC Lavalin Inc. ("SNC Lavalin") under the Construction Contract between the Corporation and SNC Lavalin dated August 8, 2000, as amended.

                                   EXHIBIT 11
                      CONSENTS, AUTHORIZATIONS ETC. OF MDS

REGULATORY

1. Consent of the Ministry of Health (Ontario) to the cancellation of the licences currently issued under the Licensing Act to MDS in respect of the Labs Leased Locations and issuance to the Labs Limited Partnership of replacement licenses in respect of Labs Leased Locations transferred.

2. Register change of name with the Ministry of Environment (Ontario) in connection with the disposal of biomedical waste and hazardous material waste by Labs Limited Partnership.

3.   Obtain Ontario Lab Accreditation for Labs Limited Partnership.

4.   Advance Ruling Certificate under the Competition Act (Canada).

MATERIAL AGREEMENTS

Nil.

                                   EXHIBIT 12
                        CORPORATION INDEMNITY AGREEMENT

             THIS  AGREEMENT is made as of the   --  day of   --  ,
             2004

BETWEEN:

             HEMOSOL INC., a corporation governed under the laws of Ontario

             (THE "CORPORATION")

                                                               OF THE FIRST PART

                                           - and -

             HEMOSOL CORP., (the "GENERAL PARTNER") as general partner of and on behalf of Hemosol LP, a limited partnership formed under the laws of Ontario

             (the "BLOOD PRODUCTS LP")

                                                              OF THE SECOND PART

             WHEREAS in connection with an arrangement agreement dated February 11, 2004 (the "ARRANGEMENT AGREEMENT") between the Corporation and MDS Inc., the Corporation agreed to sell all of its assets to the Blood Products LP and the Blood Products LP agreed to purchase such assets and in consideration therefor the Blood Products LP agreed to issue partnership units to the Corporation and agreed to assume all of the liabilities of the Corporation pursuant to a contribution agreement dated the date hereof between the Corporation and the Blood Products LP (the "BLOOD PRODUCTS CONTRIBUTION AGREEMENT");

             AND WHEREAS as a condition of completing the transactions contemplated by the Arrangement Agreement, the Blood Products LP has agreed to indemnify the Corporation against certain losses it may incur or suffer in accordance with the terms and conditions hereof;

             IN CONSIDERATION of the premises and the covenants in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the Corporation and the Blood Products LP agree as follows:

1.   INTERPRETATION

1.1 DEFINITIONS

    In this Agreement,

    "AGREEMENT" means this indemnity agreement as it may be amended from time to time;

    "BLOOD PRODUCTS ASSETS" means all of the assets owned or leased by the Corporation immediately prior to the Effective Time;

    "BLOOD PRODUCTS CONTRACTS" means all contracts and agreements to which the Corporation was a party or otherwise bound immediately prior to the Effective Time;

    "BLOOD   PRODUCTS  LIABILITIES"   means  all   liabilities  (contingent  and
    otherwise) and all other obligations of the Corporation immediately prior to the Effective Time;

    "BUSINESS" means the business and operations carried on by the Corporation and its Subsidiaries prior to the Effective Time;

    "BUSINESS DAY" means any day of the week other than a Saturday, Sunday or statutory or civic holiday observed in Toronto, Ontario;

    "DIRECT CLAIM" means any demand, action, suit, proceeding or claim asserted by the Corporation or its Representatives for indemnity pursuant to Section
    2.1 which does not result from a Third Party Claim;

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the date hereof;

    "INCLUDING" and "INCLUDES" shall be deemed to be followed by the statement "without limitation" and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

    "INDEMNITY PAYMENT" means any amount of Loss required to be paid to the Corporation pursuant to this Agreement;

    "LOSS" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith but excluding loss of profits;

    "PARTY" means the Corporation or the Blood Products LP;

    "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

    "PRIME RATE" for any day means the rate of interest expressed as a rate per annum that Canadian Imperial Bank of Commerce establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

    "REPRESENTATIVE" means each director,  officer, employee, agent,  solicitor,
    accountant,   professional   advisor   and  other   representative   of  the
    Corporation;

    "SUBSIDIARY" means 749235 Ontario Limited, Hemosol (USA) Inc., Hemosol Research Corporation and any other corporation of which outstanding voting securities carrying at least 50% of the votes for the election of directors are, or any general or limited partnership, joint venture or other entity at least 50% of whose total equity interest is, directly or indirectly, owned or controlled by, the Corporation, prior to the Effective Time;

    "TAX" or "TAXES" means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a governmental authority including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by a Person, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law; and

    "THIRD PARTY CLAIM" means any demand, action, suit, proceeding, claim, assessment or judgment, whether judicial, administrative, regulatory or otherwise, or settlement or compromise relating thereto, asserted against the Corporation or its Representatives by any Person who is not a Party or an affiliate of such a Party in respect of which the Corporation or its Representatives would be indemnified pursuant to Section 2.1.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER, ETC.

     Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

2.   INDEMNITY

2.1 INDEMNITY

     Subject to Section 5.1 hereof, the Blood Products LP agrees to indemnify, defend and save the Corporation and each of its Representatives harmless from and against any Loss suffered or incurred by the Corporation or its Representatives from time to time relating to any matters, events or circumstances preceding the Effective Time or as a direct or indirect result of, or arising in connection with the following:

     (a) an act or omission of the Corporation or its Representatives prior to the Effective Time, including any act or omission in connection with any clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Corporation or any Subsidiary or in which the Corporation, any Subsidiary or its products or product candidates have participated;

     (b) the operation of the Business and the care and maintenance of the Blood Products Assets after the Effective Time, including any failure by the Blood Products LP to pay, satisfy, discharge, perform or fulfil any of the Blood Products Liabilities after the Effective Time or to perform its obligations under any of the Blood Products Contracts; and

     (c) any Loss resulting from section -- of the Blood Products Contribution Agreement.

2.2 AGENCY FOR REPRESENTATIVES

     The Corporation agrees that it accepts each indemnity in favour of each of its Representatives as agent and trustee of each such Representative. The Blood Products LP agrees that the Corporation may enforce an indemnity in favour of any Representative on behalf of that Representative.

3.   PROCEDURE REGARDING INDEMNITY

3.1 NOTICE OF THIRD PARTY CLAIMS

     If the Corporation receives notice of the commencement or assertion of any Third Party Claim, the Corporation shall give the Blood Products LP reasonably prompt notice thereof, but in any event no later than 30 days after receipt of such notice of such Third Party Claim (provided that any failure by the Corporation to so notify the Blood Products LP of any Third Party Claim shall not relieve the Blood Products LP from any liability it may have to the Corporation and any such failure will affect the Blood Products LP's liability only to the extent that it is materially prejudiced by such failure). Such notice to the Blood Products LP shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Corporation.

3.2 DEFENCE OF THIRD PARTY CLAIMS

     The Blood Products LP may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Corporation not later than 15 days after receiving notice of that Third Party Claim (the "NOTICE PERIOD"). The Blood Products LP's right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Blood Products LP agrees to pay all of its own expenses of participating in or assuming such defence. The Corporation shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Blood Products LP and may participate in such defence assisted by counsel of its own choice at its own expense. The Blood Products LP shall not enter into any compromise or settlement of any Third Party Claim which does not provide for a full and final release of the Corporation (with no admission of liability) in respect of such Third Party Claim. If the Corporation has not received notice within the Notice Period that the Blood Products LP has elected to assume the defence of such Third Party Claim, the Corporation may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Blood Products LP shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Corporation with respect to such Third Party Claim, provided however that the Blood Products LP shall not be liable for any such Loss where the Corporation has settled or compromised the Third Party Claim without the prior written consent of the Blood Products LP, such consent not to be unreasonably withheld.

3.3 ASSISTANCE FOR THIRD PARTY CLAIMS

     The Blood Products LP and the Corporation will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the "DEFENDING PARTY"),

     (a) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

     (b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Blood Products LP shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Corporation to the Blood Products LP hereunder, which expense shall not exceed the actual cost to the Corporation associated with such employees.

3.4 SETTLEMENT OF THIRD PARTY CLAIMS

     If the Blood Products LP elects to assume the defence of any Third Party Claim as provided in Section 3.2, the Blood Products LP shall not be liable for any legal expenses subsequently incurred by the Corporation in connection with the defence of such Third Party Claim. However, if the Blood Products LP fails to take reasonable steps necessary to defend diligently such Third Party Claim within 15 days after receiving notice from the Corporation that the Corporation bona fide believes on reasonable grounds that the Blood Products LP has failed to take such steps, the Corporation may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Blood Products LP shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Corporation with respect to such Third Party Claim, provided however that the Blood Products LP shall not be liable for any such Loss where the Corporation has settled or compromised the Third Party Claim without the prior written consent of the Blood Products LP, such consent not to be unreasonably withheld.

3.5 DIRECT CLAIMS

     Any Direct Claim shall be asserted by giving the Blood Products LP reasonably prompt written notice thereof, but in any event not later than 60 days after the Corporation becomes aware of such Direct Claim. The Blood Products LP shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Blood Products LP does not so respond within such 30 day period, the Blood Products LP shall be deemed to have rejected such Direct Claim, and in such event the Corporation shall be free to pursue such remedies as may be available to the Corporation.

4.   PAYMENT

4.1 PAYMENT

     All Losses shall bear interest at a rate per annum equal to the Prime Rate plus 2% calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Corporation or its Representatives disbursed funds in respect of a Loss, to the date of payment by the Blood Products LP to the Corporation or its Representatives, as applicable.

4.2 TAX AND INSURANCE ADJUSTMENTS

     In connection with the amount of any Losses paid by the Blood Products LP to the Corporation or its Representatives, as applicable, pursuant to this Agreement, the Parties agree that such Losses shall be (i) reduced by the amount of any insurance proceeds received by the Corporation or its Representatives, as applicable, net of any Tax cost or benefit in respect of the receipt thereof, in connection with such Losses, and if such proceeds arise after payment has been made by the Blood Products LP hereunder, appropriate refunds will be made by the Corporation or its Representatives, as applicable and (ii) increased or decreased to take into account any net Tax cost or benefit incurred or enjoyed by the Corporation or its Representatives, as applicable, arising from the incurring of such Losses and receipt of payment of the Losses (including any net Tax cost resulting from such increase).

5.   CLAIM AMOUNTS

5.1 AMOUNT OF CLAIMS

     The Corporation shall not be entitled to make any claim against the Blood Products LP hereunder unless and until the aggregate amount of all Loss incurred by the Corporation and its Representatives exceeds $50,000 in which event the amount of all such Loss including such $50,000 amount may be recovered by the Corporation.

5.2 NO LIMITATION OF LIABILITY

     For greater certainty, there shall be no limitation on the amount that may be claimed by the Corporation for indemnity hereunder nor shall there be any limitation on the amount of Losses for which the Blood Products LP shall be required to indemnify the Corporation.

6.   REPRESENTATIONS AND WARRANTIES

6.1 BLOOD PRODUCTS LP

     The Blood Products LP represents and warrants to the Corporation that:

     (a) the Blood Products LP has been duly formed and is validly existing under the laws of the Province of Ontario and the General Partner has the power and authority as general partner under the limited partnership agreement governing the Blood Products LP to own the properties and conduct the business of the Blood Products LP as presently owned and conducted and to act for and on behalf of the Blood Products LP, including the execution, delivery and performance of this Agreement on behalf of the Blood Products LP;

     (b) the General Partner has been duly incorporated under the laws of the Province of Ontario, is validly existing and has the corporate power and authority to own its properties and conduct its business as presently owned and conducted;

     (c) the execution and delivery of this Agreement and the compliance by the Blood Products LP with its terms and provisions have been duly authorized by the board of directors of the General Partner of the Blood Products LP;

     (d) no other corporate proceedings on the part of the Blood Products LP or the General Partner thereof are necessary to authorize this Agreement or the compliance by the Blood Products LP with its terms and provisions;

     (e) this Agreement constitutes a valid, binding and enforceable obligation of the Blood Products LP, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and, as to enforceability, general equitable principles;

     (f) no authorization, consent, or approval of, or filing with, any domestic or foreign public body or authority not already made or obtained is necessary for the consummation by the Blood Products LP of the transactions contemplated by this Agreement or for the fulfillment of the terms hereof; and

     (g) neither the execution and delivery of this Agreement nor the compliance by the Blood Products LP with its terms and provisions will violate any provision of the limited partnership agreement of the Blood Products LP or any mortgage, lien, lease, judgment, decree, indenture, agreement, law, statute, regulation or other restriction to which the Blood Products LP is bound.

7.   GENERAL

7.1 SURVIVAL

     The indemnities provided for in this Agreement shall survive the Effective Date.

7.2 APPLICABLE LAW AND SUBMISSION TO JURISDICTION

     This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter related hereto.

7.3 RIGHTS IN ADDITION

     The rights of indemnity set forth in this Agreement are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of the Arrangement Agreement and the transactions and other agreements contemplated thereby.

7.4 NOTICE

     All notices and other communications hereunder shall be in writing and shall be delivered to the Parties at the following addresses or sent by telecopy at the following telecopier numbers or at such other addresses or telecopier numbers as shall be specified by the Parties by like notice:

    to the Blood Products LP at:

     2585 Meadowpine Blvd.
     Mississauga, Ontario
     L5N 8H9
     Attention: Chief Executive Officer
     Facsimile No.: 905 286 6300

     to the Corporation at:

     100 International Boulevard
     Toronto, Ontario
     M9W 6J6
     Attention:         --
     Facsimile No.:    --

     The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next Business Day). Addresses for notice may be changed by giving notice in accordance with this section.

7.5 SUCCESSORS AND ASSIGNS

     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors. This Agreement may not be assigned by the Corporation. This Agreement may not be assigned by the Blood Products LP without the prior written consent of the Corporation.

     IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

                                         HEMOSOL INC.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         HEMOSOL CORP., as general
                                         partner of and on behalf
                                         of Hemosol LP

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT 13
                            MDS INDEMNITY AGREEMENT

                              INDEMNITY AGREEMENT

             THIS  AGREEMENT is made as of the   --  day of   --  ,
             2004

BETWEEN:

             MDS INC., a corporation governed under the laws of Canada

             (the "INDEMNIFIED PARTY")

                                                               OF THE FIRST PART

                                           - and -

             HEMOSOL CORP., a corporation governed under the laws of Ontario

             (the "INDEMNIFYING PARTY")

                                                              OF THE SECOND PART

                                           - and -

             HEMOSOL INC., a corporation governed under the laws of Ontario (the "CORPORATION")

                                                               OF THE THIRD PART

             WHEREAS in connection with an arrangement agreement dated February 11, 2004 (the "ARRANGEMENT AGREEMENT") between the Corporation and the Indemnified Party, (a) the Indemnified Party has agreed to sell its limited partnership interest in MDS Laboratory Services, L.P. to the Corporation and the Corporation has agreed to purchase such limited partnership interest and has agreed to issue Class A common shares and Class B non-voting shares in the capital of the Corporation as consideration therefor, and (b) the Corporation has agreed to sell all of its assets to Hemosol LP, of which the Indemnifying Party is the general partner, and Hemosol LP has agreed to purchase such assets and in consideration therefor Hemosol LP has agreed to issue partnership units to the Corporation and has agreed to assume all of the liabilities of the Corporation pursuant to a contribution agreement dated the date hereof between the Corporation and Hemosol LP;

             AND WHEREAS as a condition of completing the transactions contemplated by the Arrangement Agreement, the Indemnifying Party has agreed to indemnify the Indemnified Party against certain losses it may incur or suffer in accordance with the terms and conditions hereof;

             IN CONSIDERATION of the premises and the covenants in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.   INTERPRETATION

1.1 DEFINITIONS

    IN THIS AGREEMENT,

    "AGREEMENT" means this indemnity agreement as it may be amended from time to time;

    "BUSINESS DAY" means any day of the week other than a Saturday, Sunday or statutory or civic holiday observed in Toronto, Ontario;

    "CCRA" means Canada Customs and Revenue Agency or its successor;

    "DEFENCE COSTS" means all reasonable costs and expenses incurred by the Corporation in connection with the defence of a Third Party Claim;

    "DIRECT CLAIM" means any demand, action, suit, proceeding or claim asserted by the Indemnified Party for indemnity pursuant to Section 2 which does not result from a Third Party Claim;

    "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the date hereof;

    "FEDERAL INVESTMENT TAX CREDITS" means the amount determined in respect of the Corporation under subsection 127(9) of the Federal Tax Act as at December 31, 2003;

    "FEDERAL NON-CAPITAL LOSSES" means the amounts determined under subsection 111(8) of the Federal Tax Act in respect of the Corporation for its period ending December 31, 2003 and for its six (6) taxation years ending prior to December 31, 2003;

    "FEDERAL SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT DEDUCTIONS" means the maximum amount deductible by the Corporation in computing its income for the taxation year ending December 31, 2003 pursuant to subsection 37(1) of the Federal Tax Act;

    "FEDERAL TAX ACT" means the Income Tax Act (Canada), as amended;

    "FINANCING COSTS" means amounts incurred on or before December 31, 2003 and which are deductible in computing income of the Corporation pursuant to paragraph 20(1)(e) of the Federal Tax Act in periods ending after December 31, 2003;

    "HEMOSOL LP" means Hemosol LP, a limited partnership formed under the laws of Ontario;

    "INCLUDING" and "INCLUDES" shall be deemed to be followed by the statement "without limitation" and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

    "INDEMNIFIABLE EVENT" has the meaning provided in Section 2;

    "LIABILITY CAP" means $16,000,000;

    "LOSS" means:

    (a)  in the case of Indemnifiable Events specified in Subsections 2.1(a) and
         (b), Loss as calculated in accordance with Sections 6.1 and 6.2;

    (b) in the case of the Indemnifiable Event specified in Subsection 2.1(c), Taxes which the Corporation is required to pay as a result of such Indemnifiable Event; and

    (c) in the case of the Indemnifiable Event specified in Subsection 2.1(d), Loss as calculated in accordance with Sections 6.1 and 6.2 and Taxes which the Corporation is required to pay as a result of such Indemnifiable Event, as applicable;

    "ONTARIO FINANCING COSTS" means amounts incurred on or before December 31, 2003 and which are deductible in computing income of the Corporation for purposes of the Ontario Tax Act, by reference to paragraph 20(1)(e) of the Federal Tax Act, in periods ending after December 31, 2003;

    "ONTARIO SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT DEDUCTIONS" means the maximum amount deductible by the Corporation in computing its income for the taxation year ending December 31, 2003 for purposes of the Ontario Tax Act, by reference to subsection 37(1) of the Federal Tax Act;

    "ONTARIO NON-CAPITAL LOSSES" means the amounts determined for purposes of the Ontario Tax Act, by reference to subsection 111(8) of the Federal Tax Act, in respect of the Corporation for its period ending December 31, 2003 and for its six (6) taxation years ending prior to December 31, 2003;

    "ONTARIO TAX ACT" means the Corporations Tax Act (Ontario), as amended;

    "ONTARIO TERMINAL LOSS" means the terminal loss that will be realized by the Corporation, determined for the purposes of the Ontario Tax Act, by reference to subsection 20(16) of the Federal Tax Act, on the disposition of the building located at 2585 Meadowpine Blvd., Mississauga, Ontario and certain other depreciable property in connection with the Arrangement Agreement;

    "PARTY"   means  the  Indemnified  Party,  the  Indemnifying  Party  or  the
    Corporation;

    "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

    "PRIME RATE" for any day means the rate of interest expressed as a rate per annum that Canadian Imperial Bank of Commerce establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

    "SUBSIDIARY" means 749235 Ontario Limited, Hemosol (USA) Inc., Hemosol Research Corporation and any other corporation of which outstanding voting securities carrying at least 50% of the votes for the election of directors are, or any general or limited partnership, joint venture or other entity at least 50% of whose total equity interest is, directly or indirectly, owned or controlled by, the Corporation, prior to the Effective Time;

    "TAX" or "TAXES" means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a governmental authority including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by a Person, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law;

    "TERMINAL LOSS" means the loss that will be realized by the Corporation, determined under subsection 20(16) of the Federal Tax Act on the disposition of the building located at 2585 Meadowpine Blvd., Mississauga, Ontario and certain other depreciable property in connection with the Arrangement Agreement; and

    "THIRD PARTY CLAIM" means any demand, action, suit, proceeding, claim, assessment or judgment, whether judicial, administrative, regulatory or otherwise, or settlement or compromise relating thereto, asserted against the Corporation by an applicable taxing authority in respect of which the Indemnified Party would be indemnified pursuant to Section 2.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER, ETC.

     Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

2. INDEMNITY

     Subject to Section 5 hereof, the Indemnifying Party agrees to indemnify, defend and save the Indemnified Party harmless from and against any Loss suffered or incurred by the Indemnified Party, directly or indirectly, from time to time relating to or arising in connection with the following (each an "INDEMNIFIABLE EVENT"):

     (a) there having been an acquisition of control of the Corporation prior to the date hereof for purposes of the Federal Tax Act.

     (b)  any  one or more of the amounts determined, in the manner specified in
          Section 6.2, in respect of the Corporation under column A being less than the amounts set out beside it in column B:

                             A                                     B
                             -                                ------------
The excess of the aggregate of the Federal Non-Capital
Losses, the Federal Scientific Research and Experimental
Development Deductions, the Financing Costs, and the amount
of the Terminal Loss over the income inclusion arising from
the disposition of eligible capital property to Hemosol LP
pursuant to the Arrangement Agreement.......................  $268,133,712
The excess of the aggregate of the Ontario Non-Capital
Losses, the Ontario Scientific Research and Experimental
Development Deductions, the Ontario Financing Costs, and the
amount of the Ontario Terminal Loss over the income
inclusion arising for the purposes of the Ontario Tax Act
from the disposition of eligible capital property to Hemosol
LP pursuant to the Arrangement Agreement....................  $284,659,490
Federal Investment Tax Credits..............................  $ 32,923,254

     (c) a deemed dividend arising on the redemption of the Class C Shares (as defined in the Arrangement Agreement) of the Corporation as a result of the paid up capital (within the meaning of the Federal Tax Act) of the Common Shares (as defined in the Arrangement Agreement) being less than $200,000,000 as at the date hereof.

     (d) any of the factual statements in respect of the Corporation in any of the submissions made by the Indemnified Party to CCRA in respect of the application for the Tax Ruling (as defined in the Arrangement Agreement), the Tax Ruling or the Supplemental Submissions (as defined in the Arrangement Agreement) or any factual statements in respect of the Corporation or its Subsidiaries in the Tax Ruling not being true and correct in all material respects or there being any omission to state a material fact that is required to make a statement therein in respect of the Corporation or its Subsidiaries not misleading.

3. PROCEDURE REGARDING INDEMNITY

3.1 NOTICE OF THIRD PARTY CLAIMS

     If the Corporation receives notice of the commencement or assertion of any Third Party Claim, the Corporation shall give reasonably prompt notice thereof (a "THIRD PARTY CLAIM NOTICE") to each of the Indemnifying Party and the Indemnified Party, but in any event no later than 15 days after receipt of such notice of such Third Party Claim (provided that any failure by the Corporation to so notify the Indemnifying Party of any Third Party Claim shall not relieve the Indemnifying Party from any liability it may have to the Indemnified Party). Such notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnifying Party.

3.2 DEFENCE AND SETTLEMENT OF THIRD PARTY CLAIMS

     Upon receipt of a Third Party Claim Notice, the Indemnifying Party shall have 15 days to elect to either (a) pay to the Indemnified Party the full amount of the Loss determined as if the Third Party Claim were successful in its entirety, in which case the Indemnifying Party shall pay such amount to the Indemnified Party promptly after making such election, or (b) fund the Corporation for one-sixth of the Defence Costs, to a maximum amount equal to the Loss in respect of the Third Party Claim (the "INDEMNIFYING PARTY PORTION"). On or before the expiry of such 15-day period, the Indemnifying Party shall notify each of the other Parties in writing of its election, failing which the Indemnifying Party shall be deemed to have elected option (b).

     If the Indemnifying Party elects, or is deemed to have elected, option (b), the Indemnified Party shall have 15 days from the date of such election or deemed election to elect to either (c) determine that it is not in favour of having the Third Party Claim defended in which case it shall be entitled to payment from the Indemnifying Party of the full amount of the Loss determined as if the Third Party Claim were successful in its entirety or (d) fund the Corporation for the Defence Costs less the Indemnifying Party Portion. On or before the expiry of such 15-day period, the Indemnified Party shall notify each of the other Parties in writing of its election, failing which the Indemnified Party shall be deemed to have elected option (d).

     If the Indemnifying Party elects, or is deemed to have elected, option (b) and the Indemnified Party elects, or is deemed to have elected, option (d), then: (i) unless otherwise agreed between the Indemnifying Party and the Indemnified Party in writing, such Parties shall continue to fund their respective portion of the Defence Costs until such time as there has been a final determination of the Third Party Claim by the applicable taxing authority or a court of competent jurisdiction from which no appeal may be made or a settlement has been reached between the Corporation and the applicable taxing authority with respect to such Third Party Claim, which settlement has been entered into at the sole discretion of the Corporation; and (ii) if the Third Party Claim is not successfully defended in whole or in part and the Indemnified Party suffers a Loss, the Loss payable hereunder by the Indemnifying Party shall be reduced by the amount of the Indemnifying Party Portion of the Defence Costs incurred by the Indemnifying Party in respect of that Third Party Claim.

     If the Indemnifying Party elects option (a), then (i) the Indemnified Party and the Corporation may, but shall not be obligated to, make such arrangements as they may agree with respect to the defence of such Third Party Claim and the funding of the reasonable costs and expenses incurred by the Corporation in connection with such defence and (ii) should the Third Party Claim subsequently be successfully defended, in whole or in part, the Indemnified Party shall have no obligation to account to the Indemnifying Party for any benefit received as a result of such successful defence or to refund the amount paid by the Indemnifying Party on its electing option (a).

3.3 ASSISTANCE FOR THIRD PARTY CLAIMS

     The Indemnifying Party will use all reasonable efforts to make available to the Corporation and the Indemnified Party, at the Indemnifying Party's cost:

     (a) those employees whose assistance, testimony or presence is necessary to assist the Corporation in evaluating and in defending any Third Party Claim; and

     (a) (b) all documents, records and other materials in the possession of such Party reasonably required by the Corporation for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Corporation and the Indemnified Party in the defence of any Third Party Claim.

3.4 DIRECT CLAIMS

     Any Direct Claim shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 60 days after the later of the date that the Corporation becomes aware of or suffers or incurs a Loss in respect of such Direct Claim. The Indemnifying Party shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

4.   PAYMENT

4.1 PAYMENT

     All Losses shall bear interest at a rate per annum equal to the Prime Rate plus 2% calculated and payable monthly from the date a Third Party Claim or Direct Claim, as the case may be, is made to the date of payment by the Indemnifying Party to the Indemnified Party.

4.2 TAX ADJUSTMENTS

     In connection with the amount of any Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement, the Parties agree that such Losses shall be increased or decreased to take into account any net Tax cost or benefit incurred or enjoyed by the Indemnified Party arising from the incurring of such Losses and receipt of payment of the Losses (including any net Tax cost resulting from such increase).

5.   LIMIT ON INDEMNITY

5.1 AMOUNT OF CLAIMS

     The Indemnified Party shall not be entitled to make any claim against the Indemnifying Party hereunder unless and until the aggregate amount of all Losses incurred by the Indemnified Party exceeds,

     (a)  $3,000,000 in the case of all Losses determined under Section 6.2; or

     (b)  $50,000 in the case of all Losses not determined under Section 6.2;

     in which event the amount of all such Losses including such $3,000,000 or $50,000 amount, as the case may be, will be payable to the Indemnified Party.

5.2 LIMITS OF LIABILITY

     The maximum aggregate liability of the Indemnifying Party to the Indemnified Party for all Losses under this Agreement and all Defence Costs paid by the Indemnifying Party under Section 3.2 hereof shall not in the aggregate exceed the Liability Cap.

6.   CALCULATION OF CERTAIN LOSSES

6.1 INABILITY OF CORPORATION TO USE TAX LOSSES

     Subject to Section 5.2, in the case of an Indemnifiable Event described in Subsections 2(a) or (d) of this Agreement, the result of which is that the ability of the Corporation to utilize:

     (a) all of its Federal Non-Capital Losses, Ontario Non-Capital Losses, Federal Scientific Research and Experimental Development Deductions, Ontario Scientific Research and Experimental Development Deductions or Federal Investment Tax Credits is restricted, the Indemnified Party shall be deemed to have suffered a Loss in an amount equal to the Liability Cap; and

     (b) some but not all of its Federal Non-Capital Losses, Ontario Non-Capital Losses, Federal Scientific Research and Experimental Development Deductions, Ontario Scientific Research and Experimental Development Deductions, Federal Investment Tax Credits, Financing Costs, or Ontario Financing Costs is restricted, the Indemnified Party shall be deemed to have suffered a Loss calculated in accordance with the provisions of Section 6.2, treating the amount(s) so restricted as a reduction of the applicable amount specified in paragraphs (a), (b) and/or (c) of Section 6.2.

6.2 REDUCTION OF TAX LOSS BALANCES

     Subject to Section 5.2:

     (a) if the amount set out in row one of column B in Subsection 2(b) of this Agreement is greater than the amount finally determined for column A by or by agreement with the applicable taxing authority, or by a judgment of a court of competent jurisdiction from which no appeal may be made, or by agreement between the parties, the Loss shall be deemed to be an amount equal to the excess multiplied by $0.029;

     (b) if the amount set out in row two of column B in Subsection 2(b) of this Agreement is greater than the amount finally determined for column A by or by agreement with the applicable taxing authority, or by a judgment of a court of competent jurisdiction from which no appeal may be made, or by agreement between the parties, the Loss shall be deemed to be an amount equal to the excess multiplied by $0.018; and

     (c) if the amount set out in row three of column B in Subsection 2(b) of this Agreement is greater than the amount finally determined for column A by or by agreement with the applicable taxing authority, or by a judgment of a court of competent jurisdiction from which no appeal may be made, or by agreement between the parties, the Loss shall be deemed to be an amount equal to the excess multiplied by $0.088.

7.   REPRESENTATIONS AND WARRANTIES

7.1 INDEMNIFYING PARTY

     The Indemnifying Party represents and warrants to the Indemnified Party that:

     (a) the Indemnifying Party has been duly incorporated under the laws of the Province of Ontario, is validly existing and has the corporate power and authority to own its properties and conduct its business as presently owned and conducted;

     (b) the execution and delivery of this Agreement and the compliance by the Indemnifying Party with its terms and provisions have been duly authorized by the board of directors of the General Partner of the Indemnifying Party;

     (c) no other corporate proceedings on the part of the Indemnifying Party or the General Partner thereof are necessary to authorize this Agreement or the compliance by the Indemnifying Party with its terms and provisions;

     (d) this Agreement constitutes a valid, binding and enforceable obligation of the Indemnifying Party, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and, as to enforceability, general equitable principles;

     (e) no authorization, consent, or approval of, or filing with, any domestic or foreign public body or authority not already made or obtained is necessary for the consummation by the Indemnifying Party of the transactions contemplated by this Agreement or for the fulfillment of the terms hereof; and

     (f) neither the execution and delivery of this Agreement nor the compliance by the Indemnifying Party with its terms and provisions will violate any provision of the articles and by-laws of the Indemnifying Party or any mortgage, lien, lease, judgment, decree, indenture, agreement, law, statute, regulation or other restriction to which the Indemnifying Party is bound.

8.   GENERAL

8.1 SURVIVAL

     The indemnities provided for in this Agreement shall survive the Effective Date, provided that the Indemnifying Party shall have no obligation to indemnify the Indemnified Party hereunder in respect of any Direct Claim or Third Party Claim made by the Indemnified Party after the seventh anniversary of the date hereof.

8.2 APPLICABLE LAW AND SUBMISSION TO JURISDICTION

     This Agreement  shall  be governed  by,  and interpreted  and  enforced  in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter related hereto.

8.3 RIGHTS IN ADDITION

     The rights of indemnity set forth in this Agreement are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of the Arrangement Agreement and the transactions and other agreements contemplated thereby.

8.4 NOTICE

     All notices and other communications hereunder shall be in writing and shall be delivered to the Parties at the following addresses or sent by telecopy at the following telecopier numbers or at such other addresses or telecopier numbers as shall be specified by the Parties by like notice:

    to the Indemnifying Party at:

     2585 Meadowpine Blvd.
     Mississauga, Ontario
     L5N 8H9
     Attention: Chief Executive Officer
     Facsimile No.: 905 286 6300
    to the Indemnified Party at:

    100 International Boulevard
     Toronto, Ontario
     M9W 6J6
     Attention:         --
     Facsimile No.:    --

     to the Corporation at:
     100 International Boulevard
     Toronto, Ontario
     M9W 6J6
     Attention:         --
     Facsimile No.:    --

     The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next Business Day). Addresses for notice may be changed by giving notice in accordance with this section.

8.5 SUCCESSORS AND ASSIGNS

     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors. This Agreement may not be assigned by the Corporation or by the Indemnified Party. This Agreement may not be assigned by the Indemnifying Party without the prior written consent of the Indemnified Party.

     IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

                                         MDS INC.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         HEMOSOL CORP.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         HEMOSOL INC.

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                         By:
                                          --------------------------------------
                                          Name:
                                          Title:

                        ANNEX E -- KPMG FAIRNESS OPINION

LOGO

The Independent Committee
and the Board of Directors
Hemosol Inc.
2585 Meadowpine Blvd.
Mississauga, Ontario
L5N 8H9

February 11, 2004

TO THE INDEPENDENT COMMITTEE AND THE BOARD OF DIRECTORS

     KPMG Corporate Finance Inc. ("KPMG") understands that Hemosol Inc. ("Hemosol") proposes to implement a plan of arrangement (the "Arrangement") under the Business Corporations Act (Ontario) involving Hemosol, its securityholders and MDS Inc. ("MDS") the purpose of which is to allow Hemosol's business to exchange, in effect, its existing accumulated tax losses, certain undeducted capital expenditures and tax credits (the "Tax Losses") for a cash infusion indirectly funded by MDS and certain other consideration. KPMG understands that the Arrangement is to be carried out in accordance with the arrangement agreement dated February 11, 2004 between Hemosol and MDS (the "Arrangement Agreement").

     KPMG has been engaged by the Independent Committee of the Board of Directors of Hemosol (the "Independent Committee") to review the terms of the Arrangement and to provide the Board of Directors of Hemosol (the "Hemosol Board") with an opinion as to the fairness of the Arrangement, from a financial point of view, to the shareholders, warrantholders and holders of broker options of Hemosol (collectively, the "Securityholders"), other than MDS and its affiliates (the "Fairness Opinion"). KPMG was not engaged to prepare and did not prepare a formal valuation in connection with this Fairness Opinion.

     KPMG   understands  that  this  Fairness  Opinion   will  be  sent  to  the
Securityholders as a part of a management information circular describing the Arrangement (the "Circular").

ENGAGEMENT OF KPMG

     KPMG was formally engaged by the Independent Committee by letter dated November 24, 2003 (the "Engagement Agreement") to provide this Fairness Opinion. The terms of the Engagement Agreement provide that KPMG is to be paid a fixed fee for this Fairness Opinion. In addition, KPMG is to be reimbursed for its reasonable out-of-pocket expenses and be indemnified by Hemosol in respect of certain liabilities which may be incurred by KPMG in connection with the provision of its services. No part of KPMG's fee is contingent upon the conclusions reached in this Fairness Opinion or on the successful completion of the Arrangement.

CREDENTIALS OF KPMG

     KPMG is one of the world's largest professional services organization, offering a broad range of services. KPMG's professionals have significant experience in advising a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax and litigation matters, amongst other things.

INDEPENDENCE OF KPMG

     KPMG is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Hemosol or MDS. Neither KPMG nor any of its affiliates is an advisor to MDS in respect of the Arrangement. KPMG has not been engaged within the last two years to perform financial advisory, tax or other services for, or been involved in a prior valuation, appraisal or review of, the financial status of Hemosol or MDS, other than pursuant to this engagement.

SCOPE OF REVIEW

     In connection with preparing and rendering this Fairness Opinion, KPMG has reviewed, and where it considered appropriate, relied upon, or undertaken, among other things, the following:

     1. the Arrangement Agreement and the agreements or other documents attached as Exhibits thereto, including the Plan of Arrangement, the Blood Products Partnership Agreement, the Labs Partnership Agreement and the Labs Management Agreement;

     2. the financial statements of Hemosol, including the audited consolidated balance sheets, statements of loss and deficit and cash flow statements as at and for the fiscal years ended December 31, 2001 and 2002, the unaudited consolidated balance sheet, statement of loss and deficit and cash flow statement as at and for the nine-month period ended September 30, 2003;

     3. other publicly available information concerning Hemosol, including the Annual Information Form dated May 27, 2003, the 2002 Annual Report to Shareholders, the Management Information Circular dated December 22, 2003 and the Short-Form Prospectus dated January 13, 2004;

     4. income tax returns of Hemosol and schedules prepared by management of Hemosol summarizing the nature and estimated amount of tax attributes of Hemosol as at December 31, 2003;

     5. Hemosol's management's financial projections of EBITDA, capital expenditures and licence payments for the years ending December 31, 2004 through 2010;

     6.    reported prices and trading activity for the shares of Hemosol;

     7. discussions with representatives of senior management of Hemosol with respect to the current operations and future prospects of its business (the "Blood Products Business");

     8. expressions of interest which Hemosol received regarding transactions designed to allow Hemosol to benefit from the value of the Tax Losses;

     9. publicly available information concerning MDS, including the Annual Information Form dated January 31, 2003 and the 2002 Annual Report to MDS's shareholders;

     10. unaudited summary financial information for MDS's Ontario clinical laboratory services business (the "Labs Business") provided by MDS, including a balance sheet as at October 31, 2003 and operating results for the years ending October 31, 1999 to 2003 and projected operating results for the year ending October 31, 2004;

     11. certain public stock market and financial data for publicly traded companies with operations comparable to the Labs Business;

     12. discussions with representatives of senior management of MDS with respect to the current operations and future prospects of the Labs Business;

     13. discussions with the legal and tax advisors to Hemosol in respect of the financial and tax impacts of the Arrangement to Securityholders other than MDS and its affiliates;

     14. review of transactions involving tax attributes, including those publicly announced and other nonpublic transactions in which KPMG advised; and,

     15. general industry and economic information obtained from other sources considered reliable and necessary by KPMG in the circumstances.

     KPMG's  review  consisted  primarily  of  inquiry,  review,  analysis   and
discussion of this information. KPMG has not, to the best of its knowledge, been denied access by Hemosol or MDS to any information requested by KPMG.

RESTRICTIONS AND QUALIFICATIONS

     This Fairness Opinion has been prepared for the Independent Committee and the Hemosol Board, and except as explicitly permitted herein, is not to be used or relied upon by any person, other than the Independent Committee or the Hemosol Board, for any purpose other than as stated herein, and except as provided in the last sentence of this paragraph, is not intended for general circulation, nor is it to be published or made available to other parties in whole or in part without KPMG's prior written consent. KPMG expressly disclaims any liability by reason of the use of this Fairness Opinion by any person other than the Independent Committee or the Hemosol Board and does not assume any responsibility for losses resulting from the unauthorized or improper use of this Fairness Opinion. Subject to the terms of the Engagement Agreement, KPMG consents to the inclusion of this Fairness Opinion, along with a summary of the basis for this Fairness Opinion, in a form acceptable to KPMG in the Circular, and to the filing thereof, as necessary, by Hemosol with the applicable securities commissions or similar regulatory authorities in Canada and the United States.

     The financial statements and other information provided by Hemosol, MDS or their representatives have been accepted, without further verification, as correctly reflecting the relevant business conditions and operating results for the respective periods.

     KPMG is not commenting on, nor is it in a position to comment on, the likely trading price or marketability of the common shares of Hemosol Corp. ("New Hemosol") or the Class A common shares of Labco (as defined below).

     KPMG has not independently verified the accuracy and completeness of the information supplied to KPMG with respect to Hemosol, MDS and their affiliates and subsidiaries and does not assume any responsibility with respect to it. KPMG has relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by it from public sources or provided to it by, on behalf of or at the request of the Independent Committee, Hemosol or MDS, and this Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. KPMG has assumed that the projections provided to it by management of Hemosol and/or MDS represent the best estimate of the most probable results for the Blood Products Business or the Labs Business for the periods presented therein. In preparing the Fairness Opinion, KPMG has made certain assumptions in addition to those noted herein which it considered to be reasonable and appropriate in the circumstances.

     This Fairness Opinion is rendered as of February 11, 2004, on the basis of securities markets and economic and general business and financial conditions currently prevailing and the condition and prospects, financial and otherwise, of Hemosol and of the Labs Business as it was reflected in the information and documents reviewed by KPMG and as it was represented to KPMG in discussions with the management of Hemosol and MDS.

No opinion, counsel, or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

     KPMG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KPMG's attention after the date hereof.

APPROACH

     The assessment of fairness from a financial point of view must be determined in the context of each particular transaction. KPMG has based this Fairness Opinion on methods and techniques that KPMG considered appropriate in the circumstances and considered a number of factors in KPMG's review of the Arrangement. The preparation of a fairness opinion is a complex process and it is not necessarily susceptible to partial analysis or a summary description. Accordingly, KPMG's analyses must be considered as a whole and the selection of portions of KPMG's analyses or the factors considered by us, without considering all factors and analyses together, could create a misleading view of the approaches underlying this Fairness Opinion. This Fairness Opinion is not to be construed as a recommendation to any holder of Hemosol shares to support or reject the Arrangement.

     In summary form, KPMG understands that the Arrangement involves the following:

     - Shareholders of Hemosol will receive one common share of New Hemosol and one Class A common share of Labco for each common share of Hemosol that they held immediately prior to the effective time of the Arrangement.

     - Each convertible security of Hemosol, other than stock options issued under its stock option plan, will become a security to purchase common shares of New Hemosol with terms identical to such convertible security of Hemosol, other than a reduction of the exercise price by $0.04.

     - Certain stock options of Hemosol issued under its stock option plan will be replaced with options to purchase common shares of New Hemosol with terms identical to such stock options of Hemosol, other than a reduction of the exercise price by $0.04.

     - Hemosol will transfer the Blood Products Business to a limited partnership (the "Blood Products Partnership") and the Blood Products Partnership will assume all of the obligations of Hemosol. Following the transfer by Hemosol of the Blood Products Business to the Blood Products Partnership, Hemosol is referred to as "Labco". On completion of the Arrangement, approximately 93% of the Blood Products Partnership will be owned by New Hemosol, which will control the Blood Products Partnership as its general partner and approximately 7% of the Blood Products Partnership will be owned by Labco as a limited partner.

     - MDS will transfer the Labs Business to a limited partnership (the "Labs Partnership"). On completion of the Arrangement, 99.99% of the Labs Partnership will be owned by Labco as a limited partner and 0.01% of the Labs Partnership will be owned by a wholly-owned subsidiary of MDS, which will control the Labs Partnership as its general partner.

     - New Hemosol will receive cash redemption proceeds of $16 million from Labco (which will be funded by a loan from the Labs Partnership). $1 million of such proceeds will be held in escrow to satisfy liabilities relating to the Blood Products Business remaining with Labco, if any, of which Labco becomes aware within a one-year period.

     - MDS will surrender an aggregate of 2,500,000 warrants to purchase common shares of Hemosol at an exercise price of $1 that it currently holds or has the right to receive in certain circumstances.

     - The share ownership of New Hemosol, which will be in effect the successor to the Blood Products Business, will mirror Hemosol's share ownership immediately prior to the Arrangement. It is a condition of closing that the common shares of New Hemosol be listed on the Toronto Stock Exchange and quoted on The Nasdaq National Market. The Class A common shares of Labco will not be listed or posted for trading on any stock exchange or market.

     - The share ownership of Labco, which will be in effect the successor to the Labs Business, will be such that Hemosol shareholders (other than MDS and its subsidiaries) will hold 0.44% of Labco's equity securities (through their ownership of not less than 52.5% of the voting shares of Labco) and MDS will hold the remaining 99.56% of Labco's equity securities (through its ownership of not more than 47.5% of the voting shares and 100% of the non-voting shares of Labco).

     - Labco will utilize the Tax Losses against income that it receives from the Labs Partnership and the Blood Products Partnership.

     In order to assess the fairness of the Arrangement from a financial point of view to the Securityholders, other than MDS and its affiliates, KPMG reviewed and considered the estimated value of each constituent component to be transferred and/or conveyed as part of the overall Arrangement using procedures and approaches which it considered appropriate and acceptable in the circumstances based on the financial and other information as available or as provided by either Hemosol or MDS. In particular, KPMG assessed the value of the following constituent components of the Arrangement: (i) the Class A common shares of Labco to be distributed to Hemosol shareholders; (ii) the warrants surrendered by MDS; (iii) the 7% limited partnership interest in the Blood Products Business to be held by Labco, in which MDS will own 99.56% of the equity; and (iv) the Tax Losses. Based on such values together with the $16 million cash infusion to the Blood Products Business, KPMG assessed the effective or implied transfer value of the Tax Losses and concluded that such implied value fell within an acceptable range of values observed in other transactions involving the transfer or conveyance of tax attributes based on publicly-available information or transactions in which KPMG advised. In assessing the reasonableness of the implied value of the Tax Losses, KPMG also considered other factors such as the nature of the consideration to be received and KPMG's observation that in certain other comparable transactions the relevant cash payment has been paid over time or may be subject to contingencies, alternative transactions may involve the discontinuance or significant restructuring of existing operations, the large quantum of the Tax Losses and the limited number of companies and businesses capable of taking advantage of such quantum of Tax Losses and alternative opportunities that might be available to Hemosol based on certain expressions of interest received and the degree of risk associated with concluding such alternatives as compared to the Arrangement. In addition, KPMG also considered certain additional factors that might influence the assessment of fairness from a financial point of view, including the potential tax impact to Hemosol shareholders resident in the United States. In this regard, KPMG understands and has assumed that any adverse impact to Hemosol shareholders resident in the US would be minimal.

CONCLUSION

     Based upon and subject to the foregoing and such other matters KPMG considered to be relevant, KPMG is of the opinion that as of the date hereof, the Arrangement is fair from a financial point of view to the Securityholders, other than MDS and its affiliates.

Yours very truly,

KPMG Corporate Finance Inc.

KPMG CORPORATE FINANCE INC.

                    ANNEX F -- NEW HEMOSOL STOCK OPTION PLAN

                                 HEMOSOL CORP.

                               STOCK OPTION PLAN

                                (AS OF --, 2004)

                                   ARTICLE 1
                                PURPOSE OF PLAN

1.1 The purpose of the Plan is to assist directors, officers, members of any scientific advisory board (a "Scientific Advisory Board") and key employees of and Consultants to the Corporation and its Subsidiaries to participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

                                   ARTICLE 2
                                 DEFINED TERMS

2.1 Where used herein the following terms shall have the following meanings, respectively:

      (a) "Arrangement" means the arrangement of Hemosol Inc. under section 182 of the Business Corporations Act (Ontario) pursuant to the articles
           of arrangement of Hemosol Inc. dated   --  , 2004;

      (b) "Board" means the board of directors of the Corporation or, if established and duly authorized to act, the executive committee of the Board;

      (c) "Business Day" means any day, other than a Saturday or a Sunday, on which The Toronto Stock Exchange is open for trading;

      (d)  "Compensation  Committee"  has  the  meaning  attributed  thereto  in
           Article 3 hereof;

      (e) "Consultant" means any person or company engaged to provide ongoing consulting services to the Corporation or any of its Subsidiaries who is not also an insider (as defined in section 627 of the Toronto Stock Exchange Company Manual) of the Corporation or any of its Subsidiaries;

      (f) "Corporation" means Hemosol Corp. and includes any division thereof, any successor corporation thereto and any division of any such successor;

      (g) "Eligible Person" means any director, officer, member of a Scientific Advisory Board or full-time employee of or Consultant to the Corporation or any of its Subsidiaries, or any person designated, or who belongs to a class of persons designated, as an "Eligible Person" by the Board;

      (h) "Market Price" at any date in respect of Shares shall be the closing price of such Shares on The Toronto Stock Exchange (or, if such Shares are not then listed and posted for trading on The Toronto Stock Exchange, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Compensation Committee) on the last Business Day preceding the date on which the Option is granted or, in the event the Option is granted after the close of trading on a Business Day, the closing price on the applicable stock exchange on such Business Day. In the event that such Shares did not trade on the Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price in respect thereof shall be the fair market value of such Shares as determined by the Compensation Committee in its sole discretion;

      (i)   "Option" means an option to purchase Shares granted under the Plan;

      (j) "Option Price" means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8 hereof;

      (k)  "Optionee" means a person to whom an Option has been granted;

      (l) "Outstanding Issue" means the number of Shares outstanding on a non-diluted basis;

      (m) "Plan" means the Hemosol Corp. Stock Option Plan, as embodied herein, as the same may be amended, varied or restated from time to time;

      (n) "Replaced Options" means certain of the outstanding options to purchase common shares of Hemosol Inc. granted pursuant to the stock option plan of Hemosol Inc. as amended and restated as of -- 2004 that were cancelled in exchange for Replacement Options pursuant to the Arrangement;

      (o)  "Replacement   Option"  means  an  Option   issued  pursuant  to  the
           Arrangement;

      (p) "Scientific Advisory Board" means any scientific advisory board of the Corporation or any Subsidiary;

      (q) "Shares" means the common shares of the Corporation, or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

      (r) "Subsidiary" means any corporation which is a subsidiary (as such term is defined in the Business Corporations Act (Ontario)) of the Corporation, including any division thereof, or any other entity controlled by the Corporation, including, for greater certainty, Hemosol LP.

                                   ARTICLE 3
                           ADMINISTRATION OF THE PLAN

3.1 The Plan shall be administered by the compensation committee (the "Compensation Committee") appointed by the Board and consisting of not less than three members of the Board. The members of the Compensation Committee shall serve at the pleasure of the Board and vacancies occurring in the Compensation Committee shall be filled by the Board.

3.2 The Compensation Committee shall select one of its members as its Chairman and shall hold its meetings at such time and place as it shall deem advisable. A majority of the members of the Compensation Committee shall constitute a quorum and all actions of the Compensation Committee shall be taken by a majority of the members present at any meeting. Any action of the Compensation Committee may be taken by an instrument or instruments in writing signed by all the members of the Compensation Committee entitled to vote on the action, and any action so taken shall be as effective as if it had been passed by a majority of the votes cast by the members of the Compensation Committee present at a meeting of such members duly called and held.

3.3 The Compensation Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

      (a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

      (b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or determination made by the Compensation Committee shall be final, binding and conclusive for all purposes;

      (c) to determine to which Eligible Persons Options will be granted and to make recommendations to the Board with respect to the granting of Options;

      (d)  to determine the number of Shares covered by each Option;

      (e) to determine the time or times when Options will be granted and exercisable;

      (f) to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

      (g) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.4 No member of the Compensation Committee shall, during the currency of his or her membership on the Compensation Committee, be entitled to vote on any resolution to approve his or her participation in the Plan.

                                   ARTICLE 4
                             SHARES SUBJECT TO PLAN

4.1 Options may be granted in respect of authorized and unissued Shares provided that the maximum number of Shares that may be issued upon the exercise of Options granted pursuant to the Plan shall be 5,500,000. The Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

                                   ARTICLE 5
                    ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1     Options may be granted to any Eligible Person from time to time.

5.2 Options may be granted by the Corporation pursuant to recommendations of the Compensation Committee provided and to the extent that such recommendations are approved by the Board.

5.3 Except as otherwise specifically provided in this Article 5, the number of Shares subject to each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Compensation Committee; provided, however, that if no specific determination is made by the Compensation Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

      (a) the period during which an Option shall be exercisable shall be five years from the date the Option is granted to the Optionee; and

      (b) the Optionee may take up and pay for not more than 33 1/3% of the Shares covered by the Option during each 12 month period following the first anniversary of the date of the grant of the Option; provided, however, that if the number of Shares taken up under the Option during any such 12 month period is less than 33 1/3% of the Shares covered by the Option, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option which were purchasable, but not purchased by him or her, during such 12 month period.

5.4 The Option Price on Shares which are the subject of any Option shall be determined by the Board at the time of the grant of the Options provided that in no circumstances shall the Option Price be lower than the Market Price of the Shares.

5.5 In no event may the term of an Option exceed ten years from the date of the grant of the Option.

5.6 The Board confirms the grant of Replacement Options under the Plan pursuant to the Arrangement. Notwithstanding any other provision hereof, the number of Shares subject to a Replacement Option, the expiration date of such Replacement Option, the extent to which such Replacement Option is exercisable from time to time during the term of such Replacement Option, the vesting schedule and other terms and conditions relating to such Replacement Option shall be the same as those terms of the Replaced Option in respect of which such Replacement Option has been issued except that the Option Price shall be the exercise price of such Replaced Option less $0.04.

5.7 The total number of Shares to be optioned to any Optionee under this Plan together with any Shares reserved for issuance under options for services and employee share purchase plans or any other plans to such Optionee shall not exceed 5% of the issued and outstanding Shares at the date of the grant of the Option.

5.8     Each Option is personal to the Optionee and is non-assignable.

                                   ARTICLE 6
                        TERMINATION OF EMPLOYMENT; DEATH

6.1 Subject to Article 6.2 hereof and to any express resolution passed by the Compensation Committee with respect to an Option, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee ceasing to be an Eligible Person.

6.2 If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation or by any Subsidiary of the Corporation shall terminate for any reason whatsoever other than termination by the Corporation for cause, but including termination by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised, if the Optionee is deceased, by the legal personal representative(s) of the estate of the Optionee during the first six months following the death of the Optionee, or if he is alive, by the Optionee, at any time within six months of the date of termination of the employment of the Optionee (but in either case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his or her employment.

6.3 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be an Eligible Person.

                                   ARTICLE 7
                              EXERCISE OF OPTIONS

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

      (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

      (b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

      (c) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

        In this connection, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

                                   ARTICLE 8
                              CERTAIN ADJUSTMENTS

8.1 Appropriate adjustments in the number of Shares subject to the Plan, and as regards Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of share dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation. The Board's determination of such adjustments shall be final, binding and conclusive for all purposes.

                                   ARTICLE 9
                      AMENDMENT OR DISCONTINUANCE OF PLAN

 9.1 Subject to obtaining any required regulatory approvals, the Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

10.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder has exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the Corporation shall have issued such Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

10.2 Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of any Optionee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 (a) In the event the Corporation proposes to amalgamate (other than an amalgamation with a subsidiary), merge or consolidate with any other corporation or to liquidate, dissolve or wind-up, the Corporation shall give written notice thereof to each Optionee and permit each Optionee to exercise his or her Options within the 45-day period next following the giving of such notice, failing which, all rights of the Optionee with respect to his or her Options or to exercise the same shall terminate and cease to have any further force or effect whatsoever.

       (b) If, at any particular time, an Option is otherwise exercisable as to part only of the Shares to which the Option relates or is not exercisable at all because of a vesting period and in the event that a Public Take-over Bid (as hereinafter defined) is made, the holder of the Option may at any time thereafter exercise the Option with respect to all the Shares to which the Option relates. For purposes of this Section 10.3(b)(i) and
       (ii), "Public Take-over Bid" means any of the following:

       (i) a take-over bid, as that term is defined in Section 6-101 of Appendix F to The Toronto Stock Exchange Company Manual, made for the Shares of the Corporation through the facilities of The Toronto Stock Exchange or a take-over bid for the Shares of the Corporation made through the facilities of any other stock exchange in Canada under the governing rules and regulations of such stock exchange; and

       (ii) a bid for the Shares of the Corporation in respect of which a take-over bid circular is prepared and delivered to shareholders of the Corporation pursuant to the provisions of the securities legislation of any Province of Canada.

10.4 Any dispute or disagreement which shall arise under or as a result of, or in any way related to, the interpretation, construction on application of this Plan shall be determined by the Board. Any such determination shall be final, binding and conclusive for all purposes.

10.5 Upon the exercise of an Option, the Optionee shall make arrangements satisfactory to the Corporation regarding payment of any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option. In addition, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind due to the Optionee any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

10.6 Grammatical variations of any terms defined herein have similar meanings. Words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders. The division of this Plan into separate Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan.

                                   ARTICLE 11
                      SHAREHOLDER AND REGULATORY APPROVAL

11.1 The Plan and the exercise of the Options granted under the Plan shall be subject to the condition that if at any time the Corporation shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirements or the requirements of any stock exchange or other regulatory authority or to obtain any approval or consent from any such stock exchange or other regulatory authority as a condition of, or in connection with the Plan or the exercise of the Options granted under the Plan or the issue of Shares as a result thereof, then in any such event, any Options granted prior to such approval and acceptance shall be conditional upon such compliance having been effected or such approval or consent having been given and no such Options may be exercised unless and until such compliance is effected or until such approval or consent is given on conditions satisfactory to the Corporation in its sole discretion.

     IN  WITNESS WHEREOF, Hemosol  Corp. has executed  this amended and restated
Plan as of the   --  day of   --  , 2004.

                                         HEMOSOL CORP.

                                         by
                                          --------------------------------------

                                          --------------------------------------

        ANNEX G -- SUMMARY HISTORICAL FINANCIAL INFORMATION FOR HEMOSOL

SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data in the tables below for each of the years ended December 31, 2001, 2002 and 2003 has been derived from the following Hemosol audited consolidated financial statements:

     -  consolidated balance sheet as at December 31, 2001, 2002 and 2003; and

     - consolidated statement of loss and deficit for the years ended December 31, 2001, 2002 and 2003.

     All  information  contained in  these following  tables  should be  read in
conjunction  with  Hemosol's  Audited   Financial  Statements  incorporated   by
reference in this Circular.

     The summary financial information contained in these following tables and Hemosol's consolidated financial statements have been prepared in accordance with Canadian GAAP. A reconciliation of the summary financial information to U.S. GAAP and summary financial information of Hemosol prepared in accordance with U.S. GAAP are also provided. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 19 to Hemosol's audited consolidated financial statements for the year ended December 31, 2003 incorporated by reference in this Circular.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2002      2003
                                                              -------   -------   -------
                                                                 $         $         $
                                                                    (In thousands,
                                                                except per share data)
CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
Revenues....................................................       --        --        --
                                                              -------   -------   -------
Operating expenses..........................................   41,479    47,425    32,113
                                                              -------   -------   -------
Operating loss..............................................  (41,479)  (47,425)  (32,113)
Amortization of deferred charges............................     (360)   (1,587)   (5,009)
Write-off of deferred charges...............................       --    (6,453)       --
Interest expense............................................       --        --      (688)
Interest income.............................................    3,488       842       153
Miscellaneous income........................................       --        --     2,871
                                                              -------   -------   -------
Loss before income taxes....................................  (38,351)  (54,623)  (34,786)
Provision for income taxes..................................     (226)     (211)     (156)
                                                              -------   -------   -------
Net loss....................................................  (38,577)  (54,834)  (34,942)
                                                              =======   =======   =======
Basic and diluted net loss per common share.................    (0.98)    (1.23)    (0.75)
                                                              =======   =======   =======
Weighted average number of common shares used in computing
  basic and diluted net loss per common share (rounded to
  nearest thousand).........................................   39,215    44,514    46,837

                                                                    AS AT DECEMBER 31,
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                 $          $          $
                                                                      (In thousands)
CONSOLIDATED BALANCE SHEET DATA
Total current assets........................................    74,724     26,533     10,582
Total non-current assets....................................    69,693     97,779     89,795
Total assets................................................   144,417    124,312    100,377
Total current liabilities...................................    13,605     20,249     23,394
Total non-current liabilities...............................        --         --         --
Common shares...............................................   282,644    303,463    305,953
Non-employee warrants and options...........................     3,034     10,300     15,642
Deficit.....................................................  (163,401)  (218,235)  (253,177)
Net assets..................................................   130,812    104,063     76,983

     Operating results that would differ under U.S. GAAP are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2002      2003
                                                              -------   -------   -------
                                                                 $         $         $
                                                                    (In thousands,
                                                                except per share data)
CONSOLIDATED STATEMENT OF LOSS AND DEFICIT (U.S. GAAP)
Revenues....................................................       --        --        --
Operating expenses..........................................   42,423    47,637    33,825
Net loss and comprehensive loss.............................  (39,521)  (55,046)  (36,654)
Net loss per share..........................................    (1.01)    (1.24)    (0.78)
Weighted average number of common shares outstanding,
  (rounded to the nearest thousand share)...................   39,168    44,514    46,837

                                                                    AS AT DECEMBER 31,
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                 $          $          $
                                                                      (In thousands)
CONSOLIDATED BALANCE SHEET DATA (U.S. GAAP)
Total current assets........................................    74,342     26,533     10,582
Total non-current assets....................................    67,729     95,603     85,907
Total assets................................................   142,071    122,136     96,489
Total current liabilities...................................    13,605     20,249     23,394
Total non-current liabilities...............................        --         --         --
Common shares...............................................   282,262    303,463    305,953
Non-employee warrants and options...........................     3,034     10,300     15,642
Deficit.....................................................  (165,365)  (220,411)  (257,065)
Net assets..................................................   128,466    101,887     73,095

     Hemosol prepares its consolidated financial statements in accordance with Canadian GAAP, which differ in certain material respects from U.S. GAAP.

     The material differences as they apply to the summary financial information above are as follows:

     (a) Balance sheet adjustments:

                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                 $          $          $
AMOUNTS RECEIVABLE AND PREPAIDS
Balance under Canadian GAAP.................................     3,156      1,077        735
Adjustment for employee stock purchase loans(1).............      (382)        --         --
                                                              --------   --------   --------
BALANCE UNDER U.S. GAAP.....................................     2,774      1,077        735
                                                              ========   ========   ========
PATENTS AND TRADEMARKS
Balance under Canadian GAAP.................................     1,964      2,176      1,368
Adjustment for patents and trademarks(2)....................    (1,964)    (2,176)    (1,368)
                                                              --------   --------   --------
BALANCE UNDER U.S. GAAP.....................................        --         --         --
                                                              ========   ========   ========
LICENSE TECHNOLOGY
Balance under Canadian GAAP.................................        --         --      2,520
Adjustment for license technology(3)........................        --         --     (2,520)
                                                              --------   --------   --------
BALANCE UNDER U.S. GAAP.....................................        --         --         --
                                                              ========   ========   ========

                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                 $          $          $
COMMON SHARES
Balance under Canadian GAAP.................................   282,644    303,463    305,983
Adjustment for employee stock purchase loans(1).............      (382)        --         --
                                                              --------   --------   --------
BALANCE UNDER U.S. GAAP.....................................   282,262    303,463    305,983
                                                              ========   ========   ========
DEFICIT
Balance under Canadian GAAP.................................  (163,401)  (218,235)  (253,177)
Adjustment for patents and trademarks(2)....................    (1,964)    (2,176)    (1,368)
Adjustment for license technology(3)........................        --         --     (2,520)
                                                              --------   --------   --------
BALANCE UNDER U.S. GAAP.....................................  (165,365)  (220,411)  (257,065)
                                                              ========   ========   ========
BOOK VALUE PER SHARE........................................      3.19       2.26       1.39
                                                              ========   ========   ========

(1) EMPLOYEE STOCK PURCHASE PLAN

    Under Canadian GAAP, loans provided to employees for the purchase of shares may be either recorded as amounts receivable or deducted from share capital, depending on certain criteria. Under U.S. GAAP, such loans must be deducted from share capital.

(2) PATENTS AND TRADEMARKS

    Under Canadian GAAP, patent and trademark costs are carried at cost less accumulated amortization and are amortized on a straight-line basis over their estimated economic life. Under U.S. GAAP, these costs are generally expensed as incurred.

(3) LICENSE TECHNOLOGY

    Under U.S. GAAP, acquired research and development having no alternative future use must be written-off at the time of acquisition. The adjustment represents the value of the license technology capitalized under Canadian GAAP.

(4) JOINTLY CONTROLLED ENTERPRISE

    For the 2002 consolidated financial statements, the investment in 1555195 Ontario Inc. is proportionately consolidated under Canadian GAAP. This investment is accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation available under certain conditions which permits the Company to omit disclosure of the differences in classification that arise. The joint venture in 1555195 Ontario Inc. qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

     (b)  The components of stockholders' equity under U.S. GAAP are as follows:

                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                 $          $          $
Common shares...............................................   282,262    303,463    305,983
Non-employee warrants and options...........................     3,034     10,300     15,642
Contributed surplus.........................................     8,535      8,535      8,535
Deficit accumulated during the development stage............  (165,365)  (220,411)  (257,065)
                                                              --------   --------   --------
                                                               128,466    101,887     73,095
                                                              ========   ========   ========

     (c)  Reconciliation of net loss under Canadian and U.S. GAAP:

                                                               2001      2002      2003
                                                              -------   -------   -------
                                                                 $         $         $
Net loss for the year, under Canadian GAAP..................  (38,577)  (54,834)  (34,942)
Adjustment for patents and trademarks.......................     (944)     (212)      808
Adjustment for license technology...........................       --        --    (2,520)
                                                              -------   -------   -------
NET LOSS AND COMPREHENSIVE LOSS, UNDER U.S. GAAP............  (39,521)  (55,046)  (36,654)
                                                              =======   =======   =======
NET LOSS PER SHARE, UNDER U.S. GAAP.........................    (1.01)    (1.24)    (0.78)
                                                              =======   =======   =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, UNDER
  U.S. GAAP [ROUNDED TO THE NEAREST THOUSAND SHARE].........   39,168    44,514    46,837
                                                              =======   =======   =======

                    ANNEX H -- BALANCE SHEET OF NEW HEMOSOL

                                AUDITOR'S REPORT

To the Directors of
HEMOSOL CORP.

     We have audited the balance sheet of HEMOSOL CORP. as at February 24, 2004. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

     We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.

     In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company as at February 24, 2004 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada                                               (Signed) ERNST & YOUNG LLP
March 10, 2004                                                Chartered Accountants

                                 HEMOSOL CORP.

                                 BALANCE SHEET
                            AS AT FEBRUARY 24, 2004

ASSETS
Cash........................................................  $ 1
                                                              ===
SHAREHOLDER'S EQUITY
Shareholder's capital.......................................  $ 1
                                                              ===

See accompanying notes.

On behalf of the Board of Directors:

             (Signed) LEE HARTWELL

                                 HEMOSOL CORP.

                             NOTES TO BALANCE SHEET
                               FEBRUARY 24, 2004

1.   Nature of Operations

    Hemosol Corp. was incorporated on February 24, 2004 under the Business Corporations Act (Ontario) and is a wholly-owned subsidiary of Hemosol Inc. Hemosol Corp. has not carried on any active business since incorporation.

2.   Basis of Presentation

    This balance sheet has been prepared in accordance with Canadian generally accepted accounting principles (GAAP), which are the same in all applicable material respects as United States GAAP.

    As of February 24, 2004, Hemosol Corp. has no revenues, expenses or cash flows, except for $1.00 of share capital, and consequently, statements of earnings and cash flows have not been presented.

3.   Share Capital

     Authorized: unlimited number of common shares and unlimited number of special shares issuable in series.

4.   Subsequent Event

    On February 12, 2004, Hemosol Inc. announced that it has entered into an agreement with MDS Inc. ("MDS"), a related party, regarding a proposed reorganization of Hemosol Inc.'s business that will allow the Hemosol Inc. business to benefit from a significant portion of its existing and unutilized income tax losses and other tax assets through a transaction that will result in the Hemosol Inc. business receiving $16 million of cash.

    The transaction will be effected under a statutory Plan of Arrangement (the "Arrangement") that will be subject to approval by the Superior Court of Justice of Ontario and the shareholders and warrantholders of Hemosol Inc., as well as certain regulatory approvals. It is expected that a special meeting of Hemosol Inc.'s shareholders and warrantholders to consider and vote on the Arrangement will be held as soon as possible and no later than April 30, 2004. The Arrangement must be approved by two-thirds of the votes cast by the shareholders and warrantholders of Hemosol Inc. voting at the shareholders' meeting and by the majority of the votes cast by shareholders and warrantholders of Hemosol Inc., excluding MDS, voting at the meeting.

    As part of the transaction, shareholders of Hemosol Inc. will exchange each common share of Hemosol Inc. for one common share of Hemosol Corp., which will be the successor to substantially all of Hemosol Inc.'s current business, and one Class A common share of Hemosol Inc. [to be renamed LPBP Inc. ("Labco")] which will acquire an indirect interest in the clinical laboratory services business currently carried on by MDS. Following the transaction, Hemosol Corp. will be held by existing shareholders of Hemosol Inc. on the same pro rata basis as Hemosol Inc. was held prior to the transaction. MDS currently holds approximately 11.7% of the outstanding shares of Hemosol Inc. Hemosol Corp. will own a 93% equity interest in a new partnership that will carry on Hemosol Inc.'s current and future business, with the remaining 7% being owned by Labco. MDS will hold 99.56% of the equity of Labco and existing Hemosol Inc. shareholders will hold the remaining 0.44% through the Class A common shares to be issued [representing not less than 52.5% of the voting securities of Labco]. It is a condition of closing that Hemosol Corp. be listed on the TSX and NASDAQ.

    Also as part of the transaction, Hemosol Inc. will decrease the total number of warrants issued, or to be issued, to MDS as consideration for the previously disclosed guarantee by MDS of Hemosol Inc.'s $20 million credit facility, from an aggregate of 10,000,000 warrants to a total of 7,500,000 warrants which will become Hemosol Corp. warrants.

           ANNEX I -- PRO FORMA FINANCIAL STATEMENTS FOR NEW HEMOSOL

       COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Hemosol Corp.:

     We have read the accompanying unaudited pro forma consolidated balance sheet of Hemosol Corp. ("Hemosol" or the "Company") as at December 31, 2003 and the unaudited pro forma consolidated statement of loss for the year then ended, and have performed the following procedures.

1. Compared the figures in the columns captioned "Hemosol Inc." to the audited consolidated financial statements of Hemosol Inc. as at December 31, 2003 and for the year then ended, respectively, and found them to be in agreement.

2. Compared the figures in the columns captioned "Hemosol Corp." to the audited balance sheet of the Company as at February 24, 2004 and found them to be in agreement.

3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

     (a)  the basis for determination of the pro forma adjustments; and

     (b) whether the pro forma consolidated financial statements comply as to form in all material respects with the applicable requirements of National Instrument 44-101.

    The officials:

     (a) described to us the basis for determination of the pro forma adjustments, and

     (b) stated that the pro forma consolidated statements comply as to form in all material respects with the applicable requirements of National Instrument 44-101.

4. Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Hemosol Corp." as at February 24, 2004 and "Hemosol Inc." as at December 31, 2003 and for the year then ended and found the amounts in the column captioned "Pro Forma Consolidated" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Toronto, Canada                                       (Signed) ERNST & YOUNG LLP
March 10, 2004                                             Chartered Accountants

                COMMENTS FOR UNITED STATES READERS ON DIFFERENCE
             BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada which contemplates the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards we would be unable to express an opinion with respect to the compilation of the accompanying unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of loss.

Toronto, Canada                                       (Signed) ERNST & YOUNG LLP
March 10, 2004                                             Chartered Accountants

                                 HEMOSOL CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS AT DECEMBER 31, 2003
                           (in thousands of dollars)

                                                           HEMOSOL INC. AS AT
                                     HEMOSOL CORP. AS AT      DECEMBER 31,       PRO FORMA                 PRO FORMA
                                      FEBRUARY 24, 2004           2003          ADJUSTMENTS     NOTES     CONSOLIDATED
                                     -------------------   ------------------   -----------   ---------   ------------
ASSETS
CURRENT
Cash and cash equivalents..........       --                       8,125          13,100            2.1       21,225
Cash held in escrow................       --                         448           1,000            2.1        1,448
Amounts receivable and prepaids....       --                         735                                         735
Inventory..........................       --                       1,274                                       1,274
                                          --------              --------                                    --------
TOTAL CURRENT ASSETS...............       --                      10,582                                      24,682
                                          --------              --------                                    --------
OTHER
Property, plant and equipment,
  net..............................       --                      83,881                                      83,881
Patents and trademarks, net........       --                       1,368                                       1,368
License technology.................       --                       2,520                                       2,520
Deferred charges, net..............       --                       2,026                                       2,026
                                          --------              --------                                    --------
TOTAL OTHER ASSETS.................       --                      89,795                                      89,795
                                          --------              --------                                    --------
                                                                 100,377                                     114,477
                                          ========              ========                                    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued
  liabilities......................       --                       3,394                                       3,394
Short-term debt....................       --                      20,000                                      20,000
                                          --------              --------                                    --------
TOTAL CURRENT LIABILITIES..........       --                      23,394                                      23,394
                                          --------              --------                                    --------
LONG TERM LIABILITIES..............       --
Minority interest..................       --                          --           6,376       2.2, 2.4        6,376
Future tax liability...............       --                          --           5,500            2.5        5,500
                                          --------              --------                                    --------
TOTAL LONG TERM LIABILITIES........       --                          --                                      11,876
                                          --------              --------                                    --------
                                                                  23,394                                      35,270
                                          ========              ========                                    ========
SHAREHOLDERS' EQUITY
Common shares......................       --                     305,983                                     305,983
Non-employee warrants and
  options..........................       --                      15,642            (590)           2.3       15,052
Contributed surplus................       --                       8,535             590            2.3        9,125
Deficit............................       --                    (253,177)          2,224      2.1, 2.2,     (250,953)
                                          --------              --------                                    --------
                                                                                               2.4, 2.5
TOTAL SHAREHOLDERS' EQUITY.........       --                      76,983                                      79,207
                                          --------              --------                                    --------
                                                                 100,377                                     114,477
                                          ========              ========                                    ========

                                 HEMOSOL CORP.

               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF LOSS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                (in thousands of dollars, except per share data)

                                                         HEMOSOL INC.
                                                      FOR THE YEAR ENDED
                                                         DECEMBER 31,       PRO FORMA             PRO FORMA
                                                             2003          ADJUSTMENTS   NOTES   CONSOLIDATED
                                                      ------------------   -----------   -----   ------------
EXPENSES
Research and development
  Scientific and process............................        10,773            2,537       3.2       13,310
  Regulatory and clinical...........................         5,817               58       3.2        5,875
Administration......................................         6,586            2,285       3.2        8,871
Marketing and business development..................         1,760                                   1,760
Support services....................................         1,297               39       3.2        1,336
Write-off of property, plant and equipment..........         4,654                                   4,654
Write-off of patents and trademarks.................           846                                     846
Foreign currency translation........................           380                                     380
                                                            ------                                  ------
Loss from operations................................        32,113                                  37,032
Amortization of deferred charges....................         5,009                                   5,009
Interest income.....................................          (153)                                   (153)
Interest expense....................................           688                                     688
Miscellaneous income................................        (2,871)                                 (2,871)
                                                            ------                                  ------
Loss before income taxes............................        34,786                                  39,705
Provision for income taxes..........................           156                                     156
                                                            ------                                  ------
Net loss before minority interest...................        34,942                                  39,861
Minority interests' share of net loss...............            --           (2,446)      3.1       (2,446)
                                                            ------                                  ------
Net loss for the year...............................        34,942                        3.3       37,415
                                                            ======                                  ======
Net loss per share..................................          0.75                                    0.80
                                                            ======                                  ======
Weighted average number of common shares
  outstanding.......................................        46,837                                  46,837
                                                            ======                                  ======

                                 HEMOSOL CORP.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 24, 2004
               (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS NOTED)

1.  BASIS OF PRESENTATION

   The accompanying unaudited pro forma consolidated financial statements of Hemosol Corp. ("New Hemosol") have been prepared to reflect the impact of a Plan of Arrangement contemplated by an Arrangement Agreement dated as of February 11, 2004 involving Hemosol Inc. ("Hemosol"), its securityholders, and MDS Inc. that will allow Hemosol's business to benefit from a significant portion of its existing and unutilized income tax losses and other tax assets through a transaction that will result in the Hemosol Inc. business receiving $16 million of cash.

   The accompanying unaudited pro forma consolidated balance sheet as at December 31, 2003 and the unaudited pro forma consolidated statement of loss for the year ended December 31, 2003 have been prepared by management of New Hemosol using the accounting policies disclosed in the consolidated financial statements of Hemosol. In the opinion of management of New Hemosol, the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of loss include all adjustments necessary for the fair presentation of the proposed transaction in accordance with Canadian generally accepted accounting principles. The impact of material differences between Canadian and U.S. generally accepted accounting principles is set out in note 4.

   The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of loss have been prepared from the audited consolidated financial statements of Hemosol as at and for the year ended December 31, 2003, and the audited balance sheet of New Hemosol as at February 24, 2004. The unaudited pro forma consolidated balance sheet has been prepared as if the reorganization occurred on December 31, 2003, and the unaudited consolidated statement of loss for the year ended December 31, 2003 has been prepared as if the reorganization had occurred on January 1, 2003.

   The unaudited pro forma consolidated financial statements are not intended to present or be indicative of the consolidated financial position and the consolidated results of operations that would have occurred if the transactions had been in effect on the dates indicated or the financial position or operating results that may be obtained in the future. In preparing these unaudited pro forma consolidated financial statements, except as otherwise noted, no adjustments have been made to reflect transactions which have occurred since the dates indicated.

2.  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

   The following assumptions and adjustments have been made to the consolidated balance sheet of New Hemosol as at February 24, 2004 and Hemosol as at December 31, 2003 to reflect the transaction described in note 1 as if the transaction had occurred on December 31, 2003:

    2.1  Benefit of the Arrangement

       To record cash receipt of $14.1 million, net of estimated transaction expenses of approximately $1.9 million, arising from the arrangement, including $1 million to be held in escrow.

    2.2  Minority Interest

       To reflect the 7% minority interest in the business that is controlled by New Hemosol.

    2.3  Reduction of 500,000 warrants

       To record a $590 increase in contributed surplus and reduction in share capital resulting from the surrender of 500,000 warrants by MDS Inc. previously issued and recorded in connection with Hemosol's $20 million loan with The Bank of Nova Scotia.

    2.4  Distribution of 0.44% of Hemosol

       To reflect the accounting whereby the shareholders of New Hemosol, excluding MDS Inc., will receive a 0.44% interest in Hemosol after the Plan of Arrangement.

    2.5  Future tax liability

       To reflect the future tax liability that arises from the difference between the tax basis and accounting basis for the property, plant and equipment. This future tax liability may be offset by future tax assets which may include future non-capital operating losses of New Hemosol. No such future non-capital losses have been reflected in these pro forma consolidated financial statements.

3.  UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    3.1  Minority Interest

       To reflect the 7% minority interests' share of losses.

    3.2  Stock Option Expense

       In October 2003, Hemosol's board of directors approved the grant of an aggregate of 2,766,225 options to certain executives of Hemosol, which options (a) may be exercised to purchase common shares at an exercise price of $0.90 per share, (b) will fully vest on October 29, 2004 subject to Hemosol attaining certain prescribed targets and (c) will otherwise be subject to the terms and conditions of Hemosol's stock option plan. In addition, in December 2003, Hemosol's board of directors approved the grant of an aggregate of up to 775,000 options to Hemosol's directors and non-executive employees, which options may be exercised to purchase common shares

                                 HEMOSOL CORP.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 24, 2004
               (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS NOTED)

       at an exercise price of $1.60 per share and will be subject to the terms and conditions (including vesting) of Hemosol's stock option plan. All of these options were granted subject to shareholder and regulatory approval. These options have been expensed and recorded as an addition to share capital in the pro forma financial statements as if they had been issued on January 1, 2003.

       The fair value of all options granted during the year was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              2003
                                                              -----
Expected option life [years]................................   2.7
Volatility..................................................   0.96
Risk-free interest rate.....................................   2.5%
Dividend yield..............................................   0.0%

       The Black-Scholes model, used by Hemosol to calculate option values, as well as other accepted option valuation models, were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Hemosol's stock option awards. These models also require four highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

    3.3  Net loss for the year

       The estimated net gain on this transaction amounting to $4,921 has not been recognized in the pro forma consolidated statement of loss. The estimated net gain comprises cash of $16,000 and the fair value of the 0.44% interest in Hemosol after the Plan of Arrangement of $2,900, less the 7% minority interest in the business that is controlled by New Hemosol of $6,579, future tax liabilities of $5,500 and estimated transaction costs of $1,900.

4.  RECONCILIATION OF PRO FORMA RESULTS REPORTED UNDER CANADIAN GAAP WITH U.S.
    GAAP

   Hemosol prepares its consolidated financial statements in accordance with Canadian generally accepted principles ("Canadian GAAP"), which differ in certain material respects from those applicable in the United States ("U.S. GAAP").

   The material differences as they apply to the pro forma consolidated financial statements are as follows:

                                                                     YEAR ENDED
    PRO FORMA NET LOSS RECONCILIATION                             DECEMBER 31, 2003
    ---------------------------------                             -----------------
                                                                          $
    Pro forma net loss for the year, under Canadian GAAP........       37,415
    Adjustments:
    Adjustment for patents and trademarks(1)....................         (808)
    Adjustment for license technology(2)........................        2,520
    Minority interest's share of net losses(3)..................         (120)
                                                                       ------
    Pro forma net loss and comprehensive loss for the year,
      under U.S. GAAP...........................................       39,007
                                                                       ======
    Pro forma net loss per share, under U.S. GAAP...............         0.83
                                                                       ======

                                 HEMOSOL CORP.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 24, 2004
               (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS NOTED)

                                                                        AS AT
    PRO FORMA BALANCE SHEET RECONCILIATION                        DECEMBER 31, 2003
    --------------------------------------                        -----------------
                                                                          $
    PATENTS AND TRADEMARKS
      Balance under Canadian GAAP...............................          1,368
      Adjustment for patents and trademarks(1)..................         (1,368)
                                                                      ---------
      Balance under U.S. GAAP...................................             --
                                                                      =========
    LICENSE TECHNOLOGY
      Balance under Canadian GAAP...............................          2,520
      Adjustment for license technology(2)......................         (2,520)
                                                                      ---------
      Balance under U.S. GAAP...................................             --
                                                                      =========
    MINORITY INTEREST
      Balance under Canadian GAAP...............................          6,376
      Adjustment to minority interest for U.S. GAAP
        adjustments(3)..........................................           (272)
                                                                      ---------
      Balance under U.S. GAAP...................................          6,104
                                                                      =========
    DEFICIT
      Balance under Canadian GAAP...............................       (250,953)
      Adjustment for patents and trademarks(1)..................         (1,368)
      Adjustment for licence technology(2)......................         (2,520)
      Adjustment to minority interest for U.S. GAAP
        adjustments(3)..........................................            272
                                                                      ---------
      Balance under U.S. GAAP...................................       (254,569)
                                                                      =========
    PRO FORMA BOOK VALUE PER SHARE..............................           1.37
                                                                      =========

    (1) Patents and trademarks

       Under Canadian GAAP, patent and trademark costs are carried at cost less accumulated amortization and are amortized on a straight line basis over their estimated economic life. Under U.S. GAAP, these costs are generally expensed as incurred.

    (2) License technology

       Under U.S. GAAP, acquired research and development having no alternative future use must be written off at the time of acquisition. The adjustment represents the value of the license technology capitalized under Canadian GAAP.

    (3)Minority interest

       Minority interest and its related share of net losses is adjusted to reflect adjustments to U.S. GAAP.

              ANNEX J -- PRO FORMA FINANCIAL STATEMENTS FOR LABCO

                                     LABCO

                            PRO FORMA BALANCE SHEET
                            AS AT DECEMBER 31, 2003
                           (in thousands of dollars)

                                             HEMOSOL INC.
                                                 AS AT          PRO FORMA                         PRO FORMA
                                           DECEMBER 31, 2003   ADJUSTMENTS         NOTES          COMBINED
                                           -----------------   -----------   ------------------   ---------
ASSETS
CURRENT
Cash and cash equivalents................         8,573           (8,573)               4(a)(i)         --
Amounts receivable and prepaids..........           735             (735)               4(a)(i)         --
Inventory................................         1,274           (1,274)               4(a)(i)         --
                                                -------                                            -------
TOTAL CURRENT ASSETS.....................        10,582                                                 --
                                                -------                                            -------
OTHER
Investment in Blood Products
  Partnership............................            --            5,389                4(a)(i)      5,389
Investment in Labs Partnership...........            --           33,521               4(a)(ii)     33,521
Future tax asset.........................            --          120,000              4(a)(iii)    120,000
Property, plant and equipment, net.......        83,881          (83,881)               4(a)(i)         --
Patents and trademarks, net..............         1,368           (1,368)               4(a)(i)         --
Licence technology.......................         2,520           (2,520)               4(a)(i)         --
Deferred charges, net....................         2,026           (2,026)               4(a)(i)         --
                                                -------                                            -------
TOTAL OTHER ASSETS.......................        89,795                                            158,910
                                                -------                                            -------
                                                100,377                                            158,910
                                                =======                                            =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued
  liabilities............................         3,394           (3,394)               4(a)(i)         --
Short-term debt..........................        20,000          (20,000)               4(a)(i)         --
Due to Labs Partnership..................                         16,000               4(a)(iv)     16,000
                                                -------                                            -------
TOTAL CURRENT LIABILITIES................        23,394                                             16,000
                                                -------                                            -------
LONG TERM
Unrealized benefit on acquisition of tax
  losses.................................                        104,000              4(a)(iii)    104,000
SHAREHOLDERS' EQUITY.....................        76,983          (38,073)     4(a)(i), 4(a)(ii)     38,910
                                                -------                                            -------
                                                100,377                                            158,910
                                                =======                                            =======
BOOK VALUE PER SHARE.....................       $  1.64                                            $ 0.003
                                                =======                                            =======

                                     LABCO

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
             (in thousands of dollars except for share information)

                                                 HEMOSOL INC.
                                              FOR THE YEAR ENDED
                                                 DECEMBER 31,       PRO FORMA                   PRO FORMA
                                                     2003          ADJUSTMENTS     NOTES        COMBINED
                                              ------------------   -----------   ---------   ---------------
EXPENSES
Research and development
  Scientific and processes..................         (10,773)         10,773     4(b)(iii)                --
  Regulatory and clinical...................          (5,817)          5,817     4(b)(iii)                --
                                                  ----------                                 ---------------
Total Research and development..............         (16,590)                                             --
                                                  ----------                                 ---------------
Administration..............................          (6,586)          6,586     4(b)(iii)                --
Marketing and business development..........          (1,760)          1,760     4(b)(iii)                --
Support services............................          (1,297)          1,297     4(b)(iii)                --
Write-off of property, plant and equipment
  and patents and trademarks................          (5,500)          5,500     4(b)(iii)                --
Foreign currency translation loss...........            (380)            380     4(b)(iii)                --
                                                  ----------                                 ---------------
Loss from operations........................         (32,113)                                             --
                                                  ----------                                 ---------------
Equity earnings from Labs Partnership.......              --          47,618       4(b)(i)            47,618
Reversal of unrealized tax loss benefit.....                          14,900      4(b)(ii)            14,900
Amortization of deferred charges............          (5,009)          5,009     4(b)(iii)                --
Interest income.............................             153            (153)    4(b)(iii)                --
Interest expense............................            (688)            688     4(b)(iii)                --
Miscellaneous income........................           2,871          (2,871)    4(b)(iii)                --
                                                  ----------                                 ---------------
Income (loss) before income taxes...........         (34,786)                                         62,518
                                                  ----------                                 ---------------
PROVISION FOR INCOME TAXES
  Current...................................            (156)            156     4(b)(iii)                --
  Future....................................               0         (17,200)     4(b)(ii)           (17,200)
                                                  ----------                                 ---------------
Net Income (loss) for the period............         (34,942)                                         45,318
                                                  ==========                                 ===============
Net Income (loss) per share.................      $    (0.75)                                $         0.004
Weighted average number of common shares
  outstanding...............................      46,837,000                                  11,229,116,600

                                     LABCO

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
             (all amounts in thousands of dollars, except as noted)

1.  DESCRIPTION OF THE PLAN OF ARRANGEMENT

   The proposed Plan of Arrangement consists of a series of steps that have the effect of re-organizing Hemosol Inc. ("Hemosol") and the Labs Business of MDS Inc. ("MDS") in order to allow the reorganized company to benefit from the value of certain Hemosol tax losses and undeducted expenditures. The reorganized company is called Labco (the "Company") herein.

2.  BASIS OF PRESENTATION

   The accompanying unaudited pro forma financial statements of Labco (the Company) have been prepared to reflect the impact of a proposed Plan of Arrangement involving the Company, Hemosol Inc., and MDS Inc.

   The accompanying unaudited pro forma balance sheet as at December 31, 2003 and the unaudited pro forma statement of operations for the year ended
   December 31, have been prepared by management of the Company using the accounting policies below. In the opinion of management of the Company, the unaudited pro forma balance sheet and the unaudited pro forma statement of operations include all adjustments necessary for the fair presentation of the proposed transaction in accordance with Canadian generally accepted accounting principles. The impact of material differences between Canadian and U.S. generally accepted accounting principles is set out in note 5.

   The unaudited pro forma balance sheet and unaudited pro forma statement of operations have been prepared from the historical consolidated financial statements of Hemosol Inc. as at December 31, 2003, and from the summary financial information of the Labs Business as at October 31, 2003. The unaudited pro forma balance sheet has been prepared as if the re-organization occurred on December 31, 2003, and the unaudited statement of operations for the year ended December 31, 2003 as if the re-organization had occurred on January 1, 2003.

   By their nature, the unaudited pro forma financial statements do not purport to be indicative of the financial position and the results of operations of the Company that would have occurred if the transaction had been in effect on the dates indicated or the financial position or operating results that may be obtained in the future. In preparing these unaudited pro forma financial statements, except as otherwise noted, no adjustments have been made to reflect transactions which have occurred since the dates indicated.

3.  ACCOUNTING POLICIES

   Accounting policies used in the preparation of these unaudited pro forma financial statements are in accordance with Canadian generally accepted accounting principles. The impact of material differences between Canadian and U.S. generally accepted accounting principles is set out in note 5.

   Entities which are not controlled and over which the Company does not have the ability to exercise significant influence are accounted for using the cost method. Entities which are not controlled but where the Company does have the ability to exercise significant influence are accounted for using the equity method.

   The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, measured using substantively enacted tax rates and laws which are expected to be in effect when the differences are expected to reverse.

4.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

   The following assumptions and adjustments have been made to the balance sheet of the Company as of as at December 31, 2003 to reflect the transaction described in note 1:

    (a)  Pro Forma Balance Sheet

       (i) All assets and liabilities of the Blood Products Business transfer to the Blood Products Partnership as a pro rata reduction in shareholders' equity equal to 93% of the value of the net assets transferred and recognition of a 7% limited partnership investment in the Blood Products Partnership.

       (ii) Investment in Labs Business acquired at 99.99% of the book value of $34 million in exchange for share capital of Labco.

       (iii) Estimated value of Hemosol loss carryforward amounts and unclaimed tax credits of $120 million has been recorded as a deferred tax asset, together with an unrealized benefit on acquisition of tax losses of $104 million.

       (iv) To record $16 million loan from the Labs Business to fund redemption of preferred shares.

    (b) Pro Forma Income Statement

       (i) To reflect 99.99% equity interest in the Labs Partnership net income.

       (ii) Provision for deferred income taxes at 36% of Labs Business income for the year and reversal of a portion of the unrealized tax loss benefit.

       (iii) To eliminate Hemosol operation revenues and expenses now accounted for at cost.

       (iv) Pro forma earnings per share have been calculated assuming that 11,229,116,600 Labco shares are issued under the Plan of Arrangement at the beginning of the respective periods.

5.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

   The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles, which differ in certain material respects from those applicable in the United States.

   Under Canadian generally accepted accounting principles, since the Company does not have the ability to exercise significant influence over the Blood Products Business, the Company accounts for the Blood Products Business using the cost method. Under US generally accepted accounting principles, all limited partnerships are accounted for using the equity method when the limited partnership interest represents 3-5%. Since the Company has a 7% interest in the Blood Products Partnership, under US generally accepted accounting principles, the Blood Products Business would be accounted for using the equity method. The impact on the pro forma statement of operations would have been to reduce net income for the period by $2.6 million.

                  ANNEX K -- DIRECTORS AND OFFICERS OF HEMOSOL

     Set forth below are the names and business addresses of each person who is a director and executive officer of Hemosol and the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. All of the directors and executive officers have held their present positions or other executive positions with Hemosol or one or more subsidiaries or associated companies, or with the same or associated firms or organizations, for the last five years, unless otherwise indicated. Each person listed below is a citizen of Canada, unless otherwise indicated. No person listed below has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding during the past five years resulting in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS AND OFFICERS OF HEMOSOL

NAME, POSITION WITH HEMOSOL AND CURRENT        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------        --------------------------------------------------
Edward K. Rygiel.............................  Executive Chairman, MDS Capital Corp.
Chairman of the Board and Director             (since May 2003) and Executive Vice President, MDS
100 International Blvd.                        President and Chief Executive Officer, MDS Capital
Etobicoke, Ontario                             Corp. (December 1994 to April 2003)
M9W 6J7
George W. Masters............................  Chairman, Biocatalyst Yorkton Inc.
Vice-Chairman of the Board and Director
160 Eglinton Ave East
Suite 600
Toronto, Ontario
M4P 3B5
Mitchell J. Kostuch..........................  President, Kostuch Publications
Director
Suite 101
23 Lesmill Road
Toronto, Ontario
M3B 3P6
R. Ian Lennox................................  Group President & CEO
Director                                       Pharmaceutical & Biotech Markets, MDS (after
                                               September 2002)
100 International Blvd.
Etobicoke, Ontario                             President and Chief Executive Officer, MDS Drug
M9W 6J7                                        Discovery & Development, MDS
                                               (April 2000 to September 2002)
                                               President & Chief Executive Officer
                                               Phoenix Life Sciences Inc.
                                               (August 1999 to April 2000)
                                               President and Chief Executive Officer, Drug
                                               Royalty
                                               Corporation Inc. (March 1997 to August 1999)

NAME, POSITION WITH HEMOSOL AND CURRENT        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------        --------------------------------------------------
Wilfred G. Lewitt............................  Chairman, MDS (since April 1996)
Director
100 International Blvd.
Etobicoke, Ontario
M9W 6J7
Edward E. McCormack..........................  Business Advisor and Independent Director
Director                                       (since June 2003)
30 Golfdale Road                               President of Almad Investments and Beaver Power
Toronto, Ontario                               Inc.
M4N 2B6                                        (January 2000 to June 2003)
                                               CFO of Novopharm Inc. (October 1987 to December
                                               1999)
Robert H. Painter............................  Professor Emeritus: Biochemistry and Immunology,
Director                                       Faculty of Medicine, University of Toronto
                                               (retired)
Residence address:
41 Gatcombe Circle
Richmond Hill, Ontario
L4C 9P5
C. Robert Valeri.............................  Director of the Naval Blood Research Laboratory,
Director                                       Professor of Medicine and Research, Professor of
                                               Surgery, Boston University School of Medicine
Citizen of the USA
61 Albany Street
Boston, Massachusetts
02118, USA
Nelson M. Sims...............................  President & CEO, Novavax Inc. (since August 2003)
Director
                                               Director of MDS (since March 2001)
Citizen of the USA
                                               Executive with Eli Lilly and Company, including
8320 Guilford Road                             President of Eli Lilly Canada Inc. (1973 to 2001)
Suite C
Columbia, Maryland
21046 USA
Lee D. Hartwell..............................  President, Chief Executive Officer and Chief
Director, President, Chief Executive Officer   Financial Officer, Hemosol
and Chief Financial Officer
                                               Prior thereto, Vice President/Chief Financial
2585 Meadowpine Blvd.,                         Officer, Bracknell Corp.
Mississauga, Ontario
L5N 8H9

NAME, POSITION WITH HEMOSOL AND CURRENT        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------        --------------------------------------------------
Dirk Alkema..................................  Vice President, Operations, Hemosol
2585 Meadowpine Blvd.,                         Prior thereto, Director of Manufacturing, Langford
Mississauga, Ontario                           Laboratories Ltd. (biological products)
L5N 8H9
David Bell...................................  Vice President, Drug Discovery, Hemosol
Vice President, Drug Discovery
                                               Prior thereto, Director, Stem Cell Research
2585 Meadowpine Blvd.,
Mississauga, Ontario                           Prior thereto, Group Leader, Cancer Biology,
L5N 8H9                                        BioChem Therapeutics Inc. (a healthcare company)
Michael Mathews..............................  Vice President, U.S. Operations, Hemosol
Vice President, U.S. Operation
                                               Prior thereto, President of the Blood Bank
8 Wood Hollow Road                             Division, Haemonetics Corporation
Suite 301
Parsippany, New Jersey                         Prior thereto, executive positions within the
07054 USA                                      merged Baxter Healthcare and American Hospital
                                               Supply corporations

             ANNEX L -- DIRECTORS AND OFFICERS OF MDS AND MDS SUBCO

DIRECTORS AND OFFICERS OF MDS

     Set forth below are the names, business addresses and telephone numbers of each person who is a director and executive officer of MDS and the present principal occupation or employment of each such person and the name, principal business and address of any other corporation or organization in which such person has held a material occupation, position, office or employment in the past five years. All of the directors and executive officers have held their present positions or other executive positions with MDS or one or more subsidiaries or associated companies, or with the same or associated firms or organizations, for the last five years, unless otherwise indicated. Each person listed below is a citizen of Canada, unless otherwise indicated. Neither MDS nor any person listed below has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding during the past five years resulting in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
Paul S. Anderson.............................  Director, MDS and Director, Albany Molecular
                                               Research, Inc. (drug discovery and development
100 International Blvd.                        company) (2003 to 2004); prior thereto, Vice
Toronto, ON                                    President Research, Bristol-Myers Squibb Company
(416) 675-6777                                 (pharmaceutical company) (2001 to 2002), Vice
Citizen of the United States                   President Research, Dupont Pharmaceuticals Company
                                               (pharmaceutical company) (1998 to 2001)
Clarence J. Chandran.........................  Director, MDS Inc. and President, Business Process
100 International Blvd.                        Services, CGI Group Inc. (since November 2003) and
Toronto, ON                                    Chairman of the board, India, CGI Group Inc.
(416) 675-6777                                 (since February 2004); prior thereto, Chief
                                               Operating Officer of Nortel Networks Corp.
                                               (communications technology and infrastructure
                                               company) (May 2000 to May 2001)
Wendy K. Dobson..............................  Director, MDS, Director, TransCanada Pipelines
                                               Limited (energy company) (since 1992), Director,
105 St. George Street                          The Toronto-Dominion Bank (Canadian chartered
Toronto, ON                                    bank) (since 1991) and Professor, University of
(416) 978-7792                                 Toronto (since 1991)
William A. Etherington.......................  Director, MDS and Director, IBM Corporation (since
                                               October 2001); prior thereto, Senior Vice
199 Bay Street, Suite 4460                     President, Sales, IBM Corporation (June 1998 to
Toronto, ON                                    August 2001)
(416) 980-3300
John R. Evans................................  Director, MDS and Chairman of the board for
                                               Torstar Corporation (newspaper and book publishing
One Yonge Street, 6th Floor                    company) (since 1995)
Toronto, ON
(416) 869-4015
Wilfred G. Lewitt............................  Chairman, MDS (since April 1996)
100 International Blvd.
Toronto, ON
(416) 675-6777
Robert W. Luba...............................  Director, MDS and President, Luba Financial Inc.
                                               (mid-market merchant banker) (since 1994)
77 King Street West, Suite 4545
Toronto, ON
(416) 214-0568

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
John T. Mayberry.............................  Director, MDS; prior thereto, Chairman and Chief
                                               Executive Officer, Dofasco Inc. (steel
100 International Blvd.                        manufacturer) (May 2002 to May 2003), President
Toronto, ON                                    and Chief Executive Officer, Dofasco Inc. (January
(416) 675-6777                                 1991 to May 2002)
Mary Mogford.................................  Director, MDS, Director, Empire Company Limited
                                               (grocery, real estate, theatres, investments)
100 International Blvd.                        (since September 2002), Director, Falconbridge
Toronto, ON                                    Limited (metal producer) (since December 1995),
(416) 675-6777                                 Director, Potash Corporation of Saskatchewan Inc.
                                               (potash producer) (since May 2001), Director,
                                               Sears Canada Inc. (since April 1999), Director,
                                               Sears Canada Bank (subsidiary of Sears Canada
                                               Inc.) (since January 2004)
John A. Rogers...............................  Director, President and Chief Executive Officer,
                                               MDS (since March 1996)
100 International Blvd.
Toronto, ON
(416) 675-6777
Nelson M. Sims...............................  Director, MDS and President and Chief Executive
                                               Officer, Novavax, Inc. (biopharmaceutical company)
8320 Guilford Road, Suite C                    (since August 2003); prior thereto, executive of
Columbia, MD                                   Eli Lilly and Company (pharmaceutical company)
(301) 854-3900                                 (April 1973 to June 2001)
Citizen of the United States and Canada
Robert W. Breckon............................  Executive Vice President, Strategy and Corporate
                                               Development, MDS (since March 1999)
100 International Blvd.
Toronto, ON
Peter Brent..................................  Senior Vice President, General Counsel and
                                               Corporate Secretary, MDS (since 2002); prior
100 International Blvd.                        thereto, Vice President, General Counsel and
Toronto, ON                                    Corporate Secretary, MDS (1998 to 2002)
(416) 675-6777
Mary E. Federau..............................  Senior Vice President, Talent, MDS (since April
                                               2000); prior thereto, Executive Vice President of
100 International Blvd.                        the Hospital for Sick Children
Toronto, ON
(416) 675-6777
James A.H. Garner............................  Executive Vice President and Chief Financial
                                               Officer, MDS (since July 2003); prior thereto,
100 International Blvd.                        Senior Vice President, Finance and Chief Financial
Toronto, ON                                    Officer, Draxis Health Inc. (radiopharmaceutical
(416) 675-6777                                 company) (September 1996 to June 2003)
John D. Gleason..............................  Senior Vice-President, Business Development, MDS
                                               (since 1999)
100 International Blvd.
Toronto, ON
(416) 675-6777

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
R. Ian Lennox................................  Group President and Chief Executive Officer
                                               Pharmaceutical and Biotech Markets, MDS (since
100 International Blvd.                        September 2002); prior thereto, President and
Toronto, ON                                    Chief Executive Officer, Drug Discovery and
(416) 675-6777                                 Development, MDS (April 2000 to September 2002),
                                               President and Chief Executive Officer, Phoenix
                                               International Life Sciences Inc. (a clinical
                                               research organization) (October 1999 to April
                                               2000), President and Chief Executive Officer, Drug
                                               Royalty Corporation Inc. (a pharmaceutical royalty
                                               interest acquisition company) (March 1997 to
                                               October 1999)
Sharon M. Mathers............................  Vice President, Investor Relations, MDS (since
                                               January 2001); prior thereto, Director, Investor
100 International Blvd.                        Relations, MDS Inc. (February 1998 to January
Toronto, ON                                    2001)
(416) 675-6777
John A. Morrison.............................  Group President and Chief Executive Officer,
                                               Healthcare Provider Markets, MDS (since September
100 International Blvd.                        2002); prior thereto, President and Chief
Toronto, ON                                    Executive Officer, MDS Nordion (radioisotopes and
(416) 675-6777                                 radiation technology division of MDS) (March 1992
                                               to September 2002)
Michael W.E. Nethercott......................  Vice President, Business Development, MDS; prior thereto, Global Marketing Director, Deloitte
100 International Blvd.                        Consulting (Belgium and Canada) (June 1996 to May
Toronto, ON                                    2003)
(416) 675-6777
James M. Reid................................  Executive Vice President, Organization Dynamics,
                                               MDS (since 1997)
100 International Blvd.
Toronto, ON
(416) 675-6777
David F. Poirier.............................  President, Enterprise Services and Chief
                                               Information Officer, MDS (since December 2003);
100 International Blvd.                        prior thereto, Executive Vice President and Chief
Toronto, ON                                    Information Officer, Hudson's Bay Company (retail
(416) 675-6777                                 company) (1998 to 2003)
Edward Rygiel................................  Executive Vice-President, MDS (since 1999); prior thereto, Executive Chairman, MDS Capital Corp. (a
100 International Blvd.                        health related venture capital firm) (2003 to
Toronto, ON                                    2004), Chairman and Chief Executive Officer, MDS
(416) 675-6777                                 Capital Corp. (1999 to 2003)
Alan D. Torrie...............................  Executive Vice President Global Markets and
                                               Technology, MDS (since 1987)
100 International Blvd.
Toronto, ON
(416) 675-6777
Peter D. Winkley.............................  Vice President, Finance, MDS (since January 1999);
                                               prior thereto, Corporate Controller, MDS (January
100 International Blvd.                        1997 to December 1998)
Toronto, ON
(416) 675-6777

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
Ron Yamada...................................  Executive Vice-President, MDS Inc.
100 International Blvd.
Toronto, ON
(416) 675-6777

DIRECTORS AND OFFICERS OF MDS SUBCO

     Set forth below are the names of each person who is a director and executive officer of MDS Subco and the present principal occupation or employment of each such person and the name, principal business and address of any other corporation or organization in which such a person has held a material occupation, position, officer or employment in the past five years. All of the directors and executive officers have held their present positions or other executive positions with MDS Subco or one or more subsidiaries or associated companies, or with the same or associated firms or organizations, for the last five years, unless otherwise indicated. The current business address and telephone number for each of the directors and executive officer listed below is that of MDS Subco: 100 International Blvd, Toronto, Ontario, Canada, (416)
675-6777. MDS Subco was incorporated under the laws of Canada and is a laboratory services company. Each person listed below is a citizen of Canada, unless otherwise indicated. Neither MDS Subco nor any person listed below has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding during the past five years resulting in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------              --------------------------------------------------
Brian L. Sheridan............................  Director,  MDS  Subco and  Senior  Vice President,
                                               Medical Affairs, MDS (since September 2003); prior
                                               thereto,  Vice  President,  Medical  Affairs,  MDS
                                               Diagnostic   Services,  MDS   (September  2000  to
                                               September 2003),  Senior Medical  Consultant,  MDS
                                               Diagnostic  Services, MDS (June  1999 to September
                                               2000)   and   Medical   Director,   MDS    Ontario
                                               Laboratories, MDS (July 1997 to June 1999)
Bradley G. Legge.............................  Director,  MDS Subco  and Vice  President Finance,
                                               MDS (since June 2002); prior thereto, Director  of
                                               Finance,  Canadian Diagnostics,  MDS (May  2001 to
                                               June   2002),   Director   of   Finance,   Ontario
                                               Diagnostics, MDS (October 1997 to May 2001)
Hans Thunem..................................  Director,  MDS  Subco and  Senior  Vice President,
                                               Operations,  MDS  (since  November  2003);   prior
                                               thereto,  Vice President, Supply Chain, MDS (March
                                               2002 to  November  2003)  and  Vice  President  NA
                                               Operations,  Nortel Networks Corp. (communications
                                               technology and infrastructure  company) (May  1995
                                               to January 2001)
Anne Louis Aboud.............................  Vice  President and General Manager, MDS Subco and
                                               Vice  President  and   General  Manager,   Eastern
                                               Canada,  MDS  (since  November  11,  2003);  prior
                                               thereto Senior  Vice President,  TD Waterhouse  (a
                                               discount broker) (May 1999 to February 2002)

                 ANNEX M -- AMENDED AND RESTATED LABCO BY-LAWS

                                BY-LAW NUMBER 1
                A BY-LAW RELATING TO THE BUSINESS AND AFFAIRS OF
                                   LPBP INC.

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this by-law:

     "ACT" means the Business Corporations Act (Ontario) and the regulations enacted pursuant to it and any statute and regulations that may be substituted for them, as amended from time to time;

     "ARTICLES" means the articles, as that term is defined in the Act, of the Corporation;

     "AUDITOR" means the auditor of the Corporation;

     "BOARD" means the board of directors of the Corporation;

     "BY-LAW" means a by-law of the Corporation;

     "CORPORATION" means the corporation incorporated on July 11, 1985 under the name "Hemosol Inc." and subsequently renamed "LPBP Inc.";

     "DIRECTOR" means a director of the Corporation;

     "OFFICER" means  an  officer  of  the Corporation,  and  reference  to  any
     specific   officer  is  to  the  individual  holding  that  office  of  the
     Corporation;

     "PERSON" means an individual, body corporate, partnership, joint venture, trust, unincorporated organization, association, the Crown or any agency or instrumentality thereof, or any entity recognized by law;

     "PROXYHOLDER" means an individual holding a valid proxy for a shareholder;

     "RESIDENT CANADIAN" has the meaning ascribed to that phrase in the Act;

     "SHAREHOLDER" means a shareholder of the Corporation;

     "TELEPHONIC OR ELECTRONIC MEANS" means telephone calls or messages, facsimile messages, electronic mail, transmission of data or information through automated touch-tone telephone systems, transmission of data or information through computer networks, any other similar means or any other means prescribed by the Act; and

     "VOTING PERSON" means, in respect of a meeting of shareholders, an individual who is either a shareholder entitled to vote at that meeting, a duly authorized representative of a shareholder entitled to vote at the meeting or a proxyholder entitled to vote at that meeting.

1.2 NUMBER, GENDER AND HEADINGS

     In this by-law, words in the singular include the plural and vice-versa and words in one gender include all genders. The insertion of headings in this by-law and its division into articles, sections and other subdivisions are for convenience of reference only, and shall not affect the interpretation of this by-law.

1.3 BY-LAW SUBORDINATE TO OTHER DOCUMENTS

     This by-law is subordinate to, and should be read in conjunction with, the Act and the articles of the Corporation.

1.4 COMPUTATION OF TIME

     The computation of time and any period of days shall be determined in accordance with the Act.

                                   ARTICLE 2
                                   DIRECTORS

2.1 NOTICE OF MEETING

     Any director or the president may call a meeting of the board by giving notice stating the date, time and place of the meeting to each of the directors other than the director giving that notice. Notices sent by delivery or by telephonic or electronic means shall be sent no less than 48 hours before the time of the meeting. Notices sent by mail shall be sent no less than five days before the day of the meeting.

     The board may appoint, by resolution, dates, time and places for meetings of the board. A copy of any such resolution shall be sent to each director forthwith after being passed, but no other notice is required for any such meeting.

2.2 MEETINGS WITHOUT NOTICE

     A meeting of the board may be held without notice immediately following the first or any annual meeting of Place of Meeting

2.3 PLACE OF MEETING

     A meeting of the board may be held at any place within or outside Ontario, and no such meeting need be held at a place within Canada.

2.4 NO NOTICE TO NEWLY APPOINTED DIRECTOR

     An individual need not be given notice of the meeting at which that individual is appointed by the other directors to fill a vacancy on the board, if that individual is present at that meeting.

2.5 QUORUM FOR BOARD MEETINGS

     If there are one or two directors, all of the directors constitute a quorum at a meeting of the board. If there are more than 2 directors, 40% of the number of directors shall constitute a quorum at a meeting of the board. In this section, the "number of directors" is either:

     (a)  the number of directors specified in the articles; or

     (b) if a minimum and maximum number of directors is provided for in the articles, the number determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors, or if no such resolution has been passed, the number of directors named in the articles.

2.6 CHAIRMAN OF BOARD MEETINGS

     The chairman of a meeting of the board must be a director present at the meeting who consents to preside as chairman. The first-mentioned of the chairman of the board or the president who so qualifies shall preside as chairman of the meeting. If none of them is so qualified, the directors present at the meeting shall choose a director to preside as chairman of the meeting.

2.7 VOTES AT BOARD MEETINGS

     Each director present at a meeting of the board shall have one vote on each motion arising. Motions arising at meetings of the board shall be decided by a majority vote. The chairman of the meeting shall not have a second or casting vote.

2.8 OFFICERS

     Each officer shall hold office during the pleasure of the board. Any officer may, however, resign at any time by giving notice to the Corporation.

                                   ARTICLE 3
                            MEETINGS OF SHAREHOLDERS

3.1 NOTICE OF SHAREHOLDERS' MEETINGS

     The board may call a meeting of shareholders by causing notice of the date, time and place of the meeting to be sent to each shareholder entitled to vote at the meeting, each director and the auditor. Such notice shall be sent no less than 21 days and no more than 50 days before the meeting, if the Corporation is an offering corporation (as defined in the Act), or no less than 10 days and no more than 50 days before the meeting if the Corporation is not an offering corporation.

3.2 QUORUM AT MEETINGS OF SHAREHOLDERS

     If the Corporation has only one shareholder entitled to vote at a meeting of shareholders, that shareholder constitutes a quorum. Otherwise, any two voting persons present shall constitute a quorum, but only to appoint a chairman and adjourn the meeting. For all other purposes, a quorum consists of at least two voting persons present and authorized to cast in the aggregate not less than 20% of the total number of votes attaching to all shares carrying the right to vote at that meeting.

3.3 CHAIRMAN'S VOTE

     The chairman of any meeting of shareholders shall not have a second or casting vote.

3.4 VOTING

     Unless the chairman of a meeting of shareholders directs a ballot, or a voting person demands one, each motion shall be voted upon by a show of hands. Each voting person has one vote in a vote by show of hands. A ballot may be directed or demanded either before or after a vote by show of hands. If a ballot is taken, a prior vote by show of hands has no effect.

3.5 SCRUTINEERS

     The chairman of a meeting of shareholders may appoint for that meeting one or more scrutineers, who need not be voting persons.

3.6 WHO MAY ATTEND SHAREHOLDERS' MEETING

     The only persons entitled to attend a meeting of shareholders are voting persons, the directors, the auditor and, if any, the chairman, the managing director and the President, as well as others permitted by the chairman of the meeting.

3.7 MEETING BY TELEPHONIC OR ELECTRONIC MEANS

     A meeting of the shareholders may be held by telephonic or electronic means and a shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting shall be deemed for the purposes of the Act to be present at the meeting.

                                   ARTICLE 4
                        SECURITY CERTIFICATES, PAYMENTS

4.1 CERTIFICATES

     Security certificates shall be in such form as the board may approve or the Corporation adopt. The president or the board may order the cancellation of any security certificate that has become defaced and the issuance of a replacement certificate for it when the defaced certificate is delivered to the Corporation or to a transfer agent or branch transfer agent of the Corporation.

4.2 CHEQUES AND OTHER FORMS OF PAYMENT

     Any  amount payable in cash to shareholders (including dividends payable in cash) may be paid by (i) cheque drawn on any of the Corporation's bankers to the order of each registered holder of shares of the class or series in respect of which such amount is to be paid, or (ii) in such other manner as is required by the Corporation's bankers or as required by law. Cheques may be sent by delivery or first class mail to such registered holder at that holder's address appearing on the register of shareholders, unless that holder otherwise directs in writing. By sending a cheque or making payment in such other manner, in each case as provided in this by-law, in the amount of the dividend less any tax that the Corporation is required to withhold, the Corporation discharges its liability to pay the amount of that dividend, unless, in the case of payment by cheque, the cheque is not paid on due presentation.

4.3 CHEQUES TO JOINT SHAREHOLDERS

     Cheques payable to joint shareholders shall be made payable to the order of all such joint shareholders unless such joint shareholders direct otherwise. Such cheques may be sent to the joint shareholders at the address appearing on the register of shareholders in respect of that joint holding, to the first address so appearing if there is more than one, or to such other address as those joint shareholders direct in writing.

4.4 NON-RECEIPT OF CHEQUES

     The Corporation shall issue a replacement cheque in the same amount to any person who does not receive a cheque sent as provided in this by-law, if that person has satisfied the conditions regarding indemnity, evidence of non-receipt and title set by the board from time to time, either generally or for that particular case.

4.5 CURRENCY OF DIVIDENDS

     Dividends or other distributions payable in cash may be paid to some shareholders in Canadian currency and to other shareholders in equivalent amounts of a currency or currencies other than Canadian currency. The board may declare dividends or other distributions in any currency or in alternative currencies and make such provisions as it deems advisable for the payment of such dividends or other distributions.

                                   ARTICLE 5
                            SIGNATORIES, INFORMATION

5.1 SIGNATORIES

     Except for documents executed in the usual and ordinary course of the Corporation's business, which may be signed by any officer or employee of the Corporation acting within the scope of his or her authority, the following are the only persons authorized to sign any document on behalf of the Corporation:

     (a) any individual appointed by resolution of the board to sign the specific document, that type of document or documents generally on behalf of the Corporation; or

     (b) any two individuals, one of whom shall be the President and the other of whom shall be any director or any officer appointed to office by the board.

     Any document so signed may, but need not, have the corporate seal of the Corporation applied, if there is one.

5.2 FACSIMILE SIGNATURES

     The signature of any individual authorized to sign on behalf of the Corporation may, if specifically authorized by resolution of the board, be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced. Anything so signed shall be as valid as if it had been signed manually, even if that individual has ceased to hold office when anything so signed is issued or delivered, until revoked by resolution of the board.

5.3 RESTRICTION ON INFORMATION DISCLOSED

     Except as required by the Act or authorized by the board, no shareholder is entitled by virtue of being a shareholder to disclosure of any information, document or records respecting the Corporation or its business.

                                   ARTICLE 6
                            PROTECTION AND INDEMNITY

6.1 TRANSACTIONS WITH THE CORPORATION

     No director or officer shall be disqualified, by virtue of being a director, or by holding any other office of, or place of profit under, the Corporation or any body corporate in which the Corporation is a shareholder or is otherwise interested, from entering into, or from being concerned or interested in any manner in, any contract, transaction or arrangement made, or proposed to be made, with the Corporation or any body corporate in which the

Corporation is interested and no such contract, transaction or arrangement shall be void or voidable for any such reason. No director or officer shall be liable to account to the Corporation for any profit arising from any such office or place of profit or realized in respect of any such contract, transaction or arrangement. Except as required by the Act, no director or officer must make any declaration or disclosure of interest or, in the case of a director, refrain from voting in respect of any such contract, transaction or arrangement.

6.2 LIMITATION OF LIABILITY

     Subject to the Act, no director or officer shall be liable for:

     (a)  the acts, receipts, neglects or defaults of any other person;

     (b)  joining in any receipt or act for conformity;

     (c) any loss, damage or expense to the Corporation arising from the insufficiency or deficiency of title to any property acquired by or on behalf of the Corporation;

     (d) the insufficiency or deficiency of any security in or upon which any moneys of the Corporation are invested;

     (e) any loss, damage or expense arising from the bankruptcy, insolvency, act or omission of any person with whom any monies, securities or other property of the Corporation are lodged or deposited;

     (f) any loss, damage or expense occasioned by any error of judgment or oversight; or

     (g) any other loss, damage or expense related to the performance or non-performance of the duties of that individual's office.

6.3 CONTRACTS ON BEHALF OF THE CORPORATION

     Subject to the Act, any contract entered into, or action taken or omitted, by or on behalf of the Corporation shall, if duly approved by a resolution of the shareholders, be deemed for all purposes to have had the prior authorization of the shareholders.

6.4 INDEMNITY OF DIRECTORS AND OFFICERS

     As required or permitted by the Act, the Corporation shall indemnify each Indemnified Person (as defined in this section) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that Indemnified Person reasonably incurs in respect of any civil, criminal or administrative action or proceeding to which that Indemnified Person is made a party by reason of being or having been a director or officer of the Corporation or of a body corporate of which the Corporation is or was a shareholder or creditor if:

     (a) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that the conduct was lawful.

           "INDEMNIFIED PERSON" means

        (i)   each director and former director of the Corporation;

        (ii)  each officer and former officer of the Corporation;

        (iii) each individual who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor; and

        (iv) the respective heirs and legal representatives of each of the persons designated in the preceding paragraphs (a) through (c).

6.5 INDEMNITIES NOT LIMITING

     The provisions of this Article 6 shall be in addition to and not in substitution for any rights, immunities and protections to which an Indemnified Person is otherwise entitled.

                                   ARTICLE 7
                                    NOTICES

7.1 PROCEDURE FOR SENDING NOTICES

     Notice shall be deemed to have been sufficiently sent if sent in writing to the address of the addressee on the books of the Corporation and delivered in person, sent by prepaid first class mail or sent by any telephonic or electronic means of sending messages, including telex or facsimile transmission, which produces a paper record. Notice shall not be sent by mail if there is any general interruption of postal services in the municipality in which or to which it is mailed. Each notice so sent shall be deemed to have been received on the day it was delivered or sent by telephonic or electronic means or on the fifth day after it was mailed.

7.2 NOTICES TO SUCCESSORS IN TITLE

     Notice to a shareholder is sufficient notice to each successor in title to that shareholder until the name and address of that successor have been entered on the Corporation's share register.

7.3 NOTICE TO JOINT SHAREHOLDERS

     Notice to one joint shareholder is sufficient notice to all of them. Such notice shall be addressed to all such joint shareholders and sent to the address for them on the Corporation's register of shareholders, or to the first such address if there is more than one.

7.4 FACSIMILE SIGNATURES ON NOTICES

     The signature on any notice or other communication or document to be sent by the Corporation may be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced.

7.5 OMISSION OF NOTICE DOES NOT INVALIDATE ACTIONS

     All actions taken at a meeting in respect of which a notice has been sent shall be valid even if:

     (a)  by accident, notice was not sent to any person;

     (b)  notice was not received by any person; or

     (c) there was an error in a notice that did not affect the substance of that notice.

7.6 WAIVER OF NOTICE

     Any person entitled to notice under the Act, the articles or the by-laws may waive that notice. Waiver, either before or after the event referred to in the notice, shall cure any default in sending that notice.

                                   ARTICLE 8
                            REPEAL OF FORMER BY-LAWS

8.1 FORMER BY-LAWS MAY BE REPEALED

     The board may repeal one or more by-laws by passing a by-law that contains provisions to that effect.

8.2 REPEAL OF BY-LAWS

     By-law(s) 1 and 2 of the Corporation are repealed.

8.3 EFFECT OF REPEAL OF BY-LAWS

     The repeal of any by-law in whole or part shall not in any way affect the validity of any act done or right, privilege, obligation or liability acquired or incurred thereunder prior to such repeal. All directors, officers and other persons acting under any by-law repealed in whole or part shall continue to act as if elected or appointed under the provisions of this by-law.

     MADE by the board on the  -- day of    --   , 2004.

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President                                               Secretary

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